As filed with the Securities and Exchange Commission on December 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	7310	88-0318078
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

20880 Stone Oak Parkway

San Antonio, Texas 78258

(210) 832-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert H. Walls, Jr.

Executive Vice President,

General Counsel and Secretary

Clear Channel Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

(210) 832-5000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

James S. Rowe Elisabeth M. Martin Kirkland & Ellis LLP 300 N. LaSalle Chicago, Illinois 60654 (312) 862-2000	Benjamin Hoch Bradley Finkelstein Wilson Sonsini Goodrich & Rosati, P.C. 1301 Avenue of the Americas New York, NY 10019 (212) 999-5800

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the date on which all other conditions to the merger of Clear Channel Outdoor Holdings, Inc. with and into Clear Channel Holdings, Inc. pursuant to the merger agreement described in the enclosed information statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, par value $0.01 per share	55,327,672	$5.53	$305,962,026.16	$37,082.60

(1)

This registration statement relates to shares of common stock of Clear Channel Holdings, Inc. (“CCH”) issuable to holders of Class A common stock, par value $0.01 per share (“CCOH Class A Common Stock”), of Clear Channel Outdoor Holdings Inc., a Delaware corporation (“CCOH”), in the proposed merger of CCOH with and into CCH. The number of shares of CCH’s common stock to be registered represents the estimated maximum number of shares of CCH’s common stock that CCH will issue to holders of CCOH Class A Common Stock upon consummation of the merger described in this registration statement, and is based upon 55,327,672 shares of CCOH Class A Common Stock outstanding and reserved for issuance as of December 18, 2018.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, based on the average of the high and low prices of a share of CCOH Class A Common Stock on the New York Stock Exchange on December 19, 2018.

(3)	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS INFORMATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. CLEAR CHANNEL HOLDINGS, INC. MAY NOT DISTRIBUTE OR ISSUE THE SHARES OF ITS COMMON STOCK BEING REGISTERED PURSUANT TO THE REGISTRATION STATEMENT UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO DISTRIBUTE THESE SECURITIES AND CLEAR CHANNEL HOLDINGS, INC. IS NOT SOLICITING OFFERS TO RECEIVE THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR DISTRIBUTION IS NOT PERMITTED.

SUBJECT TO COMPLETION DATED DECEMBER 21, 2018

                    , 2019

Dear Clear Channel Outdoor Holdings, Inc. Stockholder:

On                     , 2019, Clear Channel Outdoor Holdings, Inc. (“CCOH”) and its immediate parent company, Clear Channel Holdings, Inc. (“CCH”), entered into a merger agreement (the “Merger Agreement”) providing for the merger (the “Merger”) of CCOH with and into CCH as part of a series of transactions to separate the business of CCOH from its ultimate parent company, iHeartMedia, Inc. (“iHeartMedia”). The separation will occur in conjunction with iHeartMedia’s emergence from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code. The separation is expected to be effected pursuant to the separation agreement described in the enclosed information statement/prospectus.

Before the Merger, CCH will transfer all of its subsidiaries that operate the iHeartMedia radio businesses to a newly formed subsidiary of CCH and distribute the common stock of that subsidiary to iHeartCommunications, Inc. (“iHeartCommunications”), all shares of Class A Common Stock of CCOH (the “CCOH Class A Common Stock”) and Class B Common Stock of CCOH (the “CCOH Class B Common Stock” and together with the CCOH Class A Common Stock, the “CCOH Common Stock”) held by any subsidiary of CCH will be transferred to CCH and all outstanding shares of CCOH Class B Common Stock will be converted into CCOH Class A Common Stock pursuant to the provisions of CCOH’s certificate of incorporation. In the Merger, CCOH will merge with and into CCH, with CCH surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc. (the “Surviving Corporation” or “New CCOH”), and shares of CCOH Class A Common Stock (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into an equal number of shares of common stock of New CCOH (“New CCOH Common Stock”). The shares of CCOH Class A Common Stock held by CCH and its subsidiaries will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares. The outstanding shares of CCH immediately before the Merger will convert into a number of shares of New CCOH Common Stock equal to the number of shares of CCOH Common Stock held by CCH immediately before the Merger. As a result, immediately after the Merger, New CCOH will have a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than CCH and its subsidiaries) will own the same percentage of New CCOH that they owned of CCOH immediately before the Merger and all of the remaining 325,726,917 outstanding shares of New CCOH Common Stock will be held by iHeartCommunications. The New CCOH Common Stock held by iHeartCommunications will be transferred by iHeartCommunications to certain holders of claims under the plan of reorganization in the iHeartMedia bankruptcy case (the “Separation”). CCH intends to apply to list the New CCOH Common Stock on the New York Stock Exchange under the symbol “CCO” prior to the effective date of the Merger.

On                     , 2019, a special committee of CCOH’s board of directors and the CCOH board of directors unanimously approved the Separation and the Merger Agreement. A copy of the Merger Agreement is included with the attached information statement/prospectus as Annex A.

Please note that NO action is needed on your part in connection with these transactions. We are not asking you for a proxy and you are requested not to send us a proxy. Under applicable rules, the Merger cannot be completed unless holders of a majority of the voting power of CCOH Common Stock entitled to vote/adopt the Merger Agreement, approve the Merger and approve the transactions contemplated thereby. On                     , 2019, pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 2.11 of CCOH’s bylaws, CCOH received the written consent to the adoption of the Merger Agreement and the transactions contemplated thereby from three subsidiaries of iHeartCommunications, which at that time beneficially owned 100% of the CCOH Class B Common Stock and 10,726,917 shares of CCOH Class A Common Stock, which collectively represented approximately 99% of the voting power of CCOH’s stockholders. These actions by written consent are sufficient to approve the transactions without any further action by CCOH’s stockholders. As a result, no other votes are necessary with respect to the matters described in this letter and your approval is not required and is not being requested. As required by Section 228(e) of the DGCL, this information statement/prospectus is being furnished to our stockholders of record as of                     , 2019, as notice of the action taken by written consent.

The accompanying information statement/prospectus will provide you with information regarding the transactions, including details about the Merger and the Separation from iHeartMedia. We urge you to read the accompanying information statement/prospectus carefully.

The Merger involves risks, some of which may be significant, and its completion is subject to several conditions that either must be satisfied or waived. We discuss these risks and conditions in greater detail in the accompanying information statement/prospectus and urge you to read the sections entitled “Risk Factors—Risks Relating to the Separation” beginning on page 16 and “The Merger Agreement—Conditions to the Merger” beginning on page 80.

Under applicable securities regulations, the Merger may not be completed until 20 calendar days after the date of mailing of the attached information statement/prospectus to holders of the CCOH Class A Common Stock. Therefore, notwithstanding the execution and delivery of the written consents by the holders of the of shares of CCOH Common Stock representing the majority of the voting power of the CCOH Common Stock, the Merger may not be completed until that time has elapsed, and therefore, the earliest possible date on which the Merger can be completed is                     , 2019, subject to the satisfaction or waiver of all other conditions to the Merger contained in the merger agreement described in the enclosed document.

Thank you for your continued support.

Sincerely,

Robert H. Walls, Jr. Executive Vice President, General Counsel and Secretary

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This information statement/prospectus is dated                     , 2019 and is first being mailed to holders of the CCOH Class A Common Stock on                     , 2019.

ADDITIONAL INFORMATION

The accompanying document is the information statement of CCOH for use in providing information about the Merger and the related transactions and a prospectus of CCH relating to the conversion of shares of CCOH Class A Common Stock into shares of New CCOH Common Stock in connection with the Merger. This information statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement to which the accompanying information statement/prospectus relates. This information is available to you without charge upon your written or oral request. You can obtain documents filed as exhibits to the registration statement and the accompanying information statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from CCOH at the following address and telephone number:

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: General Counsel

Telephone: (210) 832-5000

If you would like to request any documents, please do so by             , 2019. See “Where You Can Find More Information” in the accompanying information statement/prospectus for further information regarding how you may obtain additional information.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US ONE.

Q:	What is the Merger?

A:

CCH and CCOH intend to enter into an agreement and plan of merger (the “Merger Agreement”) pursuant to which CCOH will merge with and into CCH (the “Merger”) with CCH being the surviving corporation. The Merger is one step in a series of transactions (the “Transactions”) to effect the separation of CCOH from iHeartMedia, Inc. (“iHeartMedia”) in conjunction with iHeartMedia’s emergence from bankruptcy proceedings under Chapter 11 of the United States Bankruptcy Code filed in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”).

Q:	How will the Separation from iHeartMedia occur?

A:

First, Broader Media, LLC (“Broader Media”), a wholly-owned subsidiary of CCH, will distribute the 100,000,000 shares of Class B common stock of CCOH (the “CCOH Class B Common Stock”) it holds to CCH (the “Broader Media Distribution”) and CC Finco, LLC (“CC Finco”), a wholly-owned subsidiary of CCH, will distribute the 10,726,917 shares of Class A common stock of CCOH (the “CCOH Class A Common Stock” and together with the CCOH Class B Common Stock, the “CCOH Common Stock”) it holds to CCH (the “CC Finco Distribution”), and all of the shares of CCOH Class B Common Stock then held by CCH will be converted into CCOH Class A Common Stock pursuant to the provisions of CCOH’s certificate of incorporation prior to the Merger. As a result, all of iHeartMedia’s ownership of CCOH will be held directly by CCH. Second, CCH will separate its ownership of the businesses that comprise the iHeartMedia radio businesses (the “Radio Distribution”) by (i) transferring assets and liabilities of the respective businesses as described in this information statement/prospectus under “The Separation Agreement,” (ii) transferring its interest in all of its subsidiaries other than CCOH to a newly formed corporation (“Radio Newco”) in exchange for newly-issued common stock and preferred stock of Radio Newco, (iii) selling Radio Newco preferred stock to one or more third parties for cash and (iv) distributing the common stock of Radio Newco to iHeartCommunications, Inc., the current indirect parent company of CCH and CCOH and an indirect, wholly-owned subsidiary of iHeartMedia (“iHeartCommunications”). Following the Radio Distribution, the iHeartMedia radio business will be operated by certain subsidiaries of Radio Newco as well as other subsidiaries of iHeartCommunications, and not by CCH, and CCH will have no material assets other than the stock of CCOH. Third, pursuant to the Merger Agreement by and between CCH and CCOH, CCOH will merge with and into CCH, with CCH surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc. (the “Surviving Corporation” or “New CCOH”), and shares of CCOH Class A Common Stock (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into an equal number of shares of common stock of New CCOH (“New CCOH Common Stock”). The shares of CCOH Common Stock held by CCH will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares. The shares of CCH common stock outstanding immediately before the Merger, all held by iHeartCommunications, will convert into a number of shares of New CCOH Common Stock equal to the number of shares of CCOH Common Stock held by CCH immediately before the Merger. As a result, immediately after the Merger, New CCOH will have a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than CCH and its subsidiaries) will own the same percentage of New CCOH that they owned of CCOH immediately before the Merger, which is approximately 10.9% as of the date of this information statement/prospectus, and all of the remaining 325,726,917 outstanding shares of New CCOH Common Stock will be held directly by iHeartCommunications. Fourth, New CCOH will sell preferred stock (the “New CCOH Preferred Stock”) to third parties for cash. Fifth, the New CCOH Common Stock held by iHeartCommunications will be transferred by iHeartCommunications to certain holders of claims in the iHeart Chapter 11 Cases pursuant to the plan of reorganization in the iHeartMedia bankruptcy case (the “iHeartMedia Plan of Reorganization”), and New CCOH will become an independent public

i

company no longer controlled by iHeartCommunications (the “Separation”). For a more complete description of the transaction steps, please see the Restructuring Transactions Memorandum to be attached as Exhibit A to the Separation Agreement, which is attached as Annex B to this information statement/prospectus.

Q:	What will holders of CCOH Class A Common Stock receive in the Transactions?

A:

The holders of CCOH Class A Common Stock (other than CCH or any direct or indirect wholly-owned subsidiary of CCH) will be entitled to receive one share of New CCOH Common Stock for each share of CCOH Class A Common Stock they own at the effective time of the Merger (the “Effective Time”). CCH intends to apply to list the shares of New CCOH Common Stock on the New York Stock Exchange (“NYSE”) under the symbol “CCO.”

Q:	What are the material United States Federal income tax consequences to holders of CCOH Class A Common Stock resulting from the Merger?

A:

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, as to CCH, as a complete liquidation of CCOH to which Section 332 of the Code applies, and it is a condition to CCH’s and CCOH’s obligations to complete the Merger that each of them receives a legal opinion from its tax counsel or another tax advisor that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. However, neither CCH nor CCOH has requested or received a ruling from the Internal Revenue Service that the Merger will qualify as a reorganization. U.S. holders of CCOH Common Stock generally are not expected to recognize any gain or loss upon the exchange of CCOH Common Stock for New CCOH Common Stock pursuant to the Merger. We urge you to consult with your tax advisor regarding the specific tax consequences of the Merger to you.

See “Material United States Federal Income Tax Consequences of the Merger” beginning on page 104.

The Separation will not be a taxable event for the holders of the common stock of New CCOH following the Merger, other than iHeartCommunications.

Q:	Do CCOH stockholders have to take any further action to approve the Merger or issuance of shares?

A:

No. Although CCOH stockholder approval of the Merger is required under the rules of the NYSE, on             , 2019, the subsidiaries of iHeartCommunications that held all of the CCOH Class B Common Stock and 10,726,917 shares of CCOH Class A Common Stock, which collectively represent 99% of the voting power of the CCOH Common Stock, delivered a written consent adopting the Merger Agreement and approving the Merger. As a result, no other votes are necessary to adopt the Merger Agreement and to approve the Merger and your approval is not required and is not being requested.

See “Written Consent of the Principal CCOH Stockholders” beginning on page 96.

On , 2019, iHeartCommunications, as the sole stockholder of CCH, delivered a written consent to CCH adopting the Merger Agreement.

Q:	Can CCOH stockholders dissent and require appraisal of their shares?

A:	No. CCOH stockholders do not and will not have dissenters’ or appraisal rights under Delaware law in connection with the Merger.

Q:	Are there any conditions to consummation of the Merger?

A:

Yes. Consummation of the Merger (the “Closing”) is subject to the satisfaction or waiver of certain conditions that are contained in the Merger Agreement. These include: (i) (x) the affirmative vote or written consent of the holders of the shares representing the majority of the voting power of the CCOH Common Stock to adopt the Merger Agreement, to approve the Merger and to approve the consummation of the transactions contemplated thereby (the “CCOH Stockholder Approval”) and (y) the affirmative vote or written consent of the holders of shares of CCH common stock entitled to vote to adopt the Merger Agreement, to approve the Merger and to approve the consummation of the transactions contemplated thereby (the “CCH Stockholder Approval”), (ii) no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or other legal restraint or prohibition preventing the Merger or the transactions contemplated by the Merger Agreement will be in effect, (iii) the effectiveness of the registration statement of which this information statement/prospectus is a part, covering the shares of New CCOH Common Stock to be issued in the Merger, (iv) a period of at least 20 calendar days will have elapsed from the date this information statement/prospectus was first mailed to CCOH’s stockholders, (v) the approval of the Merger Agreement by the Bankruptcy Court (which may be included in the order confirming the iHeartMedia Plan of Reorganization), (vi) the Radio Distribution the Broader Media Distribution and the CC Finco Distribution will have occurred, (vii) the conversion of all outstanding shares of CCOH Class B Common Stock into shares of CCOH Class A Common Stock will have occurred, (viii) that, as a condition to CCH’s obligation to consummate the Merger, CCH will have received a tax opinion issued by its tax counsel or another tax advisor and (ix) that, as a condition to CCOH’s obligation to consummate the Merger, CCOH will have received a tax opinion issued by its tax counsel or another tax advisor, (x) the approval by the NYSE for listing of the New CCOH Common Stock (xi) all conditions precedent to the effectiveness of the iHeartMedia Plan of Reorganization will have been satisfied prior to or contemporaneously with the closing of the Merger, and (xii) other customary conditions.

See “The Merger Agreement—Conditions to the Merger” beginning on page 80.

Q:	When will the Transactions be completed?

A:	We expect to complete the Transactions in the first half of 2019.

Q:	Are there risks associated with the Merger?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 16 carefully and in its entirety.

Q:	Is there anything that holders of CCOH Class A Common Stock need to do now?

A:

No. Since the subsidiaries of iHeartCommunications that own a majority of the voting power of the outstanding CCOH Common Stock have already provided the CCOH Stockholder Approval, there is no further action for the holders of the CCOH Class A Common Stock. However, holders of the CCOH Class A Common Stock are urged to read this information statement/prospectus carefully and in its entirety, which contains important information about the Merger, the Separation and the CCOH business.

Q:	Should I send in my CCOH stock certificate now?

A:

No. Holders of CCOH Class A Common Stock in certificated form (a “Certificate”) should not send in their Certificates at this time. After the Effective Time, Computershare Trust Company, N.A. (the “Transfer Agent”) will mail to each holder of record holding a Certificate a customary letter of transmittal (a “Letter of Transmittal”) and instructions for surrendering the Certificates in exchange for shares of New CCOH Common Stock. Upon surrender of Certificates for cancellation to the Transfer Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificates will receive shares of New CCOH Common Stock in book-entry form.

See “Information about the Transactions—Procedures for Surrender of Certificates” beginning on page 65.

Q:	How will the Merger affect my options to purchase CCOH Class A Common Stock?

A:

Prior to the Closing, CCH and CCOH will each adopt resolutions and take all necessary actions such that the Surviving Corporation will adopt the (i) Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, (ii) Clear Channel Outdoor Holdings, Inc. Amended and Restated 2006 Annual Incentive Plan, and (iii) Clear Channel Outdoor Holdings, Inc. Amended and Restated 2012 Stock Incentive Plan (each such plan as amended or amended and restated through the Effective Time, a “CCOH Equity Incentive Plan”). At the Effective Time, each option to purchase shares of CCOH Class A Common Stock granted pursuant to a CCOH Equity Incentive Plan (a “CCOH Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into and become an option to purchase shares of New CCOH Common Stock (a “New CCOH Stock Option”). Each New CCOH Stock Option will continue to have, and be subject to, the same terms and conditions applied to the CCOH Stock Option immediately prior to the Effective Time. The Compensation Committee of the CCOH Board has not made a determination that a change in control (for purposes of the CCOH Stock Option agreements) will occur as a result of the Separation.

See “The Merger Agreement—Treatment of CCOH Equity Incentive Plans” beginning on page 77.

Q:	How will the Merger affect my restricted stock units in CCOH?

A:

At the Effective Time, each right or award to receive a share of CCOH Class A Common Stock or benefits measured by the value of such share pursuant to any CCOH Equity Incentive Plan (a “CCOH Restricted Stock Unit”) that is outstanding as of immediately prior to the Effective Time (but excluding any CCOH Restricted Stock Unit or portion thereof that becomes vested as a result of the consummation of the Merger and is settled in shares of CCOH Class A Common Stock that, in turn, convert into the right to receive New CCOH Common Stock) will be assumed by the Surviving Corporation and will be converted into a right or award to acquire or receive a share of New CCOH Common Stock or benefits measured by the value of such share of New CCOH Common Stock pursuant to any CCOH Equity Incentive Plan (a “New CCOH Restricted Stock Unit”). Each New CCOH Restricted Stock Unit as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Unit immediately prior to the Effective Time. As of the Effective Time, each such New CCOH Restricted Stock Unit as so assumed and converted will represent the right to receive a corresponding number of shares of New CCOH Common Stock. The Compensation Committee of the CCOH Board has not made a determination that a change in control (for purposes of the CCOH Restricted Stock Unit agreements) will occur as a result of the Separation.

See “The Merger Agreement—Treatment of CCOH Equity Incentive Plans” beginning on page 77.

Q:	How will the Merger affect my CCOH restricted stock awards?

A:

At the Effective Time, each restricted share of CCOH Class A Common Stock granted pursuant to a CCOH Equity Incentive Plan (a “CCOH Restricted Stock Award”) that is outstanding immediately prior to the Effective Time will be assumed by the Surviving Corporation and will be converted into the right to receive a corresponding number of shares of restricted New CCOH Common Stock (a “New CCOH Restricted Stock Award”). Each unvested converted CCOH Restricted Stock Award so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Award immediately prior to the Effective Time. The Compensation Committee of the CCOH Board has not made a determination that a change in control (for purposes of the CCOH Restricted Stock Award agreements) will occur as a result of the Separation.

See “The Merger Agreement—Treatment of CCOH Equity Incentive Plans” beginning on page 77.

Q:	Who Can Answer My Questions?

A:	If you have any questions about the Transactions or desire additional copies of the information statement/prospectus, please contact:

Clear Channel Outdoor Holdings, Inc.

20880 Stone Oak Parkway

San Antonio, Texas 78258

Attention: General Counsel

Telephone: (210) 832-5000

Q:	Where Can I Find More Information About CCH and CCOH?

A:

You can find more information about CCOH in the section entitled “Information About CCOH” beginning on page 107 and “Information about CCH” on page 126 of this information/prospectus statement and from the various sources described under “Where You Can Find More Information” beginning on page 225.

v

SUMMARY

This summary, together with the section titled “Questions and Answers About the Transactions” immediately preceding this summary, provides a summary of the material terms of the Transactions. These sections highlight selected information contained in this information statement/prospectus and may not include all the information that is important to you. To better understand the Transactions, and the risks associated with the Transactions, and for a more complete description of the legal terms of the Transactions, you should read this entire information statement/prospectus and the other documents referred to in this information statement/prospectus carefully. In addition, see “Where You Can Find More Information.”

This document constitutes (i) an information statement of CCOH for use in providing information about the Merger and the related Transactions and (ii) a prospectus of CCH relating to the conversion of CCOH Class A Common Stock into shares of New CCOH Common Stock in connection with the Merger. Except as expressly stated or the context otherwise requires, references to “we,” “us” and “our” refer, prior to the Transactions, to CCH and, after the Transactions, to New CCOH.

The Companies

Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc., a Delaware corporation (“CCOH”), provides clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays, such as wallscapes and spectaculars, which it owns or operates in key markets worldwide. CCOH’s business consists of two reportable operating segments: Americas and International. As of September 30, 2018, CCOH owned or operated over 450,000 advertising displays worldwide. For the year ended December 31, 2017, CCOH generated consolidated revenue of approximately $2.6 billion, with $1.2 billion and $1.4 billion from its Americas and International segments, respectively. For the nine months ended September 30, 2018, CCOH generated consolidated revenue of approximately $2.0 billion, with $0.9 billion and $1.1 billion from its Americas and International segments, respectively.

CCOH was incorporated in August 1995 under the name “Eller Media Company.” In 1997, Clear Channel Communications, Inc., now iHeartCommunications, Inc. (“iHeartCommunications”), CCOH’s parent company, acquired Eller Media Company. Eller Media Company changed its name to Clear Channel Outdoor Holdings, Inc. in August 2005.

On November 11, 2005, CCOH became a publicly traded company through an initial public offering, or IPO, in which CCOH sold 10%, or 35.0 million shares, of its Class A common stock (the “CCOH Class A Common Stock”). As of September 30, 2018, iHeartCommunications, indirectly through its subsidiaries, owned all of the shares of Class B common stock of CCOH (the “CCOH Class B Common Stock” and together with the CCOH Class A Common Stock, the “CCOH Common Stock”) and 10,726,917 CCOH Class A Common Stock, collectively representing approximately 89.1% of the outstanding shares CCOH Common Stock and approximately 99% of the total voting power of the CCOH Common Stock.

CCOH Class A Common Stock trades on the NYSE under the symbol “CCO.” The principal executive offices of CCOH are located at 20880 Stone Oak Parkway, San Antonio, Texas 78258, its telephone number is (210) 832-5000 and its website is www.clearchanneloutdoor.com.

Clear Channel Holdings, Inc.

Clear Channel Holdings, Inc., a Delaware corporation (“CCH”), is a wholly-owned subsidiary of iHeartCommunications and the owner, directly and indirectly through its subsidiaries, of all of the outstanding

CCOH Class B Common Stock and 10,726,917 shares of CCOH Class A Common Stock. CCH was incorporated in Nevada in April 1994 and converted into a Delaware corporation in December 2018.

On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, including CCH (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases. The Debtors are operating their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On September 20, 2018, the Bankruptcy Court entered an order approving the Debtors’ disclosure statement (the “Disclosure Statement”) with respect to the Debtors’ fourth amended plan of reorganization. On October 10, 2018, the Debtors filed a fifth amended plan of reorganization and a supplement to the Disclosure Statement (the “Disclosure Statement Supplement”). On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the fifth amended plan of reorganization and Disclosure Statement Supplement. On November 2, 2018, and November 16, 2018, the Debtors filed plan supplements with the Bankruptcy Court (collectively, the “Plan Supplement”), including a description of the Separation described in this information statement/prospectus. On December 17, 2018, the Debtors filed a modified fifth amended plan of reorganization (the “iHeartMedia Plan of Reorganization”) in connection with the finalization of the Settlement Agreement and other documents related to the Separation.

CCH intends to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.” The principal executive offices of CCH are located at 20880 Stone Oak Parkway, San Antonio, Texas 78258, its telephone number is (210) 832-5000 and its website is                     .

The Transactions

The transactions (the “Transactions”) consist of a series of transactions to effect the Separation in conjunction with iHeartMedia’s emergence from bankruptcy proceedings under Chapter 11 of the Bankruptcy Code. Prior to the Transactions, CCH will be released from its guarantees of all of iHeartCommunications’ prepetition indebtedness and its guarantee of the iHeartCommunications debtor-in-possession credit facility (the “Guarantee Release”). CCH will not be a guarantor of any debt issued by iHeartCommunications following the consummation of the Transactions.

The Transactions will consist of the following principal steps:

First, Broader Media will distribute the 100,000,000 shares of CCOH Class B Common Stock it holds to CCH, CC Finco will distribute the 10,726,917 shares of CCOH Class A Common Stock it holds to CCH and all of the shares of CCOH Class B Common Stock then held by CCH will be converted into CCOH Class A Common Stock pursuant to the provisions of CCOH’s certificate of incorporation prior to the Merger. As a result, all of iHeartMedia’s ownership of CCOH will be held directly by CCH.

Second, CCH will complete the Radio Distribution by (i) transferring assets and liabilities of the respective businesses as described in this information statement/prospectus under “The Separation Agreement,” (ii) transferring its interest in all of its subsidiaries other than CCOH to Radio Newco in exchange for newly-issued common stock and preferred stock of Radio Newco, (iii) selling Radio Newco preferred stock to one or more third parties for cash and (iv) distributing the common stock of Radio Newco to iHeartCommunications. Following the Radio Distribution, the iHeartMedia radio business will be operated by certain subsidiaries of Radio Newco as well as other subsidiaries of iHeartCommunications, and not by CCH, and CCH will have no material assets other than the stock of CCOH.

Third, pursuant to the Merger Agreement by and between CCH and CCOH, CCOH will merge with and into CCH with CCH surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc., and shares of CCOH Class A Common Stock (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into an equal number of shares of New CCOH Common Stock. The shares of CCOH Common Stock held by CCH or any of its subsidiaries will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares. The shares of CCH common stock outstanding immediately before the Merger will convert into a number of shares of New CCOH Common Stock equal to the number of shares of CCOH Common Stock held by CCH or any of its subsidiaries immediately before the Merger. As a result, immediately after the Merger, New CCOH will have a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than CCH and its subsidiaries) will own the same percentage of New CCOH that they owned of CCOH immediately before the Merger, which is approximately 10.9% as of the date of this information statement/prospectus, and all of the remaining 325,726,917 outstanding shares of New CCOH Common Stock will be held directly by iHeartCommunications.

Fourth, New CCOH will sell the New CCOH Preferred Stock to third parties for cash.

Fifth, the New CCOH Common Stock held by iHeartCommunications will be transferred by iHeartCommunications to certain holders of claims in the iHeart Chapter 11 Cases pursuant to the iHeartMedia Plan of Reorganization, and New CCOH will become an independent public company no longer controlled by iHeartCommunications.

See “Information About the Transactions–Overview.” For a more complete description of the transaction steps, please see the Transaction Steps Memorandum attached as Exhibit A to the Separation Agreement, which is attached as Annex B to this information statement/prospectus.

The Separation Agreement

iHeartMedia, iHeartCommunications, CCH and CCOH will enter into a Settlement and Separation Agreement (the “Separation Agreement”) governing the terms of the separation of New CCOH as the surviving corporation under the Merger and each subsidiary of New CCOH after giving effect to the Transactions (the “Outdoor Group”) from iHeartMedia and each of its subsidiaries immediately after giving effect to the Transactions (including Radio Newco and its subsidiaries) (collectively, the “iHeart Group”).

The Separation Agreement is expected to provide that on or before the date of the Closing of the Merger Agreement (the “Closing Date”), (i) iHeartMedia and iHeartCommunications will cause each relevant member of the iHeart Group to assign, transfer, convey and deliver to iHeartCommunications, and iHeartCommunications will transfer to CCH or the relevant member of the Outdoor Group, any and all direct or indirect title and interest in the assets that are primarily related to or used primarily in connection with the business of the Outdoor Group (after giving effect to the Transactions) (the “Outdoor Business” and such assets, the “Outdoor Assets”), excluding certain excluded assets, and (ii) CCH and CCOH will cause each relevant member of the Outdoor Group to transfer to the relevant member of the iHeart Group any and all direct or indirect title and interest in the assets of the business conducted by the iHeart Group after giving effect to the Transactions, including the radio business (the “iHeart Business” and such assets, the “iHeart Assets”).

At the same time as the transfer of the Outdoor Assets from the iHeart Group to the Outdoor Group, the members of the Outdoor Group will assume the liabilities associated with the Outdoor Business, subject to certain exceptions as set forth in the Separation Agreement. At the same time as the transfer of the iHeart Assets from the Outdoor Group to the iHeart Group, the members of the iHeart Group will assume the liabilities associated with the iHeart Business as set forth in the Separation Agreement.

The Separation Agreement is expected to provide for cancellation of the note payable by iHeartCommunications to CCOH (the “Due from iHeartCommunications Note”) and that any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property will terminate effective as of December 31, 2018. It is also expected to provide that the iHeart Group will agree to waive: (i) the set-off for the value of the intellectual property transferred, including royalties on any intellectual property and license fees from the petition date through December 31, 2018 and (ii) the repayment of the post-petition intercompany balance outstanding in favor of iHeartCommunications as of December 31, 2018, if any. If iHeartCommunications owes CCOH on account of the post-petition intercompany balance as of December 31, 2018, iHeartCommunications expects to repay this amount in full in cash promptly after the Effective Date. In addition, any intercompany balance that accrues under the existing Corporate Services Agreement (and after the termination of the royalty payments as set forth above) in favor of iHeartCommunications or CCOH from January 1, 2019 through the Effective Date, as applicable, is expected to be paid by CCOH or iHeartCommunications, respectively, within five (5) business days following the Effective Date. New CCOH will receive (i) the trademarks listed on the schedules to the Separation Agreement and (ii) reimbursement of the reasonable expenses of legal counsel and financial advisors incurred on or prior to the Closing Date of the board of directors of CCOH (the “CCOH Board”) or the special committee of the CCOH Board, in each case, to the extent incurred in connection with the Separation. The Separation Agreement is expected to contemplate that CCOH will receive approximately $148.9 million on account of its claim under the Due from iHeartCommunications Note pursuant to the iHeartMedia Plan of Reorganization.

See “The Settlement and Separation Agreement.”

The Merger Agreement

CCH and CCOH will enter into an agreement and plan of merger (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, CCOH will merge with and into CCH, with CCH being the Surviving Corporation, and each share of CCOH Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into one (1) share of New CCOH Common Stock. The shares of CCOH Common Stock held by CCH and its subsidiaries (the “Excluded Shares”) will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares. All of the outstanding shares of CCH common stock outstanding, all held by iHeartCommunications, immediately before the Merger will convert into 325,726,917 shares of New CCOH Common Stock. As a result, immediately after the Merger, New CCOH will have a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than CCH and its subsidiaries) will own the same percentage of New CCOH that they owned of CCOH immediately before the Merger, which is approximately 10.9% as of the date of this information statement/prospectus, and all of the remaining 325,726,917 outstanding shares of New CCOH Common Stock will be held by iHeartCommunications. CCH intends to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.”

The market price of shares of New CCOH Common Stock when CCOH stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of CCOH Common Stock on the date of this information statement/prospectus or immediately prior to the Effective Time.

See “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this information statement/prospectus.

Transition Services Agreement

Pursuant to the Transition Services Agreement between iHeartMedia Management Services, Inc. (“iHM Management Services”), iHeartMedia, iHeartCommunications and CCOH (the “Transition Services

Agreement”), iHM Management Services expects to provide, or expects to cause iHeartMedia, iHeartCommunications, Radio Newco or any member of the iHeart Group to provide, certain administrative and support services and other assistance to New CCOH and its subsidiaries for one year from the effective date of the iHeartMedia Plan of Reorganization (the “Effective Date”), subject to certain rights of New CCOH to extend for up to one additional year. The Transition Services Agreement will replace the existing Corporate Services Agreement between CCOH and iHeartCommunications.

New Tax Matters Agreement

The New Tax Matters Agreement by and among iHeartMedia, iHeartCommunications, Radio Newco, CCOH and Clear Channel Outdoor, Inc. (the “New Tax Matters Agreement”) is expected to allocate the responsibility of iHeartMedia and its subsidiaries, on the one hand, and New CCOH and its subsidiaries, on the other, for the payment of taxes arising prior and subsequent to, and in connection with, the Transactions.

Board and Management of the Surviving Corporation after the Merger

We expect that C. William Eccleshare will serve on the board of directors of New CCOH. Prior to the Closing, pursuant to the iHeartMedia Plan of Reorganization, a board selection committee consisting of certain holders of interests and creditors in the iHeart Chapter 11 Cases will select other individuals to be nominated and elected to the board of directors of New CCOH (the “New CCOH Board”). CCH will cause these directors to be appointed to the CCH Board immediately prior to the Effective Time, and pursuant to the Merger Agreement, the initial directors of the Surviving Corporation immediately following the Effective Time will be the directors of CCH immediately prior to the Effective Time. Information about these directors will be included in an amendment to this information statement/prospectus.

We expect that Mr. Eccleshare, the current Chief Executive Officer—International division at CCOH, will serve as the Chief Executive Officer of New CCOH following the Separation. The selection of the other executive officers of New CCOH to serve after the Separation has not been finalized. Information about these executive officers will be included in an amendment to this information statement/prospectus.

Written Consent of the Holders of the CCOH Common Stock

On                     , 2019, pursuant to section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) and the bylaws of CCOH, the subsidiaries of iHeartCommunications that hold the shares of CCOH Common Stock representing the majority of the voting power of the CCOH Common Stock entitled to vote on the adoption of the Merger Agreement voted by written consent to adopt the Merger Agreement, approve the Merger and approve the consummation of the transactions contemplated thereby (the “CCOH Stockholder Approval”). As required by Section 228(e) of the DGCL, this information statement/prospectus is being furnished to our stockholders of record as of                     , 2019, as notice of the action taken by written consent.

See “Written Consent of the Principal CCOH Stockholders.”

On                     , 2019, iHeartCommunications, as the sole stockholder of CCH, delivered a written consent to CCH adopting the Merger Agreement.

Accounting Treatment

For accounting purposes, the Merger is a business combination to be accounted for as a reorganization of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of CCOH will be included in the consolidated financial statements of the Outdoor Business of CCH on the same basis as currently presented and as if the entities were combined into a single reporting entity for all periods presented.

Material United States Federal Income Tax Consequences of the Merger

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and, as to CCH, as a complete liquidation of CCOH to which Section 332 of the Code applies, and it is a condition to CCH’s and CCOH’s obligations to complete the Merger that each of them receives a legal opinion from its tax counsel or another tax advisor that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. However, neither CCH nor CCOH has requested or received a ruling from the Internal Revenue Service (“IRS”) that the Merger will qualify as a reorganization. U.S. holders of CCOH Common Stock generally are not expected to recognize any gain or loss upon the exchange of CCOH Class A Common Stock for New CCOH Common Stock pursuant to the Merger. We urge you to consult with your tax advisor regarding the specific tax consequences of the Merger to you. See “Material United States Federal Income Tax Consequences of the Merger.”

The Separation will not be a taxable event for the holders of common stock of New CCOH following the Merger, other than iHeartCommunications.

Listing of New CCOH Common Stock

Pursuant to the Merger Agreement, it is a condition to CCOH’s obligations to effect the Merger that the shares of New CCOH Common Stock issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance. CCH intends to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.”

Risk Factors

An investment in New CCOH Common Stock is subject to all of the risks associated with an investment in CCOH Common Stock, as well as a number of additional risks, including risks related to the Separation. The following list of risk factors is not exhaustive. Please read the information in the section captioned “Risk Factors” beginning on page 16 of this information statement/prospectus for a more thorough description of these and other risks.

•

The risk that the iHeart Chapter 11 Cases and the Separation may result in unfavorable tax consequences for New CCOH and impair its ability to utilize federal income tax net operating loss carryforwards in future years.

•	The risk that New CCOH may be more susceptible to adverse events as a result of the Separation.

•

The risk that New CCOH may be unable to make, on a timely or cost effective basis, the changes necessary to operate as an independent publicly-traded company, and New CCOH may experience increased costs after Separation.

•

The risk that the Separation will result in changes in New CCOH’s management team and the loss of other key employees, and the composition of the board of directors will be different than the current composition of the board of directors.

•	The risk that substantial sales of New CCOH Common Stock may occur following the Separation, which could cause the market price of the New CCOH Common Stock to decline.

•

The risk that some of the contracts contain provisions requiring the consent of third parties in connection with the Merger, and that if the consents are not obtained, the contracts could be terminated.

•	Risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising.

•	Risks associated with New CCOH’s ability to service its debt obligations and to fund its operations and capital expenditures.

CORPORATE STRUCTURE

Corporate Structure Before the Transactions

The following chart summarizes our corporate structure and principal indebtedness as of September 30, 2018:

(1)

On June 14, 2018, iHeartCommunications refinanced its receivables based credit facility with a new $450.0 million debtor-in-possession credit facility (the “DIP Facility”), which matures on the earlier of the emergence date from the iHeart Chapter 11 Cases or June 14, 2019. The DIP Facility also includes a feature to convert into an exit facility at emergence, upon meeting certain conditions. As of September 30, 2018, iHeartCommunications had a borrowing limit of $450.0 million under the DIP Facility, had no outstanding borrowings, had $65.3 million of outstanding letters of credit and had an availability block requirement of $37.5 million, resulting in $347.2 million of excess availability.
(2)

In connection with the iHeart Chapter 11 Cases, iHeartCommunications ceased making principal and interest payments on the $6.3 billion outstanding under the Senior Secured Credit Facilities, the $1,999.8 million outstanding under the 9.0% Priority Guarantee Notes due 2019, the $1,750.0 million outstanding under the 9.0% Priority Guarantee Notes due 2021, the $870.5 million of 11.25% Priority Guarantee Notes due 2021, the $1,000.0 million outstanding under the 9.0% Priority Guarantee Notes due 2022, the $950.0 million outstanding under the 10.625% Priority Guarantee Notes due 2023, the $1,781.6 million outstanding under the 14.0% Senior Notes due 2021, the $475.0 million outstanding under iHeartCommunications legacy notes (the “Legacy Notes”) and certain other debt. Any efforts to enforce the payment obligations under these debt instruments are automatically stayed and the creditors’ rights of enforcement in respect thereof are subject to the applicable provisions of the Bankruptcy Code.

(3)	In December 2018, CCH converted from a Nevada corporation to a Delaware corporation.
(4)

Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the intercompany note issued by iHeartCommunications to CCOH (the “Due from iHeartCommunications Note”) was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. As of September 30, 2018, CCOH owed $1.5 million to iHeartCommunications under this intercompany arrangement with iHeartCommunications. As of November 30, 2018, we owed approximately $16 million to iHeartCommunications under this intercompany arrangement. On September 30, 2018, the principal amount outstanding under the Due from iHeartCommunications Note was $1,031.7 million, and, as a result of the loss we recognized during the fourth quarter of 2017 and the $21.3 million reserve against interest income recognized during the first quarter of 2018, the asset recorded in “Due from iHeartCommunications” on our consolidated balance sheet was $154.8 million.

(5)

On June 1, 2018, Clear Channel Outdoor, Inc., a subsidiary of CCOH (“CCO”), refinanced CCOH’s senior revolving credit facility with an asset based credit facility that provides for revolving credit commitments of up to $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. The facility has a five-year term, maturing in 2023. As of September 30, 2018, the facility had $86.4 million of letters of credit outstanding and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability.

(6)	Clear Channel Worldwide Holdings’ Series A Senior Notes due 2022 and Series B Senior Notes due 2022 are guaranteed by CCOH, CCO and certain subsidiaries of CCOH.
(7)	Clear Channel Worldwide Holdings’ Series A Senior Subordinated Notes due 2020 and Series B Senior Subordinated Notes due 2020 are guaranteed by CCOH, CCO and certain subsidiaries of CCOH.
(8)

On December 16, 2015, Clear Channel International B.V., an international subsidiary of ours (“CCIBV”), issued $225.0 million aggregate principal amount of 8.75% Senior Notes due 2020 (the “CCIBV Senior Notes”). On August 14, 2017, CCIBV issued an additional $150.0 million aggregate principal amount of CCIBV Senior Notes, bringing the total amount outstanding under the CCIBV Senior Notes as of September 30, 2018 to $375.0 million.

Corporate Structure After Giving Effect to the Transactions

The following chart summarizes our corporate structure and principal indebtedness as of September 30, 2018, after giving effect to the Radio Distribution, the Merger and the Separation.

(1)

The Plan Supplement contemplates that prior to the Separation, CCH, the parent company of CCOH and a subsidiary of iHeartCommunications, will (i) transfer all of its subsidiaries other than CCOH to a newly-formed corporation (“Radio Newco”), (ii) sell Radio Newco preferred stock to one or more third parties for cash and (iii) distribute the common stock of Radio Newco to the creditors of iHeartCommunications (the “Radio Distribution”). CCOH then will merge with and into CCH, with CCH as the surviving company, which will be renamed “Clear Channel Outdoor Holdings, Inc.” Immediately following the merger, the public stockholders of CCOH will own the same percentage of the surviving corporation as they did in Clear CCOH prior to the merger, and iHeartCommunications will distribute the shares of the surviving company that it holds to certain creditors in the iHeart Chapter 11 Cases.

(2)	The iHeartMedia Plan of Reorganization contemplates that New CCOH will issue preferred stock to one or more third party investors. The terms of the preferred stock have not been determined.
(3)	Prior to the Separation, CCO will convert from a Delaware corporation to a Delaware limited liability company.

(4)	See footnote (4) to the organizational chart under “Corporate Structure Before the Transactions” above.
(5)

In anticipation of the Separation, it is currently contemplated that iHeartCommunications will provide Clear Channel Outdoor, LLC (“CCOL”), which will be a direct subsidiary of New CCOH following the Merger, with a revolving credit facility that provides for borrowings, at CCOL’s option, of up to $200.0 million, with any borrowings bearing interest at a rate equal to the prime lending rate (the “iHeartCommunications Line of Credit”). The iHeartCommunications Line of Credit will be unsecured and will not be guaranteed by CCOH or any of its subsidiaries. The facility will have a three year maturity and may be terminated by CCOL earlier at its option. The Debtors and CCOH have agreed on the material terms of the iHeartCommunications Line of Credit and a form credit agreement was filed with the Separation Agreement on December 16, 2018, but remains subject to approval by the parties and the Bankruptcy Court as part of the bankruptcy conformation process. We expect to enter into this facility upon consummation of the iHeart Chapter 11 Cases and the concurrent Separation.

(6)	See footnote (6) to the organizational chart under “Corporate Structure Before the Transactions” above.
(7)	See footnote (7) to the organizational chart under “Corporate Structure Before the Transactions” above.
(8)	See footnote (8) to the organizational chart under “Corporate Structure Before the Transactions” above.

SUMMARY HISTORICAL FINANCIAL DATA OF THE OUTDOOR BUSINESS OF CCH

The following table sets forth summary historical financial data as of the dates and for the periods indicated. The summary historical financial data for the years ended December 31, 2015, 2016 and 2017, and as of December 31, 2016 and 2017, is derived from the audited carve-out financial statements of the Outdoor Business of CCH included in this information statement/prospectus. The summary historical carve-out financial data for the nine months ended September 30, 2017 and 2018 and as of September 30, 2018 is derived from the unaudited carve-out financial statements of the Outdoor Business of CCH, which are included in this information statement/prospectus. The summary historical financial data as of December 31, 2015 is derived from the audited carve-out financial statements of the Outdoor Business of CCH which are not included in this information statement/prospectus. The summary historical financial data as of September 30, 2017 is derived from the unaudited carve-out financial statements of the Outdoor Business of CCH which are not included in this information statement/prospectus.

The financial statements of the Outdoor Business of CCH consist of a carve-out of the financial statements of the entities and businesses of CCH that operate the Outdoor Business. After the subsidiaries of CCH (other than CCOH and its subsidiaries) are distributed to a wholly-owned subsidiary of iHeartMedia, CCOH will be merged with and into CCH and CCH will change its name to Clear Channel Outdoor Holdings, Inc. By the time the shares of New CCOH are distributed to certain creditors of iHeartMedia and to the public stockholders of CCOH, the only assets, liabilities and operations of New CCOH will be those of the Outdoor Business. There will be no remaining assets or obligations, either recognized or unrecognized, within New CCOH that are unrelated to the Outdoor Business after the Merger and Separation. Accordingly, these carve-out financial statements include the operations, assets and liabilities of the Outdoor Business of CCH, and exclude the radio businesses that have historically been reported as part of iHeartMedia’s IHM segment (the “Radio Businesses”) and the subsidiaries of CCH (other than CCOH and its subsidiaries) prior to the Merger and the Separation. In addition, the carve-out financial statements exclude amounts attributable to CCH, which is a holding company with no independent assets or operations.

CCH believes that carve-out financial statements of the Outdoor Business of CCH would be more useful to users compared to consolidated financial statements of CCH that include the Radio Business and other non-Outdoor subsidiaries. This conclusion was based on the fact that investors would not receive shares in New CCOH until after the Radio Distribution. Accordingly, the Radio Businesses are not relevant to their investment decisions.

The preparation of carve-out financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. CCH bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

In the opinion of management of CCH, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

In addition, the carve-out financial statements of the Outdoor Business of CCH may not be indicative of New CCOH’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had CCH consisted only of the Outdoor Business and operated as a separate, stand-alone public company without a controlling interest held by iHeartCommunications during the periods presented. These carve-out financial statements of the Outdoor Business of CCH give effect to allocations of expenses from iHeartCommunications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided, however, they may not be indicative of the actual results of the Outdoor business of CCH had CCH consisted only of the Outdoor Business of CCH and had been operating as a separate, stand-alone public company for the periods presented.

The summary historical financial data of the Outdoor Business of CCH should be read in conjunction with “Risk Factors” and the carve-out financial statements of the Outdoor Business of CCH and the related notes thereto included in this information statement/prospectus. The amounts in the tables may not add due to rounding.

(Dollars in thousands)	Years Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
				(unaudited)
Results of Operations Data:
Revenue	$2,806,204	$2,679,822	$2,588,702	$1,860,298	$1,974,117
Operating expenses:
Direct operating expenses	1,485,835	1,418,319	1,409,767	1,039,175	1,095,906
Selling, general and administrative expenses	527,821	515,421	499,213	370,597	381,494
Corporate expenses(1)	116,523	117,436	143,678	105,213	111,092
Depreciation and amortization	375,962	344,124	325,991	236,880	244,232
Impairment charges(2)	21,631	7,274	4,159	1,591	7,772
Other operating income (expense), net	(4,824)	354,688	26,391	28,657	1,700

Operating income	273,608	631,936	232,285	135,499	135,321
Interest expense, net	355,917	375,029	379,701	282,802	291,409
Interest income on Due to/from iHeart Communications, net	61,439	50,309	68,871	47,277	573
Loss on Due from iHeartCommunications	—	—	(855,648)	—	—
Gain (loss) on investments, net	—	531	(1,045)	(792)	(355)
Equity in (loss) earnings of nonconsolidated affiliates	(289)	(1,689)	(990)	(829)	384
Other income (expense), net	12,387	(70,682)	29,800	22,596	(21,675)

Income (loss) before income taxes	(8,772)	235,376	(906,428)	(79,051)	(177,161)
Income tax (expense) benefit	(49,943)	(77,499)	280,218	(12,900)	(57,016)

Net (loss) income	(58,715)	157,877	(626,210)	(91,951)	(234,177)
Amount attributable to noncontrolling interest	24,629	22,807	18,138	10,546	9,716

Net income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(83,344)	$135,070	$(644,348)	$(102,497)	$(243,893)

Cash Flow Data:
Cash paid for interest (3)	$356,021	$368,051	$374,309	$270,126	$272,378
Capital expenditures(4)	218,332	229,772	224,238	134,868	110,121
Net cash flows provided by operating activities	298,685	308,510	160,118	73,107	120,427
Net cash flows provided by (used for) investing activities	(257,725)	574,080	(154,522)	(67,876)	(105,330)
Net cash flows provided by (used for) financing activities	199,054	(726,499)	(379,513)	(312,082)	19,175

(Dollars in thousands)	Years Ended December 31,			Nine Months Ended September 30,
	2015	2016	2017	2017	2018
				(unaudited)
Other Financial Data:
OIBDAN(5)	$684,527	$638,937	$545,634	$352,466	$392,382
Balance Sheet Data:
Current assets	$1,556,884	$1,330,977	$974,172	$1,037,660	$1,003,472
Property, plant and equipment, net	1,627,986	1,412,833	1,395,029	1,380,442	1,255,990
Total assets	6,295,975	5,708,370	4,670,782	5,568,955	4,479,362
Current liabilities	920,613	641,718	657,512	711,598	718,770
Long-term debt, net of current maturities	5,106,513	5,110,020	5,266,153	5,264,290	5,274,490
Total company deficit	(578,637)	(947,312)	(1,858,294)	(1,309,557)	(2,140,012)

(1)	Includes non-cash compensation expense.
(2)

The Outdoor Business of CCH recorded non-cash impairment charges of $21.6 million, $7.3 million, $4.2 million, $1.6 million and $7.8 million during the years ended December 31, 2015, 2016 and 2017, and the nine months ended September 30, 2017 and 2018, respectively.

(3)

Cash paid for interest, a non-GAAP financial measure, includes cash paid for interest expense and excludes amortization of deferred financing costs and original issue discount. The most directly comparable GAAP financial measure is interest expense, as presented in this table.

(4)	Capital expenditures include additions to property, plant and equipment and do not include any proceeds from disposal of assets, nor any expenditures for business combinations.
(5)

We define OIBDAN as operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as the following line items presented in its statement of operations: depreciation and amortization, impairment charges and other operating income (expense), net. OIBDAN is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. OIBDAN does not represent, and should not be considered as, an alternative to operating income or cash flow from operations, as determined under GAAP. We believe that OIBDAN provides investors with helpful information with respect to our operations. We believe that OIBDAN is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by our management. It helps improve investors’ ability to understand our operating performance and makes it easier to compare our results with other companies that have different capital structures, stock option structures or tax rates. In addition, we believe OIBDAN is among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

OIBDAN should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity. Our presentation of OIBDAN should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

OIBDAN has limitations as an analytical tool and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Some of the limitations of this measure are:

•	it does not reflect our historical cash expenditures, future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, our working capital needs;

•	it does not reflect our tax expense or the cash requirements to pay our taxes;

•	it does not reflect our interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and OIBDAN does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows; and

•	it does not reflect limitations on or costs related to transferring earnings from our subsidiaries to us.

In addition, other companies in our industry may calculate OIBDAN differently than we do, limiting its usefulness as a comparative measure. Because of these limitations, OIBDAN should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using OIBDAN only supplementally.

The following table summarizes the calculation of OIBDAN and provides a reconciliation to operating income for the periods indicated.

	Years Ended December 31,			Nine Months Ended September 30,
(Dollars in thousands)	2015	2016	2017	2017	2018
Operating income	$273,608	$631,936	$232,285	$135,499	$135,321
Depreciation and amortization	375,962	344,124	325,991	236,880	244,232
Impairment charges	21,631	7,274	4,159	1,591	7,772
Other operating (income) expense, net	4,824	(354,688)	(26,391)	(28,657)	(1,700)
Non-cash compensation expense	8,502	10,291	9,590	7,153	6,757

OIBDAN	$684,527	$638,937	$545,634	$352,466	$392,382

SUMMARY UNAUDITED PRO FORMA

CONDENSED CARVE-OUT FINANCIAL DATA

The following table shows summary unaudited pro forma condensed carve-out financial data of New CCOH after giving effect to the Transactions, and is based upon the historical carve-out financial data of the Outdoor Business of CCH included elsewhere in this information statement/prospectus. The unaudited pro forma condensed carve-out financial data has been prepared to reflect the Transactions, including the Radio Distribution, the Merger, the Separation and the related transactions. The Merger will be accounted for as a reorganization of entities under common control. The unaudited pro forma condensed carve-out statements of operations information, which have been prepared for the nine months ended September 30, 2018 and the year ended December 31, 2017, give effect to the Transactions as if the Transactions had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet data has been prepared as of September 30, 2018, and gives effect to the Transactions as if they had occurred on that date. The summary unaudited pro forma condensed carve-out financial data has been derived from and should be read in conjunction with the carve-out financial statements of the Outdoor Business of CCH and the related notes and the unaudited pro forma condensed carve-out financial statements, including the notes thereto, of the Outdoor Business of CCH included elsewhere in this information statement/prospectus.

The unaudited pro forma condensed carve-out financial data is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions been completed at the dates indicated above. In addition, the unaudited pro forma condensed carve-out financial data does not purport to project the future financial position or results of operation of New CCOH after completion of the Transactions. You should not rely on the unaudited pro forma condensed carve-out financial data as being indicative of the results that would have been achieved had CCH been separated from iHeartMedia during the periods presented or of the future results of New CCOH.

	Nine Months Ended September 30, 2018	Year Ended December 31, 2017
(Dollars in thousands)	(unaudited)
Results of Operations Data:
Revenue
Operating income
Net income

As of September 30, 2018
Balance Sheet Data:
Working capital
Total assets
Long term debt
Stockholders’ equity

RISK FACTORS

You should carefully consider the following risks, together with the other information contained in this information statement/prospectus and the annexes hereto. The risks described below are not the only risks facing CCH and CCOH, and following completion of the Transactions, New CCOH. Additional risks and uncertainties not currently known or that are currently deemed to be immaterial may also materially and adversely affect the company’s business operations or the price of New CCOH Common Stock following completion of the Transactions.

Risks Relating to the Transactions

The Transactions could result in significant tax liability to New CCOH.

The Radio Distribution and the Separation are intended to be taxable transactions. The gain or loss recognized with respect to these transactions will depend on, among other things, (a) the value and tax basis of the assets transferred in the Radio Distribution and the value and tax basis of the New CCOH Common Stock on the effective date of the iHeartMedia Plan of Reorganization (the “Effective Date”) (such values will be determined by reference to, among other things, the trading value of the iHeartMedia equity and New CCOH Common Stock following the Effective Date); (b) complex modeling considerations under certain U.S. Department of Treasury regulations; (c) the amount of cancellation of indebtedness income realized in connection with the iHeart Chapter 11 Cases; and (d) the extent to which any “excess loss accounts” (as defined under applicable Treasury regulations) are taken into account. The extent to which any related taxable gain or loss will result in any cash tax liabilities will depend on whether the tax attributes of iHeartMedia and its subsidiaries, including the net operating losses (“NOLs”) of iHeartMedia and its subsidiaries (including CCOH and its subsidiaries), are sufficient to offset any net taxable gain attributable to the transactions.

Because certain of the factors that will determine whether the Transactions will give rise to any cash tax liability cannot be known until the Effective Date, we cannot say with certainty whether any such cash tax liability will be owed. To the extent the Transactions do give rise to any cash tax liability, New CCOH, iHeartCommunications, iHeartMedia and various other entities would be jointly and severally liable under applicable law for any such amounts. The parties intend that the allocation of such liabilities among the various members of the iHeartMedia Group and New CCOH will be addressed by the New Tax Matters Agreement. See “Additional Agreements—New Tax Matters Agreement.”

The Merger is expected to, but may not, qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The parties expect the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and the obligation of each of CCH and CCOH to effect the Merger is conditioned upon the receipt of U.S. federal income tax opinions to that effect from their respective tax counsels or accounting advisors. These tax opinions represent the legal judgment of counsel or the relevant accounting advisor rendering the opinion and are not binding on the IRS or the courts. If the Merger does not qualify as a “reorganization,” then a holder of CCOH Class A Common Stock may be required to recognize any gain or loss with respect to the receipt of New CCOH Common Stock in the Merger. Tax matters are very complicated and the consequences of the Merger to any particular CCOH stockholder will depend on that stockholder’s particular facts and circumstances. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger.” We urge you to consult your own tax advisor to determine the particular tax consequences of the Merger to you.

The iHeart Chapter 11 Cases may give rise to unfavorable tax consequences for New CCOH.

Although CCOH and its direct and indirect subsidiaries did not file Chapter 11 cases as part of the iHeart Chapter 11 Cases, the consummation of the iHeart Chapter 11 Cases may have an adverse impact on New CCOH and its subsidiaries. The Radio Distribution and the Separation are intended to be taxable transactions and the Merger is expected to, but may not, qualify as a “reorganization” within the meaning of Section 368(a) of the Code. There is a risk that the Radio Distribution and Separation will give rise to a U.S. federal income tax liability to one or more members of iHeartMedia or its subsidiaries after the Separation (collectively, the “iHeartMedia Group”). If such liability were to arise, New CCOH, iHeartCommunications, iHeartMedia and various other entities would be jointly liable under applicable law for such tax liability and, while we would not anticipate that any such tax liability would be asserted against us in the first instance, we may ultimately be liable for such liability if iHeartMedia and its subsidiaries fail to satisfy such liability. Similar principles may apply for foreign, state and local income tax purposes where CCOH filed combined, consolidated or unitary returns with iHeartMedia or its subsidiaries for federal, foreign, state and local income tax purposes. In addition, the iHeartMedia Group and New CCOH and its subsidiaries may be required to reduce certain of their tax attributes, including their NOLs, as a result of any cancellation of indebtedness income realized by the Debtors in connection with the iHeart Chapter 11 Cases.

Transfers of equity, issuances of equity in connection with the iHeart Chapter 11 Cases and cancellation of indebtedness income realized by the Debtors in the iHeart Chapter 11 Cases may impair New CCOH’s and its subsidiaries’ ability to utilize their federal income tax NOL carryforwards in future years.

Under federal income tax law, a corporation is generally permitted to deduct from taxable income NOLs carried forward from prior years. We are attributed a portion of the U.S. federal NOL carryforward of the iHeartMedia consolidated group. Our ability to utilize these NOL carryforwards to offset future taxable income and to reduce federal income tax liability is subject to certain requirements and restrictions. If CCOH and its subsidiaries experience an “ownership change,” as defined in section 382 of the Code, then their ability to use their NOL carryforwards may be substantially limited, which could have a negative impact on their financial position and results of operations. Generally, there is an “ownership change” if one or more shareholders owning 5% or more of a corporation’s common stock have aggregate increases in their ownership of such stock of more than 50 percentage points over the prior three-year period. Following the implementation of the iHeartMedia Plan of Reorganization in the iHeart Chapter 11 Cases, it is expected that CCOH and its subsidiaries will experience an “ownership change.” Under section 382 of the Code, absent an applicable exception, if a corporation undergoes an “ownership change,” the amount of federal income tax NOL carryforwards existing prior to the change that it could utilize to offset its taxable income in any future taxable year generally is subject to an annual limitation to an amount generally equal to the value of the corporation’s stock immediately prior to the ownership change multiplied by the long-term tax-exempt rate, subject to adjustments to reflect the differences between the fair market value of the corporation’s assets and the tax basis in such assets and various other complex rules and adjustments. Because the value of CCOH’s stock can fluctuate materially, it is possible an ownership change would materially limit New CCOH’s ability to utilize CCOH’s substantial federal income tax NOL carryforwards in the future. In addition, CCOH’s and New CCOH’s NOLs may be subject to reduction or lost entirely as a result of any cancellation of indebtedness income realized by the Debtors in connection with the iHeart Chapter 11 Cases. Accordingly, there can be no assurance that New CCOH and its subsidiaries will be able to utilize their federal income tax NOL carryforwards to offset future taxable income.

New CCOH may be more susceptible to adverse events as a result of the Separation.

New CCOH may be unable to achieve some or all of the benefits that New CCOH expects to achieve as an independent company in the time New CCOH expects, if at all. By separating from iHeartMedia, New CCOH may be more susceptible to market fluctuations and have less leverage with suppliers, and New CCOH may experience other adverse events. The completion of the Separation will also require significant amounts of New CCOH’s management’s time and effort, which may divert management’s attention from operating and growing our business.

New CCOH may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent publicly-traded company, and New CCOH may experience increased costs after the Separation.

iHeartMedia currently provides CCOH with various corporate services. The Transition Services Agreement will provide that iHM Management Services will provide, or will cause other members of the iHeart Group to provide, certain administrative and support services and other assistance to the Outdoor Group, which the Outdoor Group will utilize in the conduct of their businesses as such business was conducted prior to the Separation generally for one year (subject to certain rights of New CCOH to extend for up to an additional year). Following the Separation and the expiration of the Transition Services Agreement, New CCOH will need to provide internally or obtain from unaffiliated third parties the services CCOH currently receives from Management Services and the iHeart Group. New CCOH may be unable to replace these services in a timely manner or on terms and conditions as favorable as those CCOH currently receives from Management Services and the iHeart Group. New CCOH may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently or may incur additional costs. If New CCOH fails to obtain the services necessary to operate effectively or if New CCOH incurs greater costs in obtaining these services, its business, financial condition and results of operations may be adversely affected.

The Separation will result in changes in CCOH’s management team and may result in the loss of other key employees.

CCOH’s business is dependent upon the performance of its management team and other key individuals. Five of CCOH’s executive officers currently serve as executive officers of iHeartMedia, including our CEO and CFO, who serve as the CEO and CFO of iHeartMedia, respectively. These executive officers have historically provided services to CCOH pursuant to the Corporate Services Agreement, which will be terminated upon consummation of the Separation. In connection with the Separation, CCOH will need to identify replacements for these individuals or transition their responsibilities to others. Competition for these key individuals is intense. In addition, many of CCOH’s key employees are at-will employees who are under no obligation to remain with us, and may decide to leave as a result of the uncertainty surrounding the business following the Separation or for a variety of personal or other reasons beyond our control. If members of CCOH’s management or key individuals decide to leave in the future, if New CCOH decides to make further changes to the composition of, or the roles and responsibilities of, these individuals, or if New CCOH is not successful in attracting, motivating and retaining other key employees, New CCOH’s business could be adversely affected.

Upon completion of the Separation, the composition of our board of directors will be different than the current composition of our board of directors.

The iHeartMedia Plan of Reorganization provides that a committee, consisting of certain holders of interests and creditors in the iHeart Chapter 11 Cases (the “Board Selection Committee”), will interview and select individuals to be nominated and elected to serve on New CCOH’s board of directors immediately following the Separation. New CCOH’s new board of directors will not have experience with our historical operations and may not have experience in the outdoor industry, and they might pursue business plans and growth strategies that differ from CCOH’s existing business plans and growth strategies. Any new business plans or growth strategies implemented by the new board of directors or any divergences from or alterations to existing business plans and strategies, if unsuccessful, may lead to material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and an adverse impact on operations and financial results.

CCOH’s historical financial information is not necessarily representative of the results we would have achieved as an independent public company and may not be a reliable indicator of our future results.

The historical financial information included in this information statement/prospectus does not necessarily reflect the results of operations and financial position we would have achieved as an independent public company not controlled by iHeartMedia during the periods presented, or those that we will achieve in the future.

Prior to the Separation, CCOH operates as part of iHeartMedia’s broader corporate organization, and subsidiaries of iHeartMedia perform various corporate functions for CCOH. CCOH’s historical financial information reflects allocations of corporate expenses from iHeartMedia for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly-traded company.

CCOH’s historical financial information does not reflect changes that we expect to experience in the future as a result of the Separation from iHeartMedia, including changes in our capital structure, tax structure and new personnel needs. As part of iHeartMedia, CCOH enjoyed certain benefits from iHeartMedia’s operating diversity, size and purchasing power and we will lose these benefits after the Separation. As an independent entity, we may be unable to purchase goods or services and technologies, such as insurance and health care benefits and computer software licenses, on terms as favorable to us as those we obtained as part of iHeartMedia prior to the Separation.

Following the Separation, we will also be responsible for the additional costs associated with being an independent publicly-traded company, including costs related to corporate governance, investor and public relations and public reporting. In addition, certain costs incurred by subsidiaries of iHeartMedia, including executive oversight, accounting, treasury, tax, legal, human resources, occupancy, procurement, information technology and other shared services, have historically been allocated to CCOH by iHeartMedia; but these allocations may not reflect the future level of these costs to us as we begin to provide these services ourselves. Therefore, CCOH’s historical financial statements may not be indicative of our future performance as an independent publicly-traded company. We cannot assure you that our operating results will continue at a similar level when we are an independent publicly-traded company. For additional information about our past financial performance and the basis of presentation of CCOH’s financial statements, see “Selected Historical Financial Data of the Outdoor Business of CCH,” “Unaudited Pro Forma Condensed Financial Statements of New CCOH,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Outdoor Business of CCH” and the historical financial statements of the Outdoor Business of CCH and the notes thereto included elsewhere in this information statement/prospectus.

To service our debt obligations and to fund our operations and our capital expenditures, we require a significant amount of cash to meet our needs, which depends on many factors beyond our control.

Our ability to service our debt obligations and to fund our operations and our capital expenditures for display construction, renovation or maintenance requires a significant amount of cash. Our primary sources of liquidity are currently cash on hand, cash flow from operations, the intercompany arrangements provided for in the cash management order approved in the iHeart Chapter 11 Cases and our senior revolving credit facility. Following the Transactions, the intercompany arrangements with iHeartCommunications will cease, and we expect to have the iHeartCommunications Line of Credit as a source of liquidity.

Our primary uses of liquidity are for our working capital, capital expenditure, debt service and other funding requirements. At September 30, 2018, we had debt maturities totaling $0.1 million, $0.3 million and $2,575.3 million in 2018, 2019 and 2020, respectively. A substantial amount of our cash requirements are for debt service obligations. During the nine months ended September 30, 2018, we spent $272.4 million of cash on interest on our debt. We anticipate having approximately $375.1 million of cash interest payment obligations in 2018. Our significant interest payment obligations reduce our financial flexibility, make us more vulnerable to changes in operating performance and economic downturns generally, reduce our liquidity over time and could negatively affect our ability to obtain additional financing in the future.

Our ability to fund our working capital, capital expenditures, debt service and other obligations depends on our future operating performance and cash from operations and our ability to manage our liquidity following the Separation, which are in turn subject to prevailing economic conditions and other factors, many of which are beyond our control. In addition, the purchase price of possible acquisitions, capital expenditures for deployment of digital billboards and/or other strategic initiatives could require additional indebtedness or equity financing. Historically, our cash management arrangement with iHeartCommunications has been our only committed external source of liquidity. Following the Separation, we will be dependent upon our ability to generate cash or obtain additional financing to meet our liquidity needs. If we are unable to obtain adequate financial support in connection with the Separation, we will likely need to obtain additional financing from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements, or from a combination of these sources, in the future. There can be no assurance that financing alternatives will be available to us in sufficient amounts or on terms acceptable to us in the future due to market conditions, our financial condition, our liquidity constraints, our lack of history operating as a company independent from iHeartCommunications or other factors, many of which are beyond our control. Even if financing alternatives are available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced, and our annual cash interest payment obligations could increase further. In addition, the terms of our existing or future debt agreements may restrict us from securing financing on terms that are available to us at that time. Consequently, there can be no assurance that such financing, if permitted under the terms of our financing agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing in such circumstances could have a material adverse effect on our financial condition and on our ability to meet our obligations or pursue strategic initiatives. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures.

In addition to the need to refinance our various indebtedness at or before maturity, if we are unable to generate sufficient cash through our operations, we could face substantial liquidity problems, which could have a material adverse effect on our financial condition, on our ability to meet our obligations and on the value of our company following the Separation.

Some of our contracts contain provisions requiring the consent of third parties in connection with the Merger or the Separation. If these consents are not obtained, the contracts could be terminated, which could have a material adverse impact on our financial results.

Some of our contracts, including certain contracts with municipalities and transit authorities, contain provisions that require the consent of certain third parties to the Merger or the Separation. Failure to obtain consents on commercially reasonable and satisfactory terms may result in the termination of the contracts, the need to renegotiate or amend the contracts or legal action to determine the obligations of the parties. We may not be able to replace some or all of the revenue lost upon the termination of a contract, which could have a material adverse impact on our financial results.

Substantial sales of New CCOH Common Stock may occur following the Separation, which could cause the market price of the New CCOH Common Stock to decline.

Holders of claims in the iHeart Chapter 11 Cases receiving New CCOH Common Stock pursuant to the iHeartMedia Plan of Reorganization (other than recipients that are affiliates of New CCOH) generally may sell those shares immediately in the public market. It is likely that some holders of claims receiving New CCOH Common Stock pursuant to the iHeartMedia Plan of Reorganization will sell such New CCOH Common Stock if, for reasons such as its business profile or market capitalization as an independent company, stock of New CCOH does not fit their investment objectives, or, in the case of index funds, New CCOH is not a participant in the index in which they are investing. The sales of significant amounts of New CCOH Common Stock or the perception in the market that this will occur may decrease the market price of the New CCOH Common Stock.

The market price of the New CCOH Common Stock may decline compared to the historical market price of CCOH’s common stock as a result of the Transactions.

The market price of the New CCOH Common Stock may decline compared to the historical market price of CCOH’s common stock as a result of the Transactions if New CCOH does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Transactions on New CCOH’s financial results is not consistent with the expectations of financial or industry analysts.

CCOH is currently a “controlled company” within the meaning of the NYSE Listing Rules, but New CCOH is not expected to retain that status following the Separation. However, during the phase-in period New CCOH may continue to rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

Because iHeartMedia currently controls a majority of the combined voting power of all classes of CCOH’s outstanding voting stock, CCOH has been a “controlled company” under NYSE corporate governance listing standards. Under the NYSE Listing Rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Following the Separation, iHeartMedia will cease to control a majority of the combined voting power of all classes of New CCOH’s outstanding voting stock. Accordingly, we are not expected to be a “controlled company” within the meaning of the rules of the NYSE Listing Rules. Under NYSE Listing Rules, a company that ceases to be a controlled company must comply with the independent board committee requirements as they relate to the nominating and corporate governance and compensation committees on the following phase-in schedule: (1) one independent committee member at the time it ceases to be a controlled company; (2) a majority of independent committee members within 90 days of the date it ceases to be a controlled company; and (3) all independent committee members within one year of the date it ceases to be a controlled company. Additionally, the NYSE Listing Rules provide a 12-month phase-in period from the date a company ceases to be a controlled company to comply with the majority independent board requirement. During these phase-in periods, holders of New CCOH Common Stock will not have the same protections afforded to stockholders of companies of which the majority of directors are independent. Additionally, if, within the phase-in periods, we are not able to recruit additional directors who would qualify as independent, or otherwise comply with NYSE Listing Rules, we may be subject to delisting procedures by the NYSE. Furthermore, a change in the board of directors and committee membership may result in a change in corporate strategy and operation philosophies, and may result in deviations from CCOH’s current strategies.

The holders of New CCOH Preferred Stock will have rights that are senior to the rights of a holder of New CCOH Common Stock.

As part of the Transactions, New CCOH will issue the New CCOH Preferred Stock to third party investors. Although the terms of the New CCOH Preferred Stock have yet to be fully negotiated, the New CCOH Preferred Stock is expected to provide that, in the event of New CCOH’s bankruptcy, dissolution or liquidation, the holders of New CCOH Preferred Stock must be satisfied before any distributions can be made to the holders of New CCOH Common Stock. As a result of the New CCOH Preferred Stock’s superior rights relative to the New CCOH Common Stock, the right of holders of New CCOH Common Stock to receive distributions from New CCOH may be diluted and may be limited by such rights.

While the Transactions are pending, CCOH is subject to business uncertainties and contractual restrictions that could disrupt CCOH’s business.

Although CCOH and its subsidiaries are not Debtors in the iHeart Chapter 11 Cases, CCOH has experienced and may continue to experience disruption of its current plans and operations due to the iHeart Chapter 11 Cases and the Transactions, which could have an adverse effect on CCOH’s business and financial results. Employees and other key personnel may have uncertainties about the effect of the proposed Transactions, and those uncertainties may impact the ability to retain, recruit and hire key personnel to manage and run the business while the Transactions are pending or if they are not completed. Furthermore, some of our customers and vendors may be hesitant to transact with the business of New CCOH following the Transactions in light of uncertainties about the ability of New CCOH’s businesses to perform following the Separation. If New CCOH is unable to reassure customers and vendors to continue transacting with the New CCOH following the Separation, New CCOH’s financial results may be adversely affected.

The proposed Transactions may also prevent CCOH from pursuing otherwise attractive business opportunities, result in CCOH’s inability to respond effectively to competitive pressures, industry developments and future opportunities and may otherwise harm CCOH’s business, financial results and operations.

The Merger is subject to various closing conditions and there can be no assurances as to whether and when it may be completed.

The Closing of the Merger is subject to a number of conditions, many of which are not within CCH’s or CCOH’s control, and failure to satisfy such conditions may prevent, delay or otherwise materially adversely affect the completion of the Transactions. The conditions include (i) (x) the affirmative vote or written consent of the holders of the shares representing the majority of the voting power of the CCOH Common Stock to adopt the Merger Agreement, to approve the Merger and to approve the consummation of the transactions contemplated thereby (the “CCOH Stockholder Approval”) and (y) the affirmative vote or written consent of the holders of shares of CCH common stock entitled to vote to adopt the Merger Agreement, to approve the Merger and to approve the consummation of the transactions contemplated thereby (the “CCH Stockholder Approval”), (ii) no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority or other legal restraint or prohibition preventing the Merger or the transactions contemplated by the Merger Agreement will be in effect, (iii) the effectiveness of the registration statement of which this information statement/prospectus is a part, covering the shares of New CCOH Common Stock to be issued in the Merger, (iv) a period of at least 20 calendar days will have elapsed from the date this information statement/prospectus was first mailed to CCOH’s stockholders, (v) the approval of the Merger Agreement by the Bankruptcy Court (which may be included in the order confirming the iHeartMedia Plan of Reorganization), (vi) the Radio Distribution, the Broader Media Distribution and the CC Finco Distribution will have occurred, (vii) the conversion of all outstanding shares of CCOH Class B Common Stock held by CCH into shares of CCOH Class A Common Stock will have occurred (viii) that, as a condition to CCH’s obligation to consummate the Merger, CCH will have received a tax opinion issued by its tax counsel or another tax advisor and (ix) that, as a condition to CCOH’s obligation to consummate the Merger, CCOH will have received a tax opinion issued by its tax counsel or another tax advisor, (x) the approval by the NYSE for listing of the New CCOH Common Stock (xi) all conditions precedent to the effectiveness of the iHeartMedia Plan of Reorganization will have been satisfied prior to or contemporaneously with the closing of the Merger and (xii) other customary conditions.

CCH and CCOH cannot predict with certainty whether and when any of the required conditions to the Closing will be satisfied. If any event occurs delaying or preventing the Transactions, such delay or failure to complete the Transactions may cause uncertainty or other negative consequences that may materially and adversely affect CCOH’s business, financial performance and operating results and the price per share for CCOH’s Common Stock. There can be no assurance that the conditions to the Merger will be satisfied in a timely manner or at all.

CCOH directors and officers may have interests in the Merger different from the interests of CCOH stockholders.

CCOH directors and executive officers may have interests in the Merger that are different from, or are in addition to, those of the CCOH stockholders. These interests may include, but are not limited to, the interests of certain directors of CCOH in the iHeart Chapter 11 Cases and in the releases of claims pursuant to the Settlement Agreement, the continued employment of certain executive officers of CCOH by New CCOH, the treatment in the Merger of equity awards held by CCOH directors and executive officers, and provisions in the Separation Agreement regarding continued indemnification of and advancement of expenses to CCOH directors and officers.

CCH may be subject to claims that will not be discharged in the iHeart Chapter 11 Cases.

The Bankruptcy Code provides that the confirmation of a plan of reorganization discharges a debtor from substantially all debts arising prior to confirmation. With few exceptions, all claims that arose prior to the filing of the iHeart Chapter 11 Cases (i) will be subject to compromise and/or treatment under the iHeartMedia Plan of Reorganization or (ii) will be discharged in accordance with the Bankruptcy Code and the terms of the iHeartMedia Plan of Reorganization. However, there can be no assurance that the aggregate amount of such claims that are not subject to treatment under the iHeartMedia Plan of Reorganization or that are not discharged will not be material. CCOH is not a Debtor in the iHeart Chapter 11 Cases and its debts will not be discharged pursuant to the iHeartMedia Plan of Reorganization.

Risks Relating to the Business

Our results have been in the past, and could be in the future, adversely affected by economic uncertainty or deteriorations in economic conditions.

We derive revenues from the sale of advertising. Expenditures by advertisers tend to be cyclical, reflecting economic conditions and budgeting and buying patterns. Periods of a slowing economy or recession, or periods of economic uncertainty, may be accompanied by a decrease in advertising. For example, the global economic downturn that began in 2008 resulted in a decline in advertising and marketing by our customers, which resulted in a decline in advertising revenues across our businesses. This reduction in advertising revenues had an adverse effect on our revenue, profit margins, cash flow and liquidity. Global economic conditions have been slow to recover and remain uncertain. If economic conditions do not continue to improve, economic uncertainty increases or economic conditions deteriorate again, global economic conditions may once again adversely impact our revenue, profit margins, cash flow and liquidity. Furthermore, because a significant portion of our revenue is derived from local advertisers, our ability to generate revenues in specific markets is directly affected by local and regional conditions, and unfavorable regional economic conditions also may adversely impact our results. In addition, even in the absence of a downturn in general economic conditions, an individual business sector or market may experience a downturn, causing it to reduce its advertising expenditures, which also may adversely impact our results.

We face intense competition in the outdoor advertising business.

We operate in a highly competitive industry, and we may not be able to maintain or increase our current advertising revenues. We compete for advertising revenue with other outdoor advertising businesses, as well as with other media, such as radio, newspapers, magazines, television, direct mail, mobile devices, satellite radio and Internet-based services, within their respective markets. Market shares are subject to change for various reasons including through consolidation of our competitors through processes such as mergers and acquisitions, which could have the effect of reducing our revenue in a specific market. Our competitors may develop technology, services or advertising media that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It also is possible that new competitors may emerge and rapidly acquire significant market share in any of our business segments. The advertiser/agency ecosystem is diverse and dynamic, with advertiser/agency relationships subject to change. This could have an adverse effect on us if an advertiser client shifts its relationship to an agency with whom we do not have as good a relationship. An increased level of competition for advertising dollars may lead to lower advertising rates as we attempt to retain customers or may cause us to lose customers to our competitors who offer lower rates that we are unable or unwilling to match.

The success of our street furniture and transit products businesses is dependent on our obtaining key municipal concessions, which we may not be able to obtain on favorable terms.

Our street furniture and transit products businesses require us to obtain and renew contracts with municipalities and transit authorities. Many of these contracts, which require us to participate in competitive bidding processes at each renewal, typically have terms ranging up to 15 years and have revenue share, capital expenditure requirements and/or fixed payment components. Competitive bidding processes are complex and sometimes lengthy and substantial costs may be incurred in connection with preparing bids.

Our competitors, individually or through relationships with third parties, may be able to provide different or greater capabilities or prices or benefits than we can provide. In the past we have not been, and most likely in the future will not be, awarded all of the contracts on which we bid. The success of our business also depends generally on our ability to obtain and renew contracts with private landlords. There can be no assurance that we will win any particular bid, be able to renew existing contracts (on the same or better terms, or at all) or be able to replace any revenue lost upon expiration or completion of a contract. Our inability to renew existing contracts may also result in significant expenses from the removal of our displays. Furthermore, if and when we do obtain a contract, we are generally required to incur significant start-up expenses. The costs of bidding on contracts and the start-up costs associated with new contracts we may obtain may significantly reduce our cash flow and liquidity.

This competitive bidding process presents a number of risks, including the following:

•	we expend substantial cost and managerial time and effort to prepare bids and proposals for contracts that we may not win;

•	we may be unable to estimate accurately the revenue derived from and the resources and cost structure that will be required to service any contract we win; and

•

we may encounter expenses and delays if our competitors challenge awards of contracts to us in competitive bidding, and any such challenge could result in the resubmission of bids on modified specifications, or in the termination, reduction or modification of the awarded contract.

Our inability to successfully negotiate, renew or complete these contracts due to third-party or governmental demands and delay and the highly competitive bidding processes for these contracts could affect our ability to offer these products to our clients, or to offer them to our clients at rates that are competitive to other forms of advertising, without adversely affecting our financial results.

Our financial performance may be adversely affected by many factors beyond our control.

Certain factors that could adversely affect our financial performance by, among other things, decreasing overall revenues, the numbers of advertising customers, advertising fees or profit margins include:

•	unfavorable fluctuations in operating costs, which we may be unwilling or unable to pass through to our customers;

•

our inability to successfully adopt or our being late in adopting technological changes and innovations that offer more attractive advertising alternatives than what we offer, which could result in a loss of advertising customers or lower advertising rates, which could have a material adverse effect on our operating results and financial performance;

•

unfavorable shifts in population and other demographics, which may cause us to lose advertising customers as people migrate to markets where we have a smaller presence or which may cause advertisers to be willing to pay less in advertising fees if the general population shifts into a less desirable age or geographical demographic from an advertising perspective;

•	adverse political effects and acts or threats of terrorism or military conflicts; and

•	unfavorable changes in labor conditions, which may impair our ability to operate or require us to spend more to retain and attract key employees.

In addition, on June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit of the U.K. from the European Union (the “E.U.”), commonly referred to as “Brexit”. International outdoor is currently headquartered in the U.K. and transacts business in many key European markets. As a result of the referendum, the British government is negotiating the terms of the U.K.’s withdrawal from the E.U. The outcome of these negotiations is currently unclear, as is the extent to which the ultimate outcome will impact the economies of the U.K., the E.U. and other countries. This uncertainty may cause our customers to closely monitor their costs and reduce the amount they spend on advertising. Any of these or similar effects of Brexit could adversely impact our business, operating results, cash flows and financial condition.

Future dispositions, acquisitions and other strategic transactions could pose risks.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue strategic dispositions of certain businesses, as well as acquisitions. These dispositions or acquisitions could be material. Dispositions and acquisitions involve numerous risks, including:

•	our dispositions may negatively impact revenues from our national, regional and other sales networks;

•	our dispositions may make it difficult to generate cash flows from operations sufficient to meet our anticipated cash requirements, including our debt service requirements;

•	our acquisitions may prove unprofitable and fail to generate anticipated cash flows;

•	to successfully manage our large portfolio of outdoor advertising and other businesses, we may need to:

•

recruit additional senior management as we cannot be assured that senior management of acquired businesses will continue to work for us and we cannot be certain that our recruiting efforts will succeed, and

•

expand corporate infrastructure to facilitate the integration of our operations with those of acquired businesses, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	we may enter into markets and geographic areas where we have limited or no experience;

•	we may encounter difficulties in the integration of operations and systems; and

•	our management’s attention may be diverted from other business concerns.

Dispositions and acquisitions of outdoor advertising businesses may require antitrust review by U.S. federal antitrust agencies and may require review by foreign antitrust agencies under the antitrust laws of foreign jurisdictions. We can give no assurances that the DOJ, the FTC or foreign antitrust agencies will not seek to bar us from disposing of or acquiring outdoor advertising businesses or impose stringent undertaking on our business as a condition to the completion of an acquisition in any market where we already have a significant position.

Government regulation of outdoor advertising may restrict our outdoor advertising operations.

U.S. federal, state and local regulations have a significant impact on the outdoor advertising industry and our business. One of the seminal laws is the Highway Beautification Act (“HBA”), which regulates outdoor advertising on controlled roads in the United States. The HBA regulates the size and location of billboards, mandates a state compliance program, requires the development of state standards, promotes the expeditious removal of illegal signs and requires just compensation for takings. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of billboards and the use of new technologies for changing displays, such as digital displays, are regulated by federal, state and local governments. From time to time, states and municipalities have prohibited or significantly limited the construction of new outdoor advertising structures. Changes in laws and regulations affecting outdoor advertising, or changes in the interpretation of those laws and regulations, at any level of government, including the foreign jurisdictions in which we operate, could have a significant financial impact on us by requiring us to make significant expenditures or otherwise limiting or restricting some of our operations. Due to such regulations, it has become increasingly difficult to develop new outdoor advertising locations.

From time to time, certain state and local governments and third parties have attempted to force the removal of our displays under various state and local laws, including zoning ordinances, permit enforcement and condemnation. Similar risks also arise in certain of our international jurisdictions. Certain zoning ordinances provide for amortization which is the required removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over that period of time. Although amortization is prohibited along all controlled roads, amortization has been upheld along non-controlled roads in limited instances where permitted by state and local law. Other regulations limit our ability to rebuild, replace, repair, maintain and upgrade non-conforming displays. In addition, from time to time third parties or local governments assert that we own or operate displays that either are not properly permitted or otherwise are not in strict compliance with applicable law. If we are increasingly unable to resolve such allegations or obtain acceptable arrangements in circumstances in which our displays are subject to removal, modification or amortization, or if there occurs an increase in such regulations or their enforcement, our operating results could suffer.

A number of state and local governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. From time to time, legislation also has been introduced in international jurisdictions attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. In addition, a number of jurisdictions have implemented legislation or interpreted existing legislation to restrict or prohibit the installation of digital billboards, and we expect these efforts to continue. The increased imposition of these measures, and our inability to overcome any such measures, could reduce our operating income if those outcomes require removal or restrictions on the use of preexisting displays or limit growth of digital displays. In addition, if we are unable to pass on the cost of these items to our clients, our operating income could be adversely affected.

International regulation of the outdoor advertising industry can vary by municipality, region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations limit the subject matter, animation and language of out-of-home displays. Our failure to comply with these or any future international regulations could have an adverse impact on the effectiveness of our displays or their attractiveness to clients as an advertising medium and may require us to make significant expenditures to ensure compliance and avoid certain penalties or contractual breaches. As a result, we may experience a significant impact on our operations, revenue, international client base and overall financial condition.

Regulations and consumer concerns regarding privacy and data protection, or any failure to comply with these regulations, could hinder our operations.

We utilize demographic and other information from and about consumers, business partners and advertisers that we collect directly or receive from third-party vendors. We are subject to numerous federal, state and foreign laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws are still evolving, new laws may be enacted and any of these laws could be amended or interpreted in ways that could adversely affect our business. In addition, changes in consumer expectations and demands regarding privacy and data protection could restrict our ability to receive, collect, use, disclose and derive economic value from demographic and other information related to consumers, business partners and advertisers, or to transfer employee data within the corporate group. Such restrictions could limit our ability to offer tailored advertising opportunities to our business partners and advertisers. Although we have implemented and are implementing policies and procedures designed to comply with these laws and regulations, any failure or perceived failure by us to comply with our policies or applicable regulatory requirements related to consumer protection, information security, data protection and privacy could result in a loss of confidence in us, damage to our brands, the loss of consumers, business partners and advertisers, as well as proceedings against us by governmental authorities or others, which could hinder our operations and adversely affect our business.

If our security measures are breached, we could lose valuable information, suffer disruptions to our business, and incur expenses and liabilities including damages to our relationships with business partners and advertisers.

Although we have implemented physical and electronic security measures that are designed to protect against the loss, misuse and alteration of our websites, digital assets and proprietary business information as well as, consumer, business partner and advertiser personally identifiable information, no security measures are perfect and impenetrable and we may be unable to anticipate or prevent unauthorized access. A security breach could occur due to the actions of outside parties, employee error, malfeasance or a combination of these or other actions. If an actual or perceived breach of our security occurs, we could lose competitively sensitive business information or suffer disruptions to our business operations, information processes or internal controls. In addition, the public perception of the effectiveness of our security measures or services could be harmed; we could lose consumers, business partners and advertisers. In the event of a security breach, we could suffer financial exposure in connection with penalties, remediation efforts, investigations and legal proceedings and changes in our security and system protection measures. Currently, not all of our systems are fully compliant with the new Europe-wide General Data Protection Regulation (the “GDPR”) standards and, as a result, we may face additional liability in the event of a security breach involving payment card information. The scope of many of the requirements under the GDPR remain unclear and regulatory guidance on several topics is forthcoming, and the steps we are taking to comply with the GDPR may not be sufficient.

Restrictions on outdoor advertising of certain products may restrict the categories of clients that can advertise using our products.

Out-of-court settlements between the major U.S. tobacco companies and all 50 states, the District of Columbia, the Commonwealth of Puerto Rico and other U.S. territories include a ban on the outdoor advertising of tobacco products. Other products and services may be targeted in the U.S. in the future, including alcohol products. Most E.U. countries, among other nations, also have banned outdoor advertisements for tobacco products and regulate alcohol advertising. Regulations vary across the countries in which we conduct business. Any significant reduction in advertising of products due to content-related restrictions could cause a reduction in our direct revenues from such advertisements and an increase in the available space on the existing inventory of billboards in the outdoor advertising industry.

Environmental, health, safety and land use laws and regulations may limit or restrict some of our operations.

As the owner or operator of various real properties and facilities, we must comply with various foreign, federal, state and local environmental, health, safety and land use laws and regulations. We and our properties are subject to such laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances and employee health and safety as well as zoning restrictions. Historically, we have not incurred significant expenditures to comply with these laws. However, additional laws which may be passed in the future, or a finding of a violation of or liability under existing laws, could require us to make significant expenditures and otherwise limit or restrict some of our operations.

We are exposed to foreign currency exchange risks because a portion of our revenue is received in foreign currencies and translated to U.S. dollars for reporting purposes.

We generate a portion of our revenues in currencies other than U.S. dollars. Changes in economic or political conditions, including Brexit, in any of the foreign countries in which we operate could result in exchange rate movement, new currency or exchange controls or other currency restrictions being imposed. Because we receive a portion of our revenues in currencies from the countries in which we operate, exchange rate fluctuations in any such currency could have an adverse effect on our profitability. A portion of our cash flows are generated in foreign currencies and translated to U.S. dollars for reporting purposes, and certain of the indebtedness held by our international subsidiaries is denominated in U.S. dollars, and, therefore, significant changes in the value of such foreign currencies relative to the U.S. dollar could have a material adverse effect on our financial condition and our ability to meet interest and principal payments on our indebtedness.

Given the volatility of exchange rates, we cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks. It is possible that volatility in currency exchange rates will have a material adverse effect on our financial condition or results of operations. We expect to experience economic losses and gains and negative and positive impacts on our operating income as a result of foreign currency exchange rate fluctuations.

Doing business in foreign countries exposes us to certain risks not expected to occur when doing business in the United States.

Doing business in foreign countries carries with it certain risks that are not found when doing business in the United States. These risks could result in losses against which we are not insured. Examples of these risks include:

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	the adverse effect of foreign exchange controls;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property without adequate compensation;

•	the potential instability of foreign governments;

•	the risk of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	difficulties collecting receivables and otherwise enforcing contracts with governmental agencies and others in some foreign legal systems;

•	withholding and other taxes on remittances and other payments by subsidiaries;

•	changes in tax structure and level; and

•	changes in laws or regulations or the interpretation or application of laws or regulations.

Our International operations involve contracts with, and regulation by, foreign governments. We operate in many parts of the world that experience corruption to some degree. Although we have policies and procedures in place that are designed to promote legal and regulatory compliance (including with respect to the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act), our employees, subcontractors and agents could take actions that violate applicable anti-corruption laws or regulations. Violations of these laws, or allegations of such violations, could have a material adverse effect on our business, financial position and results of operations.

We identified a material weakness in our internal control over financial reporting as of December 31, 2017, and the occurrence of this or any other material weakness could have a material adverse effect on our ability to report accurate financial information in a timely manner.

We previously reported that there was a material weakness in our internal control over financial reporting with respect to Clear Media Limited, our outdoor business in China, that existed as of December 31, 2017, for which we are in the process of remediating. We have implemented additional monitoring controls and revised our cash and cash equivalent review process. In addition, we have strengthened controls around access and use of banking authorization tokens and chops and formalized review and approval processes around related party transactions. Although we have implemented these enhanced controls, we have not completed our testing of their effectiveness. We will need to successfully test these enhanced controls before we can conclude that the material weakness has been remediated. There can be no assurance that the effectiveness of these controls will be successfully tested in a timely manner, and we may not prevent future control deficiencies or material weaknesses from occurring. Further, there can be no assurance that any system of internal control over financial reporting will be successful in preventing all errors or fraud or in making all material information known in a timely manner to the appropriate levels of management. As a result, it is possible that our financial statements will not comply with generally accepted accounting principles, will contain a material misstatement or will not be available on a timely basis, any of which could cause investors to lose confidence in us and lead to, among other things, unanticipated legal, accounting and other expenses, delays in filing required financial disclosures, enforcement actions by government authorities, fines, penalties, the delisting of our common stock and liabilities arising from stockholder litigation.

Uncertainties in the interpretation and application of the Tax Cuts and Jobs Act of 2017 could materially affect our tax obligations and effective tax rate.

On December 22, 2017, the U.S. enacted comprehensive tax legislation, commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act requires complex computations not previously required by U.S. tax law. As such, the application of accounting guidance for such items is currently uncertain. Further, compliance with the Tax Act and the accounting for such provisions require preparation and analysis of information not previously required or regularly produced. In addition, the U.S. Department of Treasury has broad authority to issue regulations and interpretative guidance that may significantly impact how we will apply the Tax Act and impact our results of operations in future periods. Accordingly, while we have provided a provisional estimate on the effect of the Tax Act in the accompanying audited financial statements, further regulatory or GAAP accounting guidance for the law, our further analysis on the application of the law, and refinement of our initial estimates and calculations could materially change our current provisional estimates, which could, in turn, materially affect our tax obligations and effective tax rate. There may also be significant future effects that these tax reforms will have on our financial results and our business strategies. In addition, there is a risk that states or foreign jurisdictions may amend their tax laws in response to these tax reforms, which could have a material impact on our future results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this information statement/prospectus contains various forward-looking statements which represent our expectations or beliefs concerning future events, including, without limitation, our future operating and financial performance, our ability to comply with the covenants in the agreements governing our indebtedness, the availability of capital and the impact of the proposed Separation from iHeartMedia. Statements expressing expectations and projections with respect to future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our future performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and performance. There can be no assurance, however, that management’s expectations will necessarily come to pass. Actual future events and performance may differ materially from the expectations reflected in our forward-looking statements. We do not intend, nor do we undertake any duty, to update any forward-looking statements.

A wide range of factors could materially affect future developments and performance, including but not limited to:

•

the risk that the iHeart Chapter 11 Cases and the Separation may result in unfavorable tax consequences for New CCOH and impair its ability to utilize federal income tax net operating loss carryforwards in future years;

•	the risk that New CCOH may be more susceptible to adverse events as a result of the Separation;

•

the risk that New CCOH may be unable to make, on a timely or cost effective basis, the changes necessary to operate as an independent publicly-traded company, and New CCOH may experience increased costs after Separation;

•

the risk that the Separation will result in changes in New CCOH’s management team and the loss of other key employees, the composition of the board of directors will be different than the current composition of the board of directors;

•	the risk that substantial sales of New CCOH Common Stock may occur following the Separation, which could cause the market price of the New CCOH Common Stock to decline;

•	risks associated with New CCOH’s ability to service its debt obligations and to fund its operations and capital expenditures;

•	risks associated with weak or uncertain global economic conditions and their impact on the level of expenditures on advertising;

•	industry conditions, including competition;

•	our ability to obtain key municipal concessions for our street furniture and transit products;

•	fluctuations in operating costs;

•	technological changes and innovations;

•	shifts in population and other demographics;

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other general economic and political conditions in the United States and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	changes in labor conditions and management;

•	the impact of future dispositions, acquisitions and other strategic transactions;

•	legislative or regulatory requirements;

•	regulations and consumer concerns regarding privacy and data protection, and breaches of information security measures;

•	restrictions on outdoor advertising of certain products;

•	capital expenditure requirements;

•	fluctuations in exchange rates and currency values;

•	risks of doing business in foreign countries;

•	new or increased tariffs or unfavorable changes in trade policy;

•	the identification of a material weakness in our internal control over financial reporting;

•	the impact of our substantial indebtedness, including the effect of our leverage on our financial position and earnings;

•	the ability of our subsidiaries to dividend or distribute funds to us in order for us to repay our debts;

•	the restrictions contained in the agreements governing our indebtedness limiting our flexibility in operating our business;

•	the effect of credit ratings downgrades; and

•	certain other factors set forth under “Risk Factors” in this information statement/prospectus.

This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative and is not intended to be exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

SELECTED HISTORICAL FINANCIAL DATA OF THE OUTDOOR BUSINESS OF CCH

The following table sets forth selected historical financial data of the Outdoor Business of CCH for the periods indicated. We have derived the selected financial data for the years ended December 31, 2013 and 2014 from the unaudited carve-out financial statements of the Outdoor Business of CCH for such years. We have derived the selected financial data for the years ended December 31, 2015, 2016 and 2017 from the audited carve-out financial statements of the Outdoor Business of CCH for such years. We have derived the selected historical financial data as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 from the unaudited carve-out financial statements of the Outdoor Business of CCH for such periods.

The financial statements of the Outdoor Business of CCH consist of a carve-out of the financial statements of the entities and businesses of CCH that operate in the Outdoor Business. After the subsidiaries of CCH (other than CCOH and its subsidiaries) are distributed to a wholly-owned subsidiary of iHeartMedia, CCOH will be merged with and into CCH and CCH will change its name to Clear Channel Outdoor Holdings, Inc. (“New CCOH”). By the time the shares of New CCOH are distributed to certain creditors of iHeartMedia and to the public stockholders of CCOH, the only assets, liabilities and operations of New CCOH will be those of the Outdoor Business. There will be no remaining assets or obligations, either recognized or unrecognized, within New CCOH that are unrelated to the Outdoor Business after the Merger and Separation. Accordingly, these carve-out financial statements include the operations, assets and liabilities of the Outdoor Business of CCH, and exclude the radio businesses that have historically been reported as part of iHeartMedia’s IHM segment (the “Radio Businesses”) and the subsidiaries of CCH (other than CCOH) prior to the Merger and the Separation. In addition, the carve-out financial statements exclude amounts attributable to CCH, which is a holding company with no independent assets or operations.

CCH believes that carve-out financial statements of the Outdoor Business of CCH would be more useful to users compared to financial statements of CCH that include the Radio Business and other non-Outdoor subsidiaries. This conclusion was based on the fact that investors would not receive shares in New CCOH until after the Radio Businesses have been distributed. Accordingly, the Radio Businesses are not relevant to their investment decisions.

The preparation of carve-out financial statements in conformity with GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. CCH bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

In the opinion of management of CCH, the interim financial data reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for the interim periods. Historical results are not necessarily indicative of the results to be expected for future periods and the interim results are not necessarily indicative of the results that may be expected for the full year.

In addition, the carve-out financial statements of the Outdoor Business of CCH may not be indicative of New CCOH’s future performance and do not necessarily reflect what its consolidated results of operations, financial position and cash flows would have been had CCH consisted only of the Outdoor Business and operated as a separate, stand-alone public company for which a controlling interest was not held by iHeartCommunications during the periods presented. These carve-out financial statements of the Outdoor Business of CCH give effect to allocations of expenses from iHeartCommunications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided, however, they may not be indicative of the actual results of the Outdoor Business of CCH had CCH consisted only of the Outdoor Business of CCH and had been operating as a separate, stand-alone public company for the periods presented.

The audited carve-out financial statements of the Outdoor Business of CCH as of December 31, 2016 and 2017 and for each of the three years in the period ended December 31, 2017 and the unaudited carve-out financial statements of the Outdoor Business of CCH as of September 30, 2018 and for the nine months ended September 30, 2017 and 2018 have been included elsewhere in this information statement/prospectus.

The selected historical data presented below should be read in conjunction with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Outdoor Business of CCH” and the carve-out financial statements of the Outdoor Business of CCH and related notes and other financial data included elsewhere in this information statement/prospectus.

(Dollars in thousands)	Years Ended December 31,					Nine Months Ended September 30,
	2013	2014	2015	2016	2017	2017	2018
	(unaudited)					(unaudited)
Results of Operations Data:
Revenue	$2,946,647	$2,961,107	$2,806,204	$2,679,822	$2,588,702	$1,860,298	$1,974,117
Operating expenses:
Direct operating expenses	1,594,650	1,600,602	1,485,835	1,418,319	1,409,767	1,039,175	1,095,906
Selling, general and administrative expenses	546,645	551,107	527,821	515,421	499,213	370,597	381,494
Corporate expenses(1)	124,483	131,008	116,523	117,436	143,678	105,213	111,092
Depreciation and amortization	403,170	406,243	375,962	344,124	325,991	236,880	244,232
Impairment charges(2)	13,150	3,530	21,631	7,274	4,159	1,591	7,772
Other operating income (expense), net	22,979	7,259	(4,824)	354,688	26,391	28,657	1,700

Operating income	287,528	275,876	273,608	631,936	232,285	135,499	135,321
Interest expense, net	353,069	353,563	355,917	375,029	379,701	282,802	291,409
Interest income on Due to/from iHeartCommunications, net	54,210	60,179	61,439	50,309	68,871	47,277	573
Loss on Due from iHeartCommunications	—	—	—	—	(855,648)	—	—
Gain (loss) on investments, net	(18)	—	—	531	(1,045)	(792)	(355)
Equity in (loss) earnings of nonconsolidated affiliates	(2,092)	3,789	(289)	(1,689)	(990)	(829)	384
Other income (expense), net	1,016	15,185	12,387	(70,682)	29,800	22,596	(21,675)

Income (loss) before income taxes	(12,425)	1,466	(8,772)	235,376	(906,428)	(79,051)	(177,161)
Income tax (expense) benefit	(14,543)	8,967	(49,943)	(77,499)	280,218	(12,900)	(57,016)

Net (loss) income	(26,968)	10,433	(58,715)	157,877	(626,210)	(91,951)	(234,177)
Amount attributable to noncontrolling interest	23,651	26,864	24,629	22,807	18,138	10,546	9,716

Net (loss) income attributable to the majority owners of the Outdoor Business of CCH	$(50,619)	$(16,431)	$(83,344)	$135,070	$(644,348)	$(102,497)	$(243,893)

Balance Sheet Data:
Current assets	$1,199,106	$1,038,411	$1,556,884	$1,330,977	$974,172	$1,037,660	$1,003,472
Property, plant and equipment, net	2,081,098	1,905,651	1,627,986	1,412,833	1,395,029	1,380,442	1,255,990
Total assets	6,670,032	6,279,011	6,295,975	5,708,370	4,670,782	5,568,955	4,479,362
Current liabilities	776,047	723,472	920,613	641,718	657,512	711,598	718,770
Long-term debt, net of current maturities	4,861,357	4,880,526	5,106,513	5,110,020	5,266,153	5,264,290	5,274,490
Total company equity (deficit)	144,043	(162,594)	(578,637)	(947,312)	(1,858,294)	(1,309,557)	(2,140,012)

(1)	Includes non-cash compensation expense.
(2)

We recorded non-cash impairment charges of $13.2 million, $3.5 million, $21.6 million, $7.3 million and $4.2 million during the years ended December 31, 2013, 2014, 2015, 2016 and 2017, respectively, and $1.6 million and $7.8 million during the nine months ended September 30, 2017 and 2018, respectively.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt, total company deficit and total capitalization as of September 30, 2018 on an actual basis and on a pro forma basis to give effect to the Transactions as if the Transactions had occurred as of such date. You should read this table in conjunction with the information contained in “Risk Factors” and “Unaudited Pro Forma Carve-Out Financial Statements of Clear Channel Holdings, Inc.” included in this information statement/prospectus and the carve-out financial statements of the Outdoor Business of CCH and the related notes thereto, which are included in this information statement/prospectus.

	As of September 30, 2018
(in thousands)	The Outdoor Business of CCH Actual	New CCOH Pro Forma
Cash and cash equivalents	$191,117	$

Debt:
Clear Channel Worldwide Holdings Senior Notes:
6.50% Series A Senior Notes Due 2022	735,750
6.50% Series B Senior Notes Due 2022	1,989,250
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	275,000
7.625% Series B Senior Subordinated Notes Due 2020	1,925,000
Receivables based credit facility due 2023 (1)	—		—
Clear Channel International B.V. Senior Notes due 2020	375,000
Other debt	4,034
Original issue (discount) premium	(611)
Long-term debt fees	(28,612)

Total Debt	5,274,811

Total Company Deficit	(2,140,012)

Total Capitalization	$3,134,799	$

(1)

The asset based credit facility provides for borrowings up to $125.0 million. As of September 30, 2018, we had $86.4 million of letters of credit outstanding, and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability under the asset based credit facility.

UNAUDITED PRO FORMA CARVE-OUT FINANCIAL STATEMENTS OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

The following unaudited pro forma carve-out financial statements have been developed by applying pro forma adjustments to the historical carve-out financial statements of the Outdoor Business of CCH included in this information statement/prospectus. The unaudited pro forma carve-out balance sheet as of September 30, 2018 gives effect to the Separation as if it had occurred on September 30, 2018. The unaudited pro forma carve-out statements of operations for the nine months ended September 30, 2018 and for the year ended December 31, 2017 give effect to the Separation as if it had occurred on January 1, 2017. All pro forma adjustments and underlying assumptions are described more fully in the notes to the unaudited pro forma carve-out financial statements.

The unaudited pro forma carve-out financial information presented in this information statement/prospectus is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Separation was completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that management believes to be reasonable. Because the Separation has not been completed as of the date of this information statement/prospectus, the estimates and assumptions regarding the impact of the Separation are preliminary. The actual impact of the Separation will be determined when effectuated, and management expects the actual impacts to differ from the estimates and assumptions used in these unaudited pro forma carve-out financial statements and these differences could be material. Furthermore, the ability of New CCOH to realize the benefits of the Separation remains subject to a number of risks and uncertainties. See “Risk Factors.”

The unaudited pro forma carve-out statement of operations does not include the effects of nonrecurring impacts arising directly as a result of the Separation.

The unaudited pro forma carve-out balance sheet as of September 30, 2018 and the unaudited pro forma carve-out statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 have been derived from the audited and unaudited historical carve-out financial statements of the Outdoor Business of CCH included in this information statement/prospectus. The amounts in the tables may not add due to rounding.

You should read this unaudited pro forma carve-out financial information in conjunction with:

•	the accompanying notes to the unaudited pro forma carve-out financial statements;

•

the unaudited historical carve-out financial statements of the Outdoor Business of CCH as of and for the nine months ended September 30, 2018 and the audited historical carve-out financial statements of the Outdoor Business of CCH for the year ended December 31, 2017 included in this information statement/prospectus; and

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Outdoor Business of CCH included in this information statement/prospectus.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

UNAUDITED PRO FORMA CARVE-OUT BALANCE SHEET

As of September 30, 2018

(dollars in thousands)

	Historical	Separation Adjustments		Pro Forma for the Separation
ASSETS
Cash and cash equivalents	$191,117		A, B, C
Accounts receivable, net of allowance	654,038
Prepaid expenses	125,592
Other current assets	32,725

Total Current Assets	1,003,472
PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,038,835
Other property, plant and equipment, net	217,155
INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles—permits	971,163		D
Other intangible assets, net	257,483
Goodwill	708,508
OTHER ASSETS
Due from iHeartCommunications	154,758		B
Other assets	127,988

Total Assets	$4,479,362

CURRENT LIABILITIES
Accounts payable	$99,304
Accrued expenses	533,413
Deferred income	85,732
Current portion of long-term debt	321

Total Current Liabilities	718,770
Long-term debt	5,274,490
Due to iHeartCommunications—post petition	1,495		C
Deferred income taxes	360,429
Other long-term liabilities	264,190
Commitments and contingent liabilities
COMPANY DEFICIT
Noncontrolling interest	153,235
Parent Company’s net investment	(1,944,930)		B, D, F
Preferred stock, par value $.01 per share	—		A
New CCOH common stock, par value $.01 per share	—		F
Additional paid-in capital	—		F
Accumulated deficit	—
Accumulated other comprehensive income	(348,317)

Total Company Deficit	(2,140,012)

Total Liabilities and Company Deficit	$4,479,362

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

UNAUDITED PRO FORMA CARVE-OUT STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2018

(dollars in thousands)

	Historical	Separation Adjustments		Pro Forma for the Separation
Revenue	$1,974,117
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,095,906
Selling, general and administrative expenses (excludes depreciation and amortization)	381,494
Corporate expenses (excludes depreciation and amortization)	111,092		B
Depreciation and amortization	244,232		C
Impairment charges	7,772
Other operating income, net	1,700

Operating income	135,321
Interest expense, net	291,409
Interest income on Due from iHeartCommunications Note	573		A
Equity in earnings of nonconsolidated affiliates	384
Other expense, net	(22,030)

Loss before income taxes	(177,161)
Income tax expense	(57,016)		D

Net loss	$(234,177)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

UNAUDITED PRO FORMA CARVE-OUT STATEMENT OF OPERATIONS

For the Year Ended December 31, 2017

(dollars in thousands)

	Historical	Separation Adjustments		Pro Forma for the Separation
Revenue	$2,588,702
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,409,767
Selling, general and administrative expenses (excludes depreciation and amortization)	499,213
Corporate expenses (excludes depreciation and amortization)	143,678		B
Depreciation and amortization	325,991		C
Impairment charges	4,159
Other operating income, net	26,391

Operating income	232,285
Interest expense, net	379,701
Interest income on Due from iHeartCommunications Note	68,871		A
Loss on Due from iHeartCommunications Note	(855,648)
Loss on investments, net	(1,045)
Equity in loss of nonconsolidated affiliates	(990)
Other income, net	29,800

Loss before income taxes	(906,428)
Income tax benefit	280,218		D

Net loss	$(626,210)

NOTES TO UNAUDITED PRO FORMA CARVE-OUT FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION

The unaudited pro forma carve-out financial statements have been developed by applying pro forma adjustments to the historical carve-out financial statements of the Outdoor Business of CCH included in this information statement/prospectus. The unaudited pro forma carve-out balance sheet as of September 30, 2018 gives effect to the Separation as if it occurred on September 30, 2018. The unaudited pro forma carve-out statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 give effect to the Separation as if it occurred on January 1, 2017.

As more fully discussed elsewhere in this information statement/prospectus, the Separation of the Outdoor Business of CCH will be effectuated through the following series of transactions:

•	CCH will be released from its guarantees of all of iHeartCommunications’ pre-petition indebtedness and its guarantee of the iHeartCommunications debtor-in-possession credit facility.

•	All subsidiaries, assets and liabilities, other than those held by CCOH, will be transferred to subsidiaries of Radio Newco.

•	CCOH will merge with and into CCH with CCH surviving and changing its name to Clear Channel Outdoor Holdings, Inc. (“New CCOH”).

•	The outstanding shares of CCOH Class B Common Stock will be converted into shares of CCOH Class A Common Stock.

•	The outstanding shares of CCOH Class A Common Stock will be converted in the Merger into a single class of New CCOH Common Stock.

•	New CCOH will sell New CCOH Preferred Stock to third parties for cash.

•	iHeartCommunications will transfer the shares of New CCOH Common Stock it owns to holders of claims pursuant to the iHeartMedia Plan of Reorganization.

In addition, as part of the Settlement Agreement more fully discussed elsewhere in this information statement/prospectus, iHeartCommunications, CCH and CCOH agreed to the following:

•

The termination of the cash sweep agreement under the Corporate Services Agreement and any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property (“Trademark License Fees”).

•	The entry into a new Transition Services Agreement to provide administrative services currently and historically provided to CCOH by iHeartCommunications.

•	The waiver by the Debtors of any Trademark License Fees charged during the post-petition period.

•	The repayment of the post-petition intercompany balance due to CCOH, after being adjusted for the Trademark License Fees.

•

The contribution of the rights, title and interest in and to all tradenames, trademarks, service marks, common law marks and other rights related to the Clear Channel tradename (the “CC Intellectual Property”).

•	The payment by the Debtors to CCOH of approximately $148.9 million as CCOH’s recovery of its claim under the Due from iHeartCommunications Note.

•	The agreement by the Debtors to provide CCOL with an unsecured line of credit in an aggregate amount not to exceed $200 million at the Prime rate of interest.

NOTE 2: PRO FORMA ADJUSTMENTS FOR THE SEPARATION

Pro Forma Balance Sheet Adjustments

In order to reflect the pro forma capital structure of the Outdoor Business of CCH, the unaudited pro forma carve-out balance sheet as of September 30, 2018 includes the following adjustments related to the Separation:

A.	The issuance by New CCOH of New CCOH Preferred Stock cash in an aggregate amount equal to .

B.	The payment by iHeartCommunications to CCOH of $148.9 million as CCOH’s recovery of its claims under the Due from iHeartCommunications Note.

C.

The waiver by the Debtors of all license fees charged to CCOH under any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property from March 14, 2018 (the “Petition Date”) through September 30, 2018, aggregating $21.0 million, resulting in a payment to CCOH of $19.5 million as of September 30, 2018 and settlement of the Due to iHeartCommunications—post-petition payable of $1.5 million.

D.	The contribution of the CC Intellectual Property.

E.

The agreement by the Debtors to provide to CCOL for a period of no more than three years following the Separation an unsecured revolving line of credit at Prime interest (5.25% as of September 30, 2018) in an aggregate amount not to exceed $200 million.

F.	The issuance by New CCOH of New CCOH Common Stock.

Pro Forma Statement of Operations Adjustments

The unaudited pro forma carve-out statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 include the following adjustments related to the Separation:

A.	Elimination of interest income recognized on the Due from iHeartCommunications Note.

B.

Elimination of license fees of $27.8 million for the nine months ended September 30, 2018 and $37.1 million for the year ended December 31, 2017 charged to CCOH under any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property.

C.

Increase in amortization expense of                  for the nine months ended September 30, 2018 and                  for the year ended December 31, 2017 as a result of the contribution of the CC Intellectual Property to New CCOH with a remaining useful life of                .

D.

The adjustments to tax benefit/expense have been calculated assuming a 25% statutory tax rate for the nine months ended September 30, 2018 and 39% for the year ended December 31, 2017, which is comprised of the U.S. federal tax rate of 21% for the nine months ended September 30, 2018 and 35% for the year ended December 31, 2017 and a blended 4% rate to account for the various state and local tax jurisdictions in which the Company operates.

The pro forma statement of operations assume that the costs to be incurred under the new Transition Services Agreement are equivalent to the costs of the equivalent services under the Corporate Services Agreement. These pro forma financial statements do not adjust for the one-time costs incurred by CCOH in connection with the Separation, some but not all of which will be reimbursed under the Settlement Agreement.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth, for the nine months ended September 30, 2018 and the year ended December 31, 2017, certain per share financial information on a historical and pro forma basis. Except for the historical information as of and for the year ended December 31, 2017, the information in the table is unaudited. You should read the data with the historical carve-out financial statements and related notes of the Outdoor Business of CCH included elsewhere in this information statement/prospectus.

Because CCH is currently a wholly-owned subsidiary of iHeartCommunications and historically has not had a meaningful number of shares outstanding, the historical per share data is calculated using the number of shares of CCOH Common Stock outstanding. The pro forma earnings per share data was calculated by dividing pro forma net loss attributable to the majority owners of the Outdoor business of CCH per the pro forma condensed combined statements of operations by the weighted average number of shares of CCOH Common Stock outstanding for the period. The pro forma book value per share information was calculated by dividing total pro forma Deficit of the Outdoor business of CCH by the number of shares of CCOH Common Stock outstanding on at the end of the period. The number of New CCOH shares outstanding after the Merger will be the same as the number of CCOH shares outstanding immediately prior to the Merger.

The pro forma amounts in the table below are presented for illustrative purposes only and do not indicate what the financial position or the results of operations of the combined company would have been had the Transactions occurred as of the date or for the period presented. The pro forma amounts also do not indicate what the financial position or future results of operations of the combined company will be. You should not rely on the pro forma information as being indicative of the historical results that would have occurred or the future results that the combined company will experience after the Transactions.

	Historical	New CCOH Pro Forma
Basic loss per common share from continuing operations
Nine months ended September 30, 2018	$(0.67)
Year ended December 31, 2017	(1.78)
Diluted loss per common share from continuing operations
Nine months ended September 30, 2018	(0.67)
Year ended December 31, 2017	(1.78)
Cash dividends declared per common share
Nine months ended September 30, 2018	(0.08)
Year ended December 31, 2017	(0.92)
Book value per common share
As of September 30, 2018	$(5.92)

MARKET PRICE AND DIVIDEND INFORMATION

CCOH’s Stock Information

Shares of CCOH’s Class A Common Stock trade on the NYSE under the symbol “CCO.” On December 14, 2018, the last trading day before announcement of the Settlement Agreement, the last sale price of CCOH Class A Common Stock reported by the NYSE was $5.79. On             , the last practicable trading day for which information is available as of the date of this information statement/prospectus, the last sale price of CCOH Class A Common Stock reported by the NYSE was $            . There were              stockholders of record as of                 , 2019. This figure does not include an estimate of the indeterminate number of beneficial holders whose shares may be held of record by brokerage firms and clearing agencies.

There is no established public trading market for CCOH Class B Common Stock. There were 315,000,000 shares of CCOH Class B Common Stock outstanding on December 1, 2018. iHeartCommunications, indirectly through its subsidiaries CCH, Broader Media, LLC and CC Finco, LLC, holds all of the shares of CCOH Class B Common Stock outstanding and 10,726,917 shares of CCOH Class A Common Stock, representing 89.1% of the shares outstanding and approximately 99% of the voting power. The holders of CCOH Class A Common Stock and CCOH Class B Common Stock have identical rights, except holders of CCOH Class A Common Stock are entitled to one vote per share while holders of CCOH Class B Common Stock are entitled to 20 votes per share. The shares of CCOH Class B Common Stock are convertible, at the option of the holder at any time or upon any transfer, into shares of Class A Common Stock on a one-for-one basis, subject to certain limited exceptions. Pursuant to the Merger Agreement, CCH will agree to convert, and to cause Broader Media, LLC to convert, all of their CCOH Class B Common Stock into CCOH Class A Common Stock prior to the Merger.

CCH’s Stock Information

CCH is not currently traded on any stock exchange or quoted on any market.

CCOH Dividend Policy

CCOH does not pay regularly scheduled dividends, and its ability to pay dividends on its common stock is subject to restrictions should it seek to do so at any time prior to the Effective Time of the Merger. On January 7, 2016, CCOH paid a special dividend in an amount equal to $0.6026 per share to the holders of record of its Class A and Class B common stock at the close of business on January 4, 2016. On February 4, 2016, CCOH paid a special dividend in an amount equal to $1.4937 per share to the holders of record of its Class A and Class B common stock at the close of business on February 1, 2016. On February 23, 2017, CCOH paid a special dividend in an amount equal to $0.7797 per share to the holders of its Class A and Class B common stock at the close of business on February 20, 2017. On October 5, 2017 CCOH paid a special dividend in an amount equal to $0.0687 per share to the holders of its Class A and Class B common stock at the close of business on October 2, 2017. On October 31, 2017, CCOH paid a special dividend in an amount equal to $0.0687 per share to the holders of its Class A and Class B common stock at the close of business on October 26, 2017. On January 24, 2018, CCOH paid a special dividend in an amount equal to $0.0824 per share to the holders of its Class A and Class B common stock at the close of business on January 19, 2018.

CCOH is a holding company with no independent operations and no significant assets other than the stock of its subsidiaries and the Due from iHeartCommunications note. CCOH, therefore, is dependent on the receipt of dividends or other distributions from its subsidiaries or repayment by iHeartCommunications of amounts outstanding under the Due from iHeartCommunications note to pay dividends. Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note was frozen.

In addition, the agreements governing CCOH’s indebtedness contain restrictions on its ability to pay dividends. If CCOH were to declare and pay cash dividends prior to the Merger, holders of CCOH Class A

Common Stock and CCOH Class B Common Stock would share equally, on a per share basis, in any such cash dividend. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Outdoor Business of CCH—Liquidity and Capital Resources—Sources of Capital”.

CCH Dividend Policy

CCH has not historically had a dividend policy. As a holder of CCOH’s common stock, CCH received the special dividends from CCOH described above, directly and indirectly through its subsidiaries. CCH used the proceeds of these dividends to pay dividends in the same amount to iHeartCommunications.

CCH currently does not intend to pay regular quarterly dividends on the shares of New CCOH common stock. New CCOH will be a holding company with no independent operations and no significant assets other than the stock of its subsidiaries. New CCOH, therefore, is dependent on the receipt of dividends or other distributions from its subsidiaries to pay dividends. In addition, the agreements governing CCOH’s indebtedness, which New CCOH will assume in connection with the Merger, will restrict New CCOH’s ability to pay dividends.

THE IHEARTMEDIA RESTRUCTURING

Overview

On March 14, 2018, iHeartMedia and the other Debtors (including CCH) filed the iHeart Chapter 11 Cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases. The Debtors commenced the iHeart Chapter 11 Cases with a balance sheet that carried approximately $16 billion of indebtedness. In 2017, this indebtedness required payment of approximately $1.4 billion of cash interest.

The Debtors engaged in numerous negotiations starting in 2016 with certain holders of the Debtors’ indebtedness in an effort to reach an agreement regarding a restructuring of the Debtors’ debt. These negotiations led to the entry into a Restructuring Support Agreement on March 16, 2018 (“iHeart RSA”). Pursuant to the iHeart RSA, the transactions embodied by the iHeartMedia Plan of Reorganization enjoy the support of holders of nearly $12 billion of outstanding debt obligations across the Debtors’ capital structure (including outstanding indebtedness held by the Debtors and their affiliates), as well as the Debtors’ equity sponsors (who also hold a significant amount of the Debtors’ outstanding indebtedness).

The iHeartMedia Plan of Reorganization

On September 20, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement with respect to the Debtors’ fourth amended plan of reorganization. On October 10, 2018, the Debtors filed the fifth amended plan of reorganization and the Disclosure Statement Supplement. On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the fifth amended plan of reorganization and Disclosure Statement Supplement. On December 17, 2018, the Debtors filed the iHeartMedia Plan of Reorganization in connection with the finalization of the Settlement Agreement and other documents.

The iHeartMedia Plan of Reorganization contemplates that the iHeart business and CCOH outdoor businesses will be separated through a taxable separation as described elsewhere in this information statement/prospectus. The iHeartMedia Plan of Reorganization also contemplates that the business that results following the restructuring of iHeartMedia after the Radio Distribution and the Separation (“Reorganized iHeartMedia”) will emerge from Chapter 11 with new debt of $5.75 billion. In addition, Reorganized iHeartMedia will have access to a new ABL facility that will, among other things, provide working capital and fund distributions under the iHeartMedia Plan of Reorganization.

The effectiveness of iHeartMedia Plan of Reorganization is subject to the satisfaction or waiver of a number of conditions, including the following, among others:

•	the entry by the Bankruptcy Court of an order confirming the iHeartMedia Plan of Reorganization pursuant to section 1129 of the Bankruptcy Code;

•	Reorganized iHeartMedia shall have entered into a new ABL credit agreement;

•	all claims under the DIP facility shall have been repaid or converted into indebtedness under the new ABL credit agreement;

•	new debt, common stock and special warrants shall have been issued by Reorganized iHeartMedia to holders of claims in the iHeart Chapter 11 Cases;

•	the Separation is effected pursuant to the terms of the iHeartMedia Plan of Reorganization and the preferred stock shall have been issued by New CCOH;

•

the approval of the Federal Communications Commission of the transfer of control of iHeartMedia and any other authorizations, consents, regulatory approvals, rulings or documents required to implement the iHeartMedia Plan of Reorganization shall have been obtained;

•	a professional fee escrow account shall have been established and funded;

•	the reorganized Debtors shall have entered into all documents effectuating the Separation; and

•	the iHeart RSA shall not have been terminated.

The deadline for holders of claims and interests to vote on the iHeartMedia Plan of Reorganization was November 16, 2018. On December 3, 2018, iHeartMedia announced that more than 90% of the votes cast by creditors and shareholders who were entitled to vote accepted the iHeartMedia Plan of Reorganization, which exceeded the votes necessary to confirm the iHeartMedia Plan of Reorganization. A hearing to consider confirmation of the iHeartMedia Plan of Reorganization commenced on December 11, 2018, continued on December 17, 2018, and further hearings are expected to continue on January 10, 2019, January 17, 2019, January 22, 2019, and January 23, 2019.

On December 16, 2018, CCOH, GAMCO Asset Management Inc. (“GAMCO”), Norfolk County Retirement System (“Norfolk”), Bain Capital Partners, LLC, Bain Capital LP and Thomas H. Lee Partners, L.P. (together, the “Sponsor Entities”), as the private equity sponsors and majority owners of iHeartMedia, the Debtors, the members of CCOH’s board of directors, and the members of the committee appointed by the board of directors for CCOH (the “Delaware Individual Defendants”), through their respective counsel, entered into a settlement agreement (the “Settlement Agreement”) that embodies the terms of (i) a global settlement of all direct or derivative claims by or on behalf of GAMCO and Norfolk, both individually and on behalf of the putative class of public shareholders of CCOH, against the Delaware Individual Defendants, the Sponsor Entities, iHeartCommunications, iHeartMedia, CCOH and the Debtors, including in the derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. Hendrix, et al., C.A. No. 2017-0930-JRS (Del. Ch) (the “Norfolk Action”), the putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Mgmt, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (Del. Ch) (the “GAMCO Action” and together with the Norfolk Action, the “Delaware Actions”) and the iHeart Chapter 11 Cases, and (ii) the Separation in accordance with the iHeartMedia Plan of Reorganization.

The Settlement Agreement contemplates that upon the separation of CCOH from iHeartMedia, (i) the cash sweep arrangement under the existing corporate services agreement (the “Corporate Services Agreement”) between CCOH and iHeartCommunications will terminate, (ii) any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property will terminate and (iii) a new transition services agreement will supersede and replace the existing Corporate Services Agreement. In exchange, the Debtors agreed to waive (i) the set-off for the value of the intellectual property transferred, including royalties and (ii) the repayment of the post-petition intercompany balance outstanding in favor of the Debtors as of December 31, 2018. In addition, the Settlement Agreement provides that after the Separation, (i) iHeartCommunications will provide an unsecured revolving line of credit in an aggregate amount of up to $200 million to CCOL for a period of no more than three years following the effective date of the iHeartMedia Plan of Reorganization, (ii) iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on CCOH in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain agreements between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs. The parties agreed that CCOH will recover 14.44% in cash on its allowed claim of $1,031,721,306 under the intercompany note owed by iHeartCommunications to CCOH, and to mutual releases, including a release of all claims that have been asserted, could have been asserted or ever could be asserted with respect to the iHeart Chapter 11 Cases and the Delaware Actions. A fairness hearing on the Settlement Agreement is scheduled for January 22, 2019.

Intercompany Agreements

Upon iHeartMedia’s emergence from Chapter 11 and the consummation of the Transactions, each of the following will be terminated, canceled and be of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in CCOH’s concentration account to iHeartCommunications’ master account, (ii) that certain Master Agreement, dated as of November 16, 2005, by and between iHeartCommunications and CCOH (the “Master Agreement”), (iii) that certain Employee Matters Agreement, dated as of November 10, 2005, by and between iHeartCommunications and CCOH (the “Employee Matters Agreement”), (iv) that certain Corporate Services Agreement, dated as of November 10, 2005, by and between iHeartMedia Management Services, Inc. and CCOH (the “Corporate Service Agreement”) and (v) that certain Amended and Restated License Agreement, dated as of November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc., as amended by that certain First Amendment dated as of January 1, 2011 (the “Amended and Restated License Agreement”). The Settlement Agreement contemplates that the parties will enter into separation documents substantially in the forms attached to the Settlement Agreement, including (i) the Separation Agreement, (ii) the Transition Services Agreement, (iii) the Tax Matters Agreement, (iv) the Merger Agreement and (v) a revolving loan agreement governing the terms of the iHeartCommunications Line of Credit.

INFORMATION ABOUT THE TRANSACTIONS

Overview

The Transactions consist of a series of transactions to effect the Separation in conjunction with iHeartMedia’s emergence from bankruptcy proceedings under Chapter 11 of the Bankruptcy Code. Prior to the Transactions, CCH will be granted the Guarantee Release. CCH will not be a guarantor of any iHeartCommunications debt following the consummation of the Transactions.

The Transactions will consist of the following principal steps:

First, Broader Media will distribute the 100,000,000 shares of CCOH Class B Common Stock it holds to CCH, CC Finco will distribute the 10,726,917 shares of CCOH Class A Common Stock it holds to CCH, and all of the shares of CCOH Class B Common Stock then held by CCH will be converted into CCOH Class A Common Stock pursuant to the provisions of CCOH’s certificate of incorporation prior to the Merger. As a result, all of iHeartMedia’s ownership of CCOH will be held directly by CCH.

Second, CCH will complete the Radio Distribution by (i) transferring assets and liabilities of the respective businesses as described in this information statement/prospectus under “The Separation Agreement,” (ii) transferring its interest in all of its subsidiaries other than CCOH to Radio Newco in exchange for newly-issued common stock and preferred stock of Radio Newco, (iii) selling Radio Newco preferred stock to one or more third parties for cash and (iv) distributing the common stock of Radio Newco to iHeartCommunications. Following the Radio Distribution, the iHeartMedia radio business will be operated by certain subsidiaries of Radio Newco as well as other subsidiaries of iHeartCommunications, and not by CCH, and CCH will have no material assets other than the stock of CCOH.

Third, pursuant to the Merger Agreement by and between CCH and CCOH, CCOH will merge with and into CCH, with CCH surviving the Merger and changing its name to Clear Channel Outdoor Holdings, Inc., and shares of CCOH Class A Common Stock (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into an equal number of shares of New CCOH Common Stock. The shares of CCOH Common Stock held by CCH will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares. The shares of CCH common stock outstanding immediately before the Merger will convert into a number of shares of New CCOH Common Stock equal to the number of shares of CCOH Common Stock held by CCH immediately before the Merger. As a result, immediately after the Merger, New CCOH will have a single class of common stock, the pre-Merger CCOH Class A common stockholders (other than CCH and its subsidiaries) will own the same percentage of New CCOH that they owned of CCOH immediately before the Merger, which is approximately 10.9% as of the date of this information statement/prospectus, and all of the remaining 325,726,917 outstanding shares of New CCOH Common Stock will be held directly by iHeartCommunications.

Fourth, New CCOH will sell the New CCOH Preferred Stock to third parties for cash.

Fifth, the New CCOH Common Stock held by iHeartCommunications will be transferred by iHeartCommunications to certain holders of claims, in the iHeart Chapter 11 Cases pursuant to the iHeartMedia Plan of Reorganization, and New CCOH will become an independent public company no longer controlled by iHeartCommunications.

For a more complete description of the transaction steps, please see the Restructuring Transactions Memorandum to be attached as Exhibit A to the Separation Agreement, which is attached as Annex B to this information statement/prospectus.

Background of the Merger and the Separation

The following chronology summarizes the key meetings and events that led to the execution of the Settlement Agreement, which contemplates the Merger and the Separation. The following chronology does not purport to document each conversation among the CCOH Board (as defined below), the iHeart Board (as defined below), or the CCOH Special Committee (as defined below).

Unless otherwise noted, all meetings of the CCOH Special Committee were held telephonically. Unless otherwise noted, each meeting of the CCOH Special Committee was attended by each member of the CCOH Special Committee.

During the fall of 2016, the iHeartMedia board of directors (the “iHeart Board”) received several presentations from Moelis & Company (“Moelis”) outlining potential out-of-court restructuring transactions to be considered and evaluated by the iHeart Board. Certain of these proposed transactions would result in the separation of the businesses of iHeartMedia and its majority owned subsidiary, CCOH.

On December 22, 2016, the CCOH Board met with members of management of CCOH and iHeartMedia and representatives of Wilson Sonsini Goodrich Rosati (“WSGR”), legal counsel to the CCOH Board, and McKinsey & Company. At the meeting, the CCOH Board established a special committee (the “Prior CCOH Special Committee”) consisting of Mr. Douglas Jacobs, Mr. Christopher Temple and Mr. Dale Tremblay (each of whom was an independent member of the CCOH Board) and delegated to the Prior CCOH Special Committee the authority to act on behalf of the CCOH Board to, among other things, consider, review and evaluate any transactions or agreements to be entered into by CCOH in connection with the proposed separation of the interests of CCOH and iHeartMedia and to make a recommendation to the CCOH Board as to whether to reject or approve any such transaction or agreement. The Prior CCOH Special Committee subsequently appointed Mr. Jacobs as its Chairman and engaged Covington & Burling LLP (“Covington”) as its independent legal counsel.

On January 25, 2017, the CCOH Board met with members of management of CCOH and iHeartMedia and representatives of Moelis, Kirkland & Ellis LLP (“K&E”), WSGR, and Covington. At the meeting, the Prior CCOH Special Committee reported to the CCOH Board the progress made by the Prior CCOH Special Committee with respect to the preliminary negotiations of certain agreements between CCOH and iHeartMedia that would facilitate the Separation.

On February 9, 2017, CCOH and iHeartMedia entered into a Binding Option and Letter of Intent (the “Letter of Intent”), related to the potential sale of certain intellectual property owned by iHeartMedia or its affiliates to CCOH, in anticipation of a potential Separation.

In March 2017, iHeartMedia commenced exchange offers and term loan offers (the “Global Exchange Offers”) to exchange certain of iHeartCommunications’ outstanding indebtedness for new term loans and new securities of iHeartCommunications, and, in the event certain target levels of participation in the Global Exchange Offers were achieved, new securities of iHeartMedia, CCOH and CC Outdoor Holdings, Inc., a holding company formed to facilitate a Separation.

Beginning in May 2017 and continuing through the summer and fall of 2017, iHeartMedia engaged in negotiations with certain of its senior lenders with respect to amending the terms of the Global Exchange Offers to accomplish a potential out-of-court global restructuring of its indebtedness. These negotiations contemplated effecting the Separation as a tax-free transaction.

On May 26, 2017, at the 2017 annual meeting of CCOH stockholders, Mr. Paul Keglevic was elected to the Board to fill the seat occupied up to that point by Mr. Temple, who was not standing for re-election. Mr. Keglevic was appointed to the Prior CCOH Special Committee on July 12, 2017.

During November 2017, the Prior CCOH Special Committee, through representatives of Covington, and iHeartCommunications, through representatives of K&E, held discussions regarding the extension of the Due from iHeartCommunications Note. On November 29, 2017, CCOH and iHeartCommunications amended the Due from iHeartCommunications Note to (i) extend the maturity of the Due from iHeartCommunications Note from December 15, 2017 to May 15, 2019 and (ii) amend the interest rate on the Due from iHeartCommunications

Note to be equal to 9.3% per annum, except that if the outstanding balance due under the Due from iHeartCommunications Note exceeds $1.0 billion and under certain other circumstances tied to iHeartCommunications’ liquidity, the interest rate will be variable but will in no event be less than 6.5% nor greater than 20%.

On December 29, 2017, Norfolk filed the Norfolk Action. The complaint alleged that CCOH was harmed by the CCOH Board’s November 2017 decision to extend the maturity date of the Due from iHeartCommunications Note at what the complaint describes as far-below-market interest rate.

On January 23, 2018, the CCOH Board met with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, WSGR and Alvarez & Marsal (“A&M”), financial advisor to the Debtors, in attendance. At the meeting, the CCOH Board received an update from representatives of Moelis and K&E with respect to the status of iHeartCommunications’ negotiations with its lenders and bondholders, a potential Chapter 11 filing by iHeartMedia and the expected timing and possible terms of such a filing. At the request of the CCOH Board, representatives of WSGR discussed the establishment of a new special committee consisting of Mr. Jacobs, Mr. Keglevic and Mr. Tremblay (the “CCOH Special Committee”) to engage in negotiations related to the potential Chapter 11 bankruptcy filing by iHeartMedia, including, among other things, negotiations with respect to the treatment of the existing cash management arrangement and other intercompany agreements between iHeartCommunications and CCOH and/or the balance outstanding under the intercompany revolving promissory note payable by iHeartCommunications to CCOH.

At that meeting, the CCOH Board determined to dissolve the Prior CCOH Special Committee and establish the CCOH Special Committee, to, among other things: (1) consider, evaluate, negotiate and approve or disapprove of (a) any change in the terms of or termination of the cash management or other intercompany arrangements between iHeartCommunications and CCOH and (b) any matters related to the treatment of the balance outstanding under the Due from iHeartCommunications Note in connection with a restructuring transaction, and otherwise conduct any negotiations related to the foregoing; (2) direct the entry into any contracts or instruments, in the name and on behalf of CCOH related to (1) above, (3) to the extent that Section 141(c)(2) of the Delaware General Corporation Law does not permit the CCOH Board to delegate to the CCOH Special Committee the power or authority to approve, adopt, amend, or recommend an action or transaction deemed advisable to the CCOH Special Committee, recommend that the CCOH Board approve, adopt, amend or recommend such action related to (1) above; and (4) engage independent legal counsel and any additional third parties or advisors as it deems necessary to carry out its responsibilities.

On February 15, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, WSGR and A&M in attendance. The CCOH Special Committee reported to the CCOH Board that the CCOH Special Committee was in discussions to engage Houlihan Lokey (“Houlihan”) to serve as independent financial advisor to the CCOH Special Committee, McKinsey & Company to serve as restructuring advisor to the CCOH Special Committee and Willkie Farr & Gallagher LLP (“Willkie”) to serve as independent legal counsel to the CCOH Special Committee, to replace Covington.

At the meeting, the CCOH Board also discussed the resignation of Mr. Jacobs from the CCOH Board, effective February 15, 2018, and appointed Mr. Harvey Tepner to fill the vacancy on the CCOH Board and the CCOH Special Committee created by the resignation of Mr. Jacobs.

At the meeting, the CCOH Board discussed with representatives of A&M the projected liquidity needs of CCOH in the event of a bankruptcy filing of iHeartMedia and the assumptions that iHeartMedia would not pre-fund CCOH and that CCOH’s cash management arrangement with iHeartMedia would continue in the ordinary course in the event of a bankruptcy filing by iHeart. At the request of the CCOH Board, A&M also discussed iHeartMedia’s “go-forward” financing. Representatives from A&M responded to questions from the CCOH Board regarding the use of cash collateral. Management of CCOH also summarized for the CCOH Board iHeartMedia’s possible debtor-in-possession facility analysis and the assumptions and risks incorporated into such analysis, including the assumption that the cash management arrangement between CCOH and iHeartMedia would continue in its ordinary course after iHeartMedia’s bankruptcy filing, that the pre-petition intercompany note balance would be frozen and would stop accruing interest. At the request of the CCOH Board, management of CCOH also provided an update on the conversion of CCOH’s revolving credit facility to an asset-backed facility. At the request of the CCOH Board, representatives of Moelis provided an update with respect to negotiations among iHeartMedia and certain creditor constituencies, and noted that iHeartMedia’s objective was to reach an agreement prior to a bankruptcy filing and that there had been active communications between the potential parties to any such aggregate. A representative of Moelis addressed questions from the CCOH Board regarding the different proposals.

During January and February 2018, iHeartMedia continued to engage in negotiations with certain of its debt holders with respect to the terms of a restructuring support agreement. The proposed restructuring support agreement continued to contemplate a Separation by means of either a tax-free transaction or a taxable transaction.

Throughout February, March and April of 2018, the CCOH Special Committee met on approximately a weekly basis with representatives of Houlihan and Willkie to discuss the various workstreams in process related to the Separation, including a post-Separation liquidity analysis of CCOH being prepared by Houlihan on behalf of the CCOH Special Committee and an update to the long-term financial forecast for CCOH (the “CCOH Long-Range Forecast”).

On March 2, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, WSGR, Willkie, A&M, and Houlihan, in attendance. At the request of the CCOH Board, a representative of A&M provided an update on iHeart’s liquidity and CCOH’s liquidity. At the request of the CCOH Board, representatives of Moelis provided an update on the Separation and iHeart’s bankruptcy to the CCOH Board. At the meeting, a member of the CCOH Special Committee reported to the CCOH Board on the recent meetings and activities of the CCOH Special Committee.

On March 14, 2018, iHeartMedia and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in Bankruptcy Court. CCOH and its subsidiaries did not file Chapter 11 cases. In connection with the filing of the Chapter 11 petitions, iHeartMedia terminated the Global Exchange Offers.

On April 17, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, WSGR, Willkie, A&M, and Houlihan, in attendance. Representatives of Moelis provided an update on the Separation, stating that iHeartMedia had successfully negotiated the iHeart RSA to memorialize the terms of a pre-packaged bankruptcy with most of its creditors prior to its Chapter 11 bankruptcy filing on March 14, 2018 and that a seven member creditor committee had been formed, consisting of five trade creditors and two indenture trustees. Representatives of Moelis also noted that the Bankruptcy Court granted full relief on iHeartMedia’s first and second day motions, so iHeartMedia was able to continue doing business as usual. Representatives of Moelis then summarized for the CCOH Board the next steps of the bankruptcy process. At the request of the CCOH Board, representatives of K&E also discussed the details of the Separation, noting that CCOH and iHeartMedia were continuing to work together to resolve open issues, including among other things, the treatment of the intercompany note between iHeartMedia and CCOH and the appropriate tax structure to be utilized.

On April 28, 2018, iHeartMedia filed a plan of reorganization and related disclosure statement with the Bankruptcy Court. The plan of reorganization and disclosure statement were amended and supplemented several times between April and September 2018.

In May 2018, iHeartMedia and CCOH determined it was in the best interest of both companies to designate a committee (the “Separation Committee”) consisting of members of management of iHeartMedia and CCOH to conduct due diligence on matters related to the Separation. The Separation Committee was requested to report to iHeartMedia management and the CCOH Special Committee, among other things, the estimated costs of the Separation, the terms of any necessary transition services to be provided by iHeartMedia to CCOH and the financial needs of CCOH on a standalone basis following Separation. In June 2018, the Separation Committee engaged Deloitte Consulting LLP to assist in the diligence process. Due diligence continued through November 2018.

On May 16, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, WSGR, Willkie, A&M, and Houlihan, in attendance. The CCOH Special Committee reported to the CCOH Board that the CCOH Special Committee had been meeting weekly and communicating with management of both CCOH and iHeartMedia in order to be fully informed with respect to iHeart’s bankruptcy process, the effects of the bankruptcy on CCOH, and the liquidity of both CCOH and iHeart. The CCOH Special Committee also discussed with the CCOH Board the steps being taken to prepare CCOH to be a stand-alone entity following the Separation as contemplated by the iHeart RSA. The CCOH Special Committee also noted for the CCOH Board that the CCOH Special Committee was prepared to enter negotiations with iHeartMedia regarding several key issues, including the treatment of the intercompany note and the cash management arrangement. At the request of the Board, representatives of management of CCOH and iHeartMedia provided an update on the steps being taken for the Separation, including the formation of the Special Committee, the cash management agreement between CCOH and iHeartMedia and the separation of shared services. Among other things, the CCOH Board discussed with CCOH and iHeartMedia management matters related to the separation of personnel between the sides, and the cost of the trademark and shared services under CCOH’s five-year plan and the potential effects on such costs following the Separation.

At the request of the CCOH Board, representatives of K&E discussed iHeart’s bankruptcy process and provided an update on the main workstreams of iHeart, including presenting the creditors with a business plan and engaging in certain discussions with potential equity investors in the market. Representatives of K&E also discussed with the CCOH Board ongoing litigation between iHeartMedia and its legacy note holders.

At the meeting, Mr. Keglevic, on behalf of the CCOH Special Committee, discussed the review of the CCOH Long-Range Forecast undertaken by the CCOH Special Committee and discussed with the CCOH Board the feedback provided by the CCOH Special Committee with respect to key assumptions and noted that the committee identified specific areas for improvement in the CCOH Long-Range Forecast. Prior to and subsequent to the approval of CCOH’s five-year business plan, the CCOH Special Committee, with the assistance of Houlihan, continued to conduct due diligence regarding CCOH’s five-year business plan.

On May 25, 2018, the CCOH Special Committee met, with representatives of Willkie, Houlihan, McKinsey, and members of the Separation Committee in attendance, to discuss the status the work being performed regarding the Separation. At that meeting, a representative of Houlihan reported to the CCOH Special Committee on the conversations that had taken place between Houlihan and PJT Partners, the financial advisor to iHeart’s senior lenders (“PJT”), with respect to the Separation. The CCOH Special Committee noted the importance of CCOH’s liquidity and capital structure post the Separation. A representative from the Separation Committee then provided an update to the CCOH Special Committee on potential transition services to be provided in connection with the Separation.

On May 29, 2018, a representative of K&E sent a term sheet for the Separation to representatives of Willkie (the “May 29th Separation Term Sheet”).

On May 30, 2018, a representative of K&E sent a draft of a proposed transition services agreement for the post-Separation period to representatives of WSGR. This draft was prepared as a response to the initial draft sent to iHeartMedia’s advisors by a representative of Covington in January 2017 during preparations for the Global Exchange Offers.

In June 2018, negotiations regarding the terms of the Separation began in earnest between iHeartMedia and the CCOH Special Committee and their respective advisors. The CCOH Special Committee continued to meet on approximately a weekly basis to discuss the Separation and receive updates from its advisors and the Separation Committee.

On June 7, 2018, a representative of WSGR sent an updated draft of a proposed tax matters agreement between iHeartMedia and CCOH to representatives of K&E. This draft was prepared as a response to the draft that had been exchanged in February 2017 during preparations for the Global Exchange Offers.

On June 8, 2018, the CCOH Special Committee met, with representatives of Houlihan, Willkie and the Separation Committee in attendance. At this meeting, representatives of Houlihan updated the CCOH Special Committee on a meeting held on June 4, 2018 (the “June 4 Meeting”) with PJT Partners (the “Term Loan/PGN Group”) regarding the Separation.

At that meeting, representatives from Willkie and Houlihan also reviewed a revised version of the May 29 Separation Term Sheet with the CCOH Special Committee that was circulated to the CCOH Special Committee by a representative of Willkie prior to the June 8 meeting. Following the discussion, representatives from Willkie noted that they would update the revised term sheet to reflect comments from the CCOH Special Committee and would circulate an updated term sheet prior to the next meeting of the CCOH Special Committee.

On June 11, 2018, the CCOH Special Committee held a meeting, with representatives of Willkie and Houlihan in attendance, to discuss the revised term sheet, which was circulated to the CCOH Special Committee by a representative of Willkie prior to the meeting, and reflected the discussions from the June 8 CCOH Special Committee Meeting. Following the call, a representative of Willkie sent a revised term sheet for the Separation to representatives of K&E. The term sheet proposed payment in full in cash of CCOH’s prepetition claim on the Due from iHeartCommunications Note, waivers of any post-petition intercompany borrowings by CCOH, the return of the $27 million dividend paid by CCOH in January 2018, the transfer of intellectual property used by CCOH for no additional consideration and an additional $500 million of liquidity to be provided to CCOH by the Debtors.

On June 25, 2018, a representative of K&E sent a revised term sheet (the “June 25 Term Sheet”) to representatives of Willkie. The June 25 Term Sheet proposed an approximately 15% recovery of CCOH’s prepetition claim on the Due from iHeartCommunications Note (or approximately $155 million), less the fair market value of the intellectual property to be transferred by iHeartMedia to CCOH, and payment in full in cash by CCOH to iHeartCommunications for amounts owed under the post-petition intercompany borrowings by CCOH.

Following the receipt of the June 25 Term Sheet, representatives of K&E, Moelis, A&M, WSGR, Willkie, Houlihan, Jones Day (“Jones Day”), counsel to the Term Loan/PGN Group, PJT, Munger, Tolles & Olson LLP (“Munger Tolles”), counsel to the special committee of the iHeartMedia Board (the “iHeartMedia Special Committee”), and Perella Weinberg (“Perella Weinberg”), financial advisor to the iHeartMedia Special Committee, had multiple telephone conferences between one or more of such representatives.

On July 11, 2018, certain members of iHeartMedia’s management, K&E, Willkie, WSGR, Moelis, Munger Tolles, Houlihan, PJT, Perella Weinberg and Jones Day held an in-person conference. At the conference, the parties discussed material open issues regarding the proposed Separation, including the anticipated timing for consummation. At the conference, the parties also discussed the potential prepetition and post-petition claims that may exist between iHeartMedia and CCOH and ways in which such claims could be settled through a plan of reorganization. The parties also discussed CCOH’s post-Separation capital structure and liquidity needs, including how, the quantum and in what manner iHeartMedia could provide ongoing financial assistance to CCOH to supplement its long-term cash needs, and the upcoming maturity of the 7.625% Series A and Series B Senior Subordinated Notes due 2020 issued by Clear Channel Worldwide Holdings, Inc. (the “CCWH Senior

Subordinated Notes”). No resolution was reached at the conference, and parties agreed to continue due diligence regarding, among other things: (i) the settlement of intercompany claims between iHeartMedia and CCOH and (ii) the adequate capitalization of CCOH after the proposed Separation.

Following the conference, the parties and their respective advisors continued to conduct due diligence regarding these matters, and the parties continued to engage in negotiations regarding, among other things, the treatment of the Due from iHeartCommunications Note, the post-petition intercompany balance that may be owed to CCOH or may be owed to iHeartCommunications and other claims that may arise under the intercompany agreements or between iHeartCommunications and CCOH as a result of their historical corporate relationship and the proposed Separation.

On July 13, 2018, the CCOH Special Committee met, with representatives from Willkie, Houlihan and the Separation Committee in attendance, to, among other things, discuss a revised term sheet (the “July Separation Term Sheet”) circulated by a representative of Willkie prior to the meeting. It was agreed at the meeting that Willkie would update the July Separation Term Sheet per the discussion at the meeting and circulate to the CCOH Special Committee for approval.

On July 15, 2018, a representative of Willkie sent the July Separation Term Sheet to representatives of K&E. The July Separation Term Sheet proposed waivers of any post-petition intercompany borrowings by CCOH, the transfer of intellectual property owned by iHeartMedia but used by CCOH to CCOH for no additional consideration, $232 million of cash to be provided to CCOH by iHeart, the payment by iHeartMedia of any fees related to the refinancing of the CCWH Senior Subordinated Notes and the Debtors’ indemnifying CCOH for all transaction costs related to the Separation and any costs and liabilities related to litigation with GAMCO.

Throughout August, September and October of 2018, the CCOH Special Committee continued to meet on approximately a weekly basis with representatives of Houlihan, Willkie and the Separation Committee to receive updates on the Separation and continue due diligence with respect to the Separation.

On August 14, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, Willkie and WSGR, in attendance. Representatives of K&E updated the CCOH Board on iHeartMedia’s bankruptcy process and stated that iHeartMedia’s creditor’s committee had unsuccessfully pursued a standing motion to litigate against iHeartMedia’s creditors, and that iHeartMedia’s negotiations with its creditors were ongoing and that the parties continued to resolve open issues, including the composition of the iHeartMedia’s new board of directors, employee matters, and recoveries for the unsecured creditors. The representatives of K&E also noted that litigating the standing motion combined with efforts to resolve open issues between iHeartMedia and its various creditor constituencies had delayed iHeartMedia’s previously anticipated timeline by several weeks. The representatives of K&E then updated the CCOH Board on the anticipated timeline for iHeartMedia’s emergence from bankruptcy. The representatives from K&E also noted for the CCOH Board that one open discussion point between iHeartMedia and its creditors is the extent to which iHeartMedia will have the ability to seek financing from the market rather than from its senior creditors—dependent on whether the market options are more favorable.

At the meeting, the representatives of K&E and Moelis also discussed with the CCOH Board the progress being made with respect to the Separation and noted that the drafting and review of many of the ancillary documents, including Separation Agreement, the Transition Services Agreement (including the schedules thereto), and the registration statement for CCH were underway, and that if the Separation is structured as a taxable transaction, preferred stock will need to be issued at certain levels of the CCOH corporate structure and discussed the estimated equity value of such issuances.

On August 27, 2018, GAMCO, a stockholder of CCOH that had previously filed a derivative lawsuit against iHeartMedia and certain other defendants in 2016 (which was dismissed) filed the GAMCO Action. The complaint named as defendants the Sponsor Defendants and the members of the CCOH Board in November of

2017. The complaint asserted that the members of the CCOH Board and the intercompany note committee of the CCOH Board (which was formed in 2012 pursuant to the settlement of a derivative lawsuit to monitor the Due from iHeartCommunications Note), breached their fiduciary duties by not demanding repayment under the Due from iHeartCommunications Note and declaring a simultaneous dividend. Like Norfolk, GAMCO also challenged the extension of the maturity of the Due from iHeartCommunications Note in November 2017.

On September 12, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia with representatives of Moelis, K&E, Houlihan and WSGR in attendance. Representatives of CCOH management updated the CCOH Board on the progress being made on the plan of separation including developments related to the possible separation of information technology systems and the identification of appropriate employees who would be transferred from iHeartMedia to CCOH. At the request of the CCOH Board, the representatives of K&E also discussed with the CCOH Board the progress being made with respect to the negotiations between members of the CCOH Special Committee and iHeartMedia regarding the terms of the Separation. The representatives also updated the CCOH board on the progress being made in iHeartMedia’s bankruptcy case.

On September 16, 2018, a representative of Kellogg, Hansen, Todd, Figel & Frederick P.L.L.C. (“Kellogg Hansen”), counsel representing the Sponsor Entities in the GAMCO Action, sent a term sheet to a representative of Entwistle & Cappucci LLP (“Entwistle”), counsel to GAMCO, for the proposed terms of a settlement of the GAMCO Action, which included many of the same material terms set forth in the Debtors’ June 25 Term Sheet provided to the CCOH Special Committee. Over the following month, representatives of K&E, representatives of Kellogg Hansen and representatives of Entwistle continued to exchange proposals regarding the proposed terms of a settlement of the GAMCO Action.

On September 18, 2018, GAMCO and iHeartMedia entered into a non-disclosure agreement, and over the following month the parties had multiple conference calls and conducted due diligence regarding CCOH’s liquidity post-Separation.

On September 20, 2018, the Bankruptcy Court entered an order approving the disclosure statement and related solicitation and notice procedures for voting on iHeartMedia’s plan of reorganization, and iHeartMedia filed solicitation versions of the plan of reorganization and disclosure statement.

On September 20, 2018, the CCOH Special Committee met, with representatives from Houlihan, Willkie and WSGR in attendance, to, among other things, update the CCOH Special Committee on the status of the Norfolk Action and the GAMCO Action.

On October 15, 2018, a representative of K&E sent a revised draft of the New Tax Matters Agreement to representatives of Willkie and WSGR.

On October 20, 2018, a representative of K&E sent to representatives of Willkie a proposed settlement term sheet that K&E had received from counsel to GAMCO.

On October 24, 2018, a representative of WSGR sent representatives of K&E a revised draft of the Transition Services Agreement.

On October 26, 2018, a representative of K&E sent representatives of WSGR and Willkie a draft of the Separation Agreement.

On October 26, 2018, the CCOH Special Committee met, with representatives of Willkie and Houlihan in attendance, to discuss the proposed, among other things, the proposed settlement of the GAMCO Litigation in light of the CCOH Special Committee’s last proposal regarding the Separation to iHeart.

On October 29, 2018, a representative of K&E sent to representatives of Willkie a revised proposed settlement term sheet that K&E had received from counsel to GAMCO.

On October 30, 2018, representatives of K&E, Willkie and WSGR had a telephone conference to discuss the New Tax Matters Agreement. Representatives of Willkie and WSGR requested additional due diligence materials related to the New Tax Matters Agreement.

Throughout November and December of 2018, the CCOH Special Committee met, with representatives of Houlihan and Willkie in attendance, to discuss the status of the Separation negotiations and the settlement of the GAMCO Action and, in December 2018, the Norfolk Action.

On November 4, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, A&M, K&E, Houlihan, Willkie and WSGR in attendance. Representatives of CCOH management updated the CCOH Board on the progress being made to refinance the CCWH Senior Subordinated Notes. Representatives from K&E discussed with the CCOH Board certain issues relating to consummating such a refinancing as they pertain to iHeartMedia’s bankruptcy proceedings.

On November 6, 2018, a representative of K&E sent to representatives of Willkie a proposed settlement term sheet that K&E had sent to counsel to GAMCO.

On November 7, 2018, a representative of K&E sent to representatives of Willkie a revised proposed settlement term sheet that K&E had received from counsel to GAMCO.

On November 7, 2018, a representative of Willkie sent representatives of K&E an issues list regarding the New Tax Matters Agreement. On November 8, 2018, a representative of WSGR sent representatives of K&E an issues list regarding the Separation Agreement.

On November 12, 2018, a representative of K&E sent representatives of Willkie and WSGR an issues list regarding the Transition Services Agreement and an initial draft of the merger agreement between CCH and CCOH.

On November 13, 2018, representatives of K&E, WSGR and Willkie and representatives of management of iHeartMedia and CCOH had a telephone conference to discuss the Separation Agreement issues list.

On November 14, 2018, representatives of Jones Day, PJT, Willkie, Houlihan, A&M and Moelis had an in-person meeting to discuss the proposed settlement of the GAMCO Action and the status of the open issues relating to the Separation discussions.

On November 15, 2018, a representative of K&E sent to representatives of Willkie a revised proposed settlement term sheet that K&E had sent to counsel to GAMCO.

On November 16, 2018, a representative of K&E sent to representatives of Willkie a revised proposed settlement term sheet that K&E had received from counsel to GAMCO.

On November 16, 2018, a representative of K&E sent representatives of Willkie and WSGR a response to the New Tax Matters Agreement issues list, and a representative of WSGR sent representatives of K&E a response to the Separation Agreement issues list.

On November 19, 2018, a representative of K&E sent to representatives of Willkie a revised proposed settlement term sheet that K&E had sent to counsel to GAMCO.

On November 19, 2018, representatives of K&E, WSGR and Willkie and representatives of management of iHeartMedia and CCOH had a telephone conference to discuss the Transition Services Agreement issues list and the Merger Agreement.

On November 20, 2018, the iHeartMedia Board expanded the scope of the iHeartMedia Special Committee’s authority and delegated all matters relating to the Separation to the iHeartMedia Special Committee. The iHeartMedia Special Committee, which consisted of Frederic F. Brace and Charles H. Cremens, was formed in October 5, 2016 to review and approve matters related to iHeartMedia’s restructuring.

On November 22, 2018, iHeartMedia and GAMCO reached an agreement in principle on the terms of the GAMCO Settlement, as set forth in a term sheet sent by a representative of K&E to representatives of Entwistle on that day (the “GAMCO Term Sheet”). The GAMCO Term Sheet provides for, among other things, (i) a full release of claims asserted and threatened by GAMCO in the Chapter 11 Cases and the GAMCO Action, which encompasses the claim asserted in the Norfolk Action, (ii) the separation of CCOH from iHeartMedia and termination of the existing intercompany agreements, (iii) the recovery by CCOH of approximately $150 million on account of CCOH’s prepetition claim on the Due from iHeartMedia Communications Note, without setoff or reduction; (iv) the transfer to CCOH of iHeartMedia intellectual property used by CCOH for no additional consideration and no offset to the claim on the Due from iHeartCommunications Note; (v) a waiver of all post-petition license fees and the repayment of any post-petition intercompany balance owed by CCOH to iHeartMedia as of December 31, 2018, (iv) iHeartMedia to make available to CCOH an unsecured revolving line of credit in an amount not to exceed $170 million for a period of three years following the Separation at the prime rate of interest and (v) the issuance by CCOH (or its successor company) of preferred stock in an aggregate amount equal to approximately 2% of CCOH’s equity value.

On November 30, 2018, a representative of K&E informed the Bankruptcy Court that iHeartMedia had reached an agreement in principle with GAMCO and the CCOH Special Committee regarding the terms of a settlement. At that hearing, a representative of Willkie informed the Bankruptcy Court that while an agreement in principle had been reached with iHeartMedia and GAMCO, no formal agreement had been approved by the CCOH Special Committee and that issues remained open.

On December 2, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, A&M, Houlihan, Willkie and WSGR in attendance. Representatives of CCOH management updated the CCOH Board on the progress being made to refinance the CCWH Senior Subordinated Notes.

On December 3, 2018, iHeartMedia filed the GAMCO Term Sheet with the Bankruptcy Court.

Also on December 3, 2018, representatives of Willkie and WSGR reviewed with the CCOH Special Committee the status of the open issues relating to the Separation documents being negotiated. Later on December 3, 2018, a representative of K&E sent to representatives of Willkie a draft of the revolving line of credit to be provided by iHeartMedia to CCOH in connection with the Separation.

On December 4, 2018, a representative of K&E sent to representatives of Willkie and WSGR a revised draft of the Merger Agreement. On December 4, 2018, a representative of K&E also sent to Willkie a draft of the Settlement Agreement and a revised draft of iHeartMedia’s proposed chapter 11 plan. On December 4, 2018, representatives of Willkie and WSGR sent to representatives of K&E revised drafts of the Separation agreements being negotiated.

On December 5, 2018, representatives of Willkie and Houlihan updated the CCOH Special Committee regarding the status of negotiations of the various Separation documents. On December 5, 2018, representatives of K&E sent to representatives of Willkie and WSGR revised drafts of the Separation documents being negotiated, as well as a draft of a joint motion requesting preliminary approval of the Settlement Agreement.

On December 5, 2018, the CCOH Board met, with members of management of CCOH and iHeartMedia and representatives of Moelis, K&E, A&M, Houlihan, Willkie and WSGR in attendance. Representatives of the CCOH Special Committee updated the CCOH Board on the status of negotiations regarding the terms of the

Separation. Also at the meeting, representatives of K&E discussed with the CCOH Board the timing and progress of iHeartMedia’s bankruptcy proceedings including certain objections that had been filed to the proposed plan of reorganization.

On December 6, 2018, representatives of Willkie distributed the aforementioned documents to the CCOH Special Committee. On December 6, 2018, representatives of Willkie sent to representatives of K&E revised copies of the Settlement Agreement, the joint settlement motion, iHeart’s revised plan and the draft revolving line of credit. On December 6, 2018, these documents also were sent to the CCOH Special Committee. On December 6, 2018, a representative of Willkie sent to representatives of K&E an issues list containing the CCOH Special Committee’s responses to the revised Separation documents received from K&E on December 5, 2018.

On December 7, 2018, representatives of K&E sent to representatives of Willkie and WSGR iHeart’s responses to the open issues relating to the Separation documents being negotiated, as well as a revised draft of the revolving line of credit. On December 7, 2018, a representative of Willkie sent to representatives of K&E comments to the draft joint settlement motion.

On December 8, 2018, a representative of K&E sent to representatives of Willkie revised drafts of the joint settlement motion and draft Settlement Agreement.

Throughout the exchange of the drafts of these documents and issues lists, numerous calls were held by and among representatives of Willkie, Houlihan, WSGR, K&E and A&M to discuss and negotiate the terms of the Separation on behalf of the CCOH Special Committee and iHeartCommunications.

On December 8, 2018, iHeart, the CCOH Special Committee and GAMCO filed a joint emergency motion with the Bankruptcy Court requesting entry of an order, among other things, preliminarily approving the GAMCO settlement. The December 8, 2018 joint motion noted that the parties still needed to finalize the terms of the settlement. On December 10, 2018, Norfolk filed a preliminary objection to joint motion, and at a hearing on December 11, 2018, the Bankruptcy Court scheduled a further hearing concerning the preliminary objection. Following the December 11 hearing, representatives of iHeart, counsel for Norfolk, K&E, Entwistle, WSGR and Willkie engaged in further negotiations that resulted in the entry into the Settlement Agreement on December 16, 2018.

The CCOH Special Committee unanimously approved the Settlement Agreement at a meeting held on December 16, 2018.

The Settlement Agreement contemplates that the Merger and Separation will take place upon consummation of iHeart’s Plan of Reorganization and also provides, among other things, (i) that iHeartMedia will provide New CCOH with an unsecured line of credit in the amount of $200 million, (ii) that iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on CCOH in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) that iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain leases between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs. The Settlement Agreement also contemplates the settlement and resolution of the GAMCO Action and the Norfolk Action, and the exchange of mutual releases from the parties thereto and on behalf of all shareholders of CCOH.

Reasons for the Separation and Merger; Reasons for the CCOH Special Committee Approval of the Settlement Agreement

As described above, the CCOH Board established the CCOH Special Committee and generally delegated to it, to the fullest extent permitted by law, the full power and authority of the CCOH Board, in connection with the restructuring of iHeartMedia and certain of its subsidiaries, to, among other things, (a) consider, evaluate, negotiate and approve or disapprove (i) any change in the terms of or termination of the cash management or other intercompany arrangements between CCOH and iHeartMedia, and (ii) any matters related to the treatment of the balance outstanding under the Due from iHeart Note in connection with an iHeartMedia restructuring, and otherwise conduct any negotiations related thereto, (b) direct the entry into any contracts or instruments, in the name of and on behalf of CCOH, and (c) to the extent Section 141(c)(2) of the Delaware General Corporation Law does not permit the CCOH Board to delegate to the CCOH Special Committee the power or authority to approve, adopt, amend, or recommend an action or transaction deemed advisable by the CCOH Special Committee, recommend that the CCOH Board approve, adopt, amend, or recommend such action or transaction related to the matters described in clause (a) above. The CCOH Special Committee has unanimously approved the Settlement Agreement (to which forms of the Settlement and Separation Agreement, the Merger Agreement and other separation documents are attached). In evaluating the Settlement Agreement and arriving at its determination to approve the Settlement Agreement, the CCOH Special Committee consulted with the CCOH Special Committee’s outside legal counsel and financial adviser, CCOH’s management, and CCOH’s outside legal counsel, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Settlement Agreement to CCOH and its stockholders. The CCOH Special Committee believed that, taken as a whole, the following factors supported its decision to approve the proposed Settlement Agreement and that the CCOH Board will approve the Separation and Merger for substantially the same reasons (which are not in any relative order of importance):

•	The ability of New CCOH to focus on its core business following the Separation and Merger with a dedicated management team focused on building and growing the core business.

•

As of the date of this prospectus/information statement, iHeartCommunications indirectly owned (1) all of the outstanding shares of Class B common stock of CCOH and (2) 10,726,917 shares of Class A common stock of CCOH, collectively representing approximately 89.9% of the outstanding shares of CCOH common stock. Each share of CCOH Class B common stock entitles its holder to 20 votes and each share of CCOH Class A common stock entitles its holder to one vote on all matters on which stockholders are entitled to vote. As a result, iHeartCommunications controlled approximately 99% of the total voting power of the CCOH common stock. iHeartCommunications’ interests as CCOH controlling stockholder may have differ from other stockholders’ interests, and actions taken by iHeartCommunications with respect to CCOH may not be favorable to all stockholders.

•

With the Separation, iHeartCommunications, an entity currently in bankruptcy, no longer will have the ability to direct the election of all members of the CCOH board of directors or otherwise exercise a controlling influence over the CCOH business and affairs, including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, the repurchase or redemption of common stock or preferred stock, if applicable, and the payment of dividends by CCOH in certain situations.

•

Following the Separation, iHeartCommunications no longer will have the power to determine the outcome of matters submitted to a vote of the CCOH stockholders, including the power to prevent an acquisition or any other change in control.

•

CCOH previously entered into a Master Agreement, a Corporate Services Agreement, an Employee Matters Agreement, a Tax Matters Agreement, a License Agreement and a number of other agreements with iHeartCommunications setting forth various matters governing CCOH’s relationship with iHeartCommunications while it remains a significant stockholder in CCOH. These agreements allow iHeartCommunications to retain control over many aspects of the CCOH operations. CCOH was generally not able to unilaterally terminate these agreements or amend them in a manner deemed more favorable to CCOH so long as iHeartCommunications continued to own shares of CCOH common stock representing more than 50% of the total voting power of CCOH common stock. The Separation and Merger will remove these impediments to the development of the CCOH business.

•

Pursuant to the Corporate Services Agreement, CCOH presently is obligated to use various corporate services provided by iHeartCommunications and its affiliates, including treasury, payroll and other financial services, certain executive officer services, human resources and employee benefit services, legal services, information systems and network services and procurement and sourcing support. Following the Separation, and after a transition period, CCOH will no longer be reliant on iHeartCommunications to provide such services.

•

Also pursuant to the Corporate Services Agreement, substantially all of the cash generated from CCOH’s domestic Americas operations presently is transferred daily into accounts of iHeartCommunications (after satisfying CCOH’s controlled disbursement accounts and the funding requirements of the trustee accounts under the senior notes and the senior subordinated notes issued by Clear Channel Worldwide Holdings, Inc., an indirect, wholly-owned subsidiary of CCOH), where funds of CCOH and of iHeartCommunications are commingled, and recorded as “Due from/to iHeartCommunications” on the consolidated balance sheet. Net amounts owed between CCOH and iHeartCommunications are evidenced by revolving promissory notes. CCOH does not have any material committed external sources of capital independent from iHeartCommunications, other than its $125 million revolving credit commitments, and iHeartCommunications is not required to provide CCOH with funds to finance its working capital or other cash requirements.

•

As a result, CCOH has no access to the cash transferred from it to iHeartCommunications other than CCOH’s right to demand payment by iHeartCommunications of the amounts owed to CCOH under the revolving promissory note. This cash sweep mechanism will be terminated upon the occurrence of the Separation and New CCOH will maintain complete control of its own cash. In addition, following the Separation, iHeartCommunications will provide CCO with a revolving credit facility that provides for borrowings, at CCO’s option, of up to $200.0 million, with any borrowings bearing interest at a rate equal to the prime lending rate.

•

In addition, the Master Agreement and, in some cases, iHeartCommunications’ financing agreements, include restrictive covenants that, among other things, restrict CCOH’s ability to issue any shares of capital stock, incur additional indebtedness, make certain acquisitions and investments, repurchase stock, dispose of certain assets and merge and consolidate. The Separation will terminate these restrictions.

•

The rights of iHeartCommunications under these agreements may allow iHeartCommunications to delay or prevent an acquisition of CCOH that other stockholders may consider favorable. In addition, the restrictions contained in these agreements limit CCOH’s ability to finance operations and capital needs, make acquisitions or engage in other business activities, including its ability to grow and increase its revenue or respond to competitive changes. The Separation will terminate those rights.

•

The corporate opportunity policy set forth in CCOH’s amended and restated certificate of incorporation addresses potential conflicts of interest between CCOH, on the one hand, and iHeartCommunications or iHeartMedia and its officers and directors who are officers or directors of CCOH, on the other hand. The policy generally provides that if iHeartCommunications or iHeartMedia acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both iHeartCommunications and CCOH, CCOH will have renounced its interest in the corporate opportunity. It also generally provides that if one of CCOH’s directors or officers who is also a director or officer of iHeartCommunications or iHeartMedia learns of a potential transaction or matter that may be a corporate opportunity for both iHeartCommunications and CCOH, (1) CCOH will have renounced its interest in the corporate opportunity, unless that opportunity is expressly offered to that person in writing solely in his or her capacity as CCOH’s director or officer, and (2) the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to CCOH or its stockholders for breach of fiduciary duty by reason of iHeartCommunications’ actions with respect to that corporate opportunity. This policy could result in iHeartCommunications having rights to corporate opportunities in which both CCOH and iHeartCommunications have an interest. The Separation will end these policies and opportunities.

•

As long as iHeartCommunications continues to own shares of CCOH common stock representing at least 80% of the total voting power and value of its common stock, CCOH and certain of its subsidiaries is included in iHeartCommunications’ consolidated group for U.S. federal income tax purposes for all pre-Separation periods. In addition, CCOH or one or more of its subsidiaries may be included in the combined, consolidated or unitary tax returns of iHeartCommunications for foreign, state and local income tax purposes. Under the Tax Matters Agreement, by virtue of its controlling ownership, iHeartCommunications effectively controls all of CCOH’s tax decisions. The Tax Matters Agreement provides that iHeartCommunications has the sole authority to respond to and conduct all tax proceedings (including tax audits) relating to CCOH, to file all income tax returns on CCOH’s behalf and to determine the amount of CCOH’s liability to (or entitlement to payment from) iHeartCommunications under the Tax Matters Agreement. This arrangement may result in conflicts of interest between iHeartCommunications and CCOH. For example, under the Tax Matters Agreement, iHeartCommunications is able to choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to iHeartCommunications and detrimental to CCOH. After the Separation, CCOH will control its own tax requirements and decisions as provided in the New Tax Matters Agreement.

•

Moreover, notwithstanding the Tax Matters Agreement, federal law provides that each member of a consolidated group is liable for the group’s entire tax obligation. Thus, to the extent iHeartCommunications or other members of the group fail to make any United States federal income tax payments required by law, CCOH would be liable for the shortfall. Similar principles may apply for foreign, state and local income tax purposes where CCOH files combined, consolidated or unitary returns with iHeartCommunications or its subsidiaries for federal, foreign, state and local income tax purposes. After the Separation, CCOH will no longer be subject to these requirements except to the extent of the New Tax Matters Agreement that will govern the pre-separation period and the Separation itself.

•

The Separation and Merger would enhance the ability of iHeart to emerge from Chapter 11 bankruptcy as contemplated by the Plan of Reorganization. Prompt approval of the Separation and the Merger could accelerate the timing of the approval of iHeartCommunications’ Plan of Reorganization and ultimately the Separation of iHeart Communications and CCOH.

•

Following the Separation and Merger, New CCOH would not be owned by entities in Chapter 11 bankruptcy and would not be responsible for any debts of iHeartMedia and iHeartMedia’s other subsidiaries, or the radio business.

•

The terms of the Separation, including the assets to be included in New CCOH (including the intellectual property rights iHeart currently owns to the name “Clear Channel”), the $200 million unsecured revolving credit facility to be provided by iHeartCommunications to New CCOH for three years at the prime rate of interest, the transition services and tax indemnifications provided by iHeart to New CCOH.

•

The agreement by iHeartCommunications to waive post-petition intellectual property license fees and any postpetition intercompany note balance that CCOH may owe to iHeart as of December 31, 2018, and, to the extent iHeart owes a postpetition balance to CCOH as of December 31, 2018, to pay that amount to CCOH upon Separation.

•

Upon consummation of iHeartCommunications’ Plan of Reorganization, New CCOH will receive 14.44% of its allowed claim of $1,031,721,306 in cash in satisfaction of the intercompany note owed by iHeartCommunications to CCOH, without any setoff by iHeartCommunications on account of any potential defenses that iHeartCommunications may hold as potential setoffs to the intercompany note claim.

•	Consummation of the Settlement Agreement will resolve two pending class action lawsuits (namely, Norfolk Country Retirement System v. Hendrix, et al., C.A. No. 2017-0930-JRS (Del.Ch.) and GAMCO

Asset Mgmt, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (Del. Ch.), and result in the release of all claims relating thereto, providing an end to intercompany arrangements that gave rise to these lawsuits and two others during the past six years.

•

The results of negotiations with iHeart regarding the terms of the Settlement Agreement, and the CCOH Special Committee’s belief that further negotiations were unlikely to result in superior terms, while potentially resulting in harm to CCOH resulting from delay in effecting the Separation and Merger.

•	New CCOH’s prospects as a stand-alone company, and that New CCOH would not be reliant on iHeart for treasury functions, and, in the longer term, other administrative services.

•	The fact that New CCOH would no longer be a controlled company immediately following the Separation and Merger could provide New CCOH stockholders with certain benefits, including:

•	Increased market liquidity, allowing stockholders to continue to invest in the outdoor business with a more fulsome trading market.

•	A more liquid trading market for New CCOH stock which could make employee stock incentives more meaningful.

•	Potential increased influence by the CCOH stockholders over corporate governance and stockholder matters.

•	A simplified governance structure with one class of common stock and no immediate controlling stockholder.

The CCOH Special Committee also considered certain other uncertainties, risks and potentially negative factors in its deliberations concerning the Settlement Agreement, including the following (which are not in any relative order of importance):

•

Following the Separation and Merger, New CCOH will not have access to certain previously shared services between iHeart and CCOH. This creates a potential loss of cost synergies of CCOH and iHeart, including increased administrative costs as a stand-alone public company, cost of replicating support operations previously provided by iHeart to the outdoor business, reduction in buying power and economies of scale from no longer being part of a larger organization and risks associated with transitioning to new systems. In addition, New CCOH will be reliant on iHeart for certain transition services following the Separation under the Transition Services Agreement, and iHeart may deprioritize the transition services relative to its core radio business.

•	Potential loss of revenues as a result of decreased opportunities for cross-selling between iHeart’s radio business and CCOH’s outdoor business.

•

The possible loss of key management, operations, sales and other personnel, vendors and customers, and the possibility the Separation and Merger may make it more difficult to attract and retain key personnel. In addition, following the Separation and Merger, New CCOH will not have access to senior management, directors and advisors of iHeart.

•	New CCOH’s may have increased difficulty in servicing its debt obligations and to fund its operations and capital expenditures on a going-forward basis.

•

The iHeart Chapter 11 Cases and the Separation may result in unfavorable tax consequences for New CCOH and impair its ability to utilize federal income tax net operating loss carryforwards in future years.

•

The risks of non-completion of the Separation and Merger, including the costs incurred in connection therewith, and the impact on the trading price of CCOH’s Common Stock and CCOH’s business and operating results.

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the CCOH Special Committee in its consideration of the Settlement Agreement. After considering these and other factors, the CCOH Special Committee concluded that the potential benefits of the Settlement Agreement (including the Separation and Merger contemplated thereby) outweighed the uncertainties and risks. In view of the variety of factors considered by the CCOH Special Committee and the complexity of these factors, the CCOH Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination. Moreover, each member of the CCOH Special Committee applied his own personal business judgment to the process and may have assigned different weights to different factors. The CCOH Special Committee unanimously approved the Settlement Agreement, and the transactions contemplated thereby. It is anticipated that the CCOH Board will adopt and approve the Merger Agreement based upon, among other things, the expected recommendation of the CCOH Special Committee that it do so and based upon the totality of the information to be presented to and considered by the CCOH Board.

Interests of Certain Persons in the Merger

CCOH directors and executive officers may have interests in the Merger that are different from, or are in addition to, those of the holders of CCOH Common Stock. These interests may include, but are not limited to, the interests of certain directors of CCOH in the iHeart Chapter 11 Cases, the continued employment of certain executive officers of CCOH by New CCOH, the treatment in the Merger of equity awards held by CCOH directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of CCOH directors and officers.

The members of a special committee consisting of independent directors established by the CCOH Board (the “CCOH Special Committee”) and the CCOH Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and, in the case of the CCOH Special Committee, in recommending to the CCOH Board that it adopt the Merger Agreement and approve the Merger.

CCOH Equity Awards

As of November 30, 2018, certain of the CCOH’s non-employee directors hold 3,245 shares of unvested restricted stock and options with respect to 87,159 shares of CCOH Class A Common Stock, of which 3,967 are unvested. The CCOH executive officers hold options with respect to 848,368 shares of CCOH Class A Common Stock, of which 233,894 are unvested, 623,448 shares of unvested restricted stock, and 321,508 unvested restricted stock units.

Treatment of Options to Purchase CCOH Class A Common Stock

The Merger Agreement will provide that prior to the Closing, CCH and CCOH will each adopt resolutions and take all necessary actions such that CCH will adopt the CCOH Equity Incentive Plans. At the Effective Time, each option to purchase shares of CCOH Class A Common Stock granted pursuant to a CCOH Equity Incentive Plan (a “CCOH Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into and become an option to purchase shares of New CCOH Common Stock (a “New CCOH Stock Option”). Each New CCOH Stock Option will continue to have, and be subject to, the same terms and conditions applied to the CCOH Stock Option immediately prior to the Effective Time.

Treatment of CCOH Restricted Stock Units

The Merger Agreement will provide that at the Effective Time, each right or award to receive a share of CCOH Class A Common Stock or benefits measured by the value of such share pursuant to any CCOH Equity Incentive Plan (a “CCOH Restricted Stock Unit”) that is outstanding as of immediately prior to the Effective Time (but excluding any CCOH Restricted Stock Unit or portion thereof that becomes vested as result of the consummation of the Merger and is settled in shares of CCOH Class A Common Stock that, in turn, converts into the right to receive New CCOH Common Stock) will be assumed by the Surviving Corporation and will be converted into a right or award to acquire or receive a share of New CCOH Common Stock or benefits measured by the value of such share of New CCOH Common Stock pursuant to any CCOH Equity Incentive Plan (a “New CCOH Restricted Stock Unit”). Each New CCOH Restricted Stock Unit as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Unit immediately prior to the Effective Time. As of the Effective Time, each such New CCOH Restricted Stock Unit as so assumed and converted will represent the right to receive a corresponding number of shares of New CCOH Common Stock.

Treatment of CCOH Restricted Stock Awards

The Merger Agreement will provide that at the Effective Time, each restricted share of CCOH Class A Common Stock granted pursuant to a CCOH Equity Incentive Plan (a “CCOH Restricted Stock Award”) that is outstanding immediately prior to the Effective Time will be converted into a corresponding number of shares of New CCOH Common Stock (a “New CCOH Restricted Stock Award”). Each unvested converted CCOH Restricted Stock Award so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Award immediately prior to the Effective Time.

The agreements governing the CCOH Stock Options and the CCOH Restricted Stock Units generally provide that the CCOH Stock Options and the CCOH Restricted Stock Units vest immediately upon a “change in control” (as defined in the agreements), as determined by the CCOH Board acting in its sole discretion, whether or not the grantee’s employment is terminated, except that certain of the agreements governing the CCOH Stock Options and the CCOH Restricted Stock Units provide that the award vests only upon termination of a grantee’s employment by CCOH without “cause” (as defined in the agreement) within 12 months following a “change in control,” as determined by the CCOH Board acting in its sole discretion. The agreements governing the CCOH Restricted Stock Awards provide that upon termination of a grantee’s employment by CCOH without “cause” (as defined in the agreement) within 12 months following a “change in control” (as defined in the agreements), as determined by the CCOH Board acting in its sole discretion, all outstanding and unvested CCOH Restricted Stock Awards shall become vested. The Compensation Committee of the CCOH Board has not yet determined whether to treat the Merger and the Separation as a “change in control” for purposes herein such that such accelerated vesting would be triggered. The Merger Agreement provides that all such awards will be assumed by New CCOH and will remain subject to their existing terms and conditions, without adjustment.

The table below sets forth the following information with respect to our directors and named executive officers as of November 30, 2018: (i) the number of unvested CCOH Stock Options, (ii) the weighted average exercise price of such unvested CCOH Stock Options, (iii) number of unvested CCOH Restricted Stock Awards and (iv) the number of unvested CCOH Restricted Stock Units. As described above, no acceleration of vesting is expected to occur, and no cash payments are expected to be made, in respect of any CCOH Stock Options, CCOH Restricted Stock Awards or CCOH Restricted Stock Units at the Closing of the Merger. The Compensation Committee of New CCOH may, however, determine it appropriate to accelerate or cash out such awards following the consummation of the Merger or the Separation or following changes in employment or other service status that may occur due to the Merger or the Separation. For information regarding the value that would be recognized by Messrs. Eccleshare and Wells if the vesting of the unvested equity awards held by them is accelerated, see “Executive Compensation—Golden Parachute Compensation.”

Name	Number of Unvested CCOH Stock Option Awards	Weighted Average Exercise Price of Unvested CCOH Stock Option Awards	Number of Unvested CCOH Restricted Stock Awards	Number of Unvested CCOH Restricted Stock Units
Directors
Vicente Piedrahita	—	—	—	—
Dale W. Tremblay	3,967	$6.75	3,245	—
Blair E. Hendrix	—	—	—	—
Harvey L. Tepner	—	—	—	—
Daniel G. Jones	—	—	—	—
Olivia Sabine	—	—	—	—
Paul Keglevic	—	—	—	—
Executive Officers
Robert W. Pittman	—	—	—	—
Richard J. Bressler	—	—	—	—
Scott R. Wells	233,894	$6.82	623,448	—
C. William Eccleshare	—	—	—	321,508
Steven J. Macri	—	—	—	—
Scott D. Hamilton	—	—	—	—
Robert H. Walls, Jr.	—	—	—	—

The table above does not include any awards that may be granted following the filing of this information statement/prospectus.

Other Arrangements

iHeartMedia’s employment agreements with Mr. Pittman and Mr. Bressler (each, an “executive”) contain a 280G “gross-up” provision that would apply in certain circumstances in which any payments (the “Company Payments”) received by the executive are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A No. 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and the executive declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to the executive an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, the executive will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the applicable employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code. It is not anticipated that Messrs. Pittman and Bressler will be entitled to a gross-up payment in connection with the Merger and the Separation.

Severance Entitlements

For a description of the severance payments that CCOH’s named executive officers may be entitled to receive in connection with the Merger and the Separation, see “Executive Compensation—Golden Parachute Compensation.”

New Management Arrangements

The selection of the executive officers of New CCOH to serve after the Separation has not been finalized. Once finalized, we expect to enter into employment agreement with certain of these executive officers. Information about these employment agreements, if any, will be included in an amendment to this information statement/prospectus.

Releases of Claims

The Settlement Agreement provides for mutual releases, including a release of all claims that have been asserted, could have been asserted or ever could be asserted with respect to the iHeart Chapter 11 Cases and the Delaware Actions, including claims against directors of CCOH. See “Other Agreement—The Settlement Agreement.”

Indemnification and Advancement of Expenses

Notwithstanding the contemplated release of pre-Closing claims as between the iHeart Group and the Outdoor Group pursuant to the Separation Agreement, the directors, officers or employees of CCOH at or prior to the Closing Date will continue to be entitled to indemnification or advancement of expenses pursuant to any then-existing indemnification obligations. See “The Settlement and Separation Agreement—Release of Pre-Closing Claims”

Corporate Name Following the Merger

Upon completion of the Merger, the name of the Surviving Corporation will be “Clear Channel Outdoor Holdings, Inc.”

Procedures for Surrender of Certificates

After the Effective Time, Computershare Trust Company, N.A. (the “Transfer Agent”) will mail to each holder of record (as of immediately prior to the Effective Time) holding a Certificate a Letter of Transmittal and instructions for surrendering the Certificates in exchange for shares of New CCOH Common Stock. Upon surrender of Certificates for cancellation to the Transfer Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificates will receive shares of New CCOH Common Stock in book-entry form for which such shares of CCOH Class  A Common Stock have been converted.

Book-Entry Shares

Any holder of non-certificated shares of CCOH Class A Common Stock represented by book-entry (“Book-Entry Shares”) whose shares of CCOH Class A Common Stock are converted into the right to receive New CCOH Common Stock at the Effective Time will not be required to deliver a Certificate or an executed Letter of Transmittal to the Transfer Agent to receive New CCOH Common Stock that such holder is entitled to receive. In lieu thereof, each such holder will, upon receipt by the Transfer Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Transfer Agent may reasonably request) be entitled to receive in exchange the New CCOH Common Stock. Conversion into New CCOH Common Stock with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered.

Accounting Treatment

For accounting purposes, the Merger is a business combination to be accounted for as a reorganization of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of CCOH will be included in the consolidated financial statements of the Outdoor Business of CCH on the same basis as currently presented and as if the entities were combined into a single reporting entity for all periods presented.

Regulatory Approvals

The Merger Agreement will provide that the consummation of the Merger will be conditioned on the satisfaction of all conditions precedent to the effectiveness of the iHeartMedia Plan of Reorganization prior to or contemporaneously with the Closing. As described under “The iHeartMedia Restructuring,” one of the conditions to the effectiveness of the iHeartMedia Plan of Reorganization is the approval of the Federal Communications Commission (the “FCC”) of the transfer of control of iHeartMedia.

iHeartMedia’s operations are subject to significant regulation by the FCC under the Communications Act and FCC rules and regulations promulgated thereunder. A radio station may not operate in the United States without the authorization of the FCC. Approval of the FCC (“FCC Approval”) is required for the issuance, renewal, transfer of control, assignment, or modification of radio station operating licenses. The iHeartMedia Plan of Reorganization requires the Debtors to file applications with the FCC (“the “FCC Long Form Applications”) seeking the FCC’s consent to the transfer of control of iHeartMedia and to take certain procedural steps to obtain FCC Approval of the FCC Long Form Applications. The Debtors filed the FCC Long Form Applications on October 9, 2018.

Listing of Common Stock on the NYSE

CCH intends to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.” The approval for listing the shares of New CCOH Common Stock on the NYSE or other nationally recognized exchange is a condition to CCH’s obligation to effect the Merger.

Consequences under the Securities Act

After the Merger, New CCOH will file periodic reports and other documents with the SEC and provide to its stockholders the same types of information that CCOH currently provides. Holders of CCOH Class A Common Stock that is freely tradable prior to the Merger will have freely tradable shares of New CCOH Common Stock after the Merger. Holders of CCOH Restricted Stock will receive New CCOH Restricted Stock that is subject to the same restrictions on transfer as those to which their present shares of CCOH Restricted Stock are subject.

Governance of CCH Following the Merger

The structure of the Board of New CCOH following the Separation has not been finalized. A description of the structure of the Board of New CCOH will be included in an amendment to this information statement/prospectus.

No Appraisal or Dissenters’ Rights

No dissenters’ rights or appraisal rights will be available to the stockholders of CCOH or CCH in accordance with the Delaware General Corporation law (the “DGCL”).

THE SETTLEMENT AND SEPARATION AGREEMENT

The following section is a summary of the expected material provisions of the Separation Agreement. The following description of the Separation Agreement is subject to, and qualified in its entirety by reference to, the Separation Agreement, which is included as Annex B to this information statement/prospectus and incorporated by reference in this information statement/prospectus. This summary may not contain all of the information about the Separation Agreement that may be important to you. We urge you to read the Separation Agreement carefully and in its entirety.

Restructuring Steps

Pursuant to the Separation Agreement, the parties to the Separation Agreement will agree to use commercially reasonable efforts to consummate all transactions contemplated by, and in the order, time and manner specified in, the restructuring steps memorandum to be attached to the Separation Agreement (the “Restructuring Transactions Memorandum”).

Merger Agreement

CCOH and CCH will agree that promptly after the date of the Separation Agreement, CCH and CCOH will enter into the Merger Agreement, pursuant to which CCOH will merge with and into CCH, with CCH being the surviving corporation. CCH and CCOH have agreed to timely consummate the Merger in accordance with the Merger Agreement and the Restructuring Transactions Memorandum.

Transfer of Assets

Pursuant to the terms of the Separation Agreement, on or before the Closing Date, iHeartMedia and iHeartCommunications will cause the iHeart Group to assign, transfer, convey and deliver to iHeartCommunications, and iHeartCommunications will transfer to CCH or the relevant member of the Outdoor Group, the Outdoor Assets, including the following assets, subject to certain exceptions:

•

all assets (other than intellectual property and rights) that are primarily related to or primarily used or held for use in connection with the business of any member of the Outdoor Group (the “Outdoor Business”), subject to certain exceptions;

•

all assets owned by any member of the Outdoor Group as of the date of the Seperation Agreement that relate to or are used or held for use in the Outdoor Business except as otherwise specifically contemplated in the Separation Agreement;

•	all assets owned by any member of the Outdoor Group to the extent reflected as being assets of the Outdoor Group in the most recently publicly-filed financial statemetns of CCOH;

•

the intellectual property owned or purported to be owned by, licensed to or otherwise and software used by any member of the iHeart Group or the Outdoor Group that is primarily related to or primarily used by or held for use in the conduct or operation of the Outdoor Business certain intellectual property specifically contemplated in the Separation Agreement and the certain names and marks;

•	all rights and benefits of any member of the Outdoor Group under the Separation Agreement or any ancillary agreement to the Separation Agreement (the “Ancillary Agreements”);

•	the assets that are expressly contemplated by the Separation Agreement to be retained by the Outdoor Group; and

•	the sponsorship of and the assets maintained pursuant to or in connection with the Outdoor benefit and compensation plans.

Pursuant to the terms of the Separation Agreement, on or before the Closing Date, CCH and CCOH will cause each member of the Outdoor Group to transfer to the relevant member of the iHeart Group the iHeart Assets, including the following, subject to certain exceptions:

•	all issued and outstanding equity interests held by iHeartMedia or its subsidiaries in any entity that is not a member of the Outdoor Group;

•	all the intellectual property and software other than the intellectual property and software to be transferred to the Outdoor Group;

•	all rights and benefits of any member of the iHeart Group under the Separation Agreement or any Ancillary Agreement;

•	the equity securities of Radio Newco and all of its subsidiaries;

•	the assets that are expressly contemplated by the Separation Agreement to be retained by the iHeart Group;

•	the sponsorship of and the assets maintained pursuant to or in connection with each benefit or compensation plan maintained by a member of the iHeart Group;

•

all assets owned by any member of either the Outdoor Group or the iHeart Group as of the Closing Date that are primarily related to or primarily used or held for use in connection with the business of any member of the iHeart Group (the “iHeart Business”);

•	all assets owned by any member of the iHeart Group as of the date hereof that relate to or are used or held for use in the iHeart Business;

•

except as otherwise provided in the Separation Agreement, all assets owned by any member of the Outdoor Group or the iHeart Group to the extent reflected as being assets of the iHeart Group in the most recently publicly-filed financial statements of iHeartMedia; and

•

any assets not used primarily in the Outdoor Business, including the assets primarily related to the broadcast radio, digital online and mobile platforms and products, program syndication, entertainment, traffic and weather data distribution and music research services businesses of iHeartMedia and its subsidiaries.

Assumption of Liabilities

Concurrently with the transfer of the Outdoor Assets from the iHeart Group to the Outdoor Group, the members of the Outdoor Group will assume certain liabilities described below and certain other liabilities described in the schedules to the Separation Agreement. The liabilities that the Outdoor Group will assume (the “Outdoor Liabilities”) include, without limitation:

•	liabilities to the extent relating to, arising out of or resulting primarily from the operation or ownership of the Outdoor Business;

•

any environmental liabilities to the extent relating to, arising out of or resulting from the operation or ownership of the Outdoor Business, provided that any environmental liabilities related to a facility that is shared by the Outdoor Business and the iHeart Business will be divided among the iHeart Group and the Outdoor Group in the same manner as the groups allocate costs for such facility, other than environmental liabilities relating to or arising out of the Outdoor Group’s gross negligence or willful misconduct, which will be borne by the Outdoor Group to the extent arising from such gross negligence or willful misconduct;

•	all liabilities that are expressly contemplated by the Separation Agreement or any Ancillary Agreement as liabilities to be retained or assumed by the Outdoor Group;

•	all agreements and obligations of any member of the Outdoor Group under the Separation Agreement or any of the Ancillary Agreements;

•

all liabilities to the extent relating to, arising out of or resulting from any Outdoor Assets (other than liabilities arising under any shared contracts to the extent such liabilities relate to the iHeart Business);

•

all liabilities under any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the Outdoor Assets to any member of the Outdoor Group; and

•	the sponsorship of all liabilities at any time arising under, pursuant to or in connection with the benefit and compensation plans listed on the schedules to the Separation Agreement.

Concurrently with the transfer of the iHeart Assets from the Outdoor Group to the iHeart Group, the members of the iHeart Group will assume certain liabilities described below and certain other liabilities described in the schedules to the Separation Agreement. The liabilities that iHeart Group will assume (the “iHeart Liabilities”) include, without limitation:

•	all liabilities that are expressly contemplated by the Separation Agreement or any Ancillary Agreement as liabilities to be retained or assumed by the iHeart Group;

•	all agreements and obligations of any member of the iHeart Group under the Separation Agreement or any of the Ancillary Agreements;

•

all liabilities under any “bulk-sale” or “bulk-transfer” laws of any jurisdiction that may be applicable with respect to the transfer or sale of any or all of the iHeart Assets to any member of the iHeart Group;

•

all liabilities to the extent relating to, arising out of or resulting from any iHeart Assets (other than liabilities arising under any shared contracts to the extent such liabilities relate to the Outdoor Business);

•

all liabilities (other than Outdoor Liabilities) relating to the employment or termination of employment by any member of the iHeart Group of any employee of the Outdoor Business whose employment is transferred to, or who accepts an offer from, a member of the Outdoor Group; and

•

any environmental liabilities to the extent relating to, arising out of or resulting from the operation or ownership of the iHeart Business, provided that any environmental liabilities related to a facility that is shared by the Outdoor Business and the iHeart Business will be divided among the iHeart Group and the Outdoor Group in the same manner as the groups allocate costs for such facility, other than environmental liabilities relating to or arising out of the iHeart Group’s gross negligence or willful misconduct, which will be borne by the iHeart Group to the extent arising from such gross negligence or willful misconduct.

Delayed Transfer of Assets and Liabilities; Subsequent Transfers

If any Outdoor Assets or Outdoor Liabilities have not been transferred or assigned, as applicable, to the appropriate member of the Outdoor Group on or prior to the Closing Date (including any Outdoor Assets or Outdoor Liabilities, as applicable, owned by or in the possession of any member of the iHeart Group that are discovered after the Closing Date), after the Closing (as defined below), (i) iHeartMedia and the relevant member of the iHeart Group holding such Outdoor Asset or retaining such Outdoor Liabilities, as applicable, shall (x) hold such Outdoor Asset in trust for use and benefit of the member of the Outdoor Group, and if such Outdoor Asset is a contract with a third party, without the prior written consent of CCOH (not to be unreasonably withheld, conditioned or delayed), the iHeart Group will not terminate, amend, modify or supplement such contract in any manner materially adverse to the Outdoor Group, and will continue to perform the obligations under such contract, and (y) retain such Outdoor Liabilities for the account of the member of the Outdoor Group liable thereto (in each case, at the expense of the member of the Outdoor Group entitled or liable thereto, as applicable) and the applicable members of the iHeart Group and Outdoor Group will enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights and obligations relating to such Outdoor Assets or Liabilities, as applicable, to the Outdoor Group and (ii) New CCOH shall, and shall cause such member of the Outdoor Group to enter into appropriate agreements or arrangements to transfer such Outdoor Asset or assume such Liabilities as applicable, as soon as reasonably practicable from the relevant member of the iHeart Group.

If any iHeart Assets or iHeart Liabilities have not been transferred or assigned, as applicable, to the appropriate member of the iHeart Group on or prior to the Closing Date (including any iHeart Asset or iHeart Liabilities, as applicable, owned by or in the possession of any member of the Outdoor Group that are discovered after the Closing Date), after the Closing, (i) New CCOH and the relevant member of the Outdoor Group holding such iHeart Asset or retaining such iHeart Liabilities, as applicable, shall (x) hold such iHeart Asset in trust for use and benefit of the member of the iHeart Group and if such iHeart Asset is a contract with a third party, without the prior written consent of iHeartMedia (not to be unreasonably withheld, conditioned or delayed), the Outdoor Group will not terminate, amend, modify or supplement such contract in any manner materially adverse to the iHeart Group, and will continue to perform the obligations under such contract, and (y) retain such iHeart Liabilities for the account of the member of the iHeart Group liable thereto (in each case, at the expense of the member of the iHeart Group entitled to or liable thereto, as applicable) and the applicable members of the iHeart Group and Outdoor Group will enter into arrangements, including subcontracting, sublicensing, subleasing, back-to-back agreement, or other similar arrangement, to convey the economic rights obligations relating to such iHeart Asset or iHeart Liabilities, as applicable, to the iHeart Group and (ii) iHeartMedia will, and will cause such member of the iHeart Group to, enter into appropriate agreements or arrangements to transfer such iHeart Asset or assume such iHeart Liabilities, as applicable, as soon as reasonably practicable from the relevant member of the Outdoor Group.

Settlement of Intercompany Notes; Treatment of Intercompany Accounts and Agreements

The Separation Agreement is expected to provide for cancellation of the Due from iHeartCommunications Note and that any agreements or licenses requiring royalty payments to the iHeart Group by the Outdoor Group for trademarks or other intellectual property will terminate effective as of December 31, 2018. It is also expected to provide that the iHeart Group will agree to waive: (i) the set-off for the value of the intellectual property transferred, including royalties on any intellectual property and license fees from the petition date through December 31, 2018 and (ii) the repayment of the post-petition intercompany balance outstanding in favor of iHeartCommunications as of December 31, 2018, if any. If iHeartCommunications owes CCOH on account of the post-petition intercompany balance as of December 31, 2018, iHeartCommunications expects to repay this amount in full in cash after the Effective Date. In addition, any intercompany balance that accrues under the existing Corporate Services Agreement (and after the termination of the royalty payments as set forth above) in favor of iHeartCommunications or CCOH from January 1, 2019 through the Effective Date, as applicable, is expected to be paid by CCOH or iHeartCommunications, respectively, within five (5) business days following the Effective Date. New CCOH will receive (i) the trademarks listed on the schedules to the Separation Agreement and (ii) reimbursement of the reasonable expenses of legal counsel and financial advisors incurred on or prior to the Closing Date of the board of directors of CCOH (the “CCOH Board”) or the special committee of the CCOH Board, in each case, to the extent incurred in connection with the Separation. The Separation Agreement is expected to contemplate that CCOH will receive approximately $148.9 million on account of its claim under the Due from iHeartCommunications Note pursuant to the iHeartMedia Plan of Reorganization.

Upon the closing of the Separation, each of the following will be terminated, canceled and be of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in CCOH’s concentration account to iHeartCommunications’ master account, (ii) the Master Agreement, (iii) the

Employee Matters Agreement, (iv) the Corporate Services Agreement and (v) the Amended and Restated License Agreement.

Upon the closing of the Separation, the parties to the Separation Agreement expect to enter into, or cause to be entered into, (i) the Transition Services Agreement, by and among iHeartMedia Management Services, Inc., iHeartCommunications and New CCOH, (ii) an amended and restated version of that certain Tax Matters Agreement, dated as of November 10, 2005, by and between iHeartCommunications and New CCOH, (iii) an amended and restated version of that certain EBIT Program Agreement, dated as of November 10, 2005, by and between iHeartCommunications and New CCOH, as amended by that certain Amendment to EBIT Program Agreement, dated as of September 18, 2012 and (iv) the Revolving Credit Agreement, by and between iHeartCommunications and CCOL, in each case, in substantially the form attached to the Separation Agreement.

Issuance of Preferred Stock

iHeartMedia and CCOH will each use reasonable efforts to cooperate with each other to issue preferred stock of New CCOH equal to approximately 2% of the equity value of New CCOH to one or more third party purchasers in accordance with the Restructuring Transactions Memorandum, the proceeds of which will remain with New CCOH immediately following the Separation.

Treatment of Shared Contracts

Subject to the terms of the Separation Agreement, the parties to the Separation Agreement will use their commercially reasonable efforts to separate certain shared contracts set forth on the schedules to the Separation Agreement (the “Shared Contracts”) into separate contracts so that the Outdoor Group will be entitled to the rights and benefits, and shall be subject to the liabilities, with respect to or arising from each shared contract to the extent primarily related to the Outdoor Business, and the iHeart Group will retain the rights and benefits, and will be subject to the liabilities, with respect to or arising from to each Shared Contract to the extent primarily related to the iHeart Business. If approval is required to separate Shared Contract and such approval has not been obtained or if the separation of a Shared Contract has not been completed as of the closing of the Separation for any other reason, then the parties to the Separation Agreement will use their commercially reasonable efforts to develop and implement arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreement) to pass along to the Outdoor Group the benefit and the liabilities of the portion of any such Shared Contract related to the Outdoor Business and to pass along to the iHeart Group the benefit and the Liabilities of the portion of the Shared Contract related to the iHeart Business, as the case may be. With respect to each Shared Contract, the obligations set forth in Separation Agreement will terminate upon the earlier of (x) the termination or expiration of each such Shared Contract in accordance with its terms and (y) the second anniversary of the Closing Date.

Bank Accounts; Cash Balances

Subject to the satisfaction or waiver of the conditions to the consummation of the Separation set forth in the Separation Agreement, each of iHeartMedia, CCH and CCOH will agree to take, or cause the members of the iHeart Group or Outdoor Group, as applicable, to take, all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by CCH or any other member of the Outdoor Group (collectively, the “Outdoor Accounts”) so that such Outdoor Accounts, if linked as of the date of the Separation Agreement to any bank or brokerage account owned by iHeartMedia or any other member of the iHeart Group (collectively, the “iHeartMedia Accounts”), are de-linked from the iHeartMedia Accounts, in each case effective from and after the Closing Date. Each of iHeartMedia, CCOH and CCH will also agree to take, or cause the members of the iHeart Group or Outdoor Group, as applicable, to take, in connection with the Separation, all actions necessary to amend all contracts or agreements governing the iHeartMedia Accounts so that such iHeartMedia Accounts, if linked as of the date of the Separation Agreement to an Outdoor Account, are de-linked from the Outdoor Accounts, in each case effective from and after the Closing Date.

Insurance

The iHeart Group and the Outdoor Group expect to cooperate to arrange insurance coverage for each member of the Outdoor Group, such that following the consummation of the Transactions each member of the Outdoor Group will have in effect all insurance programs required to comply with their respective contractual obligations and such other insurance policies as may be reasonably necessary or advisable.

Guarantees, Letters of Credit, Surety Bonds and Other Obligations

On or prior to the Closing Date, or as soon as practicable thereafter, (i) CCH will (with the reasonable cooperation of the applicable member(s) of the iHeart Group) use its reasonable best efforts to have any member(s) of the iHeart Group removed as guarantor of or obligor for any Outdoor Liability except with respect to certain scheduled guarantees, letters of credit and other obligations, and (ii) iHeartMedia will (with the reasonable cooperation of the applicable member(s) of the Outdoor Group) use its reasonable best efforts to have any member(s) of the Outdoor Group removed as guarantor of or obligor for any iHeart Liability, including, in each case, in respect of those guarantees, letters of credit and other obligations described on the schedules to the Separation Agreement.

Litigation

From and after the Closing Date, the Outdoor Group will assume, and subject to certain exceptions set forth in the Separation Agreement, direct the defense or prosecution of any legal proceedings primarily relating to the Outdoor Business (the “Assumed Actions”) and be responsible for all liabilities that may result from the Assumed Actions and all fees and costs relating to the defense of the Assumed Actions, including attorneys’ fees and costs. CCH has agreed that from and after the Closing Date, if an Assumed Action is commenced by a third party naming both one or more members of the Outdoor Group and one or more members of the iHeart Group as defendants thereto, then CCH and CCOH will use commercially reasonable efforts to cause such members of the iHeart Group to be removed from such legal proceeding; provided that if CCH is unable to cause such members of the iHeart Group to be removed from such legal proceeding, CCH and iHeartMedia will consult in good faith with each other with respect to the resolution of such legal proceeding.

From and after the Closing Date, the iHeart Group will assume, and subject to certain exceptions set forth in the Separation Agreement, direct the defense or prosecution of the legal proceedings primarily relating to the iHeart Business (the “Excluded Actions”) and be responsible for all liabilities that may result from the Excluded Actions and all fees and costs relating to the defense of the Excluded Actions, including attorneys’ fees and costs. iHeartMedia has agreed that from and after the Closing Date, if an Excluded Action is commenced by a third party naming both one or more members of the iHeart Group and one or more members of the Outdoor Group as defendants thereto, then iHeartMedia will use commercially reasonable efforts to cause such members of the Outdoor Group to be removed from such legal proceeding; provided that if iHeartMedia is unable to cause such members of the Outdoor Group to be removed from such action, CCH and iHeartMedia will consult in good faith with each other with respect to the resolution of such legal proceeding.

Pursuant to the Separation Agreement, subject to certain exceptions, no member of the iHeart Group will settle any Excluded Action in which any member of the Outdoor Group is also a party, and no member of the Outdoor Group will settle any Assumed Action in which any member of the iHeart Group is also a party without the prior written consent of the other party.

2020 Notes

Effective immediately upon the Bankruptcy Court’s entry of a final order confirming the iHeartMedia Plan of Reorganization, iHeartCommunications will waive its right under Section 6.5(c) of the CCOH Master Agreement to consent to CCOH’s and its Subsidiaries’ ability to replace or refinance the Series A and Series B Senior Subordinated Notes due 2020 issued by Clear Channel Worldwide Holdings, Inc.

Certain Employee and Employee Benefit Matters

The iHeart Group and the Outdoor Group will cooperate to establish procedures for the transfer of employees to the Outdoor Group, to the extent such transfer is appropriate, in connection with the consummation of the Transactions. The iHeart Group and the Outdoor Group will cooperate to establish procedures for the transfer of benefit plans and related assets in connection with any such transfer of employees.

Intellectual Property Licenses

The relevant members of the iHeart Group will grant to New CCOH and each Member of the Outdoor Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license or sublicense (as applicable), effective as of the Closing Date, (i) under the iHeart Group’s trademarks and intellectual property to operate the Outdoor Business (including natural evolutions thereof) and (ii) to fully exploit the iHeart Group’s software in connection with the operation of the Outdoor Business (including natural evolutions thereof).

The relevant members of the Outdoor Group will grant to iHeartMedia, iHeartCommunications and each other member of the iHeart Group a non-exclusive, royalty-free, fully-paid, perpetual, irrevocable, non-terminable, worldwide license or sublicense (as applicable), effective as of the Closing Date, (i) under all the Outdoor Group’s trademarks and intellectual property to operate the iHeart Business (including natural evolutions thereof), (ii) to fully exploit the Outdoor Group’s software in connection with the operation of the iHeart Business (including natural evolutions thereof), and (iii) to access, use, register, and otherwise make available the “clearchannel.com” domain in connection with internal-use software of iHeartMedia, iHeartCommunications and each other member of the iHeart Group.

Conditions to the Completion of the Separation

The obligations of each party to complete the Separation pursuant to the Separation Agreement will be subject to the fulfilment or waiver of several conditions, including the following:

•

all conditions to the effectiveness of the iHeartMedia Plan of Reorganization (other than the Separation and those conditions that by their nature are to be satisfied simultaneously with the Effective Date) will have been satisfied;

•

all conditions to the Merger as set forth in the Merger Agreement shall have been satisfied or waived, other than those conditions that by their nature are to be satisfied simultaneously with the consummation of the Merger;

•	the transactions contemplated in the Restructuring Transactions Memorandum shall have been competed prior to or concurrently with the Closing;

•	all necessary approvals shall have been obtained and be in full force and effect; and

•	no order issued by any governmental authority or other legal restraint or prohibition preventing the consummation of any of the Transaction shall be in effect.

Release of Pre-Closing Claims

Effective as of the Closing Date, (i) New CCOH on behalf of itself and each member of the Outdoor Group, will agree to release iHeartMedia and the members of the iHeart Group from any and all legal proceedings or liabilities arising on or before the consummation of the Separation Agreement (the “Pre-Closing Claims”) that it or they may have against iHeartMedia or any member of the iHeart Group (other than claims for breach of the Separation Agreement or any Ancillary Agreement) and (ii) iHeartMedia on behalf of itself and each member of the iHeart Group will agree to release New CCOH and the members of the Outdoor Group from any and all Pre-Closing Claims (other than claims for breach of the Separation Agreement or any Ancillary Agreement), in each case subject to certain exceptions as set forth in the Separation Agreement.

Indemnification

Subject to certain exceptions and the procedures set forth in the Separation Agreement, CCH and CCOH will, and will cause the other members of the Outdoor Group to, indemnify and hold harmless iHeartMedia, each member of the iHeart Group and their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from any of the following on or after the Closing Date:

•	the Outdoor Business, the Outdoor Liabilities or the Outdoor Assets;

•	the failure by any member of the Outdoor Group to pay, perform or otherwise promptly discharge any of the Outdoor Liabilities; and

•	any breach by and member of the Outdoor Group of the Separation Agreement.

Subject to certain exceptions and the procedures set forth in the Separation Agreement, iHeartMedia and iHeartCommunications will, and will cause the other members of the iHeart Group to, indemnify and hold harmless CCH, CCOH, each member of the Outdoor Group and their respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from any of the following on or after Closing Date:

•	the iHeart Business, the iHeart Liabilities or the iHeart Assets;

•	the failure by any member of the iHeart Group to pay, perform or otherwise promptly discharge any of the iHeart Liabilities; and

•	any breach by and member of the iHeart Group of the Separation Agreement.

The indemnification provisions set forth in the Separation Agreement will not apply to indemnification claims relating to taxes, which are covered separately in the New Tax Matters Agreement, as described in “Additional Agreements—New Tax Matters Agreement.”

Non-Solicitation and Non-Competition Covenants

For a period of eighteen months following the effective date of the iHeartMedia Plan of Reorganization, each of iHeartMedia and iHeartCommunications, on the one hand, and CCH and CCOH, on the other hand, will agree not to, and not to permit members of the iHeart Group or Outdoor Group, respectively, to solicit or hire employees from the other group who work in a sales capacity or have a title of vice president or above, subject to certain exceptions set forth in the Separation Agreement.

For a period beginning on the Closing Date and ending on the earlier of (i) two years following the Closing Date, (ii) the last day on which services are provided under the Transition Services Agreement, and (iii) the consummation of a change of control of either iHeartMedia or New CCOH (provided that if a change of control occurs within one year of the Closing Date, the non-compete period will continue through the first anniversary of the Closing Date), each of iHeartMedia and iHeartCommunications, on the one hand, and CCH and CCOH, on the other hand, agree not to, and not to permit members of the iHeart Group or Outdoor Group, respectively, to compete with the business of the other group, subject to certain exceptions set forth in the Separation Agreement.

Termination of the Separation Agreement

The Separation Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

•	by mutual written agreement of the parties to the Separation Agreement;

•	by either iHM Management Services or CCOH if the Separation has not been consummated prior to ; or

•

by either iHM Management Services or CCOH, if (1) iHeartMedia files (x) a plan of reorganization, a disclosure statement or a proposed confirmation order in the iHeart Chapter 11 Cases that does not contemplate the Separation, or (y) any motion, pleading, or other document with the Bankruptcy Court in the iHeart Chapter 11 Cases that is otherwise materially inconsistent with the applicable iHeart RSA or the iHeartMedia Plan of Reorganization as in effect as of the date of the Separation Agreement, or (2) the confirmation order (x) does not contemplate the Separation or (y) is not otherwise materially consistent with the iHeartMedia Plan of Reorganization as in effect as of the date of the Separation Agreement.

THE MERGER AGREEMENT

The following section is a summary of the expected material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is included as Annex A to this information statement/prospectus and incorporated by reference in this information statement/prospectus. This summary may not contain all of the information about the Merger Agreement that may be important to you. We urge you to read the Merger Agreement carefully and in its entirety.

The Merger

The Merger Agreement provides that as of the Effective Time, CCOH will merge with and into CCH (the “Merger”). At the Effective Time, the separate corporate existence of CCOH will cease and CCH will be the surviving corporation (the “Surviving Corporation” or “New CCOH”) and will continue its corporate existence as a Delaware corporation.

Closing and Merger Effective Time

Unless the Merger Agreement is validly terminated pursuant to the terms of the Merger Agreement, the Closing will occur as soon as practicable on the Effective Date after the satisfaction or waiver of the conditions set forth in the Merger Agreement. The Closing will take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022 (or remotely via the electronic exchange of executed documents), unless another date or place is mutually agreed upon in writing by the parties.

On the Closing Date, the parties will execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger will become effective upon filing the Certificate of Merger or at such later time specified in the Certificate of Merger.

Effect on CCOH Common Stock

Subject to the terms and conditions of the Merger Agreement, prior to the Closing, CCH will convert, or will cause to be converted, all of the shares of CCOH Class B Common Stock in accordance with the terms and procedures set forth in the Amended and Restated Certificate of Incorporation of CCOH. Each share of CCOH Class A Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of CCOH Class A Common Stock held by CCH or any direct or indirect wholly-owned subsidiary of CCH) will be converted into one (1) share of New CCOH Common Stock (the “Merger Consideration”). The shares of CCOH Class A Common Stock held by CCH and its subsidiaries will be canceled and retired, and no shares of New CCOH Common Stock will be exchanged for such shares (the “Excluded Shares”).

Effect on CCH Common Stock

Subject to the terms and conditions of the Merger Agreement, the shares of common stock of CCH issued and outstanding immediately prior to the Effective Time will be converted into and become in the aggregate a number of shares of New CCOH Common Stock equal to the number of Excluded Shares outstanding immediately prior to the Merger.

No Appraisal Rights

No dissenters’ rights or appraisal rights are or will be available to the stockholders of CCOH or CCH in connection with the Merger in accordance with the DGCL.

Surrender of Certificates; Book-Entry Shares

Holders of a Certificate of shares of CCOH Class A Common Stock should not send in their Certificates at this time. After the Effective Time, the Transfer Agent will mail to each holder of record (as of immediately prior to the Effective Time) holding a Certificate a customary letter of transmittal (a “Letter of Transmittal”) and instructions for surrendering the Certificates in exchange for shares of New CCOH Common Stock. Upon surrender of Certificates for cancellation to the Transfer Agent, and upon delivery of a Letter of Transmittal, duly executed and in proper form with respect to such Certificates, and such other documents as may reasonably be required by the Transfer Agent, the holder of such Certificates will receive shares of New CCOH Common Stock in book-entry form for which such shares of CCOH Class A Common Stock have been converted.

If any Certificate has been lost, stolen or destroyed, the Transfer Agent will issue the Merger Consideration after the holder claiming such Certificate to be lost, stolen or destroyed makes an affidavit of that fact, and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate.

Any holder of Book-Entry Shares whose shares of CCOH Class A Common Stock are converted into the right to receive New CCOH Common Stock at the Effective Time will not be required to deliver a Certificate or an executed Letter of Transmittal to the Transfer Agent to receive New CCOH Common Stock that such holder is entitled to receive. In lieu thereof, each such holder will, upon receipt by the Transfer Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Transfer Agent may reasonably request) be entitled to receive in exchange the New CCOH Common Stock. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the person in whose name such Book-Entry Shares are registered.

Treatment of CCOH Equity Incentive Plans

Prior to the Closing, CCH and CCOH will each adopt resolutions and take all necessary actions such that the Surviving Corporation will adopt the (i) Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, (ii) Clear Channel Outdoor Holdings, Inc. Amended and Restated 2006 Annual Incentive Plan, and (iii) Clear Channel Outdoor Holdings, Inc. Amended and Restated 2012 Stock Incentive Plan (each such plan as amended and restated through the Effective Time, a “CCOH Equity Incentive Plan”).

At the Effective Time, each CCOH Stock Option granted pursuant to a CCOH Equity Incentive Plan that is outstanding and unexercised as of immediately prior to the Effective Time will be converted into and become a New CCOH Stock Option. Each New CCOH Stock Option will continue to have, and be subject to, the same terms and conditions applied to the CCOH Stock Option immediately prior to the Effective Time.

At the Effective Time, each CCOH Restricted Stock Unit that is outstanding as of immediately prior to the Effective Time (but excluding any CCOH Restricted Stock Unit or portion thereof that becomes vested as result of the consummation of the Merger and is settled in shares of CCOH Class A Common Stock that, in turn, converts into the right to receive New CCOH Common Stock) will be assumed by the Surviving Corporation and will be converted into a right or award to acquire or receive a New CCOH Restricted Stock Unit. Each New CCOH Restricted Stock Unit as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Stock Unit immediately prior to the Effective Time. As of the Effective Time, each such New CCOH Restricted Stock Unit as so assumed and converted will represent the right to receive a corresponding number of shares of New CCOH Common Stock.

At the Effective Time, each CCOH Restricted Stock Award that is outstanding immediately prior to the Effective Time will be converted into New CCOH Restricted Stock Award. Each unvested converted CCOH Restricted Stock Award so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the CCOH Restricted Award immediately prior to the Effective Time.

Certificate of Incorporation and Bylaws of the Surviving Corporation

Following the Effective Time, the certificate of incorporation of New CCOH will read in its entirety as set forth in Exhibit D to the Merger Agreement and the bylaws of New CCOH will read in their entirety as set forth in Exhibit E to the Merger Agreement.

Board of Directors and Executive Officers of New CCOH Following the Merger

Prior to the Closing, CCH will cause the CCH Board to take all actions necessary so that the individuals set forth in the Merger Agreement will be the directors of CCH immediately prior to the Effective Time and such individuals will be the directors of New CCOH and will serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Prior to Closing, CCH will cause the CCH board to appoint executive officers of CCH as set forth in the Merger Agreement, and those individuals will be the executive officers of New CCOH and will serve until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Representations and Warranties

The Merger Agreement will contain certain representations and warranties of each CCH and CCOH on its own behalf and on behalf of its respective subsidiaries. The representations and warranties in the Merger Agreement do not survive the Closing.

The representations and warranties that each of CCH and CCOH will make relate to, among other things, the following:

•	power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement have been duly authorized;

•	the Merger Agreement has been validly executed and is the legal, valid and binding obligation as to such party;

•

the execution of the Merger Agreement by such party and the consummation of the transactions contemplated by the Merger Agreement do not, as of the date of the Merger Agreement, and will not as of the Closing, conflict with any of such party’s organizational documents;

•	such party, directly or through its subsidiaries, operates at least one significant historic business line, or owns at least a significant portion of its historic business asset;

•	neither party is aware of the existence of any fact, or has taken or agreed to take any action, that would prevent the Merger from qualifying as a reorganization or a complete liquidation; and

•	such party is not aware of any reason that it could not provide a tax representation letter as the basis for a legal opinion that the Merger qualifies as a reorganization.

Legal Opinions

CCOH will agree to use its reasonable best efforts to obtain a legal opinion from its counsel, Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR” and the “WSGR Legal Opinion”) and CCH agreed to use its reasonable best efforts to obtain a legal opinion from Kirkland & Ellis LLP (“K&E” and the “K&E Legal Opinion”), each dated as of the Closing Date to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In the event that K&E is unwilling or unable to provide the K&E Legal Opinion, or WSGR is unwilling or unable to provide the WSGR Legal Opinion, then CCOH (if the K&E Legal Opinion is not being provided) or CCH (if the WSGR Legal Opinion is not being provided), will have the right to require the other to use reasonable efforts to obtain, from a nationally recognized “Big 4” accounting firm or law firm that is reasonably acceptable to each of CCH and CCOH (a “Replacement Opinion Provider”), an opinion addressing the matters that would have been addressed by the K&E Legal Opinion or WSGR Legal Opinion, as applicable (a “Replacement Opinion”), and the delivery of such Replacement Opinion will satisfy any condition in the Merger Agreement that would otherwise have been satisfied by such K&E Legal Opinion or WSGR Legal Opinion, as applicable.

Preparation of the S-4

CCH and CCOH will agree to prepare and file with the SEC, no later than          days following the date of the Merger Agreement, this registration statement on Form S-4 and accompanying information statement/prospectus (the “Form S-4”). CCH and CCOH will agree to use reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as promptly as practicable after such filing, (ii) ensure the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. CCH and CCOH agreed to include as exhibits legal opinions that are substantively consistent with the WSGR Legal Opinion and the K&E Legal Opinion (which legal opinions shall rely on representation letters substantially similar to the CCOH Tax Representation Letter and CCH Tax Representation Letter), the information that included the basis for rendering such opinion, and all other information reasonably requested by each party to be included herein.

On or prior to the Closing Date, CCH will file or cause to be filed a registration statement on Form 8-A (or an amendment to CCOH’s registration statement on Form 8-A) for the registration of the New CCOH Common Stock under the Exchange Act.

Stock Exchange Listing; Delisting

CCH will agree that on or prior to the Closing Date, CCH will use its commercially reasonable efforts to cause the shares of New CCOH Common Stock to be issued in the Merger and the shares of New CCOH Common Stock to be distributed to creditors of iHeartMedia to be approved for listing on the NYSE or other nationally recognized exchange, subject to official issuance.

Further, prior to the Closing, CCOH agreed to take all reasonable actions, upon CCH’s request, to cause the delisting of CCOH Common Stock from the NYSE and the termination of CCOH’s registration under the Exchange Act as soon as practicable following the Effective Time.

Broader Media and CC Finco Distributions

CCH will agree that prior to the Closing, (i) CCH will cause Broader Media, LLC, a wholly-owned subsidiary of CCH (“Broader Media”), to distribute all of the shares of CCOH Class B Common Stock held by Broader Media to CCH (the “Broader Media Distribution”) and (ii) CCH will cause CC Finco, LLC, a wholly-owned subsidiary of CCH (“CC Finco”) to distribute all of the shares of CCOH Class A Common Stock held by CC Finco to CCH (the “CC Finco Distribution”). Upon the consummation of each of the Broader Media Distribution and the CC Finco Distribution, the CCOH Common Stock distributed to CCH will constitute Excluded Shares for purposes of the Merger Agreement. No later than the close of business on the day immediately preceding the Closing Date, CCH shall, and, as applicable, shall cause Broader Media to, convert all of the shares of CCOH Class B Common Stock into Class A Common Stock, in each case, in accordance with the terms and procedures set forth in the Amended and Restated Certificate of Incorporation of the CCOH.

Stockholder Litigation

In the event that any stockholder litigation related to the Merger Agreement, the transactions contemplated by the Merger Agreement or any of the transactions contemplated by the Restructuring Transactions Memorandum or the Separation Agreement is brought, or to CCOH’s knowledge, threatened in writing, against CCOH and/or the members of the CCOH Board prior to the Effective Time (a “Transaction Litigation”), CCOH agreed to promptly notify CCH of any such Transaction Litigation and will keep CCH reasonably informed with respect to the status thereof. Pursuant to the Merger Agreement, CCH has the right to participate in the defense or settlement of any Transaction Litigation, and CCOH agreed not to settle, compromise or come to an arrangement regarding any Transaction Litigation, without CCH’s prior written consent.

Efforts

Each of CCH and CCOH will agree to cooperate and use its commercially reasonable efforts to take all actions or do, assist and cooperate with each other party in doing all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions to the Merger Agreement. Further, each of CCH and CCOH agreed not to take or do anything that would reasonably be expected to materially impede or delay the transactions contemplated by the Merger Agreement, including the satisfaction of the respective conditions set forth in the Merger Agreement.

Conditions to the Merger

The obligations of both of CCH and CCOH to effect the Merger will be subject to the fulfillment of the following conditions, or, to the extent permitted by applicable law, a written waiver by each of CCOH and CCH on or prior to the Effective Time:

•	The CCOH Stockholder Approval and the CCH Stockholder Approval will have been obtained;

•

no order issued by any governmental authority or other legal restraint or prohibition that prevents the transactions contemplated in the Merger Agreement, or declares such transactions unlawful or would cause such transactions to be rescinded, will be in effect;

•

the Form S-4 will have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued by the SEC and remain in effect and no proceedings for that purpose will have been initiated or threatened in writing by the SEC;

•	a period of at least 20 calendar days will have elapsed from the date this information statement/prospectus was first mailed to the holders of CCOH Class A Common Stock;

•	the Bankruptcy Court will have entered an order (which may be an order confirming the iHeartMedia Plan of Reorganization (the “Confirmation Order”)) approving the Merger Agreement;

•	all conditions precedent to the effectiveness of the iHeartMedia Plan of Reorganization will have been satisfied prior to or contemporaneously with the closing of the Merger;

•

the steps contemplated to be taken prior to the consummation of the Merger pursuant to the Restructuring Transactions Memorandum, including the Radio Distribution, the Separation, the Broader Media Distribution and the CC Finco Distribution, will have occurred in accordance with the Restructuring Transactions Memorandum;

•	CCH shall have, and shall have caused Broader Media to have, converted all of their shares of CCOH Class B Common Stock into CCOH Class A Common Stock; and

•	other customary conditions.

In addition, CCOH will have the obligation to effect the Merger subject to satisfaction or waiver at or prior to the Effective Time by CCOH of certain other conditions, listed below:

•	CCOH will have received a copy of the WSGR Legal Opinion or a Replacement Opinion, as applicable; and

•	other customary conditions.

In addition, CCH will have the obligation to effect the Merger subject to satisfaction or waiver at or prior to the Effective Time by CCH of certain other conditions, listed below:

•	CCH will have received a copy of the K&E Legal Opinion or a Replacement Opinion, as applicable;

•

the shares of New CCOH Common Stock issuable pursuant to the Merger Agreement will have been approved for listing on the NYSE, or other nationally recognized exchange, subject to official notice of issuance; and

•	other customary conditions.

Neither party can provide assurance as to when, or if, all of the conditions to the Merger can or will be satisfied or waived by the applicable party. As of the date of this information statement/prospectus, neither party has any reason to believe that the remaining conditions to the Merger Agreement will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

•	by mutual written agreement of CCH and CCOH;

•	by either CCH or CCOH if the Separation has not been consummated before ; or

•

by either CCH or CCOH, if (1) iHeartMedia files (x) a plan of reorganization, a disclosure statement or a proposed Confirmation Order in the iHeart Chapter 11 Cases that does not contemplate the Separation, or (y) any motion, pleading, or other document with the Bankruptcy Court in the iHeart Chapter 11 Cases that is otherwise materially inconsistent with the applicable iHeart RSA or the iHeartMedia Plan of Reorganization as in effect as of the date of the Merger Agreement, or (2) the Confirmation Order (x) does not contemplate the Separation or (y) is not otherwise materially consistent with the iHeartMedia Plan of Reorganization.

Amendment of the Merger Agreement; Waiver

The parties may amend the Merger Agreement at any time prior to the Effective Time in writing signed by both parties and either party may waive compliance by the other parties as to any of the agreements or conditions contained in the Merger Agreement, provided however, there shall not be made any amendment that by law or in accordance with the rules of any relevant stock exchange, requires further approval by the stockholders of CCOH without further approval of such stockholder.

Specific Performance

Under the Merger Agreement, each party will have the right to seek specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights under the Merger Agreement in the event of any actual or threatened default in, or breach of, the terms and conditions of the Merger Agreement.

ADDITIONAL AGREEMENTS

Settlement Agreement

On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Entities and the Delaware Individual Defendants, through their respective counsel, entered into the Settlement Agreement that embodies the terms of (i) a global settlement of all direct or derivative claims by or on behalf of GAMCO and Norfolk, both individually and on behalf of the putative class of public shareholders of CCOH, against the Delaware Individual Defendants, the Sponsor Entities, iHeartCommunications, iHeartMedia, CCOH and the Debtors, including in the Delaware Actions and the iHeart Chapter 11 Cases, and (ii) the Separation in accordance with the iHeartMedia Plan of Reorganization.

The Settlement Agreement contemplates that upon the separation of CCOH from iHeartMedia, (i) the cash sweep arrangement under the existing Corporate Services Agreement between CCOH and iHeartCommunications will terminated, (ii) any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property will terminate and (iii) a new transition services agreement will supersede and replace the existing Corporate Services Agreement. In exchange, the Debtors agreed to waive (i) the set-off for the value of the intellectual property transferred, including royalties and (ii) the repayment of the post-petition intercompany balance outstanding in favor of the Debtors as of December 31, 2018. In addition, the Settlement Agreement provides that after the Separation, (i) iHeartCommunications will provide an unsecured revolving line of credit in an aggregate amount not to exceed $200 million to CCOL for a period of no more than three years following the effective date of the iHeartMedia Plan of Reorganization, (ii) iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on CCOH in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain agreements between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs. The parties agreed that CCOH will recover 14.44% in cash on its allowed claim of $1,031,721,306 under the intercompany note owed by iHeartCommunications to CCOH, and to mutual releases, including a release of all claims that have been asserted, could have been asserted or ever could be asserted with respect to the iHeart Chapter 11 Cases and the Delaware Actions.

Transition Services Agreement

Pursuant to the Transition Services Agreement, for one year from the Effective Date of the iHeartMedia Plan of Reorganization (subject to certain rights of New CCOH to extend up to one additional year, as described below), iHM Management Services expects to provide, or expects to cause iHeartMedia, iHeartCommunications, Radio Newco or any member of the iHeart Group to provide, CCH with certain administrative and support services and other assistance which CCH will utilize in the conduct of its business as such business was conducted prior to the Separation. The transition services may include, among other things, the following:

•	treasury, payroll and other financial related services;

•	certain executive officer services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services;

•	corporate services; and

•	procurement and sourcing support.

The charges for the transition services will generally be intended to be consistent with the Corporate Services Agreement. The allocation of cost is expected to be based on various measures depending on the service provided, which measures include relative revenue, employee headcount or number of users of a service. New CCOH may request an extension of the term for all services or individual services for one-month periods for up to an additional 12 months, and the price for transition services provided during such extended term will be increased as follows for any service other than those identified in the schedules to the Transition Services Agreement as an “IT Service” or any other service the use and enjoyment of which requires the use of another IT Service (an “IT-Based Service”):

•	for the three months following the one-year anniversary of the Effective Date, by 20%;

•	for the subsequent three months, by 30%; and

•	for any time following such six month period, by 40%

provided, however that with respect to the extension of the term for any IT-Based Service, no increase shall be made to the price for such transition service with respect thereto during the first twelve months following the one-year anniversary of the Effective Date. New CCOH and iHeartMedia will have access to each other’s computing and telecommunications systems to the extent necessary to perform or receive the transition services.

New CCOH may terminate the Transition Services Agreement with respect to all or any individual service, in whole or in part, upon 30 days’ prior written notice, provided that any co-dependent services must be terminated concurrently.

New Tax Matters Agreement

In connection with the Transactions, we will enter into the New Tax Matters Agreement by and among iHeartMedia, iHeartCommunications, Radio Newco, CCH, Clear Channel Outdoor Holdings, Inc. and CCOH, to allocate the responsibility of iHeartMedia and its subsidiaries, on the one hand, and CCOH and its subsidiaries, on the other, for the payment of taxes arising prior and subsequent to, and/or in connection with the Transactions.

In general, the New Tax Matters Agreement is expected to require that we, on behalf of CCOH and its subsidiaries, indemnify iHeartMedia for (i) any income taxes paid by iHeartMedia on behalf of CCOH and its subsidiaries or, with respect to any income tax return for which CCOH or any of its subsidiaries joins with iHeartMedia or any of subsidiaries in filing a consolidated, combined or unitary return, the amount of taxes that would have been incurred by CCOH and its subsidiaries if they had filed a separate return. In addition, if iHeartMedia or its subsidiaries use certain of our tax attributes (including net operating losses, foreign tax credits and other credits) and such use results in a decrease in tax liability for iHeartMedia or its subsidiaries, then iHeartMedia will reimburse us for the use of such attributes based on the amount of tax benefit realized.

Any tax liability of CCH attributable to any taxable period ending on or before the date of the completion of the Separation, other than any such tax liability resulting from CCH’s being a successor of CCOH in connection with the Merger or arising from the operation of the business of CCOH and its subsidiaries after the Merger, will not be treated as a liability of CCOH and its subsidiaries for purposes of the New Tax Matters Agreement.

The New Tax Matters Agreement provides that, except as described in this sentence, CCOH will indemnify iHeartMedia and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against any taxes other than transfer taxes or indirect gains taxes imposed on CCOH or any of its subsidiaries in connection with the Transactions. The New Tax Matters Agreement also provides that iHeartMedia and iHeartCommunications will indemnify CCOH and its subsidiaries, and their respective directors, officers and employees, and hold them harmless, on an after-tax basis, from and against (i) any taxes other than transfer taxes or indirect gains taxes imposed on iHeartMedia or any of its subsidiaries in connection with the Transactions, (ii) any transfer taxes and indirect gains taxes arising in connection with the

Transactions, and (iii) fifty percent (50%) of the amount by which the amount of taxes (other than transfer taxes or indirect gains taxes) imposed on CCOH or any of its Subsidiaries in connection with the Transactionsthat are paid to the applicable taxing authority on or before the third anniversary of the Separation exceeds $5.0 million, provided that, the obligations of iHeartMedia and iHeartCommunications to indemnify CCOH and its subsidiaries with respect taxes (other than transfer taxes or indirect gains taxes) imposed on CCOH or any of its subsidiaries in connection with the Transactions will not exceed $15.0 million.

CCOH’s obligations and rights under the New Tax Matters Agreement will be assumed by CCH in the Merger (subject to the note above regarding tax liability of CCH for taxable periods ending on or before the date of the competition of the Separation).

DESCRIPTION OF NEW CCOH CAPITAL STOCK

Below we have provided a summary description of our capital stock. This description is not complete. You should read the full text of our amended certificate of incorporation and bylaws, which will be included as exhibits to the registration statement of which this information statement/prospectus is a part, as well as the provisions of applicable Delaware law.

General

We will be authorized to issue              shares of New CCOH Common Stock, par value $0.01 per share, and              shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Each share of New CCOH Common Stock will entitle its holder to one vote. New CCOH Common Stock will vote as a single class on all matters on which stockholders are entitled to vote, except as otherwise provided in our amended certificate of incorporation or as required by law. Generally, all matters to be voted on by stockholders, other than the election of directors, must be approved by a majority of the New CCOH Common Stock present in person or represented by proxy and entitled to vote on the subject matter, voting as a single class, subject to any voting rights granted to holders of any preferred stock. Subject to the rights of the holders of any series of Preferred Stock to elect directors under certain circumstances, directors shall be elected by a plurality of the voting power present in person or represented by proxy and entitled to vote generally in the election of directors. No stockholder shall be entitled to exercise the right of cumulative voting.

Dividends

Holders of New CCOH Common Stock will share equally, on a per share basis, in any cash dividend declared by our board of directors, subject to any preferential rights of any outstanding shares of preferred stock. Dividends payable in shares of New CCOH Common Stock may be paid only to holders of New CCOH Common Stock and the number of shares so paid will be equal, on a per share basis, with respect to each outstanding share of New CCOH Common Stock.

Other Rights

On liquidation, dissolution or winding up of our company, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of New CCOH Common Stock are entitled to receive a pro rata amount of any distribution of the remaining assets.

No shares of New CCOH Common Stock are subject to redemption or conversion or have preemptive rights to purchase additional shares of New CCOH Common Stock or other securities of our company.

Upon completion of the Merger and the Separation, all the outstanding shares of New CCOH Common Stock will be validly issued, fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, powers preferences and privileges of each series, which may be greater or less than the rights of New CCOH Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of New CCOH Common Stock until our board of directors determines the specific rights of the holders of preferred stock. However, the effects might include, among other things:

•	restricting dividends on New CCOH Common Stock;

•	diluting the voting power of New CCOH Common Stock;

•	impairing the liquidation rights of New CCOH Common Stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.

On the Emergence Date, we intend to file with the Secretary of State of the State of Delaware a Certificate of Designations, Preferences, and Rights of Preferred Stock (the “Certificate of Designations”), to create the New CCOH Preferred Stock and establish the designations, preferences, powers, and other rights of the New CCOH Preferred Stock, which will become effective upon filing or at such later time set forth therein.

The terms of the New CCOH Preferred Stock have yet to be fully negotiated and the terms remain subject to approval by the parties.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Election and Removal of Directors

Our amended certificate of incorporation will provide that our board of directors is divided into three classes. The term of the first class of directors expires at our 2020 annual meeting of stockholders, the term of the second class of directors expires at our 2021 annual meeting of stockholders and the term of the third class of directors expires at our 2022 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.

Our amended certificate of incorporation will that, except as otherwise provided by a certificate of designations, require that directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of all outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Size of Board and Vacancies

Our bylaws will provide that the number of directors on our board of directors will be fixed exclusively by resolution of the board of directors. Except as otherwise provided by a certificate of designations, newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

No Stockholder Action by Written Consent

Our amended certificate of incorporation will prohibit our stockholders from acting by written consent.

Amendment of Our Bylaws

Our amended certificate of incorporation and bylaws will provide that our bylaws may only be amended by the board of directors or by the affirmative vote of holders of at least 80% of the voting power entitled to vote thereon.

Amendment of Our Amended Certificate of Incorporation

Our amended certificate of incorporation will provide, and applicable provisions of Delaware law provide, that our amended certificate of incorporation may only be amended by the vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote thereon; provided that the amendment of certain provisions of the certificate of incorporation will require the affirmative vote of holders of at least 80% of the total voting power of all outstanding shares of capital stock entitled to vote thereon.

Stockholder Meetings

Our amended certificate of incorporation and bylaws will provide that a special meeting of our stockholders may be called only by the Chairman of our board of directors or our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, such notice shall be delivered, by the later of the 10th day after the annual meeting is announced or 90 days prior to the date of such meeting, and the business must be a proper matter for stockholder action. Among other things the stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the Exchange Act, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns.

In general, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting, a stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event we call a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to our secretary not earlier than 120 days before the meeting nor later than the later of (a) the 90th day prior to the meeting and (b) the 10th day after the meeting is announced.

Only such persons who are nominated in accordance with the procedures set forth in our bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our bylaws. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in or bylaws and, if any proposed nomination or business is not in compliance with our bylaws, to declare that such defective proposal or nomination shall be disregarded.

Delaware Anti-Takeover Law

Our amended and restated certificate of incorporation will subject us to Section 203 of the DGCL.

In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting

Our amended certificate of incorporation and bylaws will not provide for cumulative voting in the election of our board of directors.

Pre-Separation Transactions with iHeartCommunications

Transfer Agent

The transfer agent and registrar for New CCOH Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, Massachusetts 02021.

New York Stock Exchange Listing

We intend to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.” The authorization by the NYSE for listing the New CCOH Common Stock is a condition to the closing of the Merger.

COMPARISON OF RIGHTS OF CCOH STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS

The rights of CCOH common stockholders are currently governed by CCOH’s amended and restated certificate of incorporation and bylaws and by the DGCL. After the Merger, assuming it is completed, the rights of CCOH’s former stockholders, who will receive New CCOH Common Stock in the Merger, will be governed by New CCOH’s amended and restated certificate of incorporation and bylaws and by the DGCL. Set forth below is a discussion of the material differences between the rights of a holder of CCOH Common Stock, on the one hand, and the rights of a holder of New CCOH Common Stock on the other hand.

	CCOH	NEW CCOH
Authorized Capital	CCOH is authorized to issue 750,000,000 shares of CCOH Class A Common Stock, 600,000,000 shares of CCOH Class B Common Stock, and 150,000,000 shares of preferred stock, $0.01 par value per share	New CCOH will be authorized to issue shares of New CCOH Common Stock, and shares of preferred stock, including shares of New CCOH Preferred Stock.

Voting Rights

Each share of CCOH Class A Common Stock entitles its holder to one vote and each share of CCOH Class B Common Stock entitles its holder to 20 votes.

Generally, all matters voted on by stockholders must be approved by a majority of the voting power of CCOH Class A Common Stock and CCOH Class B Common Stock, voting as a single class, subject to any voting rights granted to holders of preferred stock.

The holders of New CCOH Common Stock will be entitled to one vote per share with respect to all matters submitted to stockholders.

The holders of shares of preferred stock issued in the future will be set forth in the certificate of designations creating such preferred stock.

Dividends

Holders of CCOH Class A Common Stock and CCOH Class B Common Stock will share equally, on a per share basis, in any cash dividend or distribution declared by the board of directors, subject to any preferential rights of outstanding preferred stock.

Dividends payable in shares of CCOH Class A Common Stock may be paid only to holders of CCOH Class A Common Stock, and shares of CCOH Class B Common Stock may be paid only to holders of CCOH Class B Common Stock.

Holders of CCOH Common Stock will share equally, on a per share basis, in any cash dividend or distribution declared by the CCH board of directors, subject to any preferential rights of any outstanding shares of preferred stock.

	CCOH	NEW CCOH
Conversion of Common Stock

While owned by iHeartCommunications or any of its affiliates (excluding CCOH), each share of CCOH Class B Common Stock is convertible at the holder’s option into one share of CCOH Class A Common Stock.

Any shares of CCOH Class B Common Stock transferred to a person other than iHeartCommunications will convert into shares of CCOH Class A Common Stock on a one-for-one basis upon any such transfer, with certain exceptions.

Not applicable. There will only be one class of New CCOH Common Stock.

Conversion After a Tax-Free Spin-Off

Following any distribution of CCOH Class B Common Stock to iHeartCommunications’ common stockholders in a tax-free transaction under Section 355 of the Code, each share of CCOH Class B Common Stock will be convertible at the holder’s option into one share of CCOH Class A Common Stock.

Each share of CCOH Class B Common Stock will convert into one share of CCOH Class A Common Stock upon any transfer thereof subsequent to such tax-free transaction.

Not applicable. There will only be one class of New CCOH Common Stock and no possibility of a tax free spin off following the Separation.

Reorganization, Consolidation or Merger	All holders of CCOH Common Stock, regardless of class, are entitled to receive the same kind and amount of shares of stock and other property (including cash) in such a transaction in which shares of common stock are converted into or exchangeable for shares of stock or other property (including cash).

Liquidation or Dissolution	All holders of CCOH Common Stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of CCOH	All holders of New CCOH Common Stock will be entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of New CCOH Common Stock, after

	CCOH	NEW CCOH
	Common Stock, after payment in full of the amounts required to be paid to holders of preferred stock, if any.	payment in full of the amounts required to be paid to holders of preferred stock, if any.

Redemption or Preemptive Rights	No shares of either class of CCOH Common Stock are subject to redemption or have preemptive rights to purchase additional shares of CCOH Common Stock or other securities of CCOH.	No shares of New CCOH Common Stock will be subject to redemption or have preemptive rights to purchase additional shares of New CCOH Common Stock or other securities of New CCOH.

Corporate Opportunities

iHeartCommunications has no duty to refrain from engaging in the same or similar business activities as CCOH or doing business with its clients, customers or vendors or employing its officers, directors or employees.

If iHeartCommunications or one of CCOH’s directors or officers who is also a director or officer of iHeartCommunications acquires knowledge of a potential transaction or corporate opportunity for both iHeartCommunications and CCOH, CCOH will have renounced its interest in such corporate opportunity.

Not applicable.

Classification of Board of Directors	The CCOH board of directors is divided into three classes, with terms expiring on a staggered three year basis. At each of CCOH’s annual meetings of stockholders, each class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by its stockholders.	The New CCOH board of directors will be divided into three classes, with terms expiring on a staggered three year basis. At each of CCOH’s annual meetings of stockholders, each class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by its stockholders.

Removal of Directors	Directors may be removed, with or without cause, by affirmative vote of shares representing a majority of the voting power of the capital stock entitled to vote generally in the election of directors in the election of CCOH’s board as long as	Directors may only be removed for cause and only by the affirmative vote of not less than 80% of the voting power entitled to vote generally in the election of directors in the election of CCOH’s board of directors.

	CCOH	NEW CCOH

iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) owns shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors.

Once iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast in the election of CCOH’s board of directors, the directors may only be removed for cause and only by the affirmative vote of not less than 80% of voting power of the capital stock entitled to vote generally in the election of directors.

Size of Board of Directors	The number of directors on CCOH’s board will be fixed exclusively by its board. Newly created directorships resulting from any increase in CCOH’s authorized number of directors will be filled solely by the vote of CCOH’s remaining directors in office.	The number of directors on New CCOH’s board will be fixed exclusively by its board. Newly created directorships resulting from any increase in New CCOH’s authorized number of directors will be filled solely by the vote of CCH’s remaining directors in office.

Vacancies on the Board of Directors	Any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of CCOH’s remaining directors in office; provided, however, that as long as iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) continue to beneficially own shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors and such vacancy was caused by the action of stockholders, then such vacancy may only be filled by the affirmative vote of shares	Any vacancies in New CCOH’s board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of New CCOH’s remaining directors in office.

	CCOH	NEW CCOH
representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors.

Stockholder Action by Written Consent

CCOH stockholders are permitted to act by written consent without a meeting as long as iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) continue to beneficially own shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors.

Once iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) cease to beneficially own at least a majority of the votes entitled to be cast in the election of CCOH’s board of directors, the right of CCOH’s stockholders to act by written consent is eliminated.

New CCOH’s stockholders are prohibited from acting by written consent.

Amendment of the Bylaws	All of the provisions of the CCOH bylaws, including those relating to the calling of meetings of stockholders, notice of meetings of stockholders, required quorum at meetings of stockholders, conduct of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors and indemnification of officers and directors may only be amended by the vote of a majority of CCOH’s entire board of directors or, as long as iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) owns shares representing at least a majority of the voting power of the capital stock entitled to vote generally in	New CCOH’s bylaws may only be amended by the vote of a majority of its entire board of directors or by the vote of holders of at least 80% of the votes entitled to be cast by the outstanding capital stock in the election of New CCOH’s board of directors.

	CCOH	NEW CCOH

the election of directors, by the vote of holders of a majority of the voting power of the capital stock entitled to vote generally in the election of directors.

Once iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) cease to own shares representing at least a majority of the votes entitled to be cast in the election of CCOH’s board of directors, these provisions may only be amended by the vote of a majority of CCOH’s entire board or by the vote of holders of at least 80% of the voting power of the capital stock entitled to vote generally in the election of directors.

Amendment of Certain Provisions of the Certificate of Incorporation

The amendment of any of the provisions in CCOH’s amended and restated certificate of incorporation requires approval by holders of shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors, as long as iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) owns shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors.

Once iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) cease to own shares representing at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors certain provisions may only be amended by the vote of a majority of CCOH’s entire board of directors followed by the vote of holders of at least 80% of the voting power of the capital stock

New CCOH’s amended and restated certificate of incorporation may only be amended by the vote of a majority of the total voting power of the outstanding shares of capital stock entitled to vote; provided that the amendment of certain provisions requires the affirmative vote of holders of at least 80% of the total voting power of all outstanding shares of capital stock entitled to vote thereon.

	CCOH	NEW CCOH
entitled to vote generally in the election of directors.

Stockholder Meetings	A special meeting of CCOH stockholders may be called only by (i) iHeartCommunications, so long as iHeartCommunications and its subsidiaries (excluding CCOH and its subsidiaries) beneficially own at least a majority of the voting power of the capital stock entitled to vote generally in the election of directors or (ii) the Chairman of CCOH’s board of directors or (iii) CCOH’s board of directors.	A special meeting of New CCOH stockholders may be called only by the Chairman of New CCOH’s board of directors or the New CCOH board of directors.

Advance Notification of Stockholder Nominations and Proposals

In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give proper written notice to CCOH’s secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, and the business must be a proper matter for stockholder action.

iHeartCommunications is entitled to nominate persons for election to the board of directors and propose business to be considered by stockholders at any meeting of stockholders without compliance with the foregoing advance notice requirements, so long as iHeartCommunications owns at least 50% of the voting power of the capital stock entitled to vote generally in the election of directors.

In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to CCOH’s secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, such notice shall be delivered, by the later of the 10th day after the annual meeting is announced or 90 days prior to the date of such meeting, and the business must be a proper matter for stockholder action.

Business Combinations with Interested Stockholders	CCOH has opted out of section 203 of the DGCL which governs business combinations with interested stockholders so long as iHeartCommunications owns 15% or more of the total voting power of CCOH’s common stock.	New CCOH has not opted out of Section 203 of the DGCL.

Cumulative Voting	Cumulative voting is not provided for in the election of CCOH’s board of directors.	Cumulative voting will not be provided for in the election of New CCOH’s board of directors.

WRITTEN CONSENT OF THE PRINCIPAL CCOH STOCKHOLDERS

Under Delaware law and CCOH’s organizational documents, the approval of the holders of a majority of the voting power of the outstanding shares of CCOH’s common stock, voting (or consenting in writing in lieu thereof) together as a single class, is required to adopt the Merger Agreement, approve the Merger and approve the transactions contemplated thereby. Each share of CCOH Class A Common Stock is entitled to one vote, and each share of CCOH Class B Common Stock is entitled to 20 votes, on matters submitted to a vote of stockholders.

On                     , 2019, subsidiaries of iHeartCommunications collectively representing approximately 89.1% of the outstanding shares of CCOH Common Stock and approximately 99% of the total voting power of CCOH Common Stock delivered to CCOH a written consent in accordance with Section 228 of the DGCL, adopting the Merger Agreement and the transactions contemplated thereby. Because these principal CCOH stockholders beneficially own shares of common stock representing a majority of the voting power of the outstanding shares of capital stock of CCOH, the action by written consent is sufficient to adopt the Merger Agreement, approve by Merger and approve the transactions contemplated thereby without any further action by CCOH stockholders. On                     , 2019, directors and executive officers beneficially owned approximately     % of the outstanding shares of CCOH Class A Common Stock and less than 1% of the total voting power of CCOH.

As required by Section 228(e) of the DGCL, this information statement/prospectus is being furnished to our stockholders of record as of                    , 2019, as notice of the action taken by written consent.

DESCRIPTION OF NEW CCOH PREFERRED STOCK

The iHeartMedia Plan of Reorganization provides that New CCOH will issue the New CCOH Preferred Stock to one or more third party purchasers in accordance with the Restructuring Transactions Memorandum, the proceeds of which will remain with New CCOH immediately following the Separation. The terms of the New CCOH Preferred Stock have yet to be fully negotiated and the terms remain subject to approval by the parties. The terms of the New CCOH Preferred Stock will be described in an amendment to this information statement/prospectus.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Receivables Based Credit Facility Due 2023

On June 1, 2018 (the “ABL Closing Date”), Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of CCOH, entered into a Credit Agreement (the “Credit Agreement”), as parent borrower, with certain of its subsidiaries named therein, as subsidiary borrowers (the “Subsidiary Borrowers”), Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”) and swing line lender, and the other lenders from time to time party thereto. The Credit Agreement governs CCO’s new asset-based revolving credit facility and replaced CCOH’s prior credit agreement, dated as of August 22, 2013 (the “Prior Credit Agreement”), which was terminated on the ABL Closing Date.

Upon completion of the Merger, CCH will assume CCOH’s obligations as a guarantor of the asset-based revolving credit facility. The Merger will not result in a change of control under the terms of the Credit Agreement.

Size and Availability

The Credit Agreement provides for an asset-based revolving credit facility, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (i) the borrowing base, which equals 85.0% of the eligible accounts receivable of CCO and the subsidiary borrowers, subject to customary eligibility criteria minus any reserves, and (ii) the aggregate revolving credit commitments. As of the ABL Closing Date, the aggregate revolving credit commitments were $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. On the ABL Closing Date, the revolving credit facility was used to replace and terminate the commitments under the Prior Credit Agreement and to replace the letters of credit outstanding under the Prior Credit Agreement.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the Applicable Rate plus, at CCO’s option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such date as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency rate that would be calculated as of such day in respect of a proposed Eurocurrency rate loan with a one-month interest period plus 1.00%, or (2) a Eurocurrency rate that is equal to the LIBOR rate as published by Reuters two business days prior to the commencement of the interest period. The Applicable Rate for borrowings under the Credit Agreement is 1.00% with respect to base rate loans and 2.00% with respect to Eurocurrency loans.

In addition to paying interest on outstanding principal under the Credit Agreement, CCO is required to pay a commitment fee of 0.375% per annum to the lenders under the Credit Agreement in respect of the unutilized revolving commitments thereunder. CCO must also pay a letter of credit fee for each issued letter of credit equal to 2.00% per annum times the daily maximum amount then available to be drawn under such letter of credit.

Maturity

Borrowings under the Credit Agreement will mature, and lending commitments thereunder will terminate, on the earlier of (a) June 1, 2023 and (b) 90 days prior to the maturity date of any indebtedness of CCOH or any of its direct or indirect subsidiaries in an aggregate principal amount outstanding in excess of $250,000,000 (other than the 8.75% senior notes due 2020 issued by Clear Channel International, B.V. (“CCIBV”)).

Prepayments

If at any time, the outstanding amount under the revolving credit facility exceeds the lesser of (i) the aggregate amount committed by the revolving credit lenders and (ii) the borrowing base, CCO will be required to prepay first, any protective advances and second, any outstanding revolving loans and swing line loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, as applicable.

Subject to customary exceptions and restrictions, CCO may voluntarily repay outstanding amounts under the Credit Agreement at any time without premium or penalty. Any voluntary prepayments CCO makes will not reduce commitments under the Credit Agreement.

Guarantees and Security

The facility is guaranteed by the Subsidiary Borrowers. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of CCO’s and the Subsidiary Borrowers’ accounts receivable and related assets and proceeds thereof.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $7.5 million and (b) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time (the “Financial Covenant Triggering Event”), CCO will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended prior to the occurrence of the Financial Covenant Triggering Event, and will be required to continue to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $7.5 million and (y) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time, at which time the Financial Covenant Triggering Event will no longer be deemed to be occurring.

The Credit Agreement also includes negative covenants that, subject to significant exceptions, limit the Borrowers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates or;

•	change lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments and a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

Clear Channel Worldwide Holdings (“CCWH”) Senior Notes

As of September 30, 2018, CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of 6.5% Series A

Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of 6.5% Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by CCO, CCOH and certain of CCOH’s direct and indirect subsidiaries.

Upon completion of the Merger, CCH will assume CCOH’s obligations as a guarantor of the CCWH Senior Notes. The Merger will not result in a change of control under the terms of the indentures governing the CCWH Senior Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year.

CCWH may redeem the CCWH Senior Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than us and our subsidiaries (other than CCOH) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets; and

•	sell certain assets, including capital stock of its subsidiaries, to persons other than us and our subsidiaries (other than CCOH).

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire CCOH’s subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit it to incur additional indebtedness based on an incurrence test. Under this test, in order to incur additional indebtedness, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and in order to incur additional indebtedness that is subordinated to the CCWH Senior Notes, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Senior Notes indenture also restricts CCOH’s ability to pay dividends, but permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indenture) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series B CCWH Senior Notes indenture also contains certain other exceptions that allow CCOH to pay dividends, including (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the Due from iHeartCommunications Note. CCOH has used substantially all of the $525.0 million general restricted payment baskets in the Series B CCWH Senior Notes indenture. The Series A CCWH Senior Notes indenture does not limit CCOH’s ability to pay dividends.

CCWH Senior Subordinated Notes

As of September 30, 2018, CCWH subordinated notes represented $2.2 billion of aggregate principal amount of indebtedness outstanding, which consisted of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes” and, together with the Series A CCWH Subordinated Notes, the “CCWH Subordinated Notes”). Interest on the CCWH Subordinated Notes is payable to the trustee weekly in arrears and to the noteholders on March 15 and September 15 of each year.

Upon completion of the Merger, CCH will assume CCOH’s obligations as a guarantor of the CCWH Subordinated Notes. The Merger will not result in a change of control under the terms of the indentures governing the CCWH Subordinated Notes.

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCO and certain of

CCOH’s other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the Senior Subordinated Notes plus accrued and unpaid interest to the redemption date. Neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than CCOH) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets.

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to CCOH from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets;

•	sell certain assets, including capital stock of CCOH’s subsidiaries;

•	designate CCOH’s subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The CCWH Subordinated Notes indentures restrict CCOH’s ability to incur additional indebtedness but permit CCOH to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, CCOH’s debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow CCOH to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits CCOH to pay dividends from the proceeds of indebtedness or the proceeds from asset sales if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The indenture governing the Series A CCWH Subordinated Notes does not limit CCOH’s ability to pay dividends. Because CCOH’s consolidated leverage ratio exceeded the limit in the incurrence tests described above, it is not currently permitted to incur additional indebtedness using the incurrence test in the CCWH Subordinated Notes indentures, and it is not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Subordinated Notes indenture. There are other exceptions in these indentures that allow CCOH to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Subordinated Notes indenture that allow CCOH to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by CCOH of amounts outstanding under the Due from iHeartCommunications Note.

In light of the approaching maturity date for the CCWH Subordinated Notes in the first quarter of 2020, CCOH’s Board has begun considering options to refinance or replace the CCWH Subordinated Notes. Pursuant to the terms of the Separation Agreement, CCOH and iHeartMedia have agreed that, effective upon the Bankruptcy Court’s entry of a final order confirming the iHeartMedia’s Plan of Reorganization, iHeartCommunications will waive its right under that certain Master Agreement, dated as of November 16, 2005, to consent to any such refinance or replacement of the CCWH Subordinated Notes.

CCIBV Senior Notes

As of September 30, 2018, CCIBV had $375.0 million aggregate principal amount outstanding of its 8.75% Senior Notes due 2020 (“CCIBV Senior Notes”). The Merger will have no impact on the CCIBV Senior Notes.

The CCIBV Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The CCIBV Senior Notes are guaranteed by certain of our International outdoor business’s existing and future subsidiaries. We do not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCIBV, and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

CCIBV may redeem the notes, in whole or in part, on or after December 15, 2017, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date. The indenture governing the CCIBV Senior Notes contains covenants that limit CCIBV’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of CCIBV’s assets.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion summarizes certain U.S. federal income tax consequences of the Merger that apply generally to “U.S. holders” (as defined below) of CCOH Common Stock that exchange their shares of CCOH Common Stock for shares of New CCOH Common Stock in the Merger. This discussion is based on the Code, judicial decisions and administrative regulations and interpretations, all as in effect as of the date of this information statement/prospectus and all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the Merger to the U.S. holders of CCOH Common Stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of CCOH Common Stock who for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of CCOH Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of CCOH Common Stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax consequences of the Merger under their specific circumstances.

This discussion applies only to U.S. holders of CCOH Common Stock who hold such shares as a capital asset within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of CCOH Common Stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to U.S. holders of CCOH Common Stock that are subject to special rules, including but not limited to:

•	dealers in securities, commodities or foreign currencies;

•	tax-exempt organizations;

•	banks and certain other financial institutions;

•	retirement plans;

•	insurance companies;

•	mutual funds;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction;

•	holders who prepare “applicable financial statements” (as defined in Section 451 of the Code);

•	holders who actually or constructively own 5% or more of CCOH Common Stock stock; and

•	traders in securities that elect to use the mark-to-market method of accounting.

U.S. holders of CCOH Common Stock described in the foregoing sentence and non-U.S. holders of CCOH Common Stock should consult their own tax advisors as to the tax consequences of the Merger with respect to their particular circumstances.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither CCOH nor CCH has obtained or sought to obtain a ruling from the IRS regarding any matter relating to the ability of the Merger to qualify as a reorganization and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. CCOH’s and CCH’s board of directors urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

CCOH and CCH intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The obligations of CCH and CCOH to close the Merger are conditioned, respectively on the issuance of an opinion by Kirkland & Ellis LLP (“K&E”) and the issuance of an opinion by Wilson Sonsini Goodrich & Rosati, P.C. (“WSGR”) (or in either case other law firms or accounting advisors reasonably acceptable to CCH and CCOH if K&E or WSGR is unwilling or unable to issue such an opinion), to the effect that, based on facts, representations, assumptions and exclusions set forth or referred to in such opinions, and on U.S. federal income tax law in effect as of the date of such opinions, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel or an accounting advisor is not binding on the IRS or any court. In rendering these respective opinions, counsel or the relevant accounting advisor will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Merger strictly in accordance with the Merger Agreement and this information statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of CCOH and CCH and will assume that these representations are true, correct and complete, and that CCOH and CCH, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied the U.S. federal income tax consequences of the Merger could be materially different from those described below.

Based on and subject to the foregoing, provided that, in accordance with the opinions described above, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to U.S. holders of CCOH Common Stock will be as follows.

Each U.S. holder of CCOH Common Stock who receives New CCOH Common Stock in the Merger will generally not recognize gain or loss.

In general, the aggregate tax basis in the shares of New CCOH Common Stock that a U.S. holder of CCOH Common Stock will receive upon the Merger will equal such U.S. holder’s aggregate tax basis in the shares of CCOH Common Stock surrendered in exchange therefor. A U.S. holder’s holding period for the shares of New CCOH Common Stock that are received in the Merger will generally include such U.S. holder’s holding period for the shares of CCOH Common Stock surrendered in exchange therefor.

If U.S. holders of CCOH Common Stock acquired different blocks of shares of CCOH Common Stock at different times or at different prices, such U.S. holders’ basis and holding period in their shares of CCH common stock may be determined with reference to each block of shares of CCOH Common Stock. Any such U.S. holders should consult their tax advisors regarding the manner in which shares of New CCOH Common Stock received in the exchange should be allocated among different blocks of shares of CCOH Common Stock and with respect to identifying the bases or holding periods of the particular shares of CCH Common Stock received in the Merger. Because these rules are complex, CCOH recommends that each CCOH stockholder who may be subject to these rules consult his, her, or its own tax advisor.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION. CCOH AND CCH URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

INFORMATION ABOUT CCOH

Business

CCOH is one of the world’s largest outdoor advertising companies, providing clients with advertising opportunities through billboards, street furniture displays, transit displays and other out-of-home advertising displays. Through CCOH’s extensive display inventory and technology-based enhancements, CCOH has the ability to deliver innovative, effective marketing campaigns for advertising partners globally.

CCOH is focused on building the leadership position of its diverse global assets and maximizing its financial performance while serving its local communities. CCOH intends to continue to execute upon its long-standing outdoor advertising strategies, while closely managing expenses and focusing on achieving operating efficiencies throughout its businesses.

History

CCOH was incorporated in August 1995 under the name “Eller Media Company.” In 1997, Clear Channel Communications, Inc., now iHeartCommunications, CCOH’s parent company, entered the outdoor advertising industry with its acquisition of Eller Media Company. CCOH changed its name to Clear Channel Outdoor Holdings, Inc. in August 2005.

On November 11, 2005, CCOH became a publicly traded company through an initial public offering (“IPO”), in which it sold 10%, or 35.0 million shares, of CCOH Class A Common Stock. Prior to its IPO, CCOH was an indirect wholly-owned subsidiary of iHeartCommunications. As of September 30, 2018, iHeartCommunications, through its subsidiaries, owned all outstanding shares of CCOH Class B Common Stock and 10,726,917 shares of CCOH Class A Common Stock, collectively representing approximately 89.1% of the outstanding shares of Common Stock and approximately 99% of the total voting power of CCOH Common Stock.

Prior to or at the time of its IPO, CCOH entered into agreements with iHeartCommunications that govern the relationship between iHeartCommunications and CCOH and provide for, among other things, the provision of services by iHeartCommunications to CCOH and the allocation of employee benefit, tax and other liabilities and obligations attributable to its operations. These agreements include the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark License Agreement (collectively, the “Intercompany Agreements”). All of the agreements relating to CCOH’s ongoing relationship with iHeartCommunications were made in the context of a parent-subsidiary relationship and the terms of these agreements may be more or less favorable to it than if they had been negotiated with unaffiliated third parties.

iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of this information statement/prospectus, no notice of termination of any of these agreements has been received from iHeartCommunications. In accordance with the terms of the Separation Agreement, iHeartCommunications and CCOH have agreed to terminate or replace these agreements in connection with the Separation.

As long as iHeartCommunications continues to own shares of CCOH’s Common Stock representing more than 50% of the total voting power of CCOH’s Common Stock, it will have the ability to direct the election of all members of CCOH’s Board of Directors and, therefore, to exercise a controlling influence over its business and affairs, including any determinations with respect to mergers or other business combinations, its acquisition or disposition of assets, its incurrence of indebtedness, its issuance of any additional common stock or other equity securities, its repurchase or redemption of common stock or any preferred stock, if applicable, and its payment of dividends in certain situations. Similarly, iHeartCommunications will have the power to determine the outcome of matters submitted to a vote of CCOH’s stockholders, including the power to prevent an acquisition or any other change in control, and to take other actions that might be favorable to iHeartCommunications.

On July 30, 2008, iHeartCommunications completed its merger with a subsidiary of CC Media Holdings, Inc., now iHeartMedia, a company formed by a group of private equity funds sponsored by Bain Capital Partners, LLC (“Bain”) and Thomas H. Lee Partners, L.P. (“THL”). iHeartCommunications is now owned indirectly by iHeartMedia.

On March 14, 2018, the Debtors filed the iHeart Chapter 11 Cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

The iHeart Chapter 11 Cases are being jointly administered under the caption In re: iHeartMedia, Inc., et al. Case No. 18-31274 (MI). The Debtors are continuing to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

The CCOH Board established the CCOH Special Committee to consider, review and negotiate certain transactions between iHeartCommunications and CCOH in connection with the iHeart Chapter 11 Cases. CCOH has consented to, and the Bankruptcy Court has entered a final order approving, iHeartCommunications’ continuing to provide services pursuant to the Corporate Services Agreement during the iHeart Chapter 11 Cases. CCOH expects iHeartCommunications to continue to provide services to it pursuant to the Corporate Services Agreement in the ordinary course of business, until it emerges from Chapter 11 or such arrangements are otherwise addressed through the iHeart Chapter 11 Cases.

Overview

For the year ended December 31, 2017 and the nine months ended September 30, 2018, CCOH generated revenue of $2,588.7 million and $1,974.1 million, operating income of $232.3 million and $135.3 million, and OIBDAN of $545.6 million and $392.4 million, respectively. For a definition of OIBDAN and a reconciliation to the most directly comparable GAAP financial measure, see “—Summary Historical Financial Data of the Outdoor Business of CCH.”

CCOH has two reportable business segments, Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”), which represented 45% and 55% of CCOH’s 2017 revenue, respectively, and 44% and 56% of CCOH’s revenue for the nine months ended September 30, 2018, respectively. Due to a re-evaluation of CCOH’s internal segment reporting in 2018, CCOH’s operations in Latin America are now included in CCOH’s International segment results for all periods presented.

Americas Outdoor Advertising

CCOH is one of the largest outdoor advertising companies in the United States. As of September 30, 2018, CCOH’s Americas segment owned or operated approximately 80,000 display structures with operations in 44 of the 50 largest markets in the United States, including all of the 20 largest markets. CCOH’s Americas assets consist of printed and digital billboards, transit displays, including airports, street furniture and wallscapes and other spectaculars. CCOH’s Americas business is focused on metropolitan areas with dense populations.

International Outdoor Advertising

The International segment includes CCOH’s operations in Europe, Asia and Latin America. As of September 30, 2018, CCOH’s International segment owned or operated more than 380,000 displays across 22 countries. The International assets consist of street furniture, billboards, transit displays, retail displays, public bike programs and other spectaculars, which it owns or operates under lease or license agreements. The International business is focused on densely populated metropolitan areas.

Strengths

CCOH is one of the world’s largest outdoor advertising companies with over 450,000 displays in 31 countries across its Americas and International segments as of September 30, 2018 in an industry that is uniquely placed in the media mix, with strong fundamentals. People are spending more time out of home which is increasing the time they can be exposed to CCOH’s advertising displays; whereas reaching broad audiences via other, content driven, media channels is becoming more difficult due to the proliferation of online content platforms. CCOH believes outdoor advertising offers advertisers an opportunity to reach a broad reach of consumers when they are out of the home and close to making purchase decisions through a cost-effective advertising medium.

Broad Audience Reach. CCOH reaches its audience while they are on the move through billboards, transit displays, and street furniture located in major commuter and other locations such as airports, buses and railways.

Driving Foot Traffic and Targeting. Located at the heart of cities and close to the point-of-sale, outdoor displays have a location advantage, which advertisers have leveraged to drive foot traffic to their retail locations and influence purchase decisions. With the growth of digital and the use of data, advertisers can build on this location-targeting ability and alter advertising messages based on environmental conditions, including time of day and weather, making them all the more relevant and effective to their target audience.

Cost-Effective Advertising Medium. Outdoor media provides advertisers with a highly cost-effective medium on which to display their advertising messages (measured by cost per thousand persons reached).

Headwinds Facing Other Media. Because CCOH does not use content to attract audiences, it is not subject to the same headwinds as many other media. CCOH believes that the proliferation of content and distribution models will continue to lead to the fragmentation of other content-based media audiences.

Americas

Strong Collection of Assets. CCOH’s Americas business is focused on metropolitan areas with dense populations where its portfolio of assets provide advertisers with compelling opportunities to reach a mass audience in a cost-effective way. The scale of CCOH’s advertising networks also enables it to deliver highly targeted campaigns based on the specific audience delivered by individual panels. CCOH believes that the buying decision for its customers is based on the strength of the out-of-home advertising solutions they can offer, which are a product of both CCOH’s assets and the way it prices, packages and markets to them.

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As of September 30, 2018, CCOH’s portfolio consisted of approximately 80,000 display structures including printed and digital billboards, transit displays, street furniture displays, wallscapes and other spectaculars in its Americas segment. CCOH has operations in 44 of the 50 largest markets in the United States, including all of the 20 largest markets in some of the most heavily traveled highways and roadways and more than 125 airports.

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The majority of CCOH Americas’ revenue is from large billboards, referred to as bulletins, both print and digital. Bulletins are generally located along major expressways, primary commuting routes and main intersections that are highly-visible and heavily-trafficked.

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CCOH Americas’ scale has enabled cost-effective investment in new display technologies, such as digital billboards and smaller format LCD screens, which it believes will continue to support future growth. This technology provides the creative richness, increased planning flexibility with the ability to book later than their advertising partners expect. In addition, this technology gives Americas the ability to sell specific days and times, dynamically change creative and optimize yield by selling spots to the right customer at the right time. All of this has opened out-of-home to new advertisers and new verticals – increasing brands that advertise with Americas and enabling yield maximization. As of September 30, 2018, Americas had over 1,200 digital billboards and thousands of smaller format digital LCD screens.

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CCOH Americas is at the forefront of integrating out-of-home media with data analytics and attribution connecting brands with audiences using its proprietary tools Clear Channel Outdoor RADAR and RADARview, as well as developing first-to-the-outdoor market programmatic solutions. CCO RADAR is the industry’s first suite of campaign planning and attribution solutions that utilize anonymous mobile location intelligence to help brands reach certain audiences and understand what happens after someone is exposed to an advertisement on printed and digital displays. RADARview is a dynamic online campaign planning platform allowing advertisers to visually explore its out-of-home (“OOH”) media mapped to audience behaviors, demos and locations. Using RADAR and RADARview CCOH Americas is able to offer advertisers an easier way to unlock the value of out-home by applying the same approach from the online world to the physical world’s largest screens.

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The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels which provides stability to their business. Due to regulations, it has become increasing difficult to develop new outdoor advertising structures. Further, for many of CCOH Americas’ existing billboards in the United States, a permit for replacement cannot be sought by its competitors or landlords.

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No single advertising market in the United States and no advertising category represented greater than 11% and 9%, respectively, of CCOH Americas’ revenue during the nine months ended September 30, 2018.

Experienced Management Team.

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Scott Wells, CEO of CCOH’s Americas division has 11 years of experience with CCOH including 4 years as the Americas CEO and 7 years as a CCOH board member. His experience prior to CCOH included a variety of sales and marketing roles in technology and consumer goods.

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The Americas top management team has an average of 22 years of media experience and has weathered multiple business cycles. Their media industry experience includes OOH, TV, Radio, Digital, Sports and Events. The business also has very experienced local management teams that drive its market-level strategy and execution.

International

Strong Collection of Assets. CCOH’s International business is a portfolio of 22 markets across Europe, Asia, and Latin America. This broad portfolio gives CCOH exposure to a range of macro-economic, regulatory, and media environments. Across CCOH’s large, diverse OOH portfolio it connects brands with the people they want to reach, with media and ideas that enlighten, entertain and influence them. CCOH’s international portfolio is focused on densely populated metropolitan areas and spans some of the world’s major cities including London, Paris, Madrid, Mexico City, Milan, Shanghai and Singapore.

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As of September 30, 2018, CCOH International had over 380,000 displays in its portfolio including street furniture, billboards, transit displays, retail displays, public bike programs and spectacular displays.

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The majority of CCOH International’s revenue is from its print and digital street furniture displays typically with contract terms ranging up to 15 years. Located at the heart of cities and close to the point-of-sale, street furniture displays have a location advantage, which advertisers leverage to drive foot traffic to their retail locations and influence purchase decisions.

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Included in CCOH’s international portfolio are over 13,000 digital displays that enable revenue growth by enhancing the core proposition of outdoor advertising to new and existing clients by improving the quality of display; enabling greater utilization of CCOH International’s best advertising locations through sequential displays; allowing advertisers to plan campaigns around specific days or times of day; and enhancing creativity and contextual relevance of advertisements, tailoring messages according to specific locations, times or other inputs, such as the current weather or latest product offers. CCOH International seeks to achieve greater consumer engagement and flexibility by delivering powerful, flexible and interactive campaigns that open up new possibilities for advertisers to engage with their target audiences.

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CCOH International is a leader within the out-of-home industry in developing programmatic buying capabilities and utilizing data to improve campaign planning, augment effectiveness and offer its client’s audience-based solutions.

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Government regulations vary by country and region but generally provide for limitations on the number, placement, size, nature and density of outdoor displays. As a result, CCOH International’s existing footprint in top demographic areas has significant value.

Experienced Management Team. CCOH International has an experienced management team from its senior executives to its local market managers.

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William Eccleshare CEO of the International division for 9 years, with prior leadership positions at advertising agencies including BBDO, J Walter Thompson, Young & Rubicam as well as being a former partner at McKinsey & Co.

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The international top management team of 11 senior executives has a combined 90 years of experience in CCOH and over 150 years in media. With media backgrounds outside of out-of-home including advertising agencies, publishing, film & TV, entertainment, and music; as well as backgrounds in FMCG, banking and consulting—at companies including News Corp, ITV, BMG Music, Walt Disney, Unilever, Publicis, JP Morgan, McKinsey and Linklaters.

Strategy

Enable advertisers to engage with consumers through creating innovative advertising solutions that deliver results. CCOH seeks to deliver those results by putting its portfolio to work in smart and distinctive ways, including promoting the attractive industry fundamentals, differentiating through innovation, sales and service and continuing expansion of digital displays. CCOH is focused on developing its networks of locations into compelling propositions by selling the audience attributes, rather than the individual display.

Americas

CCOH seeks to capitalize on their Americas network and diversified product mix to maximize revenue. The strategy focuses on leveraging Americas’ diversified product mix and long-standing presence in its existing markets as well as pursuing the technology of digital displays, which provides it with the ability to launch new products and test new initiatives in a reliable and cost-effective manner.

Promote Outdoor Media Spending. Given the attractive industry fundamentals of outdoor media and their depth and breadth of relationships with CCOH Americas’ advertisers, CCOH believes they can drive outdoor advertising’s share of total media spending by using its dedicated sales team to highlight the value of outdoor advertising relative to other media. Americas has made and continues to make significant investments in research tools like CCO RADAR with mobile insights from third-party providers. The CCO RADAR suite of OOH industry-first solutions applies aggregated and anonymized mobile insights to advertising campaign planning, amplification and attribution. Armed with these insights, CCO RADAR helps brands reach desired audiences, reengage those exposed to OOH printed and digital displays across other media platforms and measure what happens after exposure to optimize campaign delivery. Through RADARview, Americas is bringing mobile location data insights online, allowing advertisers to explore Americas’ media as mapped to audience behaviors, demos and location. In addition, Americas is experimenting with integrated social and mobile campaigns and Augmented Reality as supplements to its core medium.

Differentiate through Innovation, Sales and Services. Over the last several years, CCOH Americas has developed and hired talent who are helping to redefine how outdoor media is bought and sold. They are working closely with clients, advertising agencies and other diversified media companies to develop more sophisticated approaches to delivering the right audience in the right location at the right time. One example is Americas programmatic effort to sell digital billboard advertisements using automated advertisement sales technology to introduce ease and efficiency to the out-of-home ad sales process and enable better targeting of digital billboard advertising. Another is Americas Proposal team, which provides proposal preparation and marketing support for America’s key multi-market sales efforts. A third area is Americas proof of performance delivery platform that is leading the industry in providing transparency when the ad is delivered, accessible via API, to allow partners to pull proof-of-performance information into whatever system they choose.

Capital allocation. A core element of CCOH Americas’ capital allocation strategy focuses on the digitization of its network. Americas long-term strategy for its outdoor advertising businesses includes pursuing the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying clients’ advertisements. Digital advertising provides significant advantages over traditional outdoor media. Americas’ electronic displays are linked through centralized systems to simultaneously and rapidly change advertising copy on a large number of displays, allowing Americas to sell more advertising opportunities to advertisers. The ability to change copy by time of day and quickly change messaging based on advertisers’ needs creates additional flexibility for Americas’ customers. Digital displays allow for high frequency, 24-hour advertising changes in high-traffic locations and allow Americas to offer its clients optimal flexibility, distribution, circulation and visibility.

Capitalize on Product and Geographic Opportunities. In the United States, CCOH Americas has operations in 44 of the top 50 largest markets, including all of the 20 largest markets. However, Americas is focused on growing their relevance to its advertising customers by continuously optimizing its portfolio and targeting investments in its existing markets or expanding to new markets.

International

Strategy. Similar to their Americas business, CCOH believes its International business has attractive industry fundamentals, including the ability to reach a broad audience and drive foot traffic to the point-of-sale, making outdoor a cost-effective medium for advertisers as measured by cost per thousand persons reached compared to other traditional media. CCOH’s International business focuses on the following strategies:

Promote Overall Outdoor Media Spending. CCOH International’s strategy is to promote growth in outdoor advertising’s share of total media spending by demonstrating the strength of its medium. International believes that outdoor advertising is strongly positioned to compete with other media, in particular traditional content-based media such as press, TV, radio and magazines—whose audiences are fragmenting to online sources of that content, as well as competing with on-line media channels. As part of International’s effort to promote growth in outdoor advertising’s share of total media, they are focusing on developing and implementing improved outdoor audience delivery measurement systems (such as CCOH’s C.A.S.T. system in France) to provide advertisers with tools to plan their campaigns and determine how effectively their message is reaching the desired audience.

Differentiate on Sales and Marketing. For over five years, CCOH International has spent time and resources building commercial capabilities through a company-wide sales force effectiveness program and an upgrade in its sales and marketing talent. These capabilities allow International to build and nurture relationships with its clients and their agencies as well as to offer packages and products that meet its clients’ advertising needs. Going forward, areas of focus include pricing, packaging and programmatic selling – in particular pricing and packaging models that leverage the capabilities and benefits of digital display networks. Expanding International’s proprietary programmatic platform which enables marketers to buy their out-of-home inventory in audience-based packages, giving them the ability to manage their campaigns on a self-service basis.

Capital Allocation. A core element of CCOH International’s capital allocation strategy focuses on the digitization of its network. International’s digital displays are a dynamic medium, which enables its customers to engage in real-time, tactical, topical and flexible advertising. International will continue its focused and dedicated digital strategy and remain committed to the development of digital out-of-home communication solutions.

Through International’s digital brands, including Clear Channel Play and Adshel Live, it is are able to offer networks of digital displays in multiple formats and multiple environments including bus shelters, billboards, airports, transit, malls and flagship locations. Part of International’s long-term strategy is to pursue the diversification of its product offering by introducing technologies, such as beacons, small cells, wayfinding stations and provision of Wi-Fi in its street furniture network, as additions to traditional methods of displaying its clients’ advertisements.

Capitalize on Product and Geographic Opportunities. CCOH International is also focused on growing its relevance to its advertising customers by continuously optimizing its display portfolio and targeting investments in promising market segments. International has continued to innovate and introduce new products in its markets—such as the digital telephone kiosks in the UK. International’s street furniture business generates the largest portion of its international revenue and that is where it plans to focus much of its investment. International plans to continue to evaluate municipal contracts that may come up for bid and will make prudent investments where it believes it can generate attractive returns.

Americas Sources of Revenue

Americas generated 45%, 44% and 45% of CCOH’s revenue in 2017, 2016 and 2015, respectively. Americas revenue is derived from the sale of advertising copy placed on Americas’s printed and digital displays. Americas’s display inventory consists primarily of billboards, transit displays and street furniture. The margins on Americas’s billboard contracts, including those related to digital billboards, tend to be higher than those on contracts for other displays, due to their greater size, impact and location along major roadways that are highly trafficked. Billboards comprise approximately two-thirds of Americas’s display revenues. The following table shows the approximate percentage of revenue derived from each category for the Americas inventory:

	Year Ended December 31,
	2017	2016	2015
Billboards:
Bulletins	60%	60%	59%
Posters	11%	11%	12%
Transit displays	17%	17%	16%
Street furniture displays	4%	4%	4%
Spectaculars/wallscapes	4%	4%	5%
Other	4%	4%	4%

Total	100%	100%	100%

The Americas segment generates revenues from local and national sales. Americas’s advertising rates are based on a number of different factors including location, competition, size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered, expressed as a percentage of a market population, of a display or group of displays. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of Americas’s billboards in the United States, it uses independent, third-party auditing companies to verify the number of impressions delivered by a display.

While location, price and availability of displays are important competitive factors, CCOH believes that providing quality customer service and establishing strong client relationships are also critical components of sales. In addition, CCOH has long-standing relationships with a diversified group of advertising brands and agencies that allows it to diversify client accounts and establish continuing revenue streams.

Billboards

Americas’ billboard inventory primarily includes bulletins and posters.

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Bulletins. Bulletins vary in size, with the most common size being 14 feet high by 48 feet wide. Digital bulletins display static messages that resemble standard printed bulletins when viewed, but also allow advertisers to change messages throughout the course of a day and may display advertisements for multiple customers. Americas’ digital displays are linked through centralized systems to instantaneously and simultaneously change advertising copy as needed. Because of their greater size, impact, high-frequency and 24-hour advertising changes, Americas typically receives its highest rates for digital bulletins. Approximately 32%, 32% and 30% of our bulletin revenue came from digital bulletins during 2017, 2016 and 2015, respectively. Almost all of the advertising copy displayed on printed bulletins is computer printed on vinyl and transported to the bulletin where it is secured to the display surface. Bulletins generally are located along major expressways, primary commuting routes and main intersections that are highly visible and heavily trafficked. Americas’ clients may contract for individual bulletins or a network of bulletins, meaning the clients’ advertisements are rotated among bulletins to increase the reach of the campaign. Americas’ client contracts for bulletins, either printed or digital, generally have terms ranging from four weeks to one year.

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Posters. Printed posters are approximately 11 feet high by 23 feet wide, and the printed junior posters are approximately 5 feet high by 11 feet wide. Digital posters are available in addition to the traditional poster-size and junior poster-size. Similar to digital bulletins, digital posters display static messages that resemble standard printed posters when viewed and are linked through centralized systems to instantaneously and simultaneously change messages throughout the course of a day. Advertising copy for printed posters is digitally printed on a single piece of polyethylene material that is then transported and secured to the poster surfaces. Posters generally are located in commercial areas on primary and secondary routes near point-of-purchase locations, facilitating advertising campaigns with greater demographic targeting than those displayed on bulletins. Americas’ poster rates typically are less than its bulletin rates, and its client contracts for posters generally have terms ranging from four weeks to one year. Premiere displays, which consist of premiere panels and squares, are innovative hybrids between bulletins and posters that Americas developed to provide its clients with an alternative for their targeted marketing campaigns. The premiere displays use one or more poster panels, but with vinyl advertising stretched over the panels similar to bulletins. Americas’ intent is to combine the creative impact of bulletins with the additional reach and frequency of posters.

Transit Displays

Americas’ transit displays are advertising surfaces on various types of vehicles or within transit systems, including on the interior and exterior sides of buses, trains, trams, and within the common areas of rail stations and airports, and are available in both printed and digital formats. Similar to street furniture, contracts for the right to place Americas’ displays on such vehicles or within such transit systems and to sell advertising space on them generally are awarded by public transit authorities in competitive bidding processes or are negotiated with private transit operators. Generally, these contracts have terms ranging from five to ten years. Americas’ client contracts for transit displays generally have terms ranging from four weeks to one year.

Street Furniture Displays

Americas’s street furniture displays include advertising surfaces on bus shelters, information kiosks, freestanding units and other public structures, are available in both printed and digital formats, and are primarily located in major metropolitan areas and along major commuting routes. Generally, Americas is responsible for the construction and maintenance of street furniture structures. Contracts for the right to place Americas’ street furniture displays in the public domain and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law. Generally, these contracts have terms ranging from 10 to 20 years. As compensation for the right to sell advertising space on its street furniture structures, Americas pays the municipality or transit authority a fee or revenue share that is either a fixed amount or a percentage of the revenue derived from the street furniture displays. Typically, these revenue sharing arrangements include payments by Americas of minimum guaranteed amounts. Client contracts for street furniture displays typically have terms ranging from four weeks to one year and are typically for network packages of multiple street furniture displays.

Other Displays

The balance of Americas’ display inventory consists of spectaculars and wallscapes. Spectaculars are customized display structures that often incorporate video, multidimensional lettering and figures, mechanical devices and moving parts and other embellishments to create special effects. The majority of Americas’ spectaculars are located in Los Angeles, San Francisco and New York City’s Times Square. Client contracts for spectaculars typically have terms of one year or longer. A wallscape is a display that drapes over or is suspended from the sides of buildings or other structures. Generally, wallscapes are located in high-profile areas where other types of outdoor advertising displays are limited or unavailable. Clients typically contract for individual wallscapes for four weeks to one year.

Advertising Inventory and Markets

As of December 31, 2017, CCOH’s Americas segment owned or operated approximately 85,000 display structures with operations in 43 of the 50 largest markets in the United States, including all of the 20 largest markets. Therefore, no one property is material to its overall operations. Americas believes that its properties are in good condition and suitable for its operations.

Americas’s displays are located on land it owns, leases or for which it has acquired permanent easements or executed long-term management agreements. The majority of the advertising structures on which Americas’ displays are mounted require permits. Permits are granted for the right to operate an advertising structure as long as the structure is used in compliance with the laws and regulations of the applicable jurisdiction.

Production

In a majority of Americas’ markets, its local production staff performs the full range of activities required to create and install advertising copy. Production work includes creating the advertising copy design and layout, coordinating its printing and installing the copy on displays. Americas provides creative services to smaller advertisers and to advertisers not represented by advertising agencies. National advertisers often use preprinted designs that require only installation. Americas’ creative and production personnel typically develop new designs or adopt copy from other media for use on its inventory. Americas’ creative staff also can assist in the development of marketing presentations, demonstrations and strategies to attract new clients.

Construction and Operation

Americas typically owns the physical structures on which its clients’ advertising copy is displayed. Americas manages the construction of its structures centrally and erects them on sites it either leases or owns or for which it has acquired permanent easements. The site lease terms generally range from one to 20 years. In addition to the site lease, Americas must obtain a permit to build new signs or convert existing signs to digital format. Permits are typically granted in perpetuity by the state and/or local government and typically are transferable or renewable for a minimal, or no, fee. Printed bulletin and poster advertising copy is primarily printed with computer generated graphics on a single sheet of vinyl supplied by the advertiser. These advertisements are then transported to the site and wrapped around the face of the site or affixed to a hardware anchoring system on the display site. The operational process also includes conducting visual inspections of the inventory for display defects and taking the necessary corrective action within a reasonable period of time.

Client Categories

In 2017, the top five client categories in the Americas segment were business services, retail, healthcare and medical, media and restaurants.

Competition

The outdoor advertising industry in the Americas is fragmented, consisting of several large companies involved in outdoor advertising, such as OUTFRONT Media Inc. and Lamar Advertising Company, as well as numerous smaller and local companies operating a limited number of displays in a single market or a few local markets. Americas also competes with other advertising media in its respective markets, including broadcast and cable television, radio, print media, direct mail, mobile, social media, online and other forms of advertisement. Outdoor advertising companies compete primarily based on ability to reach consumers, which is driven by location of the display.

International Sources of Revenue

The International segment generated 55%, 56% and 55% of CCOH’s revenue in 2017, 2016 and 2015, respectively. CCOH’s International display inventory consists primarily of street furniture displays, billboards, transit displays and other out-of-home advertising displays. The following table shows the approximate percentage of revenue derived from each inventory category of the International segment:

	Year Ended December 31,
	2017	2016	2015
Street furniture displays	51%	52%	51%
Billboards	20%	20%	21%
Transit displays	10%	9%	9%
Other (1)	19%	19%	19%

Total	100%	100%	100%

(1)

Includes advertising revenue from retail displays, other small displays, and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, operation of public bike programs and production revenue.

The International segment generates the majority of its revenue from the sale of advertising space on street furniture displays, billboards, retail displays and transit displays. Similar to CCOH’s Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. In some of the countries where CCOH has operations, the number of impressions delivered by a display is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic.

While location, price and availability of displays are important competitive factors, CCOH believes that providing quality customer service and establishing strong client relationships are also critical components of sales. CCOH’s entrepreneurial culture allows local management to operate their markets as separate profit centers, encouraging customer cultivation and service.

Street Furniture Displays

CCOH’s International street furniture displays, available in printed and digital formats, are substantially similar to its Americas street furniture counterparts, and include bus shelters, freestanding units, various types of kiosks, telephone boxes and other public structures. Internationally, contracts with municipal and transit authorities for the right to place street furniture in the public domain and sell advertising on such street furniture typically provide for terms ranging up to 15 years. The major difference between the International and Americas street furniture businesses is in the nature of the municipal contracts. In the International outdoor business, these contracts typically require International to provide the municipality with a broader range of metropolitan amenities such as bus shelters with or without advertising panels, information kiosks and public wastebaskets, as well as space for the municipality to display maps or other public information. In exchange for providing such metropolitan amenities and display space, International is authorized to sell advertising space on certain sections of the structures it erects in the public domain. International pays the municipality or transit authority a fee or revenue share that is either a fixed amount or a percentage of the revenue derived from the street furniture displays. Typically, these revenue sharing arrangements include payments by International of minimum guaranteed amounts. CCOH’s International print street furniture is typically sold to clients as network packages of multiple street furniture displays, with contract terms ranging from one to two weeks. Due to its dynamic and real time delivery capabilities, digital street furniture can be sold flexibly, allowing advertisers to buy solutions on a ‘play and impact’ audience-based model to reach and engage their audiences with dynamic, contextually relevant and targeted messages

Billboards

The sizes of CCOH’s International billboards are not standardized. The billboards vary in both format and size across its networks, with the majority of its International billboards being similar in size to the posters used in the Americas business.

CCOH’s International billboard inventory is primarily comprised of premium billboards and classic billboards and is available in printed and digital formats.

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Premium. Digital premium billboards allow advertisers to dynamically change messages throughout the course of a day to more effectively target and engage audiences in key locations and may display advertisements for multiple customers. CCOH’s International electronic displays are linked through centralized computer systems to instantaneously and simultaneously change messages throughout the course of a day. Because of their greater size, impact, high frequency and 24-hour advertising changes, digital premium billboards typically deliver its highest rates. Almost all of the advertising copy displayed on printed premium billboards is digitally-printed and transported to the billboard where it is secured to the display surface. Premium billboards generally are located along major expressways, primary commuting routes and main intersections that are highly visible and heavily trafficked. CCOH’s International clients may contract for individual billboards or a network of billboards.

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Classic. Digital and printed classic billboards are available in a variety of formats across CCOH’s International markets. Similar to digital premium billboards, classic digital billboards are linked through centralized computer systems to instantaneously and simultaneously change messages throughout the course of a day. Advertising copy for printed classic billboards is digitally printed then transported and secured to the poster surfaces. Classic billboards generally are located in commercial areas on primary and secondary routes near point-of-purchase locations, facilitating advertising campaigns with greater demographic targeting than those displayed on premium billboards. Classic billboards typically deliver lower rates than its premium billboards. International’s intent is to combine the creative impact of premium billboards with the additional reach and frequency of classic billboards.

CCOH’s International billboards are primarily sold to clients as network packages with contract terms typically ranging from one to two weeks. Long-term client contracts are also available and typically have terms of up to one year. International leases the majority of its billboard sites from private landowners, usually for one to ten years.

Transit Displays

CCOH’s International transit display contracts are substantially similar to its Americas transit display counterparts. They are advertising surfaces on various types of vehicles or within transit systems, including on the interior and exterior sides of buses, trains, trams and within the common areas of rail stations and airports, and are available in both printed and digital formats. Similar to street furniture, contracts for the right to place CCOH’s International displays on such vehicles or within such transit systems and to sell advertising space on them generally are awarded by public transit authorities in competitive bidding processes or are negotiated with private transit operators. Contracts with public transit authorities or private transit operators typically have terms ranging from two to five years. CCOH’s International client contracts for transit displays, either printed or digital, generally have terms ranging from one week to one year, or longer. Due to its dynamic and real time delivery capabilities, digital transit can be sold flexibly, allowing advertisers to buy solutions on a ‘play and impact’ audience-based model to reach and engage their audiences with dynamic, contextually relevant and targeted messages.

Retail Displays

CCOH’s International retail displays are mainly standalone advertising structures in or in close proximity to retail outlets such as malls and supermarkets. The right to place CCOH’s International displays in these locations and to sell advertising space on them generally is awarded by retail outlet operators such as large retailers or mall operators either through private tenders or bilateral negotiations. Upfront investment and ongoing maintenance costs vary across contracts. Contracts with mall operators and retailers typically have terms ranging from three to ten years. CCOH’s International client contracts for retail displays, either printed or digital, generally have terms ranging from one week to two weeks. Due to its dynamic and real time delivery capabilities, digital retail displays can be sold flexibly, allowing advertisers to buy solutions on a ‘play and impact’ audience-based model to reach and engage their audiences with dynamic, contextually relevant and targeted messages.

Other International Displays and Services

The balance of CCOH’s revenue from its International segment consists primarily of advertising revenue from other small displays and non-advertising revenue from sales of street furniture equipment, cleaning and maintenance services, and production and creative services revenue. CCOH’s International inventory includes other small displays that are counted as separate displays since they form a substantial part of its network and International outdoor advertising revenue. International also has a public bicycle rental program which provides bicycles for rent to the general public in several municipalities. In exchange for operating these bike rental programs, International generally derives revenue from advertising rights to the bikes, bike stations, additional street furniture displays and/or a share of rental income from the local municipalities. In several of CCOH’s International markets, it sells equipment or provides cleaning and maintenance services as part of street furniture contracts with municipalities.

Advertising Inventory and Markets

As of December 31, 2017, International owned or operated more than 400,000 displays, with operations across 22 countries. CCOH’s International display count includes display faces, which may include multiple faces on a single structure, as well as small, individual displays. As a result, CCOH’s International display count is not comparable to its Americas display count, which includes only unique displays. No one property is significant to CCOH’s overall operations. CCOH believes that its properties are in good condition and suitable for its operations.

Production

The majority of CCOH’s International clients are advertisers targeting national or regional audiences whose business generally is placed with it through media or advertising agencies. These agencies often provide to CCOH’s International clients creative services to design and produce the advertising copy, which is delivered to it either in digital format or in the traditional format of physical printed advertisements. For digital advertising campaigns, the digital advertisement is received by International’s content management system and is then distributed to its digital displays. For traditional advertising campaigns, the printed advertisement—whether in paper or vinyl—is shipped to centralized warehouses operated by International. The copy is then sorted and delivered to sites where it is installed on its displays.

Construction and Operation

The International manufacturing process largely consists of two elements: the manufacture and installation of advertising structures and the weekly preparation of advertising posters for distribution throughout CCOH’s networks. International outsources the manufacturing of advertising structures to third parties and regularly seeks competitive bids. International uses a wide range of suppliers located in many of its markets, although much of its inventory is manufactured in China and the United Kingdom. The design of street furniture structures (such as bus shelters, bicycle racks and kiosks) is typically done in conjunction with a third-party supplier. International’s street furniture sites are posted by its own employees or subcontractors who also clean and maintain the sites. The decision to use its own employees or subcontractors is made on a market-by-market basis taking into consideration the mix of products in the market and local labor costs.

Client Categories

In 2017, the top five client categories in the International segment, based on International revenue derived from these categories, were retail, entertainment, telecommunications, internet and e-commerce and food and food products.

Competition

The international outdoor advertising industry is highly competitive, consisting of several large companies involved in outdoor advertising, such as JCDecaux SA and Global Media & Entertainment Limited (who recently acquired ExterionMedia (UK) Limited), as well as numerous smaller and local companies operating a limited number of displays in a single market or a few local markets. International also competes with other advertising media in its respective markets, including broadcast and cable television, radio, print media, direct mail, online, mobile and other forms of advertisement. Outdoor companies compete primarily based on ability to reach consumers, which is driven by location of the display.

CCOH’s International business requires it to obtain and renew contracts with municipalities and other governmental entities, which frequently require it to participate in competitive bidding processes at each renewal. Many of these contracts typically have terms ranging up to 15 years and have revenue share, capital expenditure requirements and/or fixed payment components. Competitive bidding processes are complex and sometimes lengthy. Substantial costs may be incurred in connection with preparing bids for such processes. International’s competitors, individually or through relationships with third parties, may be able to provide municipalities with different or greater capabilities or prices or benefits than it can provide. In the past International has not, and most likely in the future will not, be awarded all of the contracts on which it bids. There can be no assurance that International will win any particular bid, or that it will be able to replace any revenues lost upon expiration or completion of a contract. International’s inability to renew existing contracts can also result in significant expenses from the removal of its displays. Furthermore, if and when International does obtain a contract, it is generally required to incur significant start-up expenses. The costs of bidding on contracts and the start-up costs associated with new contracts International may obtain may significantly reduce its cash flow and liquidity. The success of International’s business also depends generally on its ability to obtain and renew contracts with private landlords.

Employees

As of September 30, 2018, International had approximately 1,500 domestic employees and approximately 4,800 international employees, of which approximately 5,400 were in direct operations and 900 were in administrative or corporate related activities. Approximately 100 of its employees are subject to collective bargaining agreements in their respective countries. International is a party to numerous collective bargaining agreements, none of which represent a significant number of employees. International believes that its relationship with its employees is good.

Seasonality

Typically, both the Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period. The International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. CCOH expects this trend to continue in the future.

Regulation of CCOH’s Business

The outdoor advertising industry in the United States is subject to governmental regulation at the federal, state and local levels. These regulations may include, among others, restrictions on the construction, repair, maintenance, lighting, upgrading, height, size, spacing and location and permitting of and, in some instances, content of advertising copy being displayed on outdoor advertising structures. In addition, international regulations have a significant impact on the outdoor advertising industry. International regulation of the outdoor advertising industry can vary by municipality, region and country, but generally limits the size, placement, nature and density of out-of-home displays. Other regulations may limit the subject matter and language of out-of-home displays.

From time to time, legislation has been introduced in both the United States and foreign jurisdictions attempting to impose taxes on revenue from outdoor advertising or for the right to use outdoor advertising assets. Several jurisdictions have imposed such taxes as a percentage of CCOH’s outdoor advertising revenue generated in that jurisdiction. In addition, some jurisdictions have taxed its personal property and leasehold interests in advertising locations using various valuation methodologies. CCOH expects U.S. and foreign jurisdictions to continue to try to impose such taxes as a way of increasing revenue. In recent years, outdoor advertising also has become the subject of targeted taxes and fees. These laws may affect prevailing competitive conditions in CCOH’s markets in a variety of ways. Such laws may reduce its expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor advertising industry. No assurance can be given that existing or future laws or regulations, and the enforcement thereof, will not materially and adversely affect the outdoor advertising industry. However, CCOH contests laws and regulations that it believes unlawfully restrict its constitutional or other legal rights and may adversely impact the growth of its outdoor advertising business.

In the United States, federal law, principally the Highway Beautification Act (“HBA”), regulates outdoor advertising on Federal-Aid Primary, Interstate and National Highway Systems roads within the United States (“controlled roads”). The HBA regulates the size and placement of billboards, requires the development of state standards, mandates a state’s compliance program, promotes the expeditious removal of illegal signs and requires just compensation for takings.

To satisfy the HBA’s requirements, all states have passed billboard control statutes and regulations that regulate, among other things, construction, repair, maintenance, lighting, height, size, spacing and the placement and permitting of outdoor advertising structures. CCOH is not aware of any state that has passed control statutes and regulations less restrictive than the prevailing federal requirements on the federal highway system, including the requirement that an owner remove any non-grandfathered, non-compliant signs along the controlled roads, at the owner’s expense and without compensation. Local governments generally also include billboard control as part of their zoning laws and building codes regulating those items described above and include similar provisions regarding the removal of non-grandfathered structures that do not comply with certain of the local requirements. Some local governments have initiated code enforcement and permit reviews of billboards within their jurisdiction. In some instances CCOH has had to remove billboards as a result of such reviews.

As part of their billboard control laws, state and local governments regulate the construction of new signs. Some jurisdictions prohibit new construction, some jurisdictions allow new construction only to replace or relocate existing structures and some jurisdictions allow new construction subject to the various restrictions discussed above. In certain jurisdictions, restrictive regulations also limit CCOH’s ability to relocate, rebuild, repair, maintain, upgrade, modify or replace existing legal non-conforming billboards.

U.S. federal law neither requires nor prohibits the removal of existing lawful billboards, but it does mandate the payment of compensation if a state or political subdivision compels the removal of a lawful billboard along the controlled roads. In the past, state governments have purchased and removed existing lawful billboards for beautification purposes using federal funding for transportation enhancement programs, and these jurisdictions may continue to do so in the future. From time to time, state and local government authorities use the power of eminent domain and amortization to remove billboards. Amortization is the required removal of legal non-conforming billboards (billboards which conformed with applicable laws and regulations when built, but which do not conform to current laws and regulations) or the commercial advertising placed on such billboards after a period of years. Pursuant to this concept, the governmental body asserts that just compensation is earned by continued operation of the billboard over that period of time. Although amortization is prohibited along all controlled roads, amortization has been upheld along non-controlled roads in limited instances where permitted by state and local law. Thus far, CCOH has been able to obtain satisfactory compensation for, or relocation of, its billboards purchased or removed as a result of these types of governmental action, although there is no assurance that this will continue to be the case in the future.

CCOH has introduced and intends to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change up to several times per minute. CCOH has encountered some existing regulations in the U.S. and across some international jurisdictions that restrict or prohibit these types of digital displays. However, since digital technology for changing static copy has only recently been developed and introduced into the market on a large scale, and is in the process of being introduced more broadly in its international markets, existing regulations that currently do not apply to digital technology by their terms could be revised to impose greater restrictions. These regulations, or actions by third parties, may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

Privacy and Data Protection

CCOH collects certain types of information from users of its technology platforms, including, without limitation, its websites, web pages, interactive features, applications, social media pages, and mobile application (“Platforms”), in accordance with the privacy policies and terms of use posted on the applicable Platform. CCOH uses the information it collects about and from Platform users for a variety of business purposes. In addition, CCOH collects personally identifiable information from its employees, from users of its public bike services, from its business partners and from consumers who interact with its digital panels, including the use of behavioral analysis software.

CCOH is subject to a number of federal, state, local and foreign laws and regulations relating to consumer protection, information security, data protection and privacy. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm its business. In the area of information security and data protection, the laws in several states in the United States and most other countries require companies to implement specific information security controls and legal protections to protect certain types of personally identifiable information. Likewise, the most states in the United States and most other countries have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their personally identifiable information. Any failure on CCOH’s part to comply with these laws may subject it to significant liabilities.

CCOH has implemented commercially reasonable organizational and technical security measures that are designed to protect against the loss, misuse, and alteration of its employees’, clients’ and consumers’ personally identifiable information and to protect its proprietary business information. In Europe, CCOH has appointed a Chief Data Protection Officer and is preparing a comprehensive legal and information security-led approach to compliance with the new Europe-wide General Data Protection Regulation (the “GDPR”) in line with its obligations and its risk profile. Despite its best efforts, no security measures are perfect or impenetrable. Any failure or perceived failure by CCOH to protect its information or information about its employees, clients and consumers or to comply with its policies or applicable regulatory requirements could result in damage to its business and loss of confidence in its, damage to its brands, the loss of users of its services, consumers, business partners and advertisers, as well as proceedings against it by governmental authorities or others, which could harm its business.

Properties

CCOH’s corporate headquarters are located in San Antonio, Texas, where it leases space for executive offices and a data and administrative service center. In addition, certain of CCOH’s executive and other operations are located in New York, New York and London, England.

The types of properties required to support each of CCOH’s outdoor advertising branches include offices, production facilities and structure sites. An outdoor branch and production facility is generally located in an industrial or warehouse district.

With respect to each of the Americas and International segments, CCOH primarily leases its outdoor display sites and owns or has acquired permanent easements for relatively few parcels of real property that serve as the sites for its outdoor displays. CCOH’s leases generally range from month-to-month to year-to-year and can be for terms of 10 years or longer, and many provide for renewal options.

There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. CCOH believes that an important part of its management activity is to negotiate suitable lease renewals and extensions.

Legal Proceedings

CCOH currently is involved in certain legal proceedings arising in the ordinary course of business and, as required, has accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in CCOH’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on CCOH’s financial condition or results of operations.

Although CCOH is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

On May 9, 2016, a stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint named as defendants iHeartCommunications, iHeartMedia, Bain and THL (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of CCOH’s board of directors. CCOH also was named as a nominal defendant. The complaint alleged that CCOH had been harmed by the intercompany agreements with iHeartCommunications, CCOH’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the detriment of CCOH and its minority stockholders. Specifically, the complaint alleged that the defendants breached their fiduciary duties by causing CCOH to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to CCOH. The plaintiff sought, among other things, a ruling that the defendants breached their fiduciary duties to CCOH and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court’s ruling, dismissing the case.

On December 29, 2017, another stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. Hendrix, Inc., et al., C.A. No. 2017-0930-JRS (Del. Ch.). The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of CCOH’s board of directors. CCOH is named as a nominal defendant. The complaint alleges that CCOH has been harmed by the CCOH Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates. Specifically, the complaint alleges that (i) iHeartMedia and Sponsor Defendants breached their fiduciary duties by exploiting their position of control to require CCOH to enter the Third Amendment on terms unfair to CCOH; (ii) the CCOH Board members breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of CCOH and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by the CCOH Board. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by defendants as a result of the alleged breaches of fiduciary duties. On March 7, 2018, the defendants filed a motion to dismiss plaintiff’s verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018,

iHeartMedia filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings. The same day, counsel for the plaintiff wrote a letter to the Court of Chancery stating the action was stayed as to iHeartMedia and iHeartCommunications only. On May 4, 2018, plaintiff filed its response to the motion to dismiss. On June 26, 2018, the defendants filed a reply brief in further support of their motion to dismiss. Oral argument on the motion to dismiss was held on September 20, 2018. On December 16, 2018, CCOH, GAMCO which filed a complaint on August 27, 2018, described below, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into the Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in the Court of Chancery. See “Other Agreements—Settlement Agreement.”

On August 27, 2018, the same stockholder of CCOH that had filed a derivative lawsuit against iHeartMedia and others in 2016 (GAMCO Asset Management Inc.) filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Mgmt, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (Del. Ch.). The complaint names as defendants the Sponsor Defendants and the members of CCOH’s board of directors. The complaint alleges that minority shareholders in CCOH during the period November 8, 2017 to March 14, 2018 were harmed by decisions of CCOH’s Board and the intercompany note committee of the Board relating to the Intercompany Note. Specifically, the complaint alleges that (i) the members of the intercompany note committee breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (ii) CCOH’s Board members breached their fiduciary duties by approving the Third Amendment rather than allowing the Intercompany Note to expire; (iii) CCOH’s board breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (iv) the Sponsor Defendants breached their fiduciary duties by not directing CCOH’s Board to permit the Intercompany Note to expire and to declare a dividend. The complaint further alleges that the Sponsor Defendants aided and abetted the Board’s alleged breach of fiduciary duties. The plaintiff seeks, among other things, a ruling that CCOH’s Board, the intercompany note committee, and the Sponsor Defendants breached their fiduciary duties and that the Sponsor Defendants aided and abetted the board’s breach of fiduciary duty; and an award of damages, together with pre- and post-judgment interest, to the putative class of minority shareholders. On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into the Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in the Court of Chancery. See “Other Agreements–Settlement Agreement.”

China Investigation

Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of CCOH whose ordinary shares are listed on the Hong Kong Stock Exchange, are subject to a police investigation in China for misappropriation of funds. The police investigation is ongoing, and CCOH is not aware of any litigation, claim or assessment pending against CCOH. Based on information known to date, CCOH believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigations are not material to CCOH’s consolidated financial statements.

CCOH advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited and are cooperating to provide information in response to inquiries from the agencies. The Clear Media Limited investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on CCOH in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time.

Italy Investigation

During the three months ended June 30, 2018, CCOH identified misstatements associated with VAT obligations in its business in Italy, which resulted in an understatement of the Company’s VAT obligation. These misstatements resulted in an understatement of other long-term liabilities of $16.9 million as of December 31, 2017, an overstatement of revenue of $0.7 million and $1.8 million for the three and nine months ended September 30, 2017, respectively, and an understatement of direct operating expenses of $1.9 million and $5.0 million for the three and nine months ended September 30, 2017, respectively. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. Upon identification of these misstatements, CCOH undertook certain procedures, including a forensic investigation, which is ongoing. In addition, CCOH voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The current expectation is that CCOH may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company expects to make a payment of approximately $7 million in the fourth quarter of 2018 and expects to pay the remainder during the first half of 2019. The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from CCOH’s estimates, and such differences may be material.

INFORMATION ABOUT CCH

CCH is a wholly-owned subsidiary of iHeartCommunications and the owner, directly and indirectly through its subsidiaries, of all of the outstanding CCOH Class B Common Stock and 10,726,917 shares of CCOH Class A Common Stock. CCH was incorporated in Nevada in April 1994 and converted into a Delaware corporation in December 2018.

CCH is a holding company that holds the outstanding equity of certain entities included in iHeartMedia’s radio operating business and 89.1% of the outstanding common stock of CCOH. Except for its ownership interest in its subsidiaries, CCH does not have any operations. For a description of the Outdoor Business of CCOH, please see “INFORMATION ABOUT CCOH.”

On March 14, 2018, Debtors filed the iHeart Chapter 11 Cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. CCOH and its direct and indirect subsidiaries did not file voluntary petitions for reorganization under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases. The Debtors are operating their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On September 20, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement with respect to the Debtors’ fourth amended plan of reorganization. On October 10, 2018, the Debtors filed a fifth amended plan of reorganization and the Disclosure Statement Supplement. On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the fifth amended plan of reorganization and Disclosure Statement Supplement. On November 2, 2018, the Debtors filed a plan supplement with the Bankruptcy Court, including a description of the Separation described in this information statement/prospectus. On December 17, 2018, the Debtors filed the iHeartMedia Plan of Reorganization in connection with the finalization of the Settlement Agreement and other documents.

CCH intends to apply to list the New CCOH Common Stock on the NYSE under the symbol “CCO.” The principal executive offices of CCH are located at 20880 Stone Oak Parkway, San Antonio, Texas 78258, its telephone number is (210) 832-3700.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE OUTDOOR BUSINESS OF CCH

OVERVIEW

Format of Presentation

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) provides a narrative of the results of operations and financial condition of the Outdoor Business of CCH for the three and nine months ended September 30, 2018 and the year ended December 31, 2017. The MD&A should be read in conjunction with the carve-out financial statements and related footnotes contained herein. Our discussion is presented on both a segment basis and in total. Our reportable segments are Americas and International. Our Americas and International segments provide outdoor advertising services in their respective geographic regions using various digital and traditional display types.

We manage our operating segments by focusing primarily on their operating income, while Corporate expenses, Other operating income (expense), net, Interest expense, Interest income on Due from iHeartCommunications, Equity in earnings (loss) of nonconsolidated affiliates, Other income, net and Income tax benefit (expense) are managed on a total company basis and are, therefore, included only in our discussion of carve-out results.

For purposes of this MD&A, we use the terms “the Company,” “we,” “us” and “our” to refer to the Outdoor Business of CCH.

Description of Our Business

Our revenue is derived from selling advertising space on the displays we own or operate in key markets worldwide, consisting primarily of billboards, street furniture and transit displays. Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as additions to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets, both domestically and internationally.

Management typically monitors our business by reviewing the average rates, average revenue per display, occupancy, and inventory levels of each of our display types by market.

We own the majority of our advertising displays, which typically are located on sites that we either lease or own or for which we have acquired permanent easements. Our advertising contracts with clients typically outline the number of displays reserved, the duration of the advertising campaign and the unit price per display.

The significant expenses associated with our operations include direct production, maintenance and installation expenses as well as site lease expenses for land under our displays including revenue-sharing or minimum guaranteed amounts payable under our billboard, street furniture and transit display contracts. Our direct production, maintenance and installation expenses include costs for printing, transporting and changing the advertising copy on our displays, the related labor costs, the vinyl costs, electricity costs and the costs for cleaning and maintaining our displays. Vinyl costs vary according to the complexity of the advertising copy and the quantity of displays. Our site lease expenses include lease payments for use of the land under our displays, as well as any revenue-sharing arrangements or minimum guaranteed amounts payable that we may have with the landlords. The terms of our site leases and revenue-sharing or minimum guaranteed contracts generally range from one to 20 years.

Americas

Our advertising rates are based on a number of different factors including location, competition, type and size of display, illumination, market and gross ratings points. Gross ratings points are the total number of impressions delivered by a display or group of displays, expressed as a percentage of a market population. The number of impressions delivered by a display is measured by the number of people passing the site during a defined period of time. For all of our billboards in the United States, we use independent, third-party auditing companies to verify the number of impressions delivered by a display.

Client contract terms typically range from four weeks to one year for the majority of our display inventory in the United States. Generally, we own the street furniture structures and are responsible for their construction and maintenance. Contracts for the right to place our street furniture and transit displays and sell advertising space on them are awarded by municipal and transit authorities in competitive bidding processes governed by local law or are negotiated with private transit operators. Generally, these contracts have terms ranging from 10 to 20 years.

International

Similar to our Americas business, advertising rates generally are based on the gross ratings points of a display or group of displays. The number of impressions delivered by a display, in some countries, is weighted to account for such factors as illumination, proximity to other displays and the speed and viewing angle of approaching traffic. In addition, because our International advertising operations are conducted in foreign markets, including Europe and Asia, management reviews the operating results from our foreign operations on a constant dollar basis. A constant dollar basis allows for comparison of operations independent of foreign exchange movements.

Our International display inventory is typically sold to clients through network packages, with client contract terms typically ranging from one to two weeks with terms of up to one year available as well. Internationally, contracts with municipal and transit authorities for the right to place our street furniture and transit displays typically provide for terms ranging up to 15 years. The major difference between our International and Americas street furniture businesses is in the nature of the municipal contracts. In our International business, these contracts typically require us to provide the municipality with a broader range of metropolitan amenities in exchange for which we are authorized to sell advertising space on certain sections of the structures we erect in the public domain. A different regulatory environment for billboards and competitive bidding for street furniture and transit display contracts, which constitute a larger portion of our business internationally, may result in higher site lease costs in our International business.

Macroeconomic Indicators

Advertising revenue for our Americas and International segments is highly correlated to changes in gross domestic product (“GDP”) as advertising spending has historically trended in line with GDP, both domestically and internationally. According to the U.S. Department of Commerce, estimated U.S. GDP growth for 2017 was 2.3%. Internationally, our results are impacted by fluctuations in foreign currency exchange rates as well as the economic conditions in the foreign markets in which we have operations.

Relationship with iHeartCommunications

There are several agreements which govern our relationship with iHeartCommunications including the Intercompany Agreements. iHeartCommunications has the right to terminate these agreements in various circumstances. As of December 21, 2018, no notice of termination of any of these agreements has been received from iHeartCommunications. Our agreements with iHeartCommunications continued under the same terms and conditions subsequent to iHeartCommunications’ merger.

On March 14, 2018, the Debtors, filed the iHeart Chapter 11 Cases under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

The CCOH Board has established the CCOH Special Committee to consider and review certain transactions between iHeartCommunications and us in connection with the iHeart Chapter 11 Cases. CCOH has consented to, and the Bankruptcy Court has entered a final order approving, iHeartCommunications’ continuing to provide services pursuant to the Corporate Services Agreement during the iHeart Chapter 11 Cases. CCOH expects iHeartCommunications to continue to provide services to us pursuant to the Corporate Services Agreement in the ordinary course of business until it emerges from Chapter 11 or such arrangements are otherwise addressed through the iHeart Chapter 11 Cases. In connection with the Separation, we expect to replace the Corporate Services Agreement with the Transition Services Agreement. See “—The Settlement Agreement.”

In accordance with the Master Agreement, our branch managers follow a corporate policy allowing iHeartCommunications to use, without charge, Americas’ displays they believe would otherwise be unsold. iHeartCommunications bears the cost of producing the advertising and we bear the costs of installing and removing this advertising.

Under the Corporate Services Agreement, iHeartCommunications provides management services to CCOH. These services are charged to CCOH based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, we recorded approximately $68.7 million, $36.0 million and $30.1 million, respectively, as a component of corporate expenses for these services.

The Trademark License Agreement entitles CCOH to use (1) on a nonexclusive basis, the “Clear Channel” trademark and the Clear Channel “outdoor” trademark logo with respect to day-to-day operations of our business worldwide and on the Internet, and (2) certain other Clear Channel marks in connection with our business. On February 9, 2017, CCOH entered into a binding option and letter of intent with iHeartMedia granting CCOH a binding option to purchase at fair value the registered trademarks and domain names owned by iHeartMedia and its subsidiaries that incorporate one or more of the words “Clear” and/or “Channel,” and any translations or derivations of any of the foregoing, together with any goodwill associated therewith. This option is exercisable in CCOH’s sole and absolute discretion at any time between February 23, 2018 and February 23, 2019. For the year ended December 31, 2017, management service expenses included $36.8 million pursuant to the Trademark License Agreement.

As of September 30, 2018, iHeartCommunications’ and its subsidiaries held 10,726,917 shares of CCOH Class A Common Stock and all of the CCOH’s Class B Common Stock, which represented 89.1% of the outstanding shares of CCOH Common Stock on a fully-diluted basis.

The Separation

The Outdoor Business is expected to be separated from iHeartMedia upon consummation of the iHeartMedia Chapter 11 Cases as described elsewhere in this information statement/prospectus.

In connection with the Separation, each of the following will be terminated, canceled and be of no further force or effect (including any provisions that purport to survive termination): (i) all agreements, arrangements, commitments or understandings, whether or not in writing, between or among members of the Outdoor Group, on the one hand, and members of the iHeart Group, on the other hand, relating to the sweep of the cash balance in CCOH’s concentration account to iHeartCommunications’ master account, (ii) the Master Agreement, (iii) the Employee Matters Agreement, (iv) the Corporate Services Agreement and (v) the Amended and Restated License Agreement. The Settlement Agreement described elsewhere in this information statement/prospectus contemplates that the parties will enter into separation documents substantially in the forms attached to the Settlement Agreement, including (i) the Separation Agreement, (ii) the Transition Services Agreement, (iii) the Tax Matters Agreement, (iv) the Merger Agreement and (v) a revolving loan agreement governing the terms of the iHeartCommunications Line of Credit.

The Radio Distribution and the Separation are intended to be taxable transactions. Because certain of the factors that will determine whether the Transactions will give rise to any cash tax liability cannot be known until the Effective Date, we cannot say with certainty whether any such cash tax liability will be owed. To the extent the Transactions do give rise to any cash tax liability, New CCOH, iHeartCommunications, iHeartMedia and various other entities would be jointly and severally liable under applicable law for any such amounts. Accordingly, the Transactions could result in significant tax liability to New CCOH. The parties intend that the allocation of such liabilities among the various members of the iHeart Group and New CCOH will be addressed by the New Tax Matters Agreement. See “Additional Agreements—New Tax Matters Agreement.” If New CCOH is ultimately responsible for any cash tax liabilities as a result of the Transactions, it could materially adversely affect our net income and liquidity.

Executive Summary

Revenue increased $19.3 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding a $9.4 million impact from movements in foreign exchange rates, revenue increased $28.7 million during the three months ended September 30, 2018 compared to the same period in 2017, due to revenue growth from both our International business, driven by growth across several countries, and our Americas business.

Revenues and expenses “excluding the impact of foreign exchange movements” in this MD&A are presented because management believes that viewing certain financial results without the impact of fluctuations in foreign currency rates facilitates period to period comparisons of business performance and provides useful information to investors. Revenues and expenses “excluding the impact of foreign exchange movements” are calculated by converting the current period’s revenues and expenses in local currency to U.S. dollars using average foreign exchange rates for the prior period.

RESULTS OF OPERATIONS

Three and Nine Months Ended September 30, 2018 as Compared to Three and Nine Months Ended September 30, 2017

Total Results of Operations

The comparison of our historical results of operations for the three and nine months ended September 30, 2018 to the three and nine months ended September 30, 2017 is as follows:

(in thousands)	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2018	2017	Change	2018	2017	Change
Revenue	$663,739	$644,430	3.0%	$1,974,117	$1,860,298	6.1%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	361,681	357,946	1.0%	1,095,906	1,039,175	5.5%
Selling, general and administrative expenses (excludes depreciation and amortization)	128,797	128,539	0.2%	381,494	370,597	2.9%
Corporate expenses (excludes depreciation and amortization)	37,729	35,333	6.8%	111,092	105,213	5.6%
Depreciation and amortization	77,405	81,096	(4.6)%	244,232	236,880	3.1%
Impairment charges	7,772	1,591	388.5%	7,772	1,591	388.5%
Other operating income, net	825	(11,783)		1,700	28,657

Operating income	51,180	28,142	81.9%	135,321	135,499	(0.1%)
Interest expense	97,158	95,467		291,409	282,802
Interest income on Due to/from iHeartCommunications, net	363	17,087		573	47,277
Equity in income (loss) of nonconsolidated affiliates	202	(628)		384	(829)
Other income (expense), net	(6,087)	9,164		(22,030)	21,804

Loss before income taxes	(51,500)	(41,702)		(177,161)	(79,051)
Income tax expense	(6,896)	(16,347)		(57,016)	(12,900)

Net loss	(58,396)	(58,049)		(234,177)	(91,951)
Less amount attributable to noncontrolling interest	6,692	6,159		9,716	10,546

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(65,088)	$(64,208)		$(243,893)	$(102,497)

Revenue

Revenue increased $19.3 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $9.4 million impact from movements in foreign exchange rates, revenue increased $28.7 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase in revenue is due to revenue growth from both our International business, driven by growth across several countries, and our Americas business.

Revenue increased $113.8 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $47.9 million impact from movements in foreign exchange rates, revenue increased $65.9 million during the nine months ended September 30, 2018 compared to the same period in 2017. The increase in revenue is due to revenue growth from both our International business, driven by growth in several countries, and our Americas business.

Direct Operating Expenses

Direct operating expenses increased $3.7 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $5.7 million impact from movements in foreign exchange rates, direct operating expenses increased $9.4 million during the three months ended September 30, 2018 compared to the same period in 2017. Direct operating expenses is higher in both our International business and our Americas business, primarily due to higher variable expenses driven by increased revenue.

Direct operating expenses increased $56.7 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $32.7 million impact from movements in foreign exchange rates, direct operating expenses increased $24.0 million during the nine months ended September 30, 2018 compared to the same period in 2017. Higher direct operating expenses in our International business was partially offset by lower direct operating expenses in our Americas business, primarily as a result of the sale of our business in Canada in 2017.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses increased $0.3 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $2.0 million impact from movements in foreign exchange rates, SG&A expenses increased $2.3 million during the three months ended September 30, 2018 compared to the same period in 2017. SG&A expenses were higher primarily due to non-cash pension settlement expenses in the United Kingdom.

SG&A expenses increased $10.9 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $10.4 million impact from movements in foreign exchange rates, SG&A expenses increased $0.5 million during the nine months ended September 30, 2018 compared to the same period in 2017.

Corporate Expenses

Corporate expenses increased $2.4 million during the three months ended September 30, 2018 compared to the same period in 2017.

Corporate expenses increased $5.9 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $1.4 million impact from movements in foreign exchange rates, corporate expenses increased $4.5 million during the nine months ended September 30, 2018 compared to the same period in 2017 primarily due to consultant costs related to the investigations in China and Italy, partially offset by a decrease in management fees.

Depreciation and Amortization

Depreciation and amortization decreased $3.7 million during the three months ended September 30, 2018 compared to the same period in 2017, primarily due to assets becoming fully depreciated or fully amortized.

Depreciation and amortization increased $7.4 million during the nine months ended September 30, 2018 compared to the same period in 2017, primarily due to capital expenditures and the impact from movements in foreign exchange rates, partially offset by assets becoming fully depreciated or fully amortized.

Impairment Charges

We perform our annual impairment test as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, we recorded an impairment charge of $7.8 million related to permits in one market in our Americas segment during the three months ended September 30, 2018. During the three months ended September 30, 2017, we recognized impairment charges of $1.6 million related to one of our International outdoor businesses.

Other Operating Income (Expense), Net

Other operating income, net was $0.8 million and $1.7 million for the three and nine months ended September 30, 2018, respectively.

Other operating expense net was $11.8 million and other operating income, net was $28.7 million for the three and nine months ended September 30, 2017, respectively, primarily due to the sale in the first quarter of 2017 of the Americas outdoor Indianapolis market exchanged for certain assets in Atlanta, Georgia, plus $43.1 million in cash, net of closing costs, resulting in a net gain of $28.9 million and a gain of $6.8 million recognized on the sale of our ownership interest in a joint venture in Belgium in the second quarter of 2017, offset by the loss of $12.1 million recognized on the sale of our ownership interest in a joint venture in Canada.

Interest Expense

Interest expense increased $1.7 million and $8.6 million during the three and nine months ended September 30, 2018, respectively, compared to the same periods of 2017, primarily due to the issuance by Clear Channel International B.V. (“CCIBV”), our indirect subsidiary, of $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020 during the third quarter of 2017.

Interest Income on Due to/from iHeartCommunications, Net

Interest income on Due to/from iHeartCommunications, net decreased $16.7 million and $46.7 million during the three and nine months ended September 30, 2018, respectively, compared to the same periods of 2017 as we ceased recording interest income on the pre-petition balance due from iHeartCommunications as the collectability of the interest was not considered probable.

Other Income (Expense), Net

Other expense, net of $6.1 million and $22.0 million recognized in the three and nine months ended September 30, 2018 related primarily to net foreign exchange losses recognized in connection with intercompany notes denominated in foreign currencies.

Other income, net of $9.2 million and $21.8 million recognized in the three and nine months ended September 30, 2017 related primarily to net foreign exchange gains recognized in connection with intercompany notes denominated in foreign currencies.

Income Tax Expense

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate federal income tax returns with our subsidiaries.

The effective tax rates for the three and nine months ended September 30, 2018 were (13.4)% and (32.2)%, respectively. The effective rate was primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current period net operating losses in U.S. federal, state and certain foreign jurisdictions due to uncertainty regarding the Company’s ability to realize those assets in future periods.

The effective tax rates for the three and nine months ended September 30, 2017 were (39.2)% and (16.3)%, respectively. The effective rates were primarily impacted by the mix of earnings within the various jurisdictions in which the Company operates and the benefits and charges from tax amounts associated with its foreign earnings that are taxed at rates different from the federal statutory rate. In addition, we were unable to record benefits on losses in certain foreign jurisdictions due to the uncertainty of the ability to utilize those losses in future periods.

Americas Outdoor Advertising Results of Operations

Our Americas outdoor operating results were as follows:

(in thousands)	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2018	2017	Change	2018	2017	Change
Revenue	$303,421	$293,807	3.3%	$859,190	$854,344	0.6%
Direct operating expenses	131,241	130,269	0.7%	386,427	393,953	(1.9)%
SG&A Expenses	49,247	49,007	0.5%	146,021	148,824	(1.9)%
Depreciation and amortization	39,783	44,457	(10.5)%	127,410	130,127	(2.1)%

Operating income	$83,150	$70,074	18.7%	$199,332	$181,440	9.9%

Three Months Ended September 30, 2018

Americas revenue increased $9.6 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase in revenue was due to an increase in digital, airport and print revenue, partially offset by a $2.6 million decrease in revenue resulting from the sale of our Canadian business during the third quarter of 2017.

Americas direct operating expenses increased $1.0 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase was driven by higher site lease expenses, primarily related to increased revenue, partially offset by a $1.9 million decrease in direct operating expenses resulting from the sale of our Canadian market. Americas SG&A expenses increased $0.2 million during the three months ended September 30, 2018 compared to the same period in 2017.

Nine Months Ended September 30, 2018

Americas revenue increased $4.8 million during the nine months ended September 30, 2018 compared to the same period in 2017. The increase in revenue was due to an increase in digital and print revenue, partially offset by a $13.7 million decrease in revenue resulting from the sale of our Canadian outdoor business during the third quarter of 2017 and a decrease in airport revenue.

Americas direct operating expenses decreased $7.5 million during the nine months ended September 30, 2018 compared to the same period in 2017. The decrease was driven by a $10.3 million decrease in direct operating expenses resulting from the sale of our Canadian market, partially offset by higher site lease expenses. Americas SG&A expenses decreased $2.8 million during the nine months ended September 30, 2018 compared to the same period in 2017 primarily due to a $3.3 million decrease in SG&A expenses resulting from the sale of our Canadian market.

International Outdoor Advertising Results of Operations

Our International operating results were as follows:

(in thousands)	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2018	2017	Change	2018	2017	Change
Revenue	$360,318	$350,623	2.8%	$1,114,927	$1,005,954	10.8%
Direct operating expenses	230,440	227,677	1.2%	709,479	645,222	10.0%
SG&A Expenses	79,550	79,532	—%	235,473	221,773	6.2%
Depreciation and amortization	36,627	35,464	3.3%	113,875	102,711	10.9%

Operating income	$13,701	$7,950	72.3%	$56,100	$36,248	54.8%

Three Months Ended September 30, 2018

International revenue increased $9.7 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $9.4 million impact from movements in foreign exchange rates, International revenue increased $19.1 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase in revenue is due to growth in multiple countries, including China and the Nordic countries, as well as the United Kingdom and Italy, primarily from new deployments and digital expansion.

International direct operating expenses increased $2.8 million during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $5.7 million impact from movements in foreign exchange rates, International direct operating expenses increased $8.5 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase was primarily due to higher site lease expenses related to new contracts in countries experiencing revenue growth. International SG&A expenses was flat during the three months ended September 30, 2018 compared to the same period in 2017. Excluding the $2.0 million impact from movements in foreign exchange rates, International SG&A expenses increased $2.0 million during the three months ended September 30, 2018 compared to the same period in 2017. The increase in SG&A expenses was primarily due to non-cash pension settlement expenses in the United Kingdom.

Nine Months Ended September 30, 2018

International revenue increased $109.0 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $47.9 million impact from movements in foreign exchange rates, International revenue increased $61.1 million during the nine months ended September 30, 2018 compared to the same period in 2017. The increase in revenue is due to growth in multiple countries, including China, the Nordic countries, Spain, Switzerland and Ireland, primarily from new deployments and digital expansion.

International direct operating expenses increased $64.3 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $32.7 million impact from movements in foreign exchange rates, International direct operating expenses increased $31.6 million during the nine months ended September 30, 2018 compared to the same period in 2017. The increase was driven by higher site lease expenses related to new contracts in countries experiencing revenue growth. International SG&A expenses increased $13.7 million during the nine months ended September 30, 2018 compared to the same period in 2017. Excluding the $10.4 million impact from movements in foreign exchange rates, International SG&A expenses increased $3.3 million during the nine months ended September 30, 2018 compared to the same period in 2017. The increase in SG&A expenses primarily related to non-cash pension settlement expense in the United Kingdom.

Reconciliation of Segment Operating Income to Operating Income

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Americas advertising	$83,150	$70,074	$199,332	$181,440
International advertising	13,701	7,950	56,100	36,248
Other operating income, net	825	(11,783)	1,700	28,657
Impairment charges	(7,772)	(1,591)	(7,772)	(1,591)
Corporate and other (1)	(38,724)	(36,508)	(114,039)	(109,255)

Operating income	$51,180	$28,142	$135,321	$135,499

(1)	Corporate and other includes expenses related to Americas and International as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

We have granted restricted stock, restricted stock units and options to purchase shares of our Class A common stock to certain key individuals under our equity incentive plans. Certain employees receive equity awards pursuant to our equity incentive plans. As of September 30, 2018, there was $17.3 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately 3.2 years.

Share-based compensation expenses are recorded in corporate expenses and were $3.1 million and $2.9 million for the three months ended September 30, 2018 and 2017, respectively, and $6.8 million and $7.2 million for the nine months ended September 30, 2018 and 2017, respectively.

Year Ended December 31, 2017 as Compared to Year Ended December 31, 2016

Total Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2017 to the year ended December 31, 2016 is as follows:

	Years Ended December 31,		%
(in thousands)	2017	2016	Change
Revenue	$2,588,702	$2,679,822	(3.4)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,409,767	1,418,319	(0.6)%
Selling, general and administrative expenses (excludes depreciation and amortization)	499,213	515,421	(3.1)%
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	22.3%
Depreciation and amortization	325,991	344,124	(5.3)%
Impairment charges	4,159	7,274	(42.8)%
Other operating income, net	26,391	354,688	(92.6)%

Operating income	232,285	631,936	(63.2)%
Interest expense	379,701	375,029
Interest income on Due from iHeartCommunications	68,871	50,309
Loss on Due from iHeartCommunications	(855,648)	—
Gain (loss) on investments, net	(1,045)	531
Equity in loss of nonconsolidated affiliates	(990)	(1,689)
Other income (expense), net	29,800	(70,682)

Income (loss) before income taxes	(906,428)	235,376
Income tax benefit (expense)	280,218	(77,499)

Net income (loss)	(626,210)	157,877
Less amount attributable to noncontrolling interest	18,138	22,807

Net income (loss) attributable to the Majority owners of the Outdoor Business of CCH	$(644,348)	$135,070

Revenue

Revenue decreased $91.1 million during 2017 compared to 2016. Excluding an $8.6 million impact from movements in foreign exchange rates, revenue decreased $99.7 million during 2017 compared to 2016. The decrease in revenue is primarily due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017, which generated revenue of $13.7 million and $149.4 million in the years ended December 31, 2017 and 2016, respectively. This decrease was partially offset by revenue growth in our International business as a result of new contracts and digital expansion.

Direct Operating Expenses

Direct operating expenses decreased $8.6 million during 2017 compared to 2016. Excluding the $4.0 million impact from movements in foreign exchange rates, direct operating expenses decreased $12.6 million during 2017 compared to 2016 due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017. This decrease was partially offset by higher site lease expense related to new contracts.

SG&A Expenses

SG&A expenses decreased $16.2 million during 2017 compared to 2016. Excluding the $2.8 million impact from movements in foreign exchange rates, SG&A expenses decreased $19.0 million during 2017 compared to 2016. SG&A expenses were lower primarily due to the sales of our businesses in Australia and Turkey in 2016 and Canada in 2017.

Corporate Expenses

Corporate expenses increased $26.2 million during 2017 compared to 2016. Excluding the $1.4 million impact from movements in foreign exchange rates, corporate expenses increased $27.6 million during 2017 compared to 2016 primarily due to the $36.7 million trademark license fee paid to iHeartMedia, Inc. The increase in Corporate expenses is partially offset by a decrease in executive and share-based compensation expense.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $11.2 million and $13.0 million incurred in 2017 and 2016, respectively, in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2017, $1.8 million are reported within direct operating expenses, $8.5 million are reported within SG&A and $0.9 million are reported within corporate expense. In 2016, such costs totaled $2.7 million, $7.7 million, and $2.6 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $18.1 million during 2017 compared to 2016 primarily due to the sale of the Australia and Turkey businesses and assets becoming fully depreciated or fully amortized.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during 2017, we recorded an impairment charge of $1.6 million during 2017 related to goodwill in one International business. In addition, we recognized an impairment of $2.6 million during 2017 in relation to advertising assets that were no longer usable in one country in our International segment. During 2016, we recognized a $7.3 million impairment related to goodwill in one International business.

Other Operating Income, Net

Other operating income, net of $26.4 million in 2017 primarily related to the sale in the first quarter of 2017 of the Americas’ Indianapolis market in exchange for cash and certain assets in Atlanta, Georgia, resulting in a net gain of $28.9 million, and the $6.8 million gain recognized on the sale of our ownership interest in a joint venture in Belgium during the second quarter of 2017. These gains were partially offset by the $12.1 million loss on the sale in the third quarter 2017 of our Canada business.

Other operating income, net of $354.7 million in 2016 primarily related to the net gain of $278.3 million on sale of nine non-strategic U.S. markets in the first quarter of 2016 and the net gain of $127.6 million on sale of our business in Australia in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our business in Turkey in the second quarter of 2016.

Interest Expense

Interest expense increased $4.7 million in 2017 compared to 2016, due primarily to new debt issuances.

Interest Income on Due From iHeartCommunications

The terms of the Due from iHeartCommunications Note provide that any balance above $1.0 billion continues to accrue interest at a rate of 20.0%, while the balance up to $1.0 billion accrues interest at a rate of 9.3% (prior to the amendment to the terms of the Due from iHeartCommunications Note on November 29, 2017, the Note accrued interest at 6.5%). Interest income increased $18.6 million during 2017 compared to 2016, primarily due to a higher average outstanding balance on the Due from iHeartCommunications Note, including the impact of the amounts over $1.0 billion accruing interest at 20.0%.

Loss on Due from iHeartCommunications

Loss on Due from iHeartCommunications included the $855.6 million impairment of the Due from iHeartCommunications Note, which was recorded as a result of the Chapter 11 bankruptcy protection filed by iHeartCommunications.

Gain (loss) on Investments, net

Loss on investments, net was $1.0 million for 2017. Gain on investments, net was $0.5 million for 2016.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.0 million and $1.7 million for 2017 and 2016, respectively, included the loss from our equity investments in our Americas and International segments.

Other Income (Expense), Net

Other income was $29.8 million for 2017. Other expense was $70.7 million for 2016. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies.

Income Tax Expense

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate federal income tax returns with our subsidiaries.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new U.S. taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, we remeasured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21% percent. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

The effective tax rate for 2017 was 30.9% and was primarily impacted by the $228.0 million provisional deferred tax benefit recorded in connection with the reduction of the U.S. federal corporate income tax rate to 21% upon enactment of the Tax Act mentioned above.

The effective tax rate for 2016 was 32.9% and was primarily impacted by the deferred tax benefits recorded in the current period for the release of valuation allowances in the U.S. and France. The release of the valuation allowance of $32.9 million in the U.S. was primarily due to the taxable income generated from the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the release of valuation allowance in France of $43.3 million was due to positive evidence that existed related to our ability to utilize certain net operating loss carryforwards in the future. The deferred tax benefits described above were partially offset by $54.7 million in tax expense attributable to the sale of our business in Australia during the period.

Americas Results of Operations

Our Americas operating results were as follows:

	Year Ended December 31,		%
(in thousands)	2017	2016	Change
Revenue	$1,161,059	$1,187,180	(2.2)%
Direct operating expenses	527,536	528,769	(0.2)%
SG&A expenses	197,390	203,427	(3.0)%
Depreciation and amortization	179,119	175,438	2.1%

Operating income	$257,014	$279,546	(8.1)%

Americas revenue decreased $26.1 million during 2017 compared to 2016. The decrease in revenue was primarily due to the $17.9 million impact resulting from the sales of non-strategic outdoor markets during the first quarter of 2016 and our Canadian business in the third quarter of 2017. The impact of exchanging our Indianapolis market for cash and assets in Atlanta in the first quarter of 2017 also contributed to the decrease in revenue. These decreases were partially offset by higher revenue from new and existing airport contracts.

Americas direct operating expenses decreased $1.2 million during 2017 compared to 2016. The decrease in direct operating expenses was driven primarily by the $13.2 million decrease in expense due to the impact of the sales of non-strategic outdoor markets during the first quarter of 2016 and our Canadian business in the third quarter of 2017, partially offset by higher site lease expenses related to new and existing airport contracts and print displays. Americas SG&A expenses decreased $6.0 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to lower bad debt expense and the $2.5 million impact resulting from the sales of non-strategic outdoor markets in the first quarter of 2016 and the sale of our Canadian business in the third quarter of 2017, and the exchange of outdoor markets in the first quarter of 2017.

International Results of Operations

Our International operating results were as follows:

	Years Ended December 31,		%
(in thousands)	2017	2016	Change
Revenue	$1,427,643	$1,492,642	(4.4)%
Direct operating expenses	882,231	889,550	(0.8)%
SG&A expenses	301,823	311,994	(3.3)%
Depreciation and amortization	141,812	162,974	(13.0)%

Operating income	$101,777	$128,124	(20.6)%

International revenue decreased $65.0 million during 2017 compared to 2016. Excluding the $8.6 million impact from movements in foreign exchange rates, International revenue decreased $73.6 million during 2017 compared to 2016. The decrease in revenue is due to a $117.8 million decrease in revenue resulting from the sale of our businesses in Australia and Turkey in 2016. This was partially offset by growth across other markets including Spain, the United Kingdom, Switzerland and China, primarily from new contracts and digital expansion.

International direct operating expenses decreased $7.3 million during 2017 compared to 2016. Excluding the $4.0 million impact from movements in foreign exchange rates, International direct operating expenses decreased $11.3 million during 2017 compared to 2016. The decrease was driven by a $70.3 million decrease in direct operating expenses resulting from the 2016 sales of our businesses in Australia and Turkey, partially offset by higher site lease and production expenses primarily in countries experiencing revenue growth. International SG&A expenses decreased $10.2 million during 2017 compared to 2016. Excluding the $2.8 million impact from movements in foreign exchange rates, International SG&A expenses decreased $13.0 million during 2017 compared to 2016. The decrease in SG&A expenses was primarily due to a $22.6 million decrease resulting from the sale of our businesses in Australia and Turkey, partially offset by higher spending related to growth in certain countries.

Depreciation and amortization decreased $21.2 million primarily due to the sale of our businesses in Australia and Turkey in 2016 and assets becoming fully depreciated or fully amortized.

Year Ended December 31, 2016 as Compared to Year Ended December 31, 2015

Total Results of Operations

The comparison of our historical results of operations for the year ended December 31, 2016 to the year ended December 31, 2015 is as follows:

	Years Ended December 31,		%
(in thousands)	2016	2015	Change
Revenue	$2,679,822	$2,806,204	(4.5)%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,418,319	1,485,835	(4.5)%
Selling, general and administrative expenses (excludes depreciation and amortization)	515,421	527,821	(2.3)%
Corporate expenses (excludes depreciation and amortization)	117,436	116,523	0.8%
Depreciation and amortization	344,124	375,962	(8.5)%
Impairment charges	7,274	21,631	(66.4)%
Other operating (expense) income, net	354,688	(4,824)	(7,452.6)%

Operating income	631,936	273,608	131.0%
Interest expense	375,029	355,917
Interest income on Due from iHeartCommunications	50,309	61,439
Loss on investments, net	531	—
Equity in loss of nonconsolidated affiliates	(1,689)	(289)
Other income (expense), net	(70,682)	12,387

Income (loss) before income taxes	235,376	(8,772)
Income tax expense	(77,499)	(49,943)

Income (loss)	157,877	(58,715)
Less amount attributable to noncontrolling interest	22,807	24,629

Net income (loss) attributable to the majority owners of the Outdoor business of CCH	$135,070	$(83,344)

Revenue

Revenue decreased $126.4 million during 2016 compared to 2015. Excluding a $47.6 million impact from movements in foreign exchange rates, revenue decreased $78.8 million during 2016 compared to 2015. The decrease in revenue is primarily due to the sale of certain U.S. markets and International businesses which generated $248.9 million in revenue in 2015 and $123.5 million in 2016. This decrease was partially offset by revenues from new digital assets and new contracts.

Direct Operating Expenses

Direct operating expenses decreased $67.5 million during 2016 compared to 2015. Excluding the $29.0 million impact from movements in foreign exchange rates, direct operating expenses decreased $38.5 million during 2016 compared to 2015. Lower direct operating expenses was primarily due to the sale of certain U.S. markets and International businesses.

SG&A Expenses

SG&A expenses decreased $12.4 million during 2016 compared to 2015. Excluding the $9.9 million impact from movements in foreign exchange rates, SG&A expenses decreased $2.5 million during 2016 compared to 2015. SG&A expenses were lower primarily due to the sale of nine non-strategic U.S. markets in the first quarter of 2016, and were partially offset by higher variable compensation expenses.

Corporate Expenses

Corporate expenses increased $0.9 million during 2016 compared to 2015. Excluding the $4.1 million impact from movements in foreign exchange rates, corporate expenses increased $5.0 million during 2016 compared to 2015 primarily resulting from higher litigation costs and higher expenses related to non-cash compensation plans.

Revenue and Efficiency Initiatives

Included in the amounts for direct operating expenses, SG&A and corporate expenses discussed above are expenses of $13.0 million and $20.3 million incurred in 2016 and 2015, respectively, in connection with our strategic revenue and efficiency initiatives. The costs were incurred to improve revenue growth, enhance yield, reduce costs, and organize each business to maximize performance and profitability. These costs consist primarily of severance related to workforce initiatives, consolidation of locations and positions, consulting expenses and other costs incurred in connection with streamlining our businesses. These costs are expected to provide benefits in future periods as the initiative results are realized. Of these costs for 2016, $2.7 million are reported within direct operating expenses, $7.8 million are reported within SG&A and $2.5 million are reported within corporate expense. In 2015, such costs totaled $9.2 million, $4.3 million, and $6.8 million, respectively.

Depreciation and Amortization

Depreciation and amortization decreased $31.8 million during 2016 compared to 2015 primarily due to assets becoming fully depreciated or fully amortized, the sale of certain U.S. markets and International businesses, as well as the impact of movements in foreign exchange rates.

Impairment Charges

We perform our annual impairment test on our goodwill, billboard permits, and other intangible assets as of July 1 of each year. In addition, we test for impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired. As a result of these impairment tests, during

2016, we recorded an impairment charge of $7.3 million during 2016 related to goodwill in one International business. During 2015, we recognized a $21.6 million impairment charge related to billboard permits in one Americas market.

Other Operating Income (Expense), Net

Other operating income, net of $354.7 million in 2016 primarily related to the net gain of $278.3 million on sale of nine non-strategic markets in the first quarter of 2016 and the net gain of $127.6 million on sale on our business in Australia in the fourth quarter of 2016, partially offset by the $56.6 million loss, which includes $32.2 million in cumulative translation adjustments, on the sale of our business in Turkey in the second quarter of 2016. In the first quarter of 2016, Americas sold nine non-strategic markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida.

Other operating expense, net of $4.8 million in 2015 primarily related to acquisition/disposition transaction costs.

Interest Expense

Interest expense increased $19.1 million in 2016 compared to 2015, primarily due to the issuance by CCIBV of its 8.75% Senior Notes due 2020 during the fourth quarter of 2015.

Interest Income on Due From iHeartCommunications

Interest income decreased $11.1 million during 2016 compared to 2015 due to the decrease in the average outstanding balance on the Due from iHeartCommunications Note.

Equity in Loss of Nonconsolidated Affiliates

Equity in loss of nonconsolidated affiliates of $1.7 million and $0.3 million for 2016 and 2015, respectively, included the loss from our equity investments in our Americas and International segments.

Other Income (Expense), Net

Other expense was $70.7 million for 2016. Other income was $12.4 million for 2015. These amounts relate primarily to net foreign exchange gains and losses recognized in connection with intercompany notes denominated in foreign currencies. The decline in value during 2016 of the British pound against the Euro impacted Euro-denominated notes payable by one of our UK subsidiaries, which was the primary driver of the foreign exchange loss in 2016.

Income Tax Expense

Our operations are included in a consolidated income tax return filed by iHeartMedia. However, for our financial statements, our provision for income taxes was computed as if we file separate federal income tax returns with our subsidiaries.

The effective tax rate for 2016 was 32.9% and was primarily impacted by the deferred tax benefits recorded in the current period for the release of valuation allowances in the U.S. and France. The release of the valuation allowance of $32.9 million in the U.S. was primarily due to the taxable income generated from the sale of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the release of valuation allowance in France of $43.3 million was due to positive evidence that existed related to our ability to utilize certain net operating loss carryforwards in the future. The deferred tax benefits described above were partially offset by $54.7 million in tax expense attributable to the sale of our business in Australia during the period.

The effective tax rate for 2015 was (569.3)% and was primarily impacted by the $32.9 million valuation allowance recorded during the period as additional deferred tax expense. The valuation allowance was recorded against a portion of the U.S. Federal and State net operating losses due to the uncertainty of the ability to utilize those losses in future periods. Additionally, we recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

Americas Results of Operations

Our Americas operating results were as follows:

	Years Ended December 31,		%
(in thousands)	2016	2015	Change
Revenue	$1,187,180	$1,265,267	(6.2)%
Direct operating expenses	528,769	558,357	(5.3)%
SG&A expenses	203,427	211,329	(3.7)%
Depreciation and amortization	175,438	193,775	(9.5)%

Operating income	$279,546	$301,806	(7.4)%

Americas revenue decreased $78.1 million during 2016 compared to 2015. Excluding the $1.2 million impact from movements in foreign exchange rates, Americas revenue decreased $76.9 million during 2016 compared to 2015. The decrease in revenue is due to the $102.7 million impact of the sale of nine non-strategic U.S. markets in the first quarter of 2016. The decrease in revenue resulting from these sales was partially offset by increased revenues from digital billboards from new deployments and higher occupancy on existing digital billboards, as well as new airport contracts.

Americas direct operating expenses decreased $29.6 million during 2016 compared to 2015. Excluding the $1.0 million impact from movements in foreign exchange rates, Americas direct operating expenses decreased $28.6 million during 2016 compared to 2015. The decrease in direct operating expenses was driven by a $35.4 million decrease in direct operating expenses resulting from the sale of the nine non-strategic markets in the first quarter of 2016, partially offset by higher site lease expenses related to new airport contracts. Americas SG&A expenses decreased $7.9 million during 2016 compared to 2015. Excluding the $0.2 million impact from movements in foreign exchange rates, Americas SG&A expenses decreased $7.7 million during 2016 compared to 2015. This decrease was due to a $20.4 million decrease in SG&A expenses resulting from the sale of the nine non-strategic U.S. markets in the first quarter of 2016, partially offset by higher variable compensation expense related to higher revenues.

Depreciation and amortization decreased $18.3 million. Excluding the $0.1 million impact from movements in foreign exchange rates, depreciation and amortization decreased $18.2 million primarily due to the sale of the nine non-strategic U.S. markets in the first quarter of 2016 and assets becoming fully depreciated or fully amortized.

International Results of Operations

Our International operating results were as follows:

	Years Ended December 31,		%
(in thousands)	2016	2015	Change
Revenue	$1,492,642	$1,540,937	(3.1)%
Direct operating expenses	889,550	927,478	(4.1)%
SG&A expenses	311,994	316,492	(1.4)%
Depreciation and amortization	162,974	176,799	(7.8)%

Operating income	$128,124	$120,168	6.6%

International revenue decreased $48.3 million during 2016 compared to 2015. Excluding the $46.4 million impact from movements in foreign exchange rates, International revenue decreased $1.9 million during 2016 compared to 2015. The increase in revenue is primarily due to growth across most of our markets including China, Spain, Sweden, France and Belgium, primarily from new digital assets and new contracts. These increases were partially offset by a $22.7 million decrease in revenue resulting from the sale of our businesses in Turkey and Australia in the second and fourth quarters of 2016, respectively, as well as lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed.

International direct operating expenses decreased $37.9 million during 2016 compared to 2015. Excluding the $28.0 million impact from movements in foreign exchange rates, International direct operating expenses decreased $9.9 million during 2016 compared to 2015. The decrease was driven by a $14.6 million decrease in direct operating expenses resulting from the sale of our businesses in Turkey and Australia and lower rent expense due to lower revenue in the United Kingdom as a result of the London bus shelter contract not being renewed. These decreases were partially offset by higher site lease and production expenses in countries experiencing revenue growth. International SG&A expenses decreased $4.5 million during 2016 compared to 2015. Excluding the $9.7 million impact from movements in foreign exchange rates, International SG&A expenses increased $5.2 million during 2016 compared to 2015. The increase in SG&A expenses was primarily due to higher variable compensation expenses.

Depreciation and amortization decreased $13.8 million. Excluding the $6.2 million impact from movements in foreign exchange rates, depreciation and amortization decreased $7.6 million primarily due to assets becoming fully depreciated or fully amortized.

Reconciliation of Segment Operating Income to Operating Income

	Years Ended December 31,
(in thousands)	2017	2016	2015
Americas	$257,014	$279,546	$301,806
International	101,777	128,124	120,168
Impairment charges	(4,159)	(7,274)	(21,631)
Corporate and other (1)	(148,738)	(123,148)	(121,911)
Other operating income (expense), net	26,391	354,688	(4,824)

Operating income	$232,285	$631,936	$273,608

(1)	Corporate and other includes expenses related to Americas and International and as well as overall executive, administrative and support functions.

Share-Based Compensation Expense

As of December 31, 2017, there was $13.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. Based on the terms of the award agreements, this cost is expected to be recognized over a weighted average period of approximately three years.

Share-based compensation expenses are recorded in corporate expenses and were $9.6 million, $10.3 million and $8.5 million for the years ended December 31, 2017, 2016 and 2015, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash Flows

Nine Months Ended September 30, 2018 Compared to Nine Months Ended September 30, 2017

The following discussion highlights cash flow activities during the nine months ended September 30, 2018 and 2017:

(in thousands)	Nine Months Ended September 30,
	2018	2017
Cash provided by (used for):
Operating activities	$120,427	$73,107
Investing activities	$(105,330)	$(67,876)
Financing activities	$19,175	$(312,082)

Operating Activities

Cash provided by operating activities was $120.4 million during the nine months ended September 30, 2018 compared to $73.1 million of cash provided by operating activities during the nine months ended September 30, 2017. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts payable and accrued expenses, which were affected by the timing of payments. Cash paid for interest for the nine months ended September 30, 2018 and September 30, 2017 was $272.4 million and $270.1 million, respectively.

Investing Activities

Cash used for investing activities of $105.3 million during the nine months ended September 30, 2018 primarily reflected our capital expenditures of $110.1 million. We spent $50.2 million in our Americas segment primarily related to the construction of new advertising structures, such as digital boards, $57.5 million in our International segment primarily related to street furniture and transit advertising structures, including digital displays, and $2.4 million in Corporate primarily related to equipment and software purchases.

Cash used for investing activities of $67.9 million during the nine months ended September 30, 2017 primarily reflected our capital expenditures of $134.9 million, partially offset by net cash proceeds from the disposal of assets including proceeds of $43.1 million from the sale of our outdoor Indianapolis market. We spent $46.4 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $86.2 million in our International segment primarily related to street furniture and transit advertising structures and $2.3 million in Corporate primarily related to equipment and software purchases.

Financing Activities

Cash provided by financing activities of $19.2 million during the nine months ended September 30, 2018 primarily reflected net transfers of $58.7 million in cash from iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account, partially offset by cash dividends paid of $30.7 million.

Cash used for financing activities of $312.1 million during the nine months ended September 30, 2017 primarily reflected cash dividends paid of $282.7 million and net transfers of $165.7 million in cash to iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account, partially offset by proceeds from the issuance by CCIBV of $150.0 million of 8.75% Senior Notes due 2020, which were issued at a premium, resulting in $156.0 million in proceeds.

Years Ended December 31, 2017, 2016 and 2015

The following discussion highlights cash flow activities during the years ended December 31, 2017, 2016 and 2015.

	Years Ended December 31,
(in thousands)	2017	2016	2015
Cash provided by (used for):
Operating activities	$160,118	$308,510	$298,685
Investing activities	(154,522)	574,080	(257,725)
Financing activities	(379,513)	(726,499)	199,054

Operating Activities

2017

Cash provided by operating activities was $160.1 million in 2017 compared to $308.5 million of cash provided in 2016. Our consolidated net loss included $840.0 million of non-cash items in 2017. Our consolidated net income in 2016 included $122.1 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, loss on Due from iHeartCommunications, (gain) loss on investments, equity in loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to lower operating income as well as changes in working capital balances, particularly accounts receivable at our International business, which was impacted by slower collections.

2016

Cash provided by operating activities was $308.5 million in 2016 compared to $298.7 million of cash provided in 2015. Our consolidated net income included $122.1 million of non-cash items in 2016. Our consolidated net loss in 2015 included $415.5 million of non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, equity in (earnings) loss of nonconsolidated affiliates and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The increase in cash provided by operating activities is primarily attributed to changes in working capital balances, particularly accounts receivable, which was driven primarily by lower revenues and improved collections, partially offset by an increase in cash paid for interest.

2015

Cash provided by operating activities was $298.7 million in 2015 compared to $348.7 million of cash provided in 2014. Our consolidated net loss included $415.5 million of net non-cash items in 2015. Our consolidated net loss in 2014 included $373.6 million of net non-cash items. Non-cash items affecting our net loss include impairment charges, depreciation and amortization, deferred taxes, provision for doubtful accounts, amortization of deferred financing charges and note discounts, net, share-based compensation, gain on disposal of operating and fixed assets, gain on marketable securities, equity in (earnings) loss of nonconsolidated affiliates, loss on extinguishment of debt, and other reconciling items, net as presented on the face of the consolidated statement of cash flows. The decrease in cash provided by operating activities is primarily attributed to a decrease in net income as well as changes in working capital balances, particularly accounts receivable.

Investing Activities

2017

Cash used for investing activities of $154.5 million during 2017 reflected our capital expenditures of $224.2 million. We spent $70.9 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $150.0 million in our International segment primarily related to street furniture advertising and digital billboard structures, and $3.3 million by Corporate primarily related to equipment and software. This cash usage was partially offset by $72.0 million of net cash proceeds from the disposals of assets.

2016

Cash provided by investing activities of $574.1 million during 2016 primarily reflected $592.3 million of net cash proceeds from the sale of nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas, and the sale of our business in Australia for $195.7 million, net of cash retained by the purchaser and closing costs. Those sale proceeds were partially offset by $229.8 million used for capital expenditures. We spent $78.3 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $146.9 million in our International segment primarily related to street furniture advertising structures, and $4.6 million by Corporate primarily related to equipment and software.

2015

Cash used for investing activities of $257.7 million during 2015 reflected our capital expenditures of $218.3 million. We spent $71.4 million in our Americas segment primarily related to the construction of new advertising structures such as digital displays, $143.3 million in our International segment primarily related to street furniture advertising and digital billboard structures, and $3.6 million by Corporate primarily related to equipment and software. Other cash provided by investing activities were $11.3 million of proceeds from sales of other operating and fixed assets.

Financing Activities

2017

Cash used for financing activities of $379.5 million during 2017 primarily reflected cash dividends paid in the aggregate amount of $332.8 million and net transfers of $181.9 million in cash to iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account, partially offset by proceeds from the issuance by CCIBV of $150.0 million of additional 8.75% Senior Notes due 2020, which were issued at a premium, resulting in $156.0 million in proceeds.

2016

Cash used for financing activities of $726.5 million during 2016 primarily reflected two cash dividends paid in the aggregate amount of $755.5 million, partially offset by net transfers of $45.1 million in cash from iHeartCommunications, which represents the activity in the “Due from iHeartCommunications” account.

2015

Cash provided by financing activities of $199.1 million during 2015 primarily reflected the proceeds from the issuance of $225.0 million of senior notes by our subsidiary CCIBV. We also received $17.0 million in cash from iHeartCommunications, which represents the activity in the “Due from/to iHeartCommunications” account.

On December 20, 2015, CCOH’s board of directors declared a special cash dividend of $217.8 million that was paid on January 7, 2016 and was reflected as cash used for financing activities in the first quarter of 2016.

iHeart Chapter 11 Cases

On March 14, 2018, the Debtors filed the iHeart Chapter 11 Cases in the Bankruptcy Court. The Company and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

On March 16, 2018, iHeartMedia and the other Debtors entered into the iHeart RSA with certain creditors and equityholders. The iHeart RSA contemplates that our business will be separated from iHeartCommunications upon consummation of the iHeart Chapter 11 Cases (the “Separation”) and that the Due from iHeartCommunications Note will receive treatment in a form and substance acceptable to the Debtors, to the Company and to certain consenting senior creditors of iHeartCommunications, which treatment will be set forth in a plan of reorganization and approved by the Bankruptcy Court. On September 20, 2018, the Bankruptcy Court entered an order approving the Debtors’ Disclosure Statement. On October 10, 2018, the Debtors filed the fifth amended plan of reorganization and the Disclosure Statement Supplement. On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the iHeartMedia Plan of Reorganization and Disclosure Statement Supplement. On November 2, 2018, the Debtors filed the Plan Supplement with the Bankruptcy Court. The Plan Supplement contemplates that the proposed Separation would be effected through a taxable separation and sets forth a list of transaction steps. On December 17, 2018, the Debtors filed the iHeartMedia Plan of Reorganization in connection with the finalization of the Settlement Agreement and other documents. The iHeartMedia Plan of Reorganization currently contemplates, among other things, (i) a recovery equal to 14.44% of the allowed amount of the Company’s claim arising under the Due from iHeartCommunications Note, and (ii) the issuance of preferred stock in connection with the Separation, the proceeds of which may be used to as a source of liquidity for the Company (or its successor upon completion of the Separation). The transaction steps contemplate that prior to the Separation, we will distribute all of our subsidiaries other than CCOH to a subsidiary of iHeartCommunications, and CCOH will merge with and into us, with the Company as the surviving company, which will be renamed “Clear Channel Outdoor Holdings, Inc.” Immediately following the Merger, the public stockholders of CCOH will own the same percentage of the surviving corporation as they did in CCOH prior to the merger, and iHeartCommunications will distribute the shares of the surviving company that it holds to certain holders of claims in the iHeart Chapter 11 Cases.

The Settlement Agreement

On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Entities and the Delaware Individual Defendants, through their respective counsel, entered into the Settlement Agreement that embodies the terms of (i) a global settlement of all direct or derivative claims by or on behalf of GAMCO and Norfolk, both individually and on behalf of the putative class of public shareholders of CCOH, against the Delaware Individual Defendants, the Sponsor Entities, iHeartCommunications, iHeartMedia, CCOH and the Debtors, including in the Delaware Actions and the iHeart Chapter 11 Cases, and (ii) the Separation in accordance with the iHeartMedia Plan of Reorganization.

The Settlement Agreement contemplates that upon the separation of CCOH from iHeartMedia, (i) the cash sweep arrangement under the existing Corporate Services Agreement between CCOH and iHeartCommunications will terminate, (ii) any agreements or licenses requiring royalty payments to the Debtors by CCOH for trademarks or other intellectual property will terminate and (ii) a new transition services agreement will supersede and replace the existing Corporate Services Agreement. In exchange, the Debtors agreed to waive (i) the set-off for the value of the intellectual property transferred, including royalties and (ii) the repayment of the post-petition intercompany balance outstanding in favor of the Debtors as of December 31, 2018. In addition, the Settlement Agreement provides that after the Separation, (i) iHeartCommunications will provide an unsecured revolving line of credit in an aggregate amount of up to $200 million to CCOL for a period of no more than three years following the effective date of the iHeartMedia Plan of Reorganization, (ii) iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on CCOH in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain agreements between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs.

Anticipated Cash Requirements

Our primary current sources of liquidity are cash on hand, cash flow from operations, the cash from the intercompany arrangement with iHeartCommunications described below and borrowing capacity under our receivables based credit facility. Following the Transactions, the intercompany arrangements with iHeartCommunications will cease, and we expect to have the iHeartCommunications Line of Credit as a source of liquidity. As of September 30, 2018, we had $191.1 million of cash on our balance sheet, including $175.5 million of cash held outside the U.S. by our subsidiaries, a portion of which is held by non-wholly owned subsidiaries or is otherwise subject to certain restrictions and not readily accessible to us. We have the ability and intent to indefinitely reinvest the undistributed earnings of subsidiaries based outside of the United States, except that excess cash from our foreign operations may be transferred to our operations in the United States if needed to fund operations in the United States, subject to the foreseeable cash needs of our foreign operations and the mutual agreement of us and iHeartCommunications. If any excess cash held by our foreign subsidiaries is needed to fund operations in the United States, we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes. This is a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital.

Our primary uses of liquidity are for our working capital, capital expenditure, debt service and other funding requirements. At September 30, 2018, we had debt maturities totaling $0.1 million, $0.3 million and $2,575.3 million in 2018, 2019 and 2020, respectively. A substantial amount of our cash requirements are for debt service obligations. During the nine months ended September 30, 2018, we spent $272.4 million of cash on interest on our debt. We anticipate having approximately $375.1 million of cash interest payment obligations in 2018. Our significant interest payment obligations reduce our financial flexibility, make us more vulnerable to changes in operating performance and economic downturns generally, reduce our liquidity over time and could negatively affect our ability to obtain additional financing in the future.

Based on our current and anticipated levels of operations and conditions in our markets, we believe that cash on hand, cash flows from operations, cash from the intercompany arrangement with iHeartCommunications described below, borrowing capacity under our receivables based credit facility, together with supplemental liquidity support from iHeartCommunications under the iHeartCommunications Line of Credit, will enable us to meet our working capital, capital expenditure, debt service and other funding requirements, including the debt service on the CCWH Senior Notes, the CCWH Subordinated Notes and the CCIBV Senior Notes, for at least the next 12 months. In light of the approaching maturity date for the CCWH Subordinated Notes in the first quarter of 2020, CCOH’s Board has begun considering options to refinance or replace the CCWH Subordinated Notes. We cannot assure you that we will be successful in extending the maturity of such notes. If we are able to refinance the CCWH Subordinated Notes, the interest rate could be higher than the current interest rate, which would increase our annual interest payments. In the event we are unable to refinance or replace the CCWH Subordinated Notes prior to December 15, 2019, it would trigger the maturity of the receivables based credit facility on such date. Although we currently do not have any amounts borrowed under the facility, as of September 30, 2018, the facility had $86.4 million of letters of credit outstanding. In the event the maturity date of the facility is accelerated to December 15, 2019, we would need to find other sources to issue and assets to secure our letters of credit. We believe our long-term plans, which include promoting outdoor media spending, capitalizing on our diverse geographic and product opportunities and the continued deployment of digital displays, will enable us to continue generating cash flows from operations sufficient to meet our liquidity and funding requirements in the long term. However, our anticipated results are subject to significant uncertainty. Our ability to fund our working capital, capital expenditures, debt service and other obligations depends on our future operating performance, cash from operations and our ability to obtain supplemental liquidity, if necessary, and manage our liquidity if our business is separated from iHeartCommunications as contemplated by the iHeart RSA and the iHeartMedia Plan of Reorganization.

Historically, our cash management arrangement with iHeartCommunications has been our only committed external source of liquidity. If our business is separated from iHeartCommunications, will become more dependent upon our ability to generate cash or obtain additional financing to meet our liquidity needs. Even if we are able to obtain our expected recoveries under the Due from iHeartCommunications Note the anticipated proceeds of preferred stock to be issued upon consummation of the iHeart Chapter 11 Cases and borrowing under the iHeartCommunications Line of Credit, we may need to obtain additional financing, from iHeartCommunications or its subsidiaries, or from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements, or from a combination of these sources, in the future. There can be no assurance that financing alternatives will be available in sufficient amounts or on terms acceptable to us in the future due to market conditions, our financial condition, our liquidity constraints, our lack of history operating as a company independent from iHeartCommunications or other factors, many of which are beyond our control. Even if financing alternatives are available to us, we may not find them suitable or at comparable interest rates to the indebtedness being refinanced, and our annual cash interest payment obligations could increase further. In addition, the terms of our existing or future debt agreements may restrict us from securing financing on terms that are available to us at that time. In addition to the need to refinance our various indebtedness at or before maturity, if we are unable to generate sufficient cash through our operations or obtain sources of supplemental liquidity if our business is separated from iHeartCommunications, we could face substantial liquidity problems, which could have a material adverse effect on our financial condition and on our ability to meet our obligations.

iHeartCommunications provides the day-to-day cash management services for our cash activities and balances in the U.S. We do not have any material committed external sources of capital other than iHeartCommunications, and iHeartCommunications is not required to provide us with funds to finance our working capital or other cash requirements. We have no access to the cash transferred from us to iHeartCommunications under the cash management arrangement. Before the filing of the iHeart Chapter 11 Cases, the net amount due to us from iHeartCommunications under this cash management arrangement was represented by the Due from iHeartCommunications Note. Pursuant to an order entered by the Bankruptcy Court in the iHeart Chapter 11 Cases, as of March 14, 2018, the balance of the Due from iHeartCommunications Note immediately prior to the commencement of the iHeart Chapter 11 Cases was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeart Communications Note. The Bankruptcy Court entered an order to allow iHeartCommunications to continue to provide the day-to-day cash management services for us during the iHeart Chapter 11 Cases and we expect it to continue to do so until such arrangements are addressed through the iHeart Chapter 11 Cases. As of September 30, 2018, we owed $1.5 million to iHeartCommunications under this intercompany arrangement with iHeartCommunications.

We are an unsecured creditor of iHeartCommunications with respect to amounts owed under the Due from iHeartCommunications Note. We do not expect to recover the full balance of the now-frozen Due from iHeartCommunications Note upon the implementation of the iHeartMedia Plan of Reorganization or any other plan of reorganization that is ultimately accepted by the requisite vote of creditors and approved by the Bankruptcy Court. See “—Promissory Notes with iHeartCommunications” below for a discussion of the current balance of and expected recovery under the Due from iHeartCommunications Note. If we do not recognize the expected recovery under the Due from iHeartCommunications Note, or if we do not otherwise obtain sufficient supplemental liquidity as contemplated by the Disclosure Statement, we could experience a liquidity shortfall. In addition, any repayments that we received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

On January 24, 2018, CCOH made a demand for repayment of $30.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid a special cash dividend of $30.0 million. iHeartCommunications received approximately 89.5%, or approximately $26.8 million, of the proceeds of the dividend through its wholly-owned subsidiaries, with the remaining approximately 10.5%, or approximately $3.2 million, of the proceeds of the dividend paid to CCOH’s public stockholders.

We were in compliance with the covenants contained in our material financing agreements as of September 30, 2018.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to dispose of certain businesses and may pursue acquisitions. These dispositions or acquisitions could be material.

Sources of Capital

As of September 30, 2018 and December 31, 2017, we had the following debt outstanding, cash and cash equivalents, amounts due (to)/from iHeartCommunications:

(in millions)	September 30, 2018	December 31, 2017
Clear Channel Worldwide Holdings Senior Notes due 2022	$2,725.0	$2,725.0
Clear Channel Worldwide Holdings Senior Subordinated Notes due 2020	2,200.0	2,200.0
Receivables Based Credit Facility due 2023(1)	—	—
Clear Channel International B.V. Senior Notes due 2020	375.0	375.0
Other debt	4.0	2.4
Original issue discount	(0.6)	(0.2)
Long-term debt fees	(28.6)	(35.5)

Total debt	5,274.8	(5,266.7)
Less: Cash and cash equivalents	191.1	144.1
Less: Due from iHeartCommunications	154.8	212.0
Less: Due to iHeartCommunications, post iHeart Chapter 11 Cases	(1.5)	—

	$4,930.4	$4,910.6

(1)

On June 1, 2018, CCO, a subsidiary of ours, refinanced our senior revolving credit facility with an asset based credit facility that provided for revolving credit commitments of up to $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. The facility has a five-year term, maturing in 2023. As of September 30, 2018, the facility had $86.4 million of letters of credit outstanding and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability.

We may from time to time repay our outstanding debt or seek to purchase our outstanding equity securities. Such transactions, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors.

Promissory Notes with iHeartCommunications

CCOH maintains accounts that represent net amounts due to or from iHeartCommunications, which are recorded as “Due from iHeartCommunications” on our carve-out balance sheets. Before the filing of the iHeart Chapter 11 Cases, the accounts were represented by the revolving promissory note issued by CCOH to iHeartCommunications (the Due to iHeartCommunications Note) and the revolving promissory note issued by iHeartCommunications to CCOH (the Due from iHeartCommunications Note), in each case in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The revolving promissory notes were generally payable on demand and were scheduled to mature on May 15, 2019. Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. Such day-to-day cash management services relate only to our cash activities and balances in the U.S. and exclude any cash activities and balances of our non-U.S. subsidiaries.

Pursuant to an order entered by the Bankruptcy Court, as of March 14, 2018, the balance of the Due from iHeartCommunications Note was frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in an intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note.

As of September 30, 2018, the principal amount outstanding under the Due from iHeartCommunications Note was $1,031.7 million. We do not expect that CCOH will be able to recover all of the amounts owed to CCOH under the Due from iHeartCommunications Note upon the implementation of the iHeartMedia Plan of Reorganization or any other plan of reorganization that is ultimately accepted by the requisite vote of creditors and approved by the Bankruptcy Court. As a result, we recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect an estimated recoverable amount of the note, based on management’s best estimate of the cash settlement amount. In addition, upon the filing of the iHeart Chapter 11 Cases on March 14, 2018, we ceased recording interest income on the Due from iHeartCommunications Note, which amounted to $21.3 million for the period from January 1, 2018 to March 14, 2018, as the collectability of the interest was not considered probable. As a result of the $855.6 million allowance on the Due from iHeartCommunications Note recognized during the fourth quarter of 2017 and the $21.3 million reserve recognized in relation to interest incurred during the pre-petition period in the three months ended March 31, 2018, the outstanding principal amount of $1,031.7 million was reduced to $154.8 million as of September 30, 2018 on our carve-out balance sheet. Pursuant to the Settlement Agreement, CCOH agreed that it will recover 14.44% in cash on its allowed claim of $1,031.7 million under the Due from iHeartCommunications Note. The Settlement Agreement is subject to the approval of the Bankruptcy Court. As of September 30, 2018, we had no borrowings under the Due to iHeartCommunications Note, and we owed $1.5 million to iHeartCommunications under the intercompany arrangement with iHeartCommunications approved by the Bankruptcy Court in the iHeart Chapter 11 Cases.

In accordance with the terms of the settlement for the derivative litigation filed by CCOH’s stockholders regarding the Due from iHeartCommunications Note, as previously disclosed, we established a committee of our board of directors, consisting of our independent and disinterested directors, for the specific purpose of monitoring the Due from iHeartCommunications Note. This committee has the non-exclusive authority to demand payments under the Due from iHeartCommunications Note under certain specified circumstances tied to iHeartCommunications’ liquidity or the amount outstanding under the Due from iHeartCommunications Note, as long as our board of directors declares a simultaneous dividend equal to the amount so demanded. The committee last made a demand under the Due from iHeartCommunications Note on August 11, 2014. As of November 8, 2018, the committee has the right, pursuant to the terms of the settlement of the derivative litigation, but not the obligation, to make a demand on the Due from iHeartCommunications Note. However, on account of the iHeart Chapter 11 Cases, the balance of the Due from iHeartCommunications Note is currently frozen and any payment pursuant to such demand would be subject to the approval of the Bankruptcy Court.

If we are unable to obtain financing from iHeartCommunications under the intercompany arrangement approved by the Bankruptcy Court during the iHeart Chapter 11 Cases, we will likely need to obtain additional financing from third party sources. Even if CCOH is able to obtain its expected recoveries under the Due from iHeartCommunications Note and the anticipated proceeds of preferred stock to be issued upon consummation of the iHeart Chapter 11 Cases, we will likely need to obtain additional financing, from iHeartCommunications or its subsidiaries, or from banks or other lenders, or through public offerings or private placements of debt or equity, strategic relationships or other arrangements, or from a combination of these sources, in the future. We may be unable to successfully obtain additional debt or equity financing on satisfactory terms or at all.

As long as the Master Agreement continues to govern the relationship between iHeartCommunications and us, iHeartCommunications will have the option to limit our ability to incur debt or issue equity securities, among other limitations, which could adversely affect our ability to meet our liquidity needs. Under the Master Agreement with iHeartCommunications, we are limited in our borrowings from third parties to no more than $400.0 million at any one time outstanding, without the prior written consent of iHeartCommunications.

CCWH Senior Notes

As of September 30, 2018, the CCWH senior notes represented $2.7 billion aggregate principal amount of indebtedness outstanding, which consisted of $735.75 million aggregate principal amount of 6.5% Series A Senior Notes due 2022 (the “Series A CCWH Senior Notes”) and $1,989.25 million aggregate principal amount of 6.5% Series B CCWH Senior Notes due 2022 (the “Series B CCWH Senior Notes” and, together with the Series A CCWH Senior Notes, the “CCWH Senior Notes”). The CCWH Senior Notes are guaranteed by us, CCO and certain of our direct and indirect subsidiaries.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. Interest on the CCWH Senior Notes is payable to the trustee weekly in arrears and to the noteholders on May 15 and November 15 of each year.

CCWH may redeem the CCWH Senior Notes, in whole or in part at the redemption prices set forth in the applicable indenture governing the CCWH Senior Notes plus accrued and unpaid interest to the redemption date. Notwithstanding the foregoing, neither CCOH nor any of its subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Senior Notes or Series B CCWH Senior Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Senior Notes or Series A CCWH Senior Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Senior Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Senior Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets.

In addition, the indenture governing the Series A CCWH Senior Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Senior Notes or purchases or makes an offer to purchase the Series B CCWH Senior Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Senior Notes or

(ii) makes an asset sale offer under the indenture governing the Series B CCWH Senior Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Senior Notes.

The indenture governing the Series A CCWH Senior Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Senior Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	redeem, repurchase or retire our subordinated debt;

•	make certain investments;

•	create liens on its or its restricted subsidiaries’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the CCWH Senior Notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries;

•	designate its subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Senior Notes indenture and Series B CCWH Senior Notes indenture restrict our ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur (i) additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively, and (ii) additional indebtedness that is subordinated to the CCWH Senior Notes under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1 for total debt. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Senior Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales after making an asset sale offer if our debt to adjusted EBITDA ratios (as defined by the indentures) are lower than 7.0:1 and 5.0:1 for total debt and senior debt, respectively. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Senior Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us. We have used substantially all of the $525.0 million general restricted payments basket capacity in the Series B CCWH Senior Notes indenture. The Series A CCWH Senior Notes indenture does not limit our ability to pay dividends.

Our consolidated leverage ratio, defined as total debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 8.6:1 as of September 30, 2018, and senior leverage ratio, defined as senior debt divided by EBITDA (as defined by the CCWH Senior Notes indentures) for the preceding four quarters was 4.4:1 as of September 30, 2018. As required by the definition of EBITDA in the CCWH Senior Notes indentures, our EBITDA for the preceding four quarters of $620.5 million is calculated as operating income (loss) before depreciation, amortization, impairment charges and gains and losses on acquisitions and divestitures plus share-based compensation and is further adjusted for the following: (i) costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses; (iii) non-cash charges; and (iv) various other items. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Senior Notes indenture and the Series B CCWH Senior Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Senior Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends.

The following table reflects a reconciliation of EBITDA (as defined by the CCWH Senior Notes indentures) to operating income and net cash provided by operating activities for the four quarters ended September 30, 2018:

Four Quarters Ended September 30, 2018
(In millions)
EBITDA (as defined by the CCWH Senior Notes indentures)	$620.5
Less adjustments to EBITDA (as defined by the CCWH Senior Notes indentures):
Costs incurred in connection with severance, the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities	(9.2)
Extraordinary, non-recurring or unusual gains or losses or expenses (as referenced in the definition of EBITDA in the CCWH Senior Notes indentures)	(14.7)
Non-cash charges	(9.7)
Other items	(1.7)
Less: Depreciation and amortization, Impairment charges, Gains and losses on acquisitions and divestitures and Share-based compensation expense	(353.1)

Operating income	232.1
Plus: Depreciation and amortization, Impairment charges, Gain (loss) on disposal of operating and fixed assets and Share-based compensation expense	351.5
Less: Interest expense	(388.3)
Plus: Interest income on Due from iHeartCommunications	22.2
Less: Current income tax expense	(6.8)
Plus: Other income, net	(14.5)
Adjustments to reconcile net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	28.8
Change in assets and liabilities, net of assets acquired and liabilities assumed	(17.6)

Net cash provided by operating activities	$207.4

CCWH Senior Subordinated Notes

As of September 30, 2018, the CCWH Subordinated Notes represented $2.2 billion aggregate principal amount of indebtedness outstanding, which consisted of $275.0 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 (the “Series A CCWH Subordinated Notes”) and $1,925.0 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (the “Series B CCWH Subordinated Notes”).

The CCWH Subordinated Notes are CCWH’s senior subordinated obligations and are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by us, CCOH and certain of our other domestic subsidiaries. The CCWH Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Subordinated Notes. The guarantees of the CCWH Subordinated Notes rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Subordinated Notes.

CCWH may redeem the CCWH Subordinated Notes, in whole or in part, at the redemption prices set forth in the applicable indenture governing the CCWH Subordinated Notes plus accrued and unpaid interest to the redemption date. Neither us nor any of our subsidiaries is permitted to make any purchase of, or otherwise effectively cancel or retire any Series A CCWH Subordinated Notes or Series B CCWH Subordinated Notes if, after giving effect thereto and, if applicable, any concurrent purchase of or other addition with respect to any Series B CCWH Subordinated Notes or Series A CCWH Subordinated Notes, as applicable, the ratio of (a) the outstanding aggregate principal amount of the Series A CCWH Subordinated Notes to (b) the outstanding aggregate principal amount of the Series B CCWH Subordinated Notes shall be greater than 0.25, subject to certain exceptions.

The indenture governing the Series A CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt to persons other than iHeartCommunications and its subsidiaries (other than us) or issue certain preferred stock;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates; and

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of CCOH’s assets.

In addition, the indenture governing the Series A CCWH Subordinated Notes provides that if CCWH (i) makes an optional redemption of the Series B CCWH Subordinated Notes or purchases or makes an offer to purchase the Series B CCWH Subordinated Notes at or above 100% of the principal amount thereof, then CCWH shall apply a pro rata amount to make an optional redemption or purchase a pro rata amount of the Series A CCWH Subordinated Notes or (ii) makes an asset sale offer under the indenture governing the Series B CCWH Subordinated Notes, then CCWH shall apply a pro rata amount to make an offer to purchase a pro rata amount of Series A CCWH Subordinated Notes.

The indenture governing the Series A CCWH Subordinated Notes does not include limitations on dividends, distributions, investments or asset sales.

The indenture governing the Series B CCWH Subordinated Notes contains covenants that limit us and our restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of our assets;

•	sell certain assets, including capital stock of our subsidiaries;

•	designate our subsidiaries as unrestricted subsidiaries; and

•	pay dividends, redeem or repurchase capital stock or make other restricted payments.

The Series A CCWH Subordinated Notes indenture and Series B CCWH Subordinated Notes indenture restrict CCOH’s ability to incur additional indebtedness but permit us to incur additional indebtedness based on an incurrence test. In order to incur additional indebtedness under this test, our debt to adjusted EBITDA ratios (as defined by the indentures) must be lower than 7.0:1. The indentures contain certain other exceptions that allow us to incur additional indebtedness. The Series B CCWH Subordinated Notes indenture also permits us to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales after making an asset sale offer if its debt to adjusted EBITDA ratios (as defined by the indentures) is lower than 7.0:1. The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends. Because our consolidated leverage ratio exceeded the limit in the incurrence tests described above, we are not currently permitted to incur additional indebtedness using the incurrence test in the Series A CCWH Subordinated Notes indenture and the Series B CCWH Subordinated Notes indenture, and we are not currently permitted to pay dividends from the proceeds of indebtedness or the excess proceeds from asset sales under the Series B CCWH Subordinated Notes indenture. There are other exceptions in these indentures that allow us to incur additional indebtedness and pay dividends. The exceptions in the Series B CCWH Subordinated Notes indenture that allow us to pay dividends include (i) $525.0 million of dividends made pursuant to general restricted payment baskets and (ii) dividends made using proceeds received upon a demand by us of amounts outstanding under the revolving promissory note issued by iHeartCommunications to us. We have used substantially all of the $525.0 million general restricted payments basket capacity in the Series B CCWH Senior Subordinated Notes indenture. The Series A CCWH Senior Subordinated Notes indenture does not limit our ability to pay dividends.

Receivables Based Credit Facility Due 2023

On June 1, 2018, CCO, a subsidiary of ours, entered into a Credit Agreement, as parent borrower, with certain of its subsidiaries named therein, as subsidiary borrowers, Deutsche Bank AG New York Branch, as administrative agent and swing line lender, and the other lenders from time to time party thereto. The Credit Agreement governs CCO’s new asset-based revolving credit facility and replaced our prior credit agreement, dated as of August 22, 2013, which was terminated on the Closing Date.

Size and Availability

The Credit Agreement provides for an asset-based revolving credit facility, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (i) the borrowing base, which equals 85.0% of the eligible accounts receivable of CCO and the subsidiary borrowers, subject to customary eligibility criteria minus any reserves, and (ii) the aggregate revolving credit commitments. As of the Closing Date, the aggregate revolving credit commitments were $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. On the Closing Date, the revolving credit facility was used to replace and terminate the commitments under the Prior Credit Agreement and to replace the letters of credit outstanding under the Prior Credit Agreement.

As of September 30, 2018, the facility had $86.4 million of letters of credit outstanding and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the Applicable Rate plus, at CCO’s option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such date as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency rate that would be calculated as of such day in respect of a proposed Eurocurrency rate loan with a one-month interest period plus 1.00%, or (2) a Eurocurrency rate that is equal to the LIBOR rate as published by Reuters two business days prior to the commencement of the interest period. The Applicable Rate for borrowings under the Credit Agreement is 1.00% with respect to base rate loans and 2.00% with respect to Eurocurrency loans.

In addition to paying interest on outstanding principal under the Credit Agreement, CCO is required to pay a commitment fee of 0.375% per annum to the lenders under the Credit Agreement in respect of the unutilized revolving commitments thereunder. CCO must also pay a letter of credit fee for each issued letter of credit equal to 2.00% per annum times the daily maximum amount then available to be drawn under such letter of credit.

Maturity

Borrowings under the Credit Agreement will mature, and lending commitments thereunder will terminate, on the earlier of (a) June 1, 2023 and (b) 90 days prior to the maturity date of any indebtedness of CCOH or any of its direct or indirect subsidiaries in an aggregate principal amount outstanding in excess of $250,000,000 (other than the 8.75% senior notes due 2020 issued by CCIBV).

Prepayments

If at any time, the outstanding amount under the revolving credit facility exceeds the lesser of (i) the aggregate amount committed by the revolving credit lenders and (ii) the borrowing base, CCO will be required to prepay first, any protective advances and second, any outstanding revolving loans and swing line loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, as applicable.

Subject to customary exceptions and restrictions, CCO may voluntarily repay outstanding amounts under the Credit Agreement at any time without premium or penalty. Any voluntary prepayments CCO makes will not reduce commitments under the Credit Agreement.

Guarantees and Security

The facility is guaranteed by the Subsidiary Borrowers. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of CCO’s and the Subsidiary Borrowers’ accounts receivable and related assets and proceeds thereof.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $7.5 million and (b) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time, CCO will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended prior to the occurrence of the Financial Covenant Triggering Event, and will be required to continue to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $7.5 million and (y) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time, at which time the Financial Covenant Triggering Event will no longer be deemed to be occurring.

The Credit Agreement also includes negative covenants that, subject to significant exceptions, limit the Borrowers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates; or

•	change lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments and a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

CCIBV Senior Notes

During the fourth quarter of 2015, CCIBV, an international subsidiary of ours, issued $225.0 million aggregate principal amount outstanding of its CCIBV Senior Notes. During the third quarter of 2017, CCIBV issued $150.0 million in additional aggregate principal amount of 8.75% Senior Notes due 2020, bringing the total amount outstanding under the CCIBV Senior Notes as of September 30, 2018 to $375.0 million.

The CCIBV Senior Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The CCIBV Senior Notes are guaranteed by certain of our International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

Clear Channel International B.V. may redeem the notes, in whole or in part at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things: (i) pay dividends, redeem stock or make other distributions or investments; (ii) incur additional debt or issue certain preferred stock; (iii) transfer or sell assets; (iv) create liens on assets; (v) engage in certain transactions with affiliates; (vi) create restrictions on dividends or other payments by the restricted subsidiaries; and (vii) merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Other Debt

Other debt consists primarily of capital leases and loans with international banks. As of September 30, 2018, approximately $4.0 million was outstanding as other debt.

iHeartCommunications’ Debt Covenants

On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including the Company or any of its subsidiaries, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code, in the Bankruptcy Court. The filing of the voluntary petitions triggered an event of default under the iHeartCommunications’ senior credit facility and other debt agreements. The ability of iHeartCommunications’ creditors to seek remedies to enforce their rights under such debt agreements is automatically stayed as a result of the filing of the iHeart Chapter 11 Cases, and the creditors’ rights of enforcement are subject to the applicable provisions of the Bankruptcy Code.

Dispositions and Other

In January 2017, we sold our Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia, plus approximately $43.1 million in cash, net of closing costs. A net gain of $28.9 million was recognized related to the sale.

During the third quarter of 2017, CCOH sold its ownership interest in a joint venture in Canada. As a result, CCOH recognized a net loss on sale of $12.1 million, which is included within Other operating income (expense), net.

In the first quarter of 2016, Americas outdoor sold nine non-strategic outdoor markets including Cleveland and Columbus, Ohio, Des Moines, Iowa, Ft. Smith, Arkansas, Memphis, Tennessee, Portland, Oregon, Reno, Nevada, Seattle, Washington and Wichita, Kansas for net proceeds of $592.3 million in cash and certain advertising assets in Florida. We recognized a net gain of $278.3 million related to the sale, which is included within Other operating income (expense), net.

In the second quarter of 2016, International outdoor sold its business in Turkey. As a result, we recognized a net loss of $56.6 million, which includes $32.2 million in cumulative translation adjustments that were recognized upon sale of the subsidiaries in Turkey.

In the fourth quarter 2016, International outdoor sold its business in Australia for cash proceeds of $195.7 million. As a result, we recognized a net gain of $127.6 million, which is net of $14.6 million in cumulative translation adjustments that were recognized upon the sale of our business in Australia.

Uses of Capital

Capital Expenditures

Our capital expenditures for the years ended December 31, 2017, 2016 and 2015 and the nine months ended September 30, 2018 were as follows:

	Nine Months Ended September 30,	Years Ended December 31,
(in millions)	2018	2017	2016	2015
Americas advertising	$50.2	$70.9	$78.3	$71.4
International advertising	57.5	150.0	146.9	143.3
Corporate	2.4	3.3	4.6	3.6

Total capital expenditures	$110.1	$224.2	$229.8	$218.3

Our capital expenditures are not of significant size individually and primarily relate to the ongoing deployment of digital displays and improvements to traditional displays in our Americas segment as well as new billboard and street furniture contracts and renewals of existing contracts in our International segment.

See the Contractual Obligations table under “Commitments, Contingencies and Guarantees” and our financial statements located herein for our future capital expenditure commitments.

Part of our long-term strategy is to pursue the technology of digital displays, including flat screens, LCDs and LEDs, as alternatives to traditional methods of displaying our clients’ advertisements. We are currently installing these technologies in certain markets. We believe cash flow from operations will be sufficient to fund these expenditures because we expect enhanced margins through: (i) lower cost of production as the advertisements will be digital and controlled by a central computer network, (ii) decreased down time on displays because the advertisements will be digitally changed rather than manually posted paper or vinyl on the face of the display, and (iii) incremental revenue through more targeted and time specific advertisements.

Special Dividends

On January 24, 2018, CCOH made a demand for repayment of $30.0 million outstanding under the Due from iHeartCommunications Note and simultaneously paid a special cash dividend of $30.0 million. iHeartCommunications received approximately 89.5%, or approximately $26.8 million, of the proceeds of the dividend through its wholly-owned subsidiaries, with the remaining approximately 10.5%, or approximately $3.2 million, of the proceeds of the dividend paid to CCOH’s public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements. Future special cash dividends will be dependent upon, among other things, our having sufficient available cash.

Commitments, Contingencies and Guarantees

We are currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued our estimate of the probable costs for resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings.

Our short and long term cash requirements include minimum annual guarantees for our street furniture contracts and operating leases. Noncancelable contracts and operating lease requirements are included in our direct operating expenses, which historically have been satisfied by cash flows from operations. For 2018, we are committed to $143.1 million and $359.2 million for minimum annual guarantees and operating leases, respectively. Our long-term commitments for minimum annual guarantees, operating leases and capital expenditure requirements are included in the table below.

Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies generally over a one to five year period. The aggregate of these contingent payments, if performance targets are met, would not significantly impact our financial position or results of operations.

In addition to the scheduled maturities on debt issued by CCWH and CCIBV, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the majority of the land occupied by our advertising structures under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance.

We have minimum franchise payments associated with non-cancelable contracts that enable us to display advertising on such media as buses, trains, bus shelters and terminals. The majority of these contracts contain rent provisions that are calculated as the greater of a percentage of the relevant advertising revenue or a specified guaranteed minimum annual payment.

The scheduled maturities of the CCWH Senior Notes, CCWH Subordinated Notes, CCIBV Senior Notes and other debt outstanding, and our future minimum rental commitments under non-cancelable lease agreements, minimum payments under other non-cancelable contracts, capital expenditure commitments and other long-term obligations as of December 31, 2017, are as follows:

	Payments due by Period
Contractual Obligations	Total	2018	2019-2020	2021-2022	Thereafter
Long-term Debt:
CCWH Senior Notes	$2,725,000	$—	$—	$2,725,000	$—
CCWH Senior Subordinated Notes	2,200,000	—	2,200,000	—	—
CCIBV Senior Notes	375,000	—	375,000	—	—
Other Long-term Debt	2,393	533	311	363	1,186
Interest payments on long-term debt(1)	1,322	378	672	266	6
Non-cancelable operating leases	2,602,429	359,175	608,294	465,089	1,169,871
Non-cancelable contracts	1,839,611	393,980	634,614	417,418	393,599
Employment contracts	—	—	—	—	—
Capital expenditures	68,110	38,444	10,699	9,090	9,877
Unrecognized tax benefits(2)	20,044	—	—	—	20,044
Other long-term obligations(3)	263,925	15,551	22,072	34,059	192,243

Total	$10,097,834	$808,061	$3,851,662	$3,651,285	$1,786,826

(1)	Interest payments on long-term debt consist primarily of interest on the CCWH Senior Notes, the CCWH Subordinated Notes and the CCIBV Senior Notes.
(2)

The non-current portion of the unrecognized tax benefits is included in the “Thereafter” column as we cannot reasonably estimate the timing or amounts of additional cash payments, if any, at this time.

(3)

Other long-term obligations consist of $44.8 million related to asset retirement obligations recorded pursuant to ASC 410-20, which assumes the underlying assets will be removed at some period over the next 55 years. Also included in the table is $52.2 million related to retirement plans and $166.9 million related to other long-term obligations with a specific maturity.

SEASONALITY

Typically, both our Americas and International segments experience their lowest financial performance in the first quarter of the calendar year, with International historically experiencing a loss from operations in that period. Our International segment typically experiences its strongest performance in the second and fourth quarters of the calendar year. We expect this trend to continue in the future.

MARKET RISK

We are exposed to market risks arising from changes in market rates and prices, including movements in equity security prices, foreign currency exchange rates and inflation.

Foreign Currency Exchange Rate Risk

We have operations in countries throughout the world. Foreign operations are measured in their local currencies. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. We believe we mitigate a small portion of our exposure to foreign currency fluctuations with a natural hedge through borrowings in currencies other than the U.S. dollar. Our foreign operations reported net losses of $27.1 million and $56.1 million for the three and nine months ended September 30, 2018, respectively. We estimate a 10% increase in the value of the U.S. dollar relative to foreign currencies would have decreased our net losses for the three and nine months ended September 30, 2018 by $2.7 million and $5.6 million, respectively. A 10% decrease in the value of the U.S. dollar relative to foreign currencies during the three and nine months ended September 30, 2018 would have increased our net losses for the same periods by corresponding amounts.

This analysis does not consider the implications that such currency fluctuations could have on the overall economic activity that could exist in such an environment in the U.S. or the foreign countries or on the results of operations of these foreign entities.

Inflation

Inflation is a factor in the economies in which we do business and we continue to seek ways to mitigate its effect. Inflation has affected our performance in terms of higher costs for wages, salaries and equipment. Although the exact impact of inflation is indeterminable, we believe we have offset these higher costs by increasing the effective advertising rates of most of our outdoor display faces.

NEW ACCOUNTING PRONOUNCEMENTS

Revenue from Contracts with Customers

As of January 1, 2018, the Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers. This standard provides guidance for the recognition, measurement and disclosure of revenue from contracts with customers and supersedes previous revenue recognition guidance under GAAP. The Company has applied this standard using the full retrospective method and concluded that its adoption did not have a material impact on the Company’s Carve-out Balance Sheets, Carve-out Statements of Comprehensive Loss, Carve-out Statements of Changes in Company Deficit or Carve-out Statements of Cash Flows for prior periods. Please refer to Note 2, Revenues, for more information.

As a result of adopting this new accounting standard, the Company has updated its significant accounting policies, as follows:

Accounts Receivable

Accounts receivable are recorded when the Company has an unconditional right to payment, either because it has satisfied a performance obligation prior to receiving payment from the customer or has a non-cancelable contract that has been billed in advance in accordance with the Company’s normal billing terms.

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of accounts receivable for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Revenue Recognition

The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised good or service to a customer. The Company generates revenue primarily from the sale of advertising space on printed and digital displays, including billboards, street furniture displays, transit displays and retail displays, which may be sold as individual units or as a network package. Revenue from these contracts, which typically cover periods of a few weeks to one year, is generally recognized ratably over the term of the contract as the advertisement is displayed. The Company also generates revenue from production and creative services, which are distinct from the advertising display services, and related revenue is recognized at the point in time the Company installs the advertising copy at the display site.

The Company recognizes revenue in amounts that reflect the consideration it expects to receive in exchange for transferring goods or services to customers, excluding sales taxes and other similar taxes collected on behalf of governmental authorities (the “transaction price”). When this consideration includes a variable amount, the Company estimates the amount of consideration it expects to receive and only recognizes revenue to the extent that it is probable it will not be reversed in a future reporting period. Because the transfer of promised goods and services to the customer is generally within a year of scheduled payment from the customer, the Company is not typically required to consider the effects of the time value of money when determining the transaction price. Advertising revenue is reported net of agency commissions.

Trade and barter transactions represent the exchange of display space for merchandise, services or other assets in the ordinary course of business. The transaction price for these contracts is measured at the estimated fair value of the non-cash consideration received unless this is not reasonably estimable, in which case the consideration is measured based on the standalone selling price of the display space promised to the customer. Revenue is recognized on trade and barter transactions when the advertisements are displayed, and expenses are recorded ratably over a period that estimates when the merchandise, services or other assets received are utilized. Trade and barter revenues and expenses from continuing operations are included in revenue and selling, general and administrative expenses, respectively.

In order to appropriately identify the unit of accounting for revenue recognition, the Company determines which promised goods and services in a contract with a customer are distinct and are therefore separate performance obligations. If a promised good or service does not meet the criteria to be considered distinct, it is combined with other promised goods or services until a distinct bundle of goods or services exists. Certain of the Company’s contracts with customers include options for the customer to acquire additional goods or services for free or at a discount, and management judgment is required to determine whether these options are material rights that are separate performance obligations.

For revenue arrangements that contain multiple distinct goods or services, the Company allocates the transaction price to these performance obligations in proportion to their relative standalone selling prices. The Company has concluded that the contractual prices for the promised goods and services in its standard contracts generally approximate management’s best estimate of standalone selling price as the rates reflect various factors such as the size and characteristics of the target audience, market location and size, and recent market selling prices. However, where the Company provides customers with free or discounted services as part of contract negotiations, management uses judgment to determine how much of the transaction price to allocate to these performance obligations.

The Company receives payments from customers based on billing schedules that are established in its contracts, and deferred income is recorded when payment is received from a customer before the Company has satisfied the performance obligation or a non-cancelable contract has been billed in advance in accordance with the Company’s normal billing terms. Americas contracts are generally billed monthly in advance, and International includes a combination of advance billings and billings upon completion of service.

Contract Costs

Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Carve-out Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Carve-out Statements of Cash Flows.

Stock Compensation

During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of a stock-based award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn’t changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company adopted the provisions of ASU 2017-09 on January 1, 2018 and the adoption of ASU 2017-09 did not have an impact on our carve-out financial statements.

New Accounting Pronouncements Not Yet Adopted

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The standard is expected to have a material impact on our carve-out balance sheet, but is not expected to materially impact our carve-out statement of comprehensive loss or cash flows. The Company is continuing to evaluate the impact of the provisions of this new standard on its carve-out financial statements.

In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842)—Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s carve-out financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its carve-out financial statements.

During the third quarter of 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This update requires that a customer in a cloud computing arrangement that is a service contract follow the internal use software guidance in Accounting Standards Codification (ASC) 350-402 to determine which implementation costs to capitalize as assets. The standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its carve-out financial statements.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in the notes to our carve-out financial statements included herein. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.

Allowance for Doubtful Accounts

We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.

If our agings were to improve or deteriorate resulting in a 10% change in our allowance, we estimated that our bad debt expense for the year ended December 31, 2017 would have changed by approximately $2.2 million.

Leases

The most significant estimates used by management in accounting for leases and the impact of these estimates are as follows:

Expected lease term. Our expected lease term includes both contractual lease periods and cancelable option periods where failure to exercise such options would result in an economic penalty. The expected lease term is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the lease term exceeds 75% of the leased asset’s useful life. The expected lease term is also used in determining the depreciable life of the asset. An increase in the expected lease term will increase the probability that a lease may be considered a capital lease and will generally result in higher interest and depreciation expense for a leased property recorded on our balance sheet.

Incremental borrowing rate. The incremental borrowing rate is primarily used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments is greater than 90% of the fair market value of the property. An increase in the incremental borrowing rate decreases the net present value of the minimum lease payments and reduces the probability that a lease will be considered a capital lease.

Fair market value of leased asset. The fair market value of leased property is generally estimated based on comparable market data as provided by third-party sources. Fair market value is used in determining whether the lease is accounted for as an operating lease or a capital lease. A lease is considered a capital lease if the net present value of the minimum lease payments equals or exceeds 90% of the fair market value of the leased property. A higher fair market value reduces the likelihood that a lease will be considered a capital lease.

Long-lived Assets

Long-lived assets, including structures and other property, plant and equipment and definite-lived intangibles, are reported at historical cost less accumulated depreciation and amortization. We estimate the useful lives for various types of advertising structures and other long-lived assets based on our historical experience and our plans regarding how we intend to use those assets. Advertising structures have different lives depending on their nature, with large format bulletins generally having longer depreciable lives and posters and other displays having shorter depreciable lives. Street furniture and transit displays are depreciated over their estimated useful lives or appropriate contractual periods, whichever is shorter. Our experience indicates that the estimated useful lives applied to our portfolio of assets have been reasonable, and we do not expect significant changes to the estimated useful lives of our long-lived assets in the future. When we determine that structures or other long-lived assets will be disposed of prior to the end of their useful lives, we estimate the revised useful lives and depreciate the assets over the revised period. We also review long-lived assets for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

We use various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements, future expected cash flows, industry growth rates and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.

Annual Impairment Test

The Company performs its annual impairment test on indefinite-lived intangible assets and goodwill as of July 1 of each year.

Indefinite-lived Intangible Assets

Indefinite-lived intangible assets, such as our billboard permits, are reviewed annually for possible impairment using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the estimated fair value of the indefinite-lived intangible assets was calculated at the market level as prescribed by ASC 350-30-35. Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as a part of a going concern business, the buyer hypothetically obtains indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flows model which results in value that is directly attributable to the indefinite-lived intangible assets.

Our key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average asset within a market.

On July 1, 2018, we performed our annual impairment test in accordance with ASC 350-30-35, resulting in an impairment charge of $7.8 million related to permits in one market in our Americas Segment.

In determining the fair value of our billboard permits, the following key assumptions were used:

•	Industry revenue growth forecasts between 1.9% and 4.0% were used for the initial four-year period;

•	3.0% revenue growth was assumed beyond the initial four-year period;

•	Revenue was grown over a build-up period, reaching maturity by year 2;

•	Operating margins gradually climb to the industry average margin of up to 54.7%, depending on market size, by year 3; and

•	Assumed discount rate of 8.0%.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the fair value of our indefinite-lived intangible assets, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of our indefinite-lived intangible assets that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(in thousands)
Description	Revenue growth rate	Profit margin	Discount rate
Billboard permits	$1,077,700	$166,000	$1,059,700

The estimated fair value of our billboard permits at July 1, 2018 was $3.9 billion while the carrying value was $1.0 billion. The estimated fair value of our billboard permits at July 1, 2017 was $3.7 billion while the carrying value was $1.0 billion.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We test goodwill at interim dates if events or changes in circumstances indicate that goodwill might be impaired. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.

The discounted cash flow approach we use for valuing goodwill as part of the two-step impairment testing approach involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

•

Expected cash flows underlying our business plans for the periods 2018 through 2022. Our cash flow assumptions are based on detailed, multi-year forecasts performed by each of our operating segments, and reflect the advertising outlook across our businesses.

•	Cash flows beyond 2022 are projected to grow at a perpetual growth rate, which we estimated at 3.0%.

•	In order to risk adjust the cash flow projections in determining fair value; we utilized a discount rate of approximately 8.0% to 11.0% for each of our reporting units.

Based on our annual assessment using the assumptions described above, a hypothetical 5% reduction in the estimated fair value in each of our reporting units would not result in a material impairment condition.

While we believe we have made reasonable estimates and utilized appropriate assumptions to calculate the estimated fair value of our reporting units, it is possible a material change could occur. If future results are not consistent with our assumptions and estimates, we may be exposed to impairment charges in the future. The following table shows the decline in the fair value of each of our reportable segments that would result from a 100 basis point decline in our discrete and terminal period revenue growth rate and profit margin assumptions and a 100 basis point increase in our discount rate assumption:

(In thousands)
Description	Revenue growth rate	Profit margin	Discount rate
Americas Outdoor	$770,000	$170,000	$720,000
International Outdoor	340,000	230,000	300,000

Tax Provisions

Our estimates of income taxes and the significant items giving rise to the deferred tax assets and liabilities are shown in the notes to our carve-out financial statements and reflect our assessment of actual future taxes to be paid on items reflected in the financial statements, giving consideration to both timing and probability of these estimates. Actual income taxes could vary from these estimates due to future changes in income tax law or results from the final review of our tax returns by federal, state or foreign tax authorities.

We use our judgment to determine whether it is more likely than not that our deferred tax assets will be realized. Deferred tax assets are reduced by valuation allowances if the Company believes it is more than likely than not that some portion or the entire asset will not be realized.

We use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We regularly review our uncertain tax positions and adjust our unrecognized tax benefits (UTBs) in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our UTBs may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred, and creates new U.S. taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, we remeasured our deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21%

percent. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

Litigation Accruals

We are currently involved in certain legal proceedings. Based on current assumptions, we have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. Future results of operations could be materially affected by changes in these assumptions or the effectiveness of our strategies related to these proceedings.

Management’s estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies.

Asset Retirement Obligations

ASC 410-20 requires us to estimate our obligation upon the termination or nonrenewal of a lease, to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition.

Due to the high rate of lease renewals over a long period of time, our calculation assumes all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk-adjusted credit rate for the same period. If our assumption of the risk-adjusted credit rate used to discount current year additions to the asset retirement obligation decreased approximately 1%, our liability as of December 31, 2017 would not be materially impacted. Similarly, if our assumption of the risk-adjusted credit rate increased approximately 1%, our liability would not be materially impacted.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors. If actual results differ significantly from these estimates, our results of operations could be materially impacted.

MANAGEMENT OF NEW CCOH AFTER THE TRANSACTIONS

Executive Officers of New CCOH

We expect that C. William Eccleshare, the current Chief Executive Officer—International division at CCOH, will serve as the Chief Executive Officer of New CCOH following the Separation. Additional executive officers are expected to be appointed in connection with the Transactions, and information about those executive officers will be included in an amendment to this information statement/prospectus.

Name	Age	Title
C. William Eccleshare	63	Chief Executive Officer

C. William Eccleshare is currently the Chief Executive Officer—International division at each of iHeartMedia, iHeartMedia Capital I, LLC, iHeartCommunications and CCOH and was appointed to this position on March 2, 2015. Prior to such time, he served as Chief Executive Officer—Outdoor of iHeartMedia, iHeartCommunications and CCOH since January 24, 2012 and as Chief Executive Officer—Outdoor of iHeartMedia Capital I, LLC since April 26, 2013. Prior to January 24, 2012, he served as Chief Executive Officer—Clear Channel Outdoor—International of iHeartMedia and iHeartCommunications since February 17, 2011 and as Chief Executive Officer—International of the CCOH since September 1, 2009. Previously, he was Chairman and CEO of BBDO EMEA from 2005 to 2009. Prior thereto, he was Chairman and CEO of Young & Rubicam EMEA since 2002. Mr. Eccleshare was selected to serve as a member of the board of directors of New CCOH because of his anticipated appointment as New CCOH’s Chief Executive Officer, as well as his extensive experience in the outdoor advertising business gained through the course of his career.

Board of Directors of New CCOH

We expect that Mr. Eccleshare will serve on the board of directors of New CCOH. Prior to the Closing, pursuant to the iHeartMedia Plan of Reorganization, a board selection committee consisting of certain holders of interests and creditors in the iHeart Chapter 11 Cases will select other individuals to be nominated and elected to the board of directors of New CCOH. Information about these directors will be included in an amendment to this information statement/prospectus.

EXECUTIVE COMPENSATION

Introduction

The Compensation Discussion and Analysis, as well as the Summary Compensation Tables and accompanying information below, discusses the historical compensation practices of CCOH. Because the selection of the executive officers of New CCOH to serve after the Separation has not been finalized, the compensation of all of CCOH’s named executive officers for 2017 is set forth below. The compensation of the executive officers of CCOH who are expected to be named executive officers of New CCOH will be set forth in an amendment to this information statement/prospectus.

Following the Separation, the compensation of New CCOH’s named executive officers will be determined by the compensation committee of the board of directors of New CCOH. The compensation committee of New CCOH will review these policies and practices, and may make adjustments to support New CCOH’s strategies as an independent company and to remain market competitive.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis contains statements regarding Company and individual performance measures and other goals. These goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Further, the Company performance measures used for purposes of executive compensation, as described more fully below, differ from segment results reported in our financial statements. Segment results are used to measure the overall financial performance of the Company’s segments, while the performance measures used for compensation purposes are used in connection with assessing the performance of executives. We specifically caution investors not to apply the following discussion to other contexts.

Overview and Objectives of Our Compensation Program

We believe that compensation of our named executive officers should be directly and materially linked to operating performance. The fundamental objective of our compensation program is to attract, retain and motivate top quality executives through compensation and incentives which are competitive within the various labor markets and industries in which we compete for talent and which align the interests of our executives with the interests of our stockholders.

Overall, we have designed our compensation program to:

•	support our business strategy and business plan by clearly communicating what is expected of executives with respect to goals and results and by rewarding achievement;

•	recruit, motivate and retain executive talent; and

•	align executive performance with stockholder interests.

We seek to achieve these objectives through a variety of compensation elements, as summarized below:

Element	Form	Purpose
Base salary	Cash	Provide a competitive level of base compensation in recognition of responsibilities, value to the Company and individual performance

Element	Form	Purpose
Bonus	Cash	Through annual incentive bonuses, discretionary bonuses and additional bonus opportunities, recognize and provide an incentive for performance that achieves specific corporate and/or individual goals intended to correlate closely with the growth of long-term stockholder value

Long-term Incentive Compensation	Generally stock options, restricted stock, restricted stock units or other equity-based compensation	Incentivize achievement of long-term goals, enable retention and/or recognize achievements and promotions—in each case aligning compensation over a multi-year period directly with the interests of stockholders by creating an equity stake

Other Benefits and Prerequisites	Retirement plans, health and welfare plans and certain perquisites (such as club dues, relocation benefits and payment of legal fees in connection with promotions/new hires, personal use of aircraft, transportation and other services)	Provide tools for employees to pursue financial security through retirement benefits, promote the health and welfare of all employees and provide other specific benefits of value to individual executive officers

Severance	Varies by circumstances of separation	Facilitate an orderly transition in the event of management changes

In May 2017, we held a stockholder advisory vote on the compensation of our named executive officers. More than 99% of the votes cast on the matter approved the compensation of our named executive officers as disclosed in our 2017 proxy statement. Accordingly, we made no significant changes to the objectives or structure of our executive compensation program. We currently hold our say-on-pay vote once every three years. Accordingly, we expect that our next say-on-pay advisory vote will occur at our annual meeting of stockholders in 2020. We also expect our next vote on the frequency of say-on-pay votes to occur at our annual meeting of stockholders in 2023.

Compensation of Officers Employed by iHeartMedia

The following of our named executive officers were employed by and received compensation from iHeartMedia in 2017:

•	Robert W. Pittman, our Chief Executive Officer;

•	Richard J. Bressler, our Chief Financial Officer (Principal Financial Officer); and

•	Steven J. Macri, our Senior Vice President—Corporate Finance.

Accordingly, the 2017 compensation for Messrs. Pittman, Bressler and Macri was set by the Compensation Committee of the Board of Directors of iHeartMedia. Clear Channel Outdoor’s Compensation Committee had no involvement in recommending or approving their compensation.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the 2017 compensation for Messrs. Bressler and Macri was allocated to us in recognition of their services provided to us pursuant to a Corporate Services Agreement between us and a subsidiary of iHeartMedia. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. See footnote (g) to the Summary Compensation Table below for a description of the allocations. Additionally, upon termination or a change in control, a portion of certain payments that would be due to Messrs. Bressler and Macri would be allocated to us, as reflected in the Potential Payments Upon Termination or Change in Control table set forth below. These allocations were or would be made, as applicable, based on Clear Channel Outdoor’s OIBDAN (as defined below) as a percentage of iHeartMedia’s OIBDAN for the prior year, each as reported in connection with year-end financial results. For purposes of these allocations, OIBDAN is defined as: consolidated net income (loss) adjusted to exclude non-cash compensation expenses and amortization of deferred system implementation costs as well as the following line items presented in the Statement of Operations: income tax benefit (expense); other income (expense), net; equity in earnings (loss) of nonconsolidated affiliates; interest expense; interest income on the Due from iHeartCommunications Note; other operating income, net; depreciation and amortization; and impairment charges. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to us.

All references in this Compensation Discussion and Analysis to compensation policies and practices for our executive officers should be read to exclude the compensation policies and practices applicable to Messrs. Pittman, Bressler and Macri and any other executive officers whose compensation was determined by iHeartMedia, other than with respect to Clear Channel Outdoor equity awards provided to those individuals. Accordingly, except as otherwise indicated below, references in this Compensation Discussion and Analysis to our named executive officers are intended to include:

•	C. William Eccleshare, Chairman and Chief Executive Officer of our International division (“CCI”); and

•	Scott R. Wells, Chief Executive Officer of our Americas division (“CCOA”).

Compensation Practices

The Compensation Committee typically determines total compensation, as well as the individual components of such compensation, of our named executive officers (other than Messrs. Pittman, Bressler and Macri) on an annual basis. All compensation decisions are made within the scope of each named executive officer’s employment agreement, if any.

In making decisions with respect to each element of executive compensation, the Compensation Committee considers the total compensation that may be awarded to the executive, including salary, annual incentive bonus and long-term incentive compensation. Multiple factors are considered in determining the amount of total compensation awarded to the named executive officers, including:

•	the terms of our named executive officers’ employment agreements, if any;

•	the recommendations of the Chief Executive Officer;

•	the value of previous equity awards;

•	internal pay equity considerations; and

•	broad trends in executive compensation generally.

The goal is to award compensation that is reasonable when all elements of potential compensation are considered.

Elements of Compensation

As described above, we believe that a combination of various elements of compensation best serves the interests of Clear Channel Outdoor and its stockholders. Having a variety of compensation elements enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that our named executive officers are compensated in a way that advances the interests of all stockholders. Under this approach, executive compensation generally involves a significant portion of pay that is “at risk,” namely, the annual incentive bonus. The annual incentive bonus is based entirely on financial performance, individual performance or a combination of both. In conjunction with the annual incentive bonus awards, the Compensation Committee also may provide annual discretionary bonuses or additional bonus opportunities to our named executive officers, which also would be based on financial performance, individual performance or a combination of both. Equity awards constitute a significant portion of long-term remuneration that is tied directly to stock price appreciation, which benefits all stockholders.

Our practices with respect to each of the elements of executive compensation are set forth below, followed by a discussion of the specific factors relevant to the named executive officers.

Base Salary

Administration. Base salaries for executive officers typically are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In general, any increases in salary will be based on the subjective evaluation of factors such as the level of responsibility, individual performance, level of pay both of the executive in question and other similarly situated executives and competitive pay practices. All decisions regarding increasing or decreasing an executive officer’s base salary are made within the scope of the executive’s respective employment agreement, if any. In the case of our named executive officers who have employment agreements with us, each of their employment agreements contains a minimum level of base salary, as described below under “Executive Compensation—Employment Agreements with the Named Executive Officers.”

In reviewing base salaries, the Compensation Committee considers the importance of linking a significant proportion of the named executive officer’s compensation to performance in the form of the annual incentive bonus (plus any annual discretionary bonuses or additional bonus opportunities), which is tied to financial performance measures, individual performance, or a combination of both, as well as long-term incentive compensation.

Analysis. Mr. Eccleshare’s base salary increased to $1,000,000 in connection with his promotion to serve as our Chief Executive Officer on January 24, 2012. Mr. Eccleshare’s base salary remained at that level for 2017.

In March 2015, we hired Mr. Wells as Chief Executive Officer of our Americas division. Under his employment agreement, Mr. Wells was provided an initial base salary of $750,000. His base salary remained at that level for 2017.

For a more detailed description of the employment agreements of the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Annual Incentive Plan

Administration. Each of our named executive officers participates in our 2015 Executive Incentive Plan (the “Annual Incentive Plan”), other than Messrs. Pittman, Bressler and Macri, who participate in iHeartMedia’s 2015 Executive Incentive Plan. The Annual Incentive Plan is administered by the Compensation Committee and is intended to provide an incentive to the named executive officers and other selected key executives to contribute to the growth, profitability and increased stockholder value and to retain such executives. Under the Annual Incentive Plan, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The Annual Incentive Plan was designed to allow awards to qualify for the performance-based compensation exception under Section 162(m) of the Code.

The performance goals for our named executive officers are set pursuant to an extensive annual operating plan developed by the Chief Executive Officer in consultation with the Board, the Chief Financial Officer and other senior executive officers of Clear Channel Outdoor, within any parameters specified within each executive’s employment agreement. The Chief Executive Officer makes recommendations as to the compensation levels and performance goals of our named executive officers (other than his own) to the Compensation Committee for its review, consideration and approval. The Compensation Committee has complete discretion to accept, reject or modify the recommendations of the Chief Executive Officer.

The 2017 annual incentive bonuses were based on the following performance goals (as further described below): (1) Mr. Eccleshare’s performance goals were based upon achievement of a targeted OIBDAN level for CCI and certain qualitative performance objectives which contributed to CCI’s performance, and (2) Mr. Wells’ performance goals were based on the achievement of a targeted OIBDAN level for CCOA, excluding Latin America, and Latin America and certain qualitative performance objectives, which contributed to CCOA’s performance.

The annual incentive bonus amounts are determined according to the level of achievement of the objective OIBDAN-based performance goals and the individual qualitative performance goals. No award is earned under the objective performance goal below a minimum threshold of performance (90% of the applicable target OIBDAN for each individual) and a maximum amount is earned under the objective performance goal for performance at or above a maximum level (115% of the applicable target OIBDAN for each individual). The Compensation Committee may, in its discretion, reduce the awards earned pursuant to either the objective or individual qualitative performance goals, as applicable.

The Compensation Committee follows the process set forth below to determine the annual incentive bonuses for Messrs. Eccleshare and Wells:

•	at the outset of the fiscal year:

•	set performance goals for the year for Clear Channel Outdoor and the operating divisions;

•	set individual performance goals for each participant; and

•	set a target and maximum annual incentive bonus for each applicable participant; and

•

after the end of the fiscal year, determine the earned amounts by measuring actual performance against the predetermined goals of Clear Channel Outdoor and the operating divisions, as well as any individual performance goals.

Analysis. In determining whether the 2017 financial performance goals were met, the Compensation Committee considered the financial results of Clear Channel Outdoor and its operating divisions from January 1, 2017 to December 31, 2017. For 2017, the performance-based goals applicable to our named executive officers are set forth under “—Summary of 2017 Cash Incentive Payments for each Named Executive Officer” below.

For 2017, Clear Channel Outdoor’s OIBDAN performance was negatively impacted by the macroeconomic environment. As a result, Clear Channel Outdoor and its operating divisions did not meet their OIBDAN targets and the annual incentive bonus awards were paid below the target bonus levels.

Supplemental Incentive Plan

Administration. Mr. Eccleshare participates in the Clear Channel Outdoor Holdings, Inc. 2015 Supplemental Incentive Plan (the “SIP”). Our stockholders approved the SIP in May 2015.

The SIP is intended to provide additional bonus opportunities as an incentive to the executive officers to contribute to the growth, profitability and increased stockholder value of Clear Channel Outdoor and for the retention of such executives. Under the SIP, participants are eligible for performance-based awards, which represent the conditional right to receive cash or other property based upon the achievement of pre-established performance goals within a specified performance period. No single participant may receive more than $15,000,000 in awards in any calendar year. The performance period for awards under the SIP is twelve months. The achievement of an earned award is determined as soon as practicable after the end of the applicable performance period. Unless otherwise communicated to a participant in a written agreement, payment of the awards shall not occur until the 90-day period following the third anniversary of the beginning of the applicable performance period, subject to the participant’s continued employment through such payment date. Pursuant to the terms of his employment agreement, Mr. Eccleshare’s earned SIP bonuses are paid by Clear Channel Outdoor in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period, in each case contingent upon his continued employment through the applicable payment date.

In 2017, Mr. Eccleshare received a SIP bonus opportunity based on certain qualitative performance objectives, which contributed to CCI’s performance.

Analysis. For 2017, the individual performance-based goals for Mr. Eccleshare are set forth under “—Summary of 2017 Cash Incentive Payments for each Named Executive Officer” below. Following the end of 2017, the Compensation Committee determined that Mr. Eccleshare met his performance objectives, and Mr. Eccleshare’s 2017 SIP bonus was earned at 100% of target. The Compensation Committee believed that the payment of SIP awards in increments over a three-year period, subject to continued employment, would enhance the retention value of these awards.

Summary of 2017 Cash Incentive Payments for each Named Executive Officer

C. William Eccleshare

Pursuant to his employment agreement, Mr. Eccleshare’s target bonus for 2017 under the Annual Incentive Plan was set at $1,000,000, with 70% based on the achievement of OIBDAN at CCI of $246.5 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2017 was set at $2,000,000. For purposes of calculating Mr. Eccleshare’s bonus, OIBDAN was calculated in the same manner as CCI’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses and to allocate the applicable corporate expenses to CCI. CCI’s reportable OIBDAN is defined as CCI’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Eccleshare’s individual qualitative performance objectives for 2017 consisted of: (1) re-shaping CCI’s operating model; (2) talent and succession planning; (3) continuing to outperform the out-of-home market; (4) increasing digital revenue; and (5) remaining focused on compliance and regulation. CCI’s 2017 OIBDAN was approximately $208.5 million, which was below the OIBDAN minimum. Based on Mr. Eccleshare’s level of achievement of his qualitative performance objectives described above, Mr. Eccleshare received an annual incentive bonus of $300,000. In addition, based on the subjective review of Mr. Eccleshare’s performance by our Compensation Committee, Mr. Eccleshare received an additional $250,000 bonus in respect of 2017 performance, for an aggregate 2017 bonus of $550,000. The annual incentive bonus of $300,000 is reflected in the Non-Equity Incentive Plan Compensation column and the additional $250,000 bonus is reflected in the Bonus column of the Summary Compensation Table for 2017.

Pursuant to a SIP bonus opportunity approved for Mr. Eccleshare by our Compensation Committee with respect to 2017 performance, Mr. Eccleshare also earned an additional $300,000 SIP bonus based on achieving the following additional performance objectives established by our Compensation Committee for Mr. Eccleshare with respect to our business: (1) positioning CCI at the forefront of programmatic delivery in the out-of-home environment; and (2) partnering with iHeartMedia on restructuring transactions and managing any impact on CCI. Of the $300,000 SIP bonus earned with respect to 2017 performance, $100,000 was paid at the end of February 2018, and the remaining $200,000 will be paid in equal installments of $100,000 each at the same time as the annual incentive bonus payments in 2019 and 2020 if Mr. Eccleshare remains employed on the applicable payment dates. In addition, at the end of February 2018, Mr. Eccleshare was paid the third of three $80,000 installments pursuant to his earned 2015 SIP bonus. He was also paid the second of three $90,000 installments pursuant to his earned 2016 SIP bonus. The final $90,000 installment of the 2016 SIP bonus will be paid at the same time as the annual incentive bonus payments are paid generally in 2019 if Mr. Eccleshare remains employed on the payment date. The $80,000 payment of the 2015 SIP bonus, the $90,000 payment of the 2016 SIP bonus and the $100,000 payment of the 2017 SIP bonus are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

In March 2017, in accordance with his amended employment agreement, Mr. Eccleshare received a cash payment of $1.1 million as a bonus in lieu of the severance payment Mr. Eccleshare would have been entitled to pursuant to a prior employment agreement, which payment was conditioned on his continued employment through March 2017. This payment is reflected in the Bonus column of the Summary Compensation Table for 2017.

Pursuant to the amendment to his employment agreement, Mr. Eccleshare was paid a retention award of $875,000 on January 1, 2018, which will be reflected as compensation in the Summary Compensation Table for 2018. This retention award is subject to his continued employment through June 30, 2019. He will also receive an additional retention payment of $875,000 on January 1, 2020 subject to his continued employment through June 30, 2020.

Scott R. Wells

Pursuant to his employment agreement, Mr. Wells’ target bonus for 2017 under the Annual Incentive Plan was set at $750,000, with 65% based on the achievement of OIBDAN at CCOA, excluding Latin America, of $443.9 million, 5% based on the achievement of Latin America OIBDAN of $24.1 million and 30% based on the achievement of the other qualitative performance objectives described below. His maximum bonus for 2017 was set at $1,500,000. For purposes of calculating Mr. Wells’ bonus, OIBDAN was calculated in the same manner as CCOA’s reportable OIBDAN, with further adjustments to calculate on a constant currency basis, to exclude restructuring expenses and to allocate the applicable corporate expenses to CCOA. CCOA’s reportable OIBDAN is defined as CCOA’s operating income adjusted to exclude non-cash compensation expenses, included within corporate expenses, as well as Depreciation and amortization; Impairment charges; and Other operating income (expense), net. Mr. Wells’ individual qualitative performance objectives for 2017 consisted of: (1) proactively managing liquidity levers while still strategically driving footprint growth; (2) driving national sales group growth; (3) driving customer valued innovation to increase use of Outdoor by national advertisers; (4) embedding solution-selling techniques and digital fluency in our local markets and reducing customer churn; (5) continuing to drive winning culture and high talent standards; (6) resolving our Los Angeles digital billboard litigation; and (7) continuing to raise the bar for a winning culture at CCOA. The 2017 CCOA OIBDAN, excluding Latin America, was approximately $409.9 million which was below the OIBDAN target but above the OIBDAN minimum. The Latin America OIBDAN was approximately $22.6 million which was below the OIBDAN target, but above the OIBDAN minimum. Based on the achieved OIBDAN levels, together with Mr. Wells’ level of achievement of his qualitative performance objectives described above, Mr. Wells received an annual incentive bonus of $551,396. The annual incentive bonus of $551,396 is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

Long-Term Incentive Compensation

Administration. Our named executive officers participate in our 2012 Amended and Restated Stock Incentive Plan or our previous 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”), which allow for the issuance of incentive and non-statutory stock options, restricted stock and other equity awards. The 2012 Amended and Restated Stock Incentive Plan is administered by our Compensation Committee. See “Executive Compensation—Grants of Plan-Based Awards” for a more detailed description of the 2012 Amended and Restated Stock Incentive Plan. As of December 31, 2017, there were 247 employees holding outstanding stock incentive awards under the 2012 Amended and Restated Stock Incentive Plan and the 2005 Stock Incentive Plan. In general, the level of long-term incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the executive officers and the overall goals of the compensation program described above. Long-term incentive compensation typically has been paid in stock options and/or restricted stock or restricted stock units with time-vesting conditions and/or vesting conditions tied to predetermined performance goals. The Board believes equity ownership is important for purposes of executive retention and alignment of interests with stockholders.

Stock Options, Restricted Stock and Restricted Stock Units. Long-term incentive compensation may be granted to our named executive officers in the form of stock options, with exercise prices of not less than fair market value of our Class A common stock on the date of grant and with a 10-year term. We typically define fair market value as the closing price on the date of grant. Long-term incentive compensation also may be granted to our named executive officers in the form of restricted stock or restricted stock unit awards. Vesting schedules are set by the Compensation Committee in its discretion and vary on a case by case basis. All vesting is contingent on continued employment, with rare exceptions made by the Compensation Committee. See “Executive Compensation—Potential Post-Employment Payments” for a description of the treatment of the named executive officers’ equity awards upon termination or change in control. All decisions to award the named executive officers stock options, restricted stock or restricted stock units are in the sole discretion of the Compensation Committee.

Analysis. Effective as of February 24, 2017, in lieu of dividends that were paid to stockholders, the Compensation Committee granted Mr. Eccleshare (i) an award of 20,719 restricted stock units which vest based on time according to the original vesting schedules of the outstanding restricted stock unit awards; and (ii) 2,702 shares of Clear Channel Outdoor Class A common stock. Also, on June 30, 2017, the Compensation Committee granted Mr. Eccleshare an award of 70,588 restricted stock units, which shall vest based on time.

On June 28, 2017, the Compensation Committee granted Mr. Wells an award of 88,235 restricted shares, which shall vest based on time. Also, on September 7, 2017, the Compensation Committee granted Mr. Wells an award of 208,333 restricted shares, which shall vest based on time.

As mentioned above, the Compensation Committee typically considers internal pay equity when determining the amount of long-term incentive compensation to grant to our named executive officers. However, the Committee does so broadly and does not have a specific policy, or seek to follow established guidelines or formulas, to maintain a particular ratio of long-term incentive compensation among the named executive officers or other executives. For further information about the 2017 long-term incentive awards, please refer to the “Grants of Plan-Based Awards” and the “Employment Agreements with the Named Executive Officers” sections appearing later under the “Executive Compensation” heading in this proxy statement.

Equity Award Grant Timing Practices

Regular Annual Equity Award Grant Dates. The grant date for regular annual stock options and other equity awards, as applicable, for employees, including the named executive officers and for our independent directors, typically is in the first half of the year. During 2017, our compensation committee granted equity awards to our named executive officers in September, and our Board granted equity awards to our independent directors in July 2017. See “Director Compensation” set forth below in this proxy statement for additional information regarding the compensation program for our independent directors.

Employee New Hires/Promotions Grant Dates. Grants of stock options and other equity awards, if any, to newly-hired or newly promoted employees generally are made at the time of hire or promotion or at the regularly scheduled meeting of the Compensation Committee immediately following the hire or promotion. However, timing may vary as provided in a particular employee’s agreement or to accommodate the Compensation Committee.

Initial Equity Award Grant Dates for Newly-Elected Independent Directors. Grants of stock options and other equity awards, as applicable, to newly-elected independent directors generally are made at the regularly scheduled meeting of the Board following their election. If an independent director is appointed between regularly scheduled Board meetings, then grants of stock options and other equity awards, as applicable, generally are made at the first meeting in attendance after such appointment.

Timing of Equity Awards. We do not have a formal policy on the timing of equity awards in connection with the release of material non-public information to affect the value of compensation. In the event that material non-public information becomes known to the Compensation Committee prior to granting equity awards, the Compensation Committee will take the existence of such information under advisement and make an assessment in its business judgment regarding whether to delay the grant of the equity award in order to avoid any potential impropriety.

Executive Benefits and Perquisites

We provide certain personal benefits to our named executive officers. The primary personal benefits provided to one or more of the named executive officers include: (1) certain pension benefits (or payments in lieu thereof) in the United Kingdom; (2) company matching 401(k) contributions in the U.S.; (3) tax services and gross-up; (4) private medical insurance for officers who are not U.S. citizens; (5) supplemental life insurance; (6) legal fees; (7) personal use of Company aircraft; and (8) transportation, automobile allowances and the use of a car service.

Mr. Eccleshare participates in a private pension scheme (not sponsored by Clear Channel Outdoor) and, pursuant to his employment agreement, is entitled to have the Company contribute a portion of his salary to the private pension scheme. The pension scheme provides pension income at retirement based upon contributions made during the employee’s years of participation. Mr. Eccleshare is required to make contributions to this scheme in order for the Company to make contributions (or provide cash benefits to him as salary in lieu of such contributions). He also receives a car allowance in the United Kingdom, private medical insurance and we have agreed to make a car service available for his business use in the United States. In addition, we provide private medical insurance benefits and supplemental life insurance to Mr. Eccleshare.

The Compensation Committee believes that the above benefits provide a more tangible incentive than an equivalent amount of cash compensation. In determining the named executive officers’ total compensation, the Compensation Committee will consider these benefits. However, as these benefits and perquisites represent a relatively small portion of the named executive officers’ total compensation, it is unlikely that they will materially influence the Compensation Committee’s decision in setting such named executive officers’ total compensation. For further discussion of these benefits and perquisites, including the methodology for computing their costs, please refer to the Summary Compensation Table included in this proxy statement, as well as the All Other Compensation table included in footnote (d) to the Summary Compensation Table. For further information about other benefits provided to the named executive officers, please refer to “Executive Compensation—Employment Agreements with the Named Executive Officers.”

Severance Arrangements

Pursuant to their respective employment agreements, each of our named executive officers is entitled to certain payments and benefits in certain termination situations or upon a change in control. We believe that our severance arrangements facilitate an orderly transition in the event of changes in management. For further discussion of severance payments and benefits, see “Executive Compensation—Potential Post-Employment Payments” set forth below in this proxy statement.

Roles and Responsibilities

Role of the Committee. The Compensation Committee is primarily responsible for conducting reviews of our executive compensation policies and strategies, overseeing and evaluating our overall compensation structure and programs, setting executive compensation, setting performance goals and evaluating the performance of executive officers against those goals and approving equity awards. The responsibilities of the Compensation Committee are described above under “The Board of Directors—Committees of the Board.”

Role of Executive Officers. The Chief Executive Officer provides reviews and recommendations regarding executive compensation programs, policies and governance for the Compensation Committee’s consideration. His responsibilities include, but are not limited to:

•	providing an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with Clear Channel Outdoor’s objectives;

•	recommending changes and new programs, if necessary, to ensure achievement of all program objectives; and

•	recommending pay levels, payout and awards for executive officers other than himself.

The Compensation Committee has the responsibility for administrating performance awards under the Annual Incentive Plan. These duties included, among other things, setting the performance period, setting the performance goals and certifying the achievement of the predetermined performance goals by each named executive officer.

Use of Compensation Consultants. As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” our parent entity provides us with certain services, including human resources support. During 2017, iHeartMedia’s management retained Willis Towers Watson (“Willis”) to provide (1) executive compensation benchmarking data, and (2) incentive and retention compensation design advice.

iHeartMedia requested and received responses from Willis addressing its independence, including the following factors: (1) other services provided to iHeartMedia and its subsidiaries by Willis; (2) fees paid iHeartMedia and its subsidiaries as a percentage of Willis’ total revenue; (3) policies or procedures maintained by Willis that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagements and a member of the Compensation Committee; (5) any iHeartMedia or Clear Channel Outdoor stock owned by the individual consultants involved in the engagements; and (6) any business or personal relationships between our executive officers and Willis or the individual consultants involved in the engagements. The iHeartMedia Compensation Committee discussed these considerations and concluded that Willis’ work does not raise any conflict of interest.

Tax and Accounting Treatment

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation Clear Channel Outdoor may deduct for Federal income tax purposes in any one year with respect to certain senior executives of Clear Channel Outdoor, which we referred to herein as the “Covered Employees.” The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

In reviewing the effectiveness of the executive compensation program, the Compensation Committee considers the anticipated tax treatment to Clear Channel Outdoor and to the Covered Employees of various payments and benefits. To maintain flexibility in compensating the named executive officers in a manner designed to promote varying corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and may award compensation that is not deductible to the extent consistent with its other compensation objectives.

Accounting for Stock-Based Compensation

Clear Channel Outdoor accounts for stock-based payments, including awards under the 2012 Amended and Restated Stock Incentive Plan, in accordance with the requirements of FASB ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R)).

Summary Compensation Table

The Summary Compensation Table below provides compensation information for the years ended December 31, 2017, 2016 and 2015 for the principal executive officer (“PEO”), the principal financial officer (“PFO”) and the next three most highly compensated executive officers serving during 2017 (collectively, the “named executive officers”). As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a portion of the compensation for 2017, 2016 and 2015 for Richard J. Bressler and Steven J. Macri paid by iHeartMedia was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Summary Compensation Table below, along with any compensation that we or our subsidiaries provided to them directly. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to us.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus(a) ($)		Stock Awards(b) ($)	Option Awards(b) ($)	Non-Equity Incentive Plan Compensation(c) ($)		All Other Compensation(d) ($)		Total ($)
Robert W. Pittman Chief Executive Officer (PEO)(e)	2017	—		—		—	—	—		534,469		534,469
	2016	—		—		—	—	—		409,860		409,860
	2015	—		—		857,082	—	—		—		857,082

Richard J. Bressler Chief Financial Officer (PFO)(f)	2017	427,920	(g)	1,073,366	(g)	—	—	1,440,664	(g)	571,919	(g)	3,513,869
	2016	452,520	(g)	62,529	(g)	—	—	767,091	(g)	450,695	(g)	1,732,835
	2015	464,640	(g)	67,734	(g)	321,397	—	590,506	(g)	17,282	(g)	1,461,559

C. William Eccleshare Chief Executive Officer – International division(h)	2017	964,948	(i)	1,350,000		451,259	—	570,000		251,240		3,587,447
	2016	927,601	(i)	1,200,000		554,296	—	955,190		255,721		3,892,808
	2015	1,043,630	(i)	—		—	—	961,686		372,670		2,377,986

Scott R. Wells Chief Executive Officer – Americas division(j)	2017	750,000		—		1,262,865	—	551,396		5,000		2,569,261
	2016	750,000		50,000		532,067	72,857	784,385		5,000		2,194,309
	2015	621,875		—		485,340	1,664,649	483,067		5,000		3,259,931

Steven J. Macri Senior Vice President – Corporate Finance(k)	2017	124,810	(g)	222,875	(g)	—	—	90,933	(g)	892	(g)	439,510
	2016	130,100	(g)	27,647	(g)	—	—	175,956	(g)	943	(g)	334,646
	2015	123,904	(g)	51,837	(g)	—	—	104,979	(g)	968	(g)	281,688

(a)	The amounts reflect:

•

For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of the following cash payments from iHeartMedia, (1) cash payments for 2017, 2016 and 2015 as additional bonus awards in respect of 2017, 2016 and 2015 performance, respectively, and (2) cash payments related to iHeartMedia’s 2017 retention awards;

•

For Mr. Eccleshare, (1) cash payments of $250,000 and $100,000 as additional bonus awards in respect of 2017 and 2016 performance, respectively, from Clear Channel Outdoor and (2) cash payments of $1.1 million in each of 2017 and 2016 related to a severance payment Mr. Eccleshare would have been entitled to pursuant to his prior employment agreement; and

•	For Mr. Wells, a cash payment for 2016 as an additional bonus award in respect of 2016 performance from Clear Channel Outdoor.

See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(b)

The amounts shown in the Stock Awards column include the full grant date fair value of time-vesting restricted stock awarded to Messrs. Pittman, Bressler, Eccleshare and Wells by Clear Channel Outdoor in 2017, 2016 and 2015, as applicable, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For time-vesting restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant. See “Grants of Plan Based Awards” for additional details.

The amounts shown in the Option Awards column reflect the full grant date fair value of time-vesting stock options awarded to Mr. Wells by Clear Channel Outdoor in 2016 and 2015, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. See “Grants of Plan Based Awards” for additional details.

For further discussion of the assumptions made in valuation, see also Note 9-Company Equity (Deficit) in the audited carve-out financial statements included in this information statement/prospectus.

(c)	The amounts reflect:

•

For Messrs. Bressler and Macri, the portion allocated to Clear Channel Outdoor of (1) cash payments from iHeartMedia as annual incentive plan awards for 2017, 2016 and 2015 under its 2015 Executive Incentive Plan, each pursuant to pre-established performance goals; (2) for 2016, cash payments in 2017 of $400,000 and $320,000, respectively, earned pursuant to an iHeartMedia SIP bonus based on pre-established performance goals with respect to 2014; and (3) for 2017, cash payments in 2018 of $500,000 and $300,000, respectively, earned pursuant to an iHeartMedia SIP bonus based on pre-established performance goals with respect to 2015.

•	For Mr. Bressler, for 2017, the portion allocated to Clear Channel Outdoor of cash payments pursuant to pre-established goals under the iHeartMedia 2017 Key Employee Incentive Plan.

•

For Mr. Eccleshare, (1) cash payments from Clear Channel Outdoor as annual incentive plan awards for 2017, 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals; (2) for 2017, a cash payment in 2018 of (a) the final one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus, (b) the second one-third ($90,000) of the $270,000 earned pursuant to the 2016 SIP bonus and (c) one-third ($100,000) of the $300,000 earned pursuant to the 2017 SIP bonus; (3) for 2016, a cash payment in 2017 of (a) the final one-third ($85,000) of the $255,000 earned pursuant to the 2014 SIP bonus, (b) a second one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus, and (c) one-third ($90,000) of the $270,000 earned pursuant to the 2016 SIP bonus; and (4) for 2015, a cash payment in 2015 of (a) the final one-third ($84,000) of the $252,000 earned pursuant to the 2013 SIP bonus, (b) a second one-third ($85,000) of the $255,000 earned pursuant to the 2014 SIP bonus, and (c) one-third ($80,000) of the $240,000 earned pursuant to the 2015 SIP bonus. The remaining $90,000 of the 2016 SIP bonus will be paid in 2019 and the remaining $200,000 of the 2017 SIP bonus will be paid in equal installments in 2019 and 2020, in each case if Mr. Eccleshare remains employed at the payment dates.

•	For Mr. Wells, cash payments from Clear Channel Outdoor as annual incentive plan awards for 2017, 2016 and 2015 under the 2015 Executive Incentive Plan pursuant to pre-established performance goals.

With respect to 2017, (1) Mr. Bressler also earned an additional $500,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) and (2) Mr. Macri also earned an additional $400,000 from iHeartMedia (a portion of which was allocated to Clear Channel Outdoor under the Corporate Services Agreement) under the iHeartMedia SIP, in each case based on pre-established performance goals with respect to 2017. These amounts are not reflected in the Non-Equity Incentive Plan Compensation column with respect to 2017 because they were paid in February 2018 and have a clawback provision, which requires them to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020.

(d)	As described below, for 2017 the All Other Compensation column reflects:

•

amounts we contributed under our 401(k) plan as a matching contribution for the benefit of Mr. Wells in the United States or payments in lieu of pension contributions for the benefit of Mr. Eccleshare in the United Kingdom;

•	personal tax services paid by us for Mr. Eccleshare;

•	tax gross-ups on tax services for Mr. Eccleshare;

•	legal expenses for Mr. Eccleshare;

•	the cost of private medical insurance for the benefit of Mr. Eccleshare;

•	the cost of premiums for a supplemental life insurance benefit for Mr. Eccleshare;

•	automobile allowances and transportation expenses for the benefit of Mr. Eccleshare in the United Kingdom

•	amounts reimbursed for car service expenses incurred by Mr. Bressler; and

•	accrued dividends paid on Clear Channel Outdoor restricted shares that vested during 2017 for Messrs. Pittman and Bressler.

For 2017, the All Other Compensation column also reflects (1) the allocation to us pursuant to the Corporate Services Agreement of amounts iHeartMedia contributed under the 401(k) plan as a matching contribution for the benefit of Messrs. Bressler and Macri; (2) the allocation to us of an amount iHeartMedia contributed for the personal use of the Company aircraft by Mr. Bressler and (3) accrued dividends on CCOH restricted shares that vested during 2017 for Messrs. Pittman and Bressler.

Mr. Eccleshare is a citizen of the United Kingdom. The amounts reported for Mr. Eccleshare for 2017 that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rate of £1=$1.2878 for the year ended December 31, 2017.

	Pittman	Bressler	Eccleshare	Wells	Macri
Plan contributions (or payments in lieu thereof)	$—	$1,783	$130,772	$5,000	$892
Aircraft usage	—	3,961	—	—	—
Tax services	—	—	33,310	—	—
Tax services tax gross-up	—	—	20,438	—	—
Legal fees	—	$1,662	4,926	—	—
Private medical insurance	—	—	27,891	—	—
Supplemental life insurance benefit	—	—	10,722	—	—
Automobile allowance/transportation	—	—	23,181	—	—
Car service expense	—	9,760	—	—	—
Accrued Dividends	534,469	554,753	—	—	—

Total	$534,469	$571,919	$251,240	$5,000	$892

Mr. Eccleshare is reimbursed for car service use for commuting and other personal purposes. Pursuant to his employment agreement, Mr. Eccleshare receives certain tax and other benefits.

Except as described below with respect to aircraft usage, the value of all benefits included in the All Other Compensation column is based on actual costs. For a description of the items reflected in the table above, see “—Employment Agreements with the Named Executive Officers” below.

From time to time, our officers use aircraft owned or leased by iHeartMedia, pursuant to iHeartMedia’s Aircraft Policy. The value of personal aircraft usage reported above is based on iHeartMedia’s direct variable operating costs. This methodology calculates an average variable cost per hour of flight. iHeartMedia applies the same methodology to aircraft that are covered by contracts with an outside aircraft management company under which iHeartMedia reimburses the aircraft management company for costs that would otherwise be incurred directly by iHeartMedia (including crew salaries, insurance, fuel and hangar rent) and pays them a monthly management fee for the oversight and administrative services that would otherwise have to be provided by iHeartMedia. On certain occasions, an executive’s spouse or other family members and guests may accompany the executive on a flight and the additional direct operating cost incurred in such situations is included under the foregoing methodology.

(e)

Mr. Pittman became Chief Executive Officer of iHeartMedia on October 2, 2011 and was appointed as our Chief Executive Officer on March 2, 2015. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to Clear Channel Outdoor. Accordingly, all of Mr. Pittman’s compensation for 2017 is reflected in iHeartMedia’s Summary Compensation Table for 2017.

(f)

Mr. Bressler became our Chief Financial Officer on July 29, 2013. The summary compensation information presented above for Mr. Bressler reflects his service in that capacity during 2015, 2016 and 2017.

(g)

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” a subsidiary of iHeartMedia provides, among other things, certain executive officer services to us. Pursuant to the Corporate Services Agreement, based on our OIBDAN as a percentage of iHeartCommunications’ total OIBDAN, we were allocated 35.66% of certain amounts for 2017, 37.71% of certain amounts for 2016, and 38.72% of certain amounts for 2015. For Mr. Bressler, allocated amounts are determined by applying the applicable percentage against all of his 2017, 2016 and 2015 iHeartMedia compensation. For Mr. Macri, the 2017, 2016 and 2015 are determined by applying the applicable percentage against half of his 2017, 2016 and 2015 compensation, based on the portion of his role that is tied to Clear Channel Outdoor as Senior Vice President—Corporate Finance (50%). For Mr. Pittman, none of his 2017, 2016 and 2015 from iHeartMedia compensation was allocated to Clear Channel Outdoor.

The Summary Compensation Table above reflects these allocated amounts, as described below:

•

The Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation columns presented above reflect the portion of the Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation amounts allocated to us pursuant to the Corporate Services Agreement for Messrs. Bressler and Macri for 2017, 2016 and 2015.

The tables below reflect 100% of the applicable Salary, Bonus, Non-Equity Incentive Plan Compensation amounts and All Other Compensation amounts paid by iHeartMedia to Messrs. Pittman, Bressler and Macri, the allocated percentage of which is included in the Summary Compensation Table above for Messrs. Bressler and Macri. For Messrs. Pittman and Bressler, who also are named executive officers of iHeartMedia, these amounts will be disclosed by iHeartMedia in iHeartMedia’s Summary Compensation Table.

	iHeartMedia Salary
	2017	2016	2015
Robert W. Pittman	$1,200,000	$1,200,000	$1,200,000
Richard J. Bressler	1,200,000	1,200,000	1,200,000
Steven J. Macri	700,000	690,000	640,000
	iHeartMedia Bonus and Non-Equity Incentive Plan Compensation
	2017	2016	2015
Robert W. Pittman	$11,050,000	$1,800,000	$1,700,000
Richard J. Bressler	7,050,000	2,200,000	1,700,000
Steven J. Macri	1,760,000	1,079,836	810,000

	iHeartMedia All Other Compensation
	2017	2016	2015
Robert W. Pittman	$1,152,112	$1,654,672	$698,919
Richard J. Bressler	602,889	453,809	44,633
Steven J. Macri	5,000	5,000	5,000

(h)

On January 24, 2012, Mr. Eccleshare was promoted to Chief Executive Officer of Clear Channel Outdoor, overseeing both CCOA and CCI and served in that position until March 2, 2015, when he transitioned to become Chairman and Chief Executive Officer of our International division. The summary compensation information presented above for Mr. Eccleshare reflects his service in those capacities during the relevant periods, as well as his service as a director of Clear Media Limited, as described in footnote (i) below. Mr. Eccleshare is a citizen of the United Kingdom and compensation amounts reported for him in the Summary Compensation Table that were originally denominated in British pounds have been converted to U.S. dollars using the average exchange rates of £1=$1.2878, £=$1.3495 and £1=$1.5281 for the years ended December 31, 2017, 2016 and 2015, respectively.

(i)

The amounts in the Salary column for Mr. Eccleshare include his base salary for his service as an officer of ours, as well as amounts paid for his service as a director of our majority-owned subsidiary, Clear Media Limited. Clear Media Limited is listed on the Hong Kong Stock Exchange. The amounts paid for the periods during which he served as a director of Clear Media Limited are set forth in the table below. The amounts reflected in the table have been converted from Hong Kong dollars to U.S. dollars using the average exchange rate of HK$1=$0.1283 for the year ended December 31, 2017, HK$1=$0.1288 for the year ended December 31, 2016 and HK$1=$0.1290 for the year ended December 31, 2015.

	2017	2016	2015
C. William Eccleshare	$25,660	$21,896	$18,060

(j)

Mr. Wells became the Chief Executive Officer of CCOA on March 3, 2015. The summary compensation information presented above for Mr. Wells reflects his service in that capacity during 2017, 2016 and 2015.

(k)

Mr. Macri became our Senior Vice President—Corporate Finance on September 9, 2014, and has served as Executive Vice President and Chief Financial Officer of the iHeartMedia division since October 7, 2013. The summary compensation information presented above for Mr. Macri reflects his service in that capacity during 2017, 2016 and 2015.

Employment Agreements with the Named Executive Officers

Messrs. Eccleshare and Wells have employment agreements with us and Messrs. Pittman, Bressler and Macri have employment agreements with iHeartMedia. Certain elements of their compensation are determined based on their respective employment agreements. The descriptions of the employment agreements set forth below do not purport to be complete and are qualified in their entirety by the employment agreements. For further discussion of the amounts of salary and bonus and other forms of compensation, see “Compensation Discussion and Analysis” above.

Each of the employment agreements discussed below provides for severance and change in control payments as more fully described under “—Potential Post-Employment Payments” in this proxy statement, which descriptions are incorporated herein by reference.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications, and a portion of their compensation is allocated to us in recognition of their services provided to us. Accordingly, a portion of the compensation for 2017, 2016 and 2015 for Richard J. Bressler and Steven J. Macri was allocated to us in recognition of their services provided to us under the Corporate Services Agreement. The provisions of the employment agreements for Messrs. Bressler and Macri are described below to the extent that amounts payable thereunder would be or have been allocated to us under the Corporate Services Agreement.

Robert W. Pittman

On October 2, 2011, iHeartMedia entered into an employment agreement with Robert W. Pittman, pursuant to which he serves as Chief Executive Officer of iHeartMedia and served as Executive Chairman of the Board of Directors of CCOH. On March 2, 2015, Mr. Pittman became the Chairman and Chief Executive Officer of CCOH. The October 2, 2011 employment agreement superseded the consulting agreement that Mr. Pittman previously entered into with iHeartMedia and Pilot Group Manager LLC, dated November 15, 2010, and had an initial term ending on December 31, 2016, with automatic 12-month extensions thereafter unless either party provided prior notice electing not to extend the employment agreement. On January 13, 2014, iHeartMedia entered into an amended and restated employment agreement with Mr. Pittman. The amended and restated employment agreement has an initial five-year term ending on January 13, 2019, with automatic 12-month extensions thereafter unless either party gives prior notice electing not to extend the agreement.

Pursuant to his amended and restated employment agreement, Mr. Pittman’s minimum base salary is $1,200,000 per year. His base salary may be increased (but not decreased) at the discretion of iHeartMedia’s Board or its compensation committee. Mr. Pittman also has the opportunity to earn an annual performance bonus for the achievement of reasonable performance goals established annually by iHeartMedia’s Board or its compensation committee after consultation with Mr. Pittman. Under the amended and restated employment agreement, beginning in 2014, Mr. Pittman’s aggregate target annual performance bonus is 150% of his annual base salary. For 2017, Mr. Pittman received an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2017 performance of $1,260,000. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

Mr. Pittman is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate. In addition, during the term of his employment, iHeartMedia will make an aircraft (which, to the extent available, will be a Dassault-Breguet Mystere Falcon 900) available to Mr. Pittman for his business and personal use and will pay all costs associated with the provision of the aircraft. iHeartMedia leases this aircraft from a company controlled by Mr. Pittman. See “Certain Relationships and Related Party Transactions—

Commercial Transactions.” If a company aircraft is not available due to service or maintenance issues, iHeartMedia will charter a comparable aircraft for Mr. Pittman’s business and personal use. iHeartMedia also will make a car and driver available for Mr. Pittman’s business and personal use in and around the New York area as well as anywhere else on company business.

Pursuant to his previous employment agreement, on October 2, 2011, Mr. Pittman was granted a stock option to purchase 830,000 shares of iHeartMedia’s Class A common stock. See “—Outstanding Equity Awards at Fiscal Year-End” below. In connection with the amended and restated employment agreement, on January 13, 2014, iHeartMedia and Mr. Pittman amended his stock option to terminate and forfeit 200,000 of the options. The termination and forfeiture applied ratably such that, effective January 13, 2014, 252,000 of the options were vested and 378,000 of the options vested ratably on the third, fourth and fifth anniversary of the October 2, 2011 grant date.

Pursuant to the amended and restated employment agreement, on January 13, 2014, iHeartMedia granted Mr. Pittman 350,000 restricted shares of iHeartMedia’s Class A common stock. Mr. Pittman’s iHeartMedia restricted stock award is divided into two tranches consisting of: (1) 100,000 shares (the “Tranche 1 Shares”) and (2) 250,000 shares (the “Tranche 2 Shares”). The Tranche 1 Shares vest in two equal parts on each of December 31, 2017 and December 31, 2018. The Tranche 2 Shares vest only if the Sponsors receive a 100% return on their investment in iHeartMedia in the form of cash returns. In addition, as provided in the amended and restated employment agreement, on January 13, 2014, CCOH granted Mr. Pittman 271,739 restricted shares of Clear Channel Outdoor’s Class A common stock. Mr. Pittman’s CCOH restricted stock award vested in two equal parts on each of December 31, 2016 and December 31, 2017.

Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in the amended and restated employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Under the employment agreement, Mr. Pittman is required to protect the secrecy of the confidential information of iHeartMedia, CCOH and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Pittman for acts committed in the course and scope of his employment.

Richard J. Bressler

On July 29, 2013, iHeartMedia entered into an employment agreement with Mr. Bressler. The employment agreement has an initial term ending on December 31, 2018, with automatic 12-month extensions beginning on January 1, 2019 unless either party gives prior notice electing not to extend the employment agreement.

Under the employment agreement, Mr. Bressler receives a base salary from iHeartMedia at a rate no less than $1,200,000 per year, subject to increase at the discretion of iHeartMedia’s board of directors or its compensation committee. Mr. Bressler also has the opportunity to earn an annual performance bonus from iHeartMedia for the achievement of reasonable performance goals established annually by iHeartMedia’s board of directors or its compensation committee after consultation with Mr. Bressler. The annual target performance bonus that may be earned from iHeartMedia when all of Mr. Bressler’s performance objectives are achieved will be not less than 150% of Mr. Bressler’s base salary amount. In addition to the annual bonus, Mr. Bressler is also eligible for an additional annual bonus opportunity under the iHeartMedia SIP of up to $500,000, based on iHeartMedia’s achievement of one or more annual performance goals determined by iHeartMedia’s chief executive officer and approved by iHeartMedia’s board of directors or a committee thereof. Any SIP bonus amounts will be paid during the quarter that follows the third anniversary of the beginning of the applicable performance period and will be contingent in each case upon Mr. Bressler’s continued employment through the applicable payment date. For 2017, Mr. Bressler received from iHeartMedia an annual incentive bonus of $1,800,000, which included an additional bonus in respect of 2017 performance of $1,260,000. Mr. Bressler also earned an additional bonus of $500,000 under the iHeartMedia SIP with respect to 2017. Mr. Bressler also is entitled to participate in all pension, profit sharing and other retirement plans, all incentive compensation plans, all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of iHeartMedia may participate.

During the term of his employment, iHeartMedia will make a car service available for Mr. Bressler’s business use.

Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any payments (the “Company Payments”) received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any such excise tax is imposed, the stockholder approval rules of Q&A 6 in the applicable Section 280G regulations (the “Cleansing Vote Rules”) are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on such gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

As provided in Mr. Bressler’s employment agreement, on July 29, 2013, Clear Channel Outdoor granted Mr. Bressler 271,739 restricted shares of the Class A common stock of Clear Channel Outdoor. See “—Outstanding Equity Awards at Fiscal Year-End” below for a description of the terms of the award. In addition, on July 29, 2013, iHeartMedia granted Mr. Bressler 910,000 restricted shares of iHeartMedia’s Class A common stock.

Under the employment agreement, Mr. Bressler is required to protect the secrecy of the confidential information of iHeartMedia, Clear Channel Outdoor and the subsidiaries of each (the “Company Group”). He also is prohibited by the agreement from engaging in certain activities that compete with the Company Group during employment and for 18 months after his employment terminates, and he is prohibited from soliciting employees or customers of the Company Group during employment and for 18 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Bressler for acts committed in the course and scope of his employment.

C. William Eccleshare

January 24, 2012 Employment Agreement. On January 24, 2012, Mr. Eccleshare was promoted to serve as Chief Executive Officer of Clear Channel Outdoor, overseeing both our Americas and International divisions. In connection with his promotion, Clear Channel Outdoor and Mr. Eccleshare entered into a new employment agreement. Mr. Eccleshare’s employment agreement has an initial term beginning on January 24, 2012 and continuing until December 31, 2014, with automatic 12-month extensions thereafter, beginning on January 1, 2015, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the employment agreement. The employment agreement replaces Mr. Eccleshare’s Contract of Employment dated August 31, 2009.

As our Chief Executive Officer, Mr. Eccleshare relocated from our offices in London to our offices in New York City in 2012. In this position, Mr. Eccleshare received an annual base salary of $1,000,000; provided, however, that until Mr. Eccleshare relocated to the United States, his base salary was to be paid in British pounds (using an exchange rate of £1=$1.49). His salary will be reviewed at least annually for possible increase by our Board. During the term of the employment agreement, Mr. Eccleshare is eligible to receive an annual performance bonus with a target of not less than $1,000,000 and the opportunity to earn up to 200% of the target amount based on the achievement of the performance goals specified in his employment agreement for 2012 and the performance goals to be set by the Compensation Committee of our Board for years after 2012. In addition to the annual bonus, Mr. Eccleshare is eligible to receive a SIP bonus of up to $300,000 based on the achievement of one or more annual performance goals determined by our Board or a subcommittee thereof. Any bonus earned under the SIP bonus opportunity will be paid by us in equal cash installments on or about the first, second and third anniversary of the beginning of the applicable performance period and will be contingent in each case upon his continued employment through the applicable payment date. For 2017, Mr. Eccleshare received an annual bonus of $550,000, including an additional bonus in respect of 2017 performance of $250,000. Mr. Eccleshare also (1) received an additional bonus payment of $80,000 provided pursuant to his 2015 SIP bonus; (2) received an additional bonus payment of $90,000 provided pursuant to his 2016 SIP bonus and (3) earned an additional bonus of $100,000 with respect to his 2017 SIP bonus, $100,000 of which was paid in February 2018 and $100,000 of which will be paid in equal installments in 2019 and 2020 when performance bonuses are generally paid if he remains employed on the applicable payment dates. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

We continue to contribute to Mr. Eccleshare’s personal pension plan registered under Chapter 2, Part 4 of the Finance Act of 2004 in the United Kingdom, as provided in his previous Contract of Employment. We also agreed to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable. If Mr. Eccleshare’s actual U.S. and U.K. income tax and Social Security/National Insurance in a given year exceeds the tax obligations that he would have incurred on the same income (excluding all taxable income not paid by us or a subsidiary or affiliate) had he remained subject only to U.K. income tax and National Insurance over the same period, we will reimburse this excess tax on a fully-grossed up basis for applicable taxes. We also agreed to make a car service available for Mr. Eccleshare’s business use and paid all fees associated with the immigration applications for Mr. Eccleshare and his spouse. Mr. Eccleshare is eligible to receive health, medical, welfare and life insurance benefits and paid vacation on a basis no less favorable than provided to our similarly-situated senior executives; provided, however, that his life insurance benefit shall be for an amount equal to four times his annual base salary. Further, we agreed to make a car service available to Mr. Eccleshare for his business use. Mr. Eccleshare is also to be reimbursed for travel and entertainment related expenses, consistent with past practices pursuant to Company policy.

As provided in the employment agreement, Mr. Eccleshare was awarded 506,329 restricted stock units with respect to our Class A common stock on July 26, 2012 in connection with his promotion. See “—Outstanding Equity Awards at Fiscal Year-End” below.

During Mr. Eccleshare’s employment with us and for 18 months thereafter, Mr. Eccleshare is subject to non-competition, non-interference and non-solicitation covenants substantially consistent with our other senior executives. Mr. Eccleshare also is subject to customary confidentiality, work product and trade secret provisions. During the term of the employment agreement, Mr. Eccleshare may continue to perform non-executive services with Centaur plc. Upon his service with Centaur plc ceasing, Mr. Eccleshare will be permitted to perform another non-executive role at any time with a business that does not compete with us or our affiliates, subject to our prior written consent that will not be unreasonably withheld.

March 2, 2015 Amendment to January 24, 2012 Employment Agreement. Effective March 2, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “First Eccleshare Amendment”) to Mr. Eccleshare’s employment agreement dated January 24, 2012 (the “Prior Employment Agreement”). Pursuant to the terms of the First Eccleshare Amendment, (1) Mr. Eccleshare’s title was amended to be Chairman and Chief Executive Officer of CCI, (2) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for a period of one (1) year after the effective date of the First Eccleshare Amendment, after which Mr. Eccleshare can exercise the right to trigger Good Reason as a result of the change in position and duties related to the First Eccleshare Amendment for thirty (30) days as provided for and in accordance with the terms of his Prior Employment Agreement, (3) Clear Channel Outdoor agreed to continue to reimburse Mr. Eccleshare for the reasonable costs and expenses (not to exceed $25,000 annually, fully grossed-up for applicable taxes) associated with filing his U.S. and U.K. personal income tax returns, as applicable, both during the remainder of his employment with Clear Channel Outdoor and for a period of twelve (12) months thereafter, and (4) Clear Channel Outdoor agreed to reimburse Mr. Eccleshare for certain relocation costs associated with the relocation of Mr. Eccleshare and his family from New York City to London in connection with a termination due to death, “disability,” by Clear Channel Outdoor without “cause” or by Mr. Eccleshare for Good Reason (as such terms are defined in the Prior Employment Agreement), whether such costs are incurred during his employment with Clear Channel Outdoor or during the 12-month period thereafter (previously, Mr. Eccleshare would only be entitled to such reimbursement if the relevant costs were incurred during the 12-month period following termination of his employment with Clear Channel Outdoor).

December 17, 2015 Amendment to January 24, 2012 Employment Agreement. Effective December 17, 2015, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Second Eccleshare Amendment”) to Mr. Eccleshare’s Prior Employment Agreement. Pursuant to the terms of the Second Eccleshare Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2017 and thereafter provided for automatic one-year extensions, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the agreement, (2) in the event there is a disposition of the European assets of CCI, Mr. Eccleshare will be considered for a cash payment in an amount to be determined by Clear Channel Outdoor in its sole discretion, (3) the definition of Good Reason was amended to provide that Mr. Eccleshare may not trigger Good Reason if, after a restructuring or reorganization of the Company or a sale or spinoff of all or a portion of the Company’s operations, he continues as Chief Executive Officer of CCI (or any of its successors), (4) commencing in 2016, Mr. Eccleshare is eligible for an additional long-term incentive opportunity from Clear Channel Outdoor, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by Mr. Eccleshare’s manager and the Board or the compensation committee of Clear Channel Outdoor, and (5) in consideration of Mr. Eccleshare entering into the First Eccleshare Amendment and the Second Eccleshare Amendment and as a result of the change in his position and duties related to the First Eccleshare Amendment and provided Mr. Eccleshare’s employment has not ended prior to March 1, 2016, Mr. Eccleshare shall receive, subject to certain conditions, (a) the severance payment he would have been entitled to pursuant to the Prior Employment Agreement, except it shall be paid in two annual installments of $1.1 million on March 1, 2016 and $1.1 million on March 1, 2017 and (b) vesting of one-half of any then unvested restricted stock units on March 1, 2016 and vesting of the other half of such restricted stock units on March 1, 2017.

May 10, 2017 Amendment to January 24, 2012 Employment Agreement. On May 10, 2017, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Third Amendment”) to the Prior Employment Agreement. Pursuant to the terms of the Third Amendment, beginning January 1, 2017, the calculation of all cash payments related to Mr. Eccleshare’s base salary, annual bonus, additional bonus or any other compensation or cash payments or reimbursements owed to Mr. Eccleshare or contributed on behalf of Mr. Eccleshare, shall be paid based upon the prior calendar year’s average exchange rate.

December 5, 2017 Amendment to January 24, 2012 Employment Agreement. On December 5, 2017, Mr. Eccleshare and Clear Channel Outdoor entered into an amendment (the “Fourth Amendment”) to the Prior Employment Agreement. Pursuant to the terms of the Fourth Amendment, (1) Mr. Eccleshare’s term of employment was extended until December 31, 2020 and thereafter provided for automatic one-year extensions, unless either Clear Channel Outdoor or Mr. Eccleshare gives prior notice electing not to extend the Prior Employment Agreement, (2) beginning on January 1, 2018, the calculation of all cash payments related to base salary, annual bonus, additional bonus or any other compensation or cash payments or reimbursements owed to Mr. Eccleshare or contributed on behalf of Mr. Eccleshare shall be paid based on the average exchange rate for 2017 and (3) Mr. Eccleshare will receive a first retention bonus payment (the “First Retention Bonus Payment”) of $875,000 if he remains employed by the Company on January 1, 2018 (payable on Clear Channel Outdoor’s first scheduled payroll following such date) and Mr. Eccleshare will receive a second retention bonus payment of $875,000 (the “Second Retention Bonus Payment”) if he remains employed by Clear Channel Outdoor on January 1, 2020 (payable on Clear Channel Outdoor’s first scheduled payroll following such date).

In the event Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause pursuant to the terms and conditions of the Prior Employment Agreement or Mr. Eccleshare resigns without Good Reason and the date of such termination is on or before June 30, 2019, Mr. Eccleshare shall repay to Clear Channel Outdoor the “After-Tax Value” of the First Retention Bonus Payment within 10 days of his termination. In the event Mr. Eccleshare is terminated by Clear Channel Outdoor for Cause pursuant to the terms and conditions of the Employment Agreement or Mr. Eccleshare resigns without Good Reason and the date of such termination is on or between July 1, 2019 and June 30, 2020, Mr. Eccleshare shall repay to Clear Channel Outdoor the “After-Tax Value” of the Second Retention Bonus Payment (if so received) within 10 days of his termination. For the purposes of the Fourth Amendment, “After-Tax Value” means the applicable portion of the retention bonus payment net of any and all taxes and social security contributions, determined taking into account any tax benefit available in respect of such repayment.

Scott R. Wells

Effective March 3, 2015 (the “Effective Date”), CCOH entered into an employment agreement (the “Wells Employment Agreement”) with Mr. Wells. The Wells Employment Agreement has an initial term (the “Initial Term”) that ends on March 2, 2019 and thereafter provides for automatic four-year extensions, unless either CCOH or Mr. Wells gives prior notice electing not to extend the agreement. Subject to the termination provisions described below, Mr. Wells will receive a base salary from CCOH at a rate no less than $750,000 per year, which shall be increased at CCOH’s discretion. Mr. Wells will also have the opportunity to earn an annual performance bonus (the “Performance Bonus”) from CCOH for the achievement of financial and performance criteria established by CCOH and approved in the annual budget. The target performance bonus that may be earned will be not less than 100% of Mr. Wells’ base salary amount (the “Target Bonus”). For 2017, Mr. Wells received an annual bonus of $551,396. In addition to the annual bonus, Mr. Wells is also eligible for an additional long-term incentive opportunity (the “Long-Term Incentive Amount”) from CCOH with an approximate value of $1,000,000 for each award, consistent with other comparable positions pursuant to the terms of the award agreement(s), taking into consideration demonstrated performance and potential, and subject to approval by the board of directors or the compensation committee of CCOH, as applicable. The Wells Employment Agreement also entitles Mr. Wells to participate in all employee welfare benefit plans in which other similarly situated employees of CCOH may participate. CCOH will reimburse Mr. Wells for the attorneys’ fees incurred by Mr. Wells in connection with the negotiation of the Wells Employment Agreement and ancillary documents, up to a maximum reimbursement of $25,000 in the aggregate. The Wells Employment Agreement also contains a customary confidentiality provision that survives Mr. Wells’ termination of employment, as well as customary non-competition and non-solicitation provisions that apply during employment and for the 12-month period thereafter.

If Mr. Wells’ employment with CCOH is terminated by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal, CCOH shall pay to Mr. Wells: (i) Mr. Wells’ accrued and unpaid base salary; (ii) any earned but unpaid prior year bonus, if any, through the date of termination; (iii) any unreimbursed business expenses; and (iv) any payments to which he may be entitled under any applicable employee benefit plan according to the terms of such plans and policies (collectively, the “Accrued Obligations”). In addition, if Mr. Wells has signed and returned (and has not revoked) a general release of claims in a form satisfactory to CCOH by the thirtieth (30th) day following the date of his termination, CCOH will: (i) pay to Mr. Wells, in periodic payments over a period of 18 months following such date of termination in accordance with ordinary payroll practices and deductions in effect on the date of termination, Mr. Wells’ base salary; (ii) pay Mr. Wells in a lump sum an amount equal to the COBRA premium payments Mr. Wells would be required to pay for continuation of healthcare coverage during the 12-month period following the date of Mr. Wells’ termination (less the amount that Mr. Wells would have had to pay for such coverage as an active employee); (iii) pay to Mr. Wells a prorated bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year; (iv) pay to Mr. Wells a separation bonus in an amount equal to the Target Bonus to which Mr. Wells would be entitled for the year in which Mr. Wells’ employment terminates; and (v) any unvested Time Vesting Options (as defined below) scheduled to vest within the twelve (12) month period following the date of termination will vest in full on the date of termination and any unvested Performance Vesting Options (as defined below) will remain eligible to vest for the three (3) month period following the date of termination.

If Mr. Wells’ employment with CCOH is terminated due to Mr. Wells’ death or disability or Mr. Wells elects not to renew his employment, CCOH will pay to Mr. Wells or to his designee or estate the Accrued Obligations.

As provided in the Wells Employment Agreement, the compensation committee of the board of directors of CCOH approved an award by CCOH, effective as of March 3, 2015, of options to purchase shares of CCOH’s Class A common stock having a value equal to $1,500,000 as of the award date (based on the Black-Scholes valuation method). Fifty percent of the award has performance-based vesting (the “Performance Vesting Options”) and fifty percent of the award vests over time (the “Time Vesting Options”). The Time Vesting Options will vest in equal amounts on the first, second, third and fourth anniversaries of the Effective Date, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal). The Performance Vesting Options will vest on the date that CCOA achieves certain financial and performance criteria, so long as Mr. Wells remains employed on the vesting date (except as previously set forth in the event of a termination by CCOH without Cause (as defined in the Wells Employment Agreement), if Mr. Wells terminates his employment for Good Reason (as defined in the Wells Employment Agreement) or if Mr. Wells’ employment is terminated following CCOH’s notice of non-renewal).

Steven J. Macri

Effective October 7, 2013, Steven J. Macri entered into an employment agreement with iHeartMedia. Pursuant to his agreement, Mr. Macri will serve as Executive Vice President and Chief Financial Officer of iHeartMedia + Entertainment, Inc. (formerly known as Clear Channel Broadcasting, Inc.) (“iHM”), a wholly owned subsidiary of iHeartMedia, until October 6, 2017, after which time such employment period will be automatically extended from year to year unless either party gives notice of non-renewal as permitted in the agreement. On September 9, 2014, Mr. Macri became Senior Vice President—Corporate Finance of iHeartMedia and Clear Channel Outdoor as well.

On July 3, 2017, iHeartMedia and Mr. Macri entered into a first amendment to Mr. Macri’s employment agreement. Pursuant to the first amendment, the term of Mr. Macri’s employment agreement was extended through June 30, 2018.

On February 27, 2018, iHeartMedia and Mr. Macri entered into a second amendment to Mr. Macri’s employment agreement. Pursuant to the second amendment, the term of Mr. Macri’s employment agreement, which was previously scheduled to expire on June 30, 2018, was extended through March 31, 2019. The second amendment to Mr. Macri’s employment agreement does not contemplate automatic renewals of the employment period and states that if Mr. Macri’s employment continues for any period of time following March 31, 2019, such employment will be “at-will” and may be terminated at any time by either party. In such case, pursuant to the second amendment to Mr. Macri’s employment agreement, Mr. Macri will be entitled to receive his accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans.

Under his agreement, Mr. Macri receives compensation consisting of a base salary, incentive awards and other benefits and perquisites. Mr. Macri’s current annual base salary is $700,000. During 2013, Mr. Macri received a $60,000 signing bonus. No later than March 15 of each calendar year, Mr. Macri is eligible to receive a performance bonus. For 2013, Mr. Macri’s target bonus was $375,000, with $187,500 of such amount guaranteed and $187,500 of such amount MBO-based. For purposes of his agreement, MBO-based means the subjective performance criteria agreed to on an annual basis between the President and Chief Financial Officer of iHeartMedia and Mr. Macri at about the same time as established for other similarly situated employees. For 2014 and thereafter, Mr. Macri’s target bonus will be no less than his base salary for the year to which the bonus relates and the criteria will be set by management in consultation with Mr. Macri. For 2017, Mr. Macri received an annual bonus of $710,000, including an additional bonus in respect of 2017 performance of $500,000. Mr. Macri also earned an additional bonus of $400,000 pursuant to an iHeartMedia SIP bonus opportunity with respect to 2017. He is entitled to participate in all employee benefit plans and perquisites in which other similarly situated employees may participate.

Additionally, pursuant to his employment agreement, on October 7, 2013, Mr. Macri received a one-time long term incentive grant of 100,000 shares of restricted stock.

Under the employment agreement, Mr. Macri is required to protect the secrecy of confidential information of iHeartMedia and its affiliates and to assign certain intellectual property rights. He also is prohibited by the agreement from engaging in certain activities that compete with iHeartMedia and its affiliates during employment and for 12 months after his employment terminates, and he is prohibited from soliciting employees for employment during employment and for 12 months after termination of employment. iHeartMedia agreed to defend and indemnify Mr. Macri for acts committed in the course and scope of his employment.

Grants of Plan-Based Awards

Stock Incentive Plans

Clear Channel Outdoor grants equity incentive awards to named executive officers and other eligible participants under its 2012 Amended and Restated Stock Incentive Plan. The 2012 Amended and Restated Stock Incentive Plan is intended to facilitate the ability of Clear Channel Outdoor to attract, motivate and retain employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities.

The 2012 Amended and Restated Stock Incentive Plan allows for the issuance of restricted stock, incentive and non-statutory stock options, stock appreciation rights, director shares, deferred stock rights and other types of stock-based and/or performance-based awards to any present or future director, officer, employee, consultant or advisor of or to Clear Channel Outdoor or its subsidiaries.

The 2012 Amended and Restated Stock Incentive Plan is administered by the Compensation Committee, except that the entire Board has sole authority for granting and administering awards to non-employee directors. The Compensation Committee determines which eligible persons receive an award and the types of awards to be granted as well as the amounts, terms and conditions of each award including, if relevant, the exercise price, the form of payment of the exercise price, the number of shares, cash or other consideration subject to the award and the vesting schedule. These terms and conditions will be set forth in the award agreement furnished to each participant at the time an award is granted to him or her under the 2012 Amended and Restated Stock Incentive Plan. The Compensation Committee also makes other determinations and interpretations necessary to carry out the purposes of the 2012 Amended and Restated Stock Incentive Plan. For a description of the treatment of awards upon a participant’s termination of employment or change in control, see “—Potential Post-Employment Payments.”

Cash Incentive Plan

As discussed above, named executive officers also are eligible to receive awards under the Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus” for a more detailed description of the Annual Incentive Plan and the grant of awards to the named executive officers thereunder.

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the year ended December 31, 2017. As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” our parent entities provide us with, among other things, certain executive officer services. A portion (35.66% and 17.83%) of the annual incentive awards provided by our parent entities to Messrs. Bressler and Macri, respectively, with respect to 2017 was allocated to us in recognition of their services provided to us. Those allocated amounts are reflected in the Grants of Plan-Based Awards During 2017 table below and 100% of the annual incentive awards to the named executive officers of iHeartMedia are reflected by iHeartMedia in the comparable table in its proxy statement.

Grants of Plan-Based Awards During 2017

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(a) ($)
		Threshold ($)	Target ($)	Maximum ($)
Robert W. Pittman	—	—	—	—	—	—	—	—
Richard J. Bressler	N/A(b)	—	641,880	1,283,760	—	—	—	—
	N/A(b)	—	178,300	178,300	—	—	—	—
	N/A(c)	—	1,069,800	1,069,800	—	—	—	—
C. William Eccleshare	N/A(b)	—	1,000,000	2,000,000	—	—	—	—
	N/A(b)	—	300,000	300,000	—	—	—	—
	2/24/17(d)	—	—	—	23,421	—	—	108,908
	6/30/17(e)	—	—	—	70,588	—	—	342,352
Scott R. Wells	N/A(b)	—	750,000	1,500,000	—	—	—	—
	6/28/2017(f)	—	—	—	88,235	—	—	419,116
	9/7/2107(g)	—	—	—	208,333	—	—	843,749
Steven J. Macri	N/A(b)	—	124,810	249,620	—	—	—	—
	N/A(b)	—	71,320	71,320	—	—	—	—

(a)

The amounts in the table reflect the full grant date fair value of time-vesting restricted stock awards computed in accordance with the requirements of ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. For assumptions made in the valuation, see footnote (b) to the Summary Compensation Table above and Note 9-Company Equity (Deficit) in the audited carve-out financial statements included in this information statement/prospectus.
(b)

Messrs. Bressler and Macri received cash incentive awards from iHeartMedia under the iHeartMedia 2015 Executive Incentive Plan. The amounts shown for Messrs. Bressler and Macri reflect the allocated portion of their respective cash incentive awards under the iHeartMedia 2015 Executive Incentive Plan based on the achievement of pre-established performance goals. As described in footnote (e) to the Summary Compensation Table above, Mr. Pittman’s cash incentive award from iHeartMedia for 2017 was not allocated pursuant to the Corporate Services Agreement. Messrs. Eccleshare and Wells received cash incentive awards from Clear Channel Outdoor under the Annual Incentive Plan. In addition, Messrs. Eccleshare, Bressler and Macri were eligible to participate in a bonus opportunity under the Clear Channel Outdoor SIP with respect to Clear Channel Outdoor’s 2017 performance in the case of Mr. Eccleshare and the iHeartMedia SIP with respect to iHeartMedia’s 2017 performance in the case of Messrs. Bressler and Macri. Mr. Eccleshare had the opportunity to earn up to $300,000 from Clear Channel Outdoor under his SIP bonus opportunity and earned the full $300,000 based on 2017 performance, of which $100,000 was paid at the end of February 2018 and is included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table, and the remaining $200,000 of which will be paid in equal installments of $100,000 each at the same time as the annual incentive bonus payments are paid generally in 2019 and 2020 if Mr. Eccleshare remains employed at that time. Mr. Bressler had the opportunity to earn up to $500,000 from iHeartMedia ($178,300 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under the iHeartMedia SIP bonus opportunity and earned the full $500,000 based on 2017 performance, which was paid by iHeartMedia in February 2018 and contains a clawback provision, which requires him to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020. Mr. Macri had the opportunity to earn up to $400,000 from iHeartMedia ($71,320 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement) under the iHeartMedia SIP bonus opportunity and earned the full $400,000 based on 2017 performance and contains a clawback provision, which requires him to repay the after-tax value of the bonus if certain termination events occur prior to January 1, 2020. For further discussion of the CCOH 2017 cash incentive awards, see “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus.”

(c)

The amount shown reflects a $3,000,000 cash incentive award Mr. Bressler was eligible to receive under the iHeartMedia 2017 Key Employee Incentive Plan ($1,069,800 of which would be allocated to Clear Channel Outdoor pursuant to the Corporate Services Agreement). Mr. Bressler earned the full $3,000,000 based on 2017 performance, which was paid in quarterly installments and is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for 2017.

(d)

On February 24, 2017, Mr. Eccleshare, in lieu of dividends, received a grant of 2,702 shares of Clear Channel Outdoor’s Class A common stock which was immediately vested. He also received a restricted stock unit award with respect to 20,719 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. The restricted stock units vested with respect to 16,528 of the shares on March 1, 2017. The remaining shares will vest with respect to 2,095 shares on September 21, 2019 & 2,096 shares on September 21, 2020.

(e)

On June 30, 2017, Mr. Eccleshare was granted a restricted stock unit award with respect to 70,588 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. All of the restricted stock units will vest on June 28, 2019.

(f)

On June 28, 2017, Mr. Wells was granted a restricted stock award with respect to 88,235 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. All of the restricted stock units will vest on June 28, 2019.

(g)

On September 7, 2017, Mr. Wells was granted a restricted stock award with respect to 208,333 shares of Clear Channel Outdoor’s Class A common stock under the 2012 Amended and Restated Stock Incentive Plan. The restricted stock will vest 50% on September 7, 2020 and 50% on September 7, 2021.

For further discussion of the equity awards, see “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding equity awards of the named executive officers at December 31, 2017.

In connection with the payment of a special cash dividend of $0.7797 per share on February 23, 2017 to Clear Channel Outdoor’s stockholders of record as of February 20 2017, Clear Channel Outdoor adjusted the exercise price of options outstanding under the 2012 Amended and Restated Stock Incentive Plan and the 2005 Stock Incentive Plan as of February 24, 2017 downward by $0.7797. All other terms and conditions governing each such option remained unchanged. The table below reflects the terms of each option outstanding at December 31, 2017 and, accordingly, reflects such adjustments. In addition, Clear Channel Outdoor issued additional restricted stock units to holders of restricted stock units in lieu of the special dividends that were paid to stockholders. The additional restricted stock units vest based on time according to the original vesting schedules of the underlying restricted stock unit awards. Mr. Eccleshare’s additional restricted stock units are included in the table below.

Outstanding Equity Awards at December 31, 2017

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a) ($)
Name	(#) Exercisable		(#) Unexercisable
Robert W. Pittman	—		—		—	—	28,967	(b)	133,248	—	—
Richard J. Bressler	—		—		—	—	10,863	(c)	49,970	—	—
C. William Eccleshare	164,907	(d)	—		1.17	09/10/19	—		—	—	—
	22,500	(e)	—		1.16	02/24/20	—		—	—	—
	63,583	(f)	—		1.43	09/10/20	—		—	—	—
	15,360	(g)	—		4.78	12/13/20	—		—	—	—
	90,000	(h)	—		6.09	02/21/21	—		—	—	—
	90,000	(i)	—		5.02	03/26/22	—		—	—	—
	—		—		—	—	25,000	(j)	115,000	—	—
	—		—		—	—	4,191	(k)	19,279	—	—
	—		—		—	—	70,588	(l)	324,705	—	—
Scott R. Wells	84,650	(m)	253,950	(m)	6.85	3/3/2025	—		—	—	—
	18,882	(n)	18,882	(n)	7.71	6/15/2025	—		—	—	—
	6,413		19,241	(o)	5.69	6/3/2026	—		—	—	—
	—		—		—	—	45,830	(p)	210,818	—	—
	—		—		—	—	82,236	(q)	378,286	—	—
	—		—		—	—	88,235	(r)	405,881	—	—
	—		—		—	—	208,333	(s)	958,332	—	—
Steven J. Macri	—		—		—	—	—		—	—	—

(a)	For equity awards with respect to the Class A common stock of CCOH, this value is based upon the closing sale price of CCOH’s Class A common stock on December 29, 2017 of $4.60.
(b)

Mr. Pittman’s restricted stock award representing 85,197 shares of CCOH’s Class A common stock vested 28,115 shares on February 12, 2016 and 28,115 shares on February 12, 2017. The remaining 28,967 shares will vest on February 12, 2018.

(c)

Mr. Bressler’s restricted stock award representing 31,948 shares of CCOH’s Class A common stock vested 10,542 shares on February 12, 2016 and 10,543 shares on February 12, 2017. The remaining 10,863 shares will vest on February 12, 2018.

(d)

Mr. Eccleshare’s grant of options to purchase 202,813 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 48,062 shares vested on September 10, 2010; (2) options with respect to 74,736 shares vested on September 10, 2011; (3) options with respect to 40,006 shares vested on September 10, 2012; and (4) options with respect to 40,009 shares vested on September 10, 2013.

(e)

Mr. Eccleshare’s grant of options to purchase 62,094 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,523 shares vested on February 24, 2011; (2) options with respect to 15,524 shares vested on February 24, 2012; (3) options with respect to 15,523 shares vested on February 24, 2013; and (4) options with respect to 15,524 shares vested on February 24, 2014.

(f)

Mr. Eccleshare’s grant of options to purchase 63,583 shares of CCOH’s Class A common stock vested as follows: (1) options with respect to 15,895 shares vested on September 10, 2011; (2) options with respect to 15,896 shares vested on September 10, 2012; (3) options with respect to 15,895 shares vested on September 10, 2013; and (4) options with respect to 15,897 shares vested on September 10, 2014.

(g)	Mr. Eccleshare’s grant of options to purchase 15,360 shares of CCOH’s Class A common stock vested in three equal annual installments beginning on September 10, 2011.
(h)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on February 21, 2012.
(i)	Mr. Eccleshare’s grant of options to purchase 90,000 shares of CCOH’s Class A common stock vested in four equal installments beginning on March 26, 2013.
(j)	Mr. Eccleshare’s unvested restricted stock unit award representing 25,000 shares of CCOH’s Class A common stock vests 50% on September 21, 2019 and 50% on September 21, 2020.
(k)	Mr. Eccleshare’s unvested restricted stock unit award representing 4,191 shares will vest with respect to 50% on each of September 21, 2019 and September 21, 2020.
(l)

Mr. Eccleshare’s unvested restricted stock unit award with respect to 70,588 shares of CCOH’s Class A common stock will vest on June 28, 2019 provided Mr. Eccleshare is still employed by or provided services to Clear Channel Outdoor on such date.

(m)

Mr. Wells’ grant of options to purchase 338,600 shares of CCOH’s Class A common stock vest as follows: (1) 169,300 of the shares of the award is time-vesting, with 25% vesting annually beginning March 3, 2016; and (2) 169,300 shares of the award will vest upon achievement of OIBDAN targets to be specified by the Board.

(n)	Mr. Wells’ grant of options to purchase 37,764 shares of CCOH’s Class A common stock vest in four equal installments beginning June 15, 2016.
(o)	Mr. Wells’ grant of options to purchase 25,654 shares of CCOH’s Class A common stock vest in four equal installments beginning June 3, 2017.
(p)	Mr. Wells’ unvested restricted stock award representing 45,830 shares of CCOH’s Class A common stock vested 50% on June 15, 2018 and will vest 50% on June 15, 2019.
(q)	Mr. Wells’ will vest restricted stock award representing 82,236 shares of CCOH’s Class A common stock vests 50% on June 3, 2019 and 50% on June 3, 2020.
(r)

Mr. Wells’ unvested restricted stock award representing 88,235 shares of CCOH’s Class A common stock will vest on June 28, 2019 provided Mr. Wells is employed by or providing services to Clear Channel Outdoor on such date.

(s)	Mr. Wells’ unvested restricted stock award representing 208,333 shares of CCOH’s Class A common stock will vest 50% on September 7, 2020 and 50% on September 7, 2021.

Option Exercises and Stock Vested

The following table sets forth certain information concerning option exercises by and stock vesting for the named executive officers during the year ended December 31, 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(a) (#)	Value Realized on Exercise(b) ($)	Number of Shares Acquired on Vesting(c) (#)	Value Realized on Vesting(d) ($)
Robert W. Pittman	—	—	163,985	762,766
Richard J. Bressler	—	—	146,413	764,978
C. William Eccleshare	—	—	117,807	582,334
Scott R. Wells	—	—	—	—
Steven J. Macri	—	—	—	—

(a)	Represents the gross number of shares acquired upon exercise of vested options, without taking into account any shares withheld to cover the option exercise price or applicable tax obligations.
(b)

Represents the value of the exercised options, calculated by multiplying (1) the number of shares to which the option exercise related by (2) the difference between the actual market price of our Class A common stock at the time of exercise and the option exercise price.

(c)	Represents the gross number of shares acquired on vesting of restricted shares or restricted stock units, without taking into account any shares withheld to satisfy applicable tax obligations.
(d)

Represents the value of the vested restricted shares or restricted stock units calculated by multiplying (1) the number of vested restricted shares or restricted stock units by (2) the closing price on the vesting date.

Pension Benefits

Clear Channel Outdoor does not sponsor any pension plans in which the named executive officers participate.

Nonqualified Deferred Compensation Plans

Clear Channel outdoor does not sponsor any non-qualified deferred compensation plans in which the named executive officers participate.

Potential Post-Employment Payments

The following narrative and table describe the potential payments or benefits upon termination, change in control or other post-employment scenarios for each of our named executive officers, using an assumed December 31, 2017 trigger event for each scenario.

As described below under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement,” iHeartCommunications, our indirect parent entity, makes available to us, and we are obligated to use, the services of certain executive officers of iHeartCommunications and a portion of their salary and other personnel costs are allocated to us in recognition of their services provided to us. The provisions of their agreements are described below to the extent that amounts payable thereunder would be allocated to us under the Corporate Services Agreement upon termination, change in control or other post-employment scenario.

Robert W. Pittman

Termination by iHeartMedia for Cause, by Mr. Pittman without Good Cause or Upon Non-Renewal of the Agreement by Mr. Pittman. Robert W. Pittman’s employment agreement provides for the following payments and benefits upon termination by us for “Cause,” by Mr. Pittman without “Good Cause” or due to the non-renewal of the agreement by Mr. Pittman.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Pittman constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Pittman of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Pittman’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Pittman for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Pittman; or (6) a material violation by Mr. Pittman of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Pittman has been given written notice specifying the conduct qualifying for Cause and Mr. Pittman fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Pittman specifying the alleged failure; (2) a substantial and adverse change in Mr. Pittman’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Pittman’s base salary, performance bonus opportunity or additional bonus opportunity. To terminate for Good Cause, Mr. Pittman must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 15 days to cure.

If iHeartMedia terminates Mr. Pittman’s employment for Cause, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to Mr. Pittman’s accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under applicable employee benefit plans (“Accrued Amounts”). If Mr. Pittman terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Pittman a lump sum cash payment equal to his Accrued Amounts and any earned but unpaid annual bonus with respect to a previous year (“Earned Prior Year Annual Bonus”).

Termination by iHeartMedia without Cause, by Mr. Pittman for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Pittman’s employment without Cause, if Mr. Pittman terminates his employment for Good Cause or if iHeartMedia gives Mr. Pittman a notice of non-renewal, Mr. Pittman will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay Mr. Pittman, over a period of two years, an amount equal to two times the sum of his base salary and target bonus; (2) reimburse Mr. Pittman for all COBRA premium payments paid by Mr. Pittman for continuation of healthcare coverage during the 18-month period following the date of Mr. Pittman’s termination; and (3) pay Mr. Pittman a prorated annual bonus with respect to the days he was employed in the year that includes the termination, calculated as if he had remained employed through the normal payment date (“Prorated Annual Bonus”). Mr. Pittman’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Pittman will be entitled to the benefits described for a termination without Cause.

Termination due to Death or Disability. If Mr. Pittman is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12-month period, iHeartMedia may terminate his employment. If Mr. Pittman’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Pittman or his designee or estate: (1) a lump sum cash payment equal to his Accrued Amounts; (2) any Earned Prior Year Annual Bonus; and (3) a Prorated Annual Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Pittman or his estate for all COBRA premium payments paid by Mr. Pittman or his estate for continuation of healthcare coverage during the 18-month period following Mr. Pittman’s date of termination.

Impact of Termination on October 2, 2011 and October 15, 2012 Equity Awards. Except as described below, upon termination of Mr. Pittman’s employment, all of his outstanding and unvested iHeartMedia stock options granted on October 2, 2011 and restricted stock granted on October 15, 2012 will be cancelled. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause within 12 months after a change of control of iHeartMedia where the Sponsors do not receive cash as a direct result of such transaction in an amount equal to at least 75% of their equity interest in iHeartMedia immediately prior to the transaction, his unvested options will vest and become immediately exercisable. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause (in circumstances other than as described in the previous sentence), the portion of his unvested options that would have vested within 12 months after the date of termination will vest on the date of termination and become immediately exercisable. Upon termination of his employment due to death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of one year or the remaining 10-year term of the options. In the case of any termination of employment for a reason other than death or disability, Mr. Pittman’s vested stock options will continue to be exercisable for the shorter of six months or the remaining 10-year term of the options. If both of the following conditions occur during the six-month period after termination of Mr. Pittman’s employment, the period in which to exercise a vested option will be extended by an additional six months (in no event beyond the 10-year term of the options): (1) the average closing value of the Dow Jones Industrial Average for the 10 consecutive trading days immediately prior to the date the options would otherwise expire pursuant to the previous two sentences (the “Exercise Measurement Period”) is at least 20% less than for the 10 consecutive trading days ending on the date Mr. Pittman’s employment terminated (the “Base Measurement Period”) and (2) the average closing price of the Class A common stock as reported on the principle exchange on which it is listed for trading during the Exercise Measurement Period is at least 25% less than the average closing price of the Class A common stock reported on such exchange for the Base Measurement Period. If Mr. Pittman’s employment is terminated by iHeartMedia without Cause within 12 months after a change of control, his time-vesting iHeartMedia restricted stock granted on October 15, 2012 will vest.

On January 13, 2014, Mr. Pittman and iHeartMedia amended and restated Mr. Pittman’s employment agreement, providing certain additional benefits to Mr. Pittman, as described below.

Impact of Termination on Equity Awards Granted on January 13, 2014. In connection with Mr. Pittman’s amended and restated employment agreement, he was granted awards of restricted stock by iHeartMedia and CCOH on January 13, 2014.

The iHeartMedia restricted stock award granted on January 13, 2014 is divided into the Tranche 1 Shares and the Tranche 2 Shares. The Tranche 1 Shares will: (1) continue to vest in accordance with the terms of the award agreement upon a Change in Control (as defined in the award agreement); (2) vest with respect to 50,000 shares in the event Mr. Pittman’s employment is terminated by iHeartMedia without Cause or by Mr. Pittman for Good Cause, because iHeartMedia does not renew his employment agreement or because of Mr. Pittman’s death or disability (each, a “Good Leaver Termination”); and (3) vest with respect to 100% of any unvested shares if a Good Leaver Termination occurs within 90 days of a Change in Control. The Tranche 2 Shares will: (1) in the case of a Good Leaver Termination, be subject to continued vesting for the six-month period following such termination in accordance with the Qualifying Return to Investor metrics set forth in the award agreement; (2) in the case of a Standalone CIC (defined as a Change in Control that the Board determines is not effected by an entity with material operating assets and after which the business and assets of iHeartMedia continue on a standalone basis materially consistent with immediately prior to the Change in Control), be converted to a dollar vesting schedule such that the Tranche 2 Shares will vest, if at all, at 100% on the date that the Fair Market Value (as defined in the award agreement) of one share of iHeartMedia’s Class A common stock reaches $36; (3) in the case of a Good Leaver Termination that occurs during the 18-month period following a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Standalone CIC takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Standalone CIC takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 if such Standalone CIC takes place on or after the second anniversary of the grant date but prior to the fifth anniversary of the grant date; and (4) in the case of a Change of Control that is not a Standalone CIC, vest as to 75% of any unvested Tranche 2 Shares if such Change in Control takes place prior to the first anniversary of the grant date; vest as to 50% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the first anniversary of the grant date but prior to the second anniversary of the grant date; and vest as to 25% of any unvested Tranche 2 Shares if such Change in Control takes place on or after the second anniversary of the grant date but prior to the third anniversary of the grant date. Any unvested shares that do not vest as described above will terminate on the date his employment terminates.

With respect to the CCOH restricted stock, in the event that Mr. Pittman’s employment with iHeartMedia and its subsidiaries is terminated by iHeartMedia for a reason other than Cause or by Mr. Pittman for Good Cause, 50% of any shares of CCOH restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested CCOH restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Pittman ceases to be Executive Chairman of the Board of CCOH but continues to be employed by iHeartMedia, all unvested shares of CCOH restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in iHeartMedia’s Stock Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the CCOH award agreement (substituting iHeartMedia for CCOH). In the event of Mr. Pittman’s termination of employment or service from iHeartMedia for any other reason, then all unvested shares of CCOH restricted stock will be immediately forfeited.

Gross-Up Provisions under Mr. Pittman’s January 13, 2014 Amended and Restated Employment Agreement. Mr. Pittman’s amended and restated employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Pittman are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Pittman declines to submit such excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Pittman an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Pittman will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Pittman’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

In the event that Mr. Pittman’s employment is terminated due to his death, disability or retirement, then subject to Mr. Pittman’s or his estate’s execution and non-revocation of a release within 60 days of Mr. Pittman’s termination, iHeartMedia will pay him (or his estate) a lump sum amount equal to any taxes paid by Mr. Pittman in accordance with Section 83(b) of the Code with respect to the iHeartMedia restricted stock awarded on January 13, 2014 that, at the time of such death, disability or retirement, remains unvested. For purposes of Mr. Pittman’s employment agreement, retirement is deemed to occur if, for the 12-month period following Mr. Pittman’s termination by reason of non-renewal of the employment agreement by either party (excluding termination by iHeartMedia for Cause or due to disability) or by Mr. Pittman without Good Cause, Mr. Pittman does not commence employment with or provide significant services as an advisor or consultant to iHeartMedia or any unaffiliated companies.

Richard J. Bressler

Termination by iHeartMedia for Cause, by Mr. Bressler without Good Cause or Upon Non-Renewal of the Agreement by Mr. Bressler. Richard J. Bressler’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause,” by Mr. Bressler without “Good Cause” or due to the non-renewal of the agreement by Mr. Bressler.

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Bressler constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Bressler of his duties under the agreement (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days after written notice; (3) Mr. Bressler’s refusal or failure to follow lawful directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days after written notice; (4) a criminal conviction of, or plea of nolo contendere by, Mr. Bressler for a felony or material violation of any securities law including, without limitation, a conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach of the agreement by Mr. Bressler; or (6) a material violation by Mr. Bressler of iHeartMedia’s employment policies regarding harassment. In the case of (1), (3), (5) or (6), those acts will not constitute Cause unless Mr. Bressler has been given written notice specifying the conduct qualifying for Cause and Mr. Bressler fails to cure within 15 business days after receipt of the notice.

The term “Good Cause” includes, subject to certain exceptions: (1) a repeated willful failure by iHeartMedia to comply with a material term of the agreement after written notice by Mr. Bressler specifying the alleged failure; (2) a substantial and adverse change in Mr. Bressler’s position, material duties, responsibilities or authority; or (3) a material reduction in Mr. Bressler’s base salary, performance bonus opportunity or additional bonus opportunity. The removal of Mr. Bressler from the position of Chief Financial Officer of Clear Channel Outdoor will not constitute Good Cause. To terminate for Good Cause, Mr. Bressler must provide iHeartMedia with 30 days’ notice, after which iHeartMedia has 30 days to cure.

If iHeartMedia terminates Mr. Bressler’s employment for Cause, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to Mr. Bressler’s Accrued Amounts. If Mr. Bressler terminates his employment without Good Cause or elects not to renew his employment agreement, iHeartMedia will pay Mr. Bressler a lump sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual and Additional Bonus.

Termination by iHeartMedia without Cause, by Mr. Bressler for Good Cause, Upon Non-Renewal of the Agreement by iHeartMedia or Upon Change in Control. If iHeartMedia terminates Mr. Bressler’s employment without Cause, if Mr. Bressler terminates his employment for Good Cause or if Mr. Bressler’s employment is terminated following iHeartMedia’s notice of non-renewal after the initial term of the employment agreement, iHeartMedia will pay to Mr. Bressler a lump sum amount equal to: (1) Mr. Bressler’s Accrued Amounts; and (2) any Earned Prior Year Annual and Additional Bonus. In addition, provided he signs and returns a release of claims in the time period required, iHeartMedia will: (1) pay to Mr. Bressler, in periodic ratable installment payments twice per month over a period of 18 months following the date of termination, an aggregate amount equal to 1.5 times the sum of Mr. Bressler’s base salary and target annual bonus; (2) reimburse Mr. Bressler for all COBRA premium payments paid by Mr. Bressler for continuation of healthcare coverage during the 18-month period following the date of Mr. Bressler’s termination; (3) pay to Mr. Bressler a Prorated Annual Bonus; and (4) pay to Mr. Bressler a prorated bonus under his iHeartMedia SIP bonus opportunity, based on actual results for such year (the “Prorated Additional Bonus”).

Termination due to Death or Disability. If Mr. Bressler is unable to perform his duties under the agreement on a full-time basis for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Bressler’s employment is terminated due to death or disability, iHeartMedia will pay to Mr. Bressler or to his designee or estate: (1) a lump sum equal to Mr. Bressler’s Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) Mr. Bressler’s Prorated Annual Bonus; and (4) Mr. Bressler’s Prorated Additional Bonus. If a release of claims is signed and returned in the time period required, iHeartMedia will reimburse Mr. Bressler or his estate for all COBRA premium payments paid by Mr. Bressler or his estate for continuation of healthcare coverage during the 18-month period following Mr. Bressler’s date of termination.

Gross-Up Provisions. Mr. Bressler’s employment agreement contains a 280G “gross-up” provision that applies in certain circumstances in which any Company Payments received by Mr. Bressler are deemed to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are applicable and Mr. Bressler declines to submit the excess parachute payments for approval by iHeartMedia’s stockholders, iHeartMedia will pay to Mr. Bressler an amount equal to the excise tax imposed by Section 4999 of the Code. If, at the time any excise tax is imposed, the Cleansing Vote Rules are not applicable, Mr. Bressler will be entitled to a gross-up payment equal to (1) the excise tax and (2) any U.S. Federal, state and local income or payroll tax imposed on the gross-up payment (excluding any U.S. Federal, state and local income or payroll taxes otherwise imposed on the Company Payments); provided that if the Company Payments are found to be equal to or less than 110% of the “safe harbor” amount referenced in Mr. Bressler’s employment agreement, the Company Payments will be reduced to equal the safe harbor amount, such that no excise tax will be imposed by Section 4999 of the Code.

Impact of Termination on Equity Awards. In connection with Mr. Bressler’s employment agreement, he was granted an award of 271,739 restricted shares of Clear Channel Outdoor Class A common stock on July 29, 2013. In the event of Mr. Bressler’s termination of employment or service for any reason, then, except as otherwise provided in the award agreement, all unvested shares of the restricted stock will be immediately forfeited. In the event that Mr. Bressler’s employment with iHeartMedia, Clear Channel Outdoor and its subsidiaries is terminated by iHeartMedia or Clear Channel Outdoor for a reason other than Cause or by Mr. Bressler for Good Cause, 50% of any shares of the restricted stock that would otherwise vest within 12 months after such termination will remain outstanding and vest on the date such shares would otherwise have vested, except that if such termination occurs during the 90-day period prior to or the 12-month period following a Change in Control (as defined in the award agreement), 100% of any unvested restricted stock will vest upon the consummation of such Change in Control (or on the termination date in the case of a termination following a Change in Control). If Mr. Bressler ceases to be employed by Clear Channel Outdoor and its subsidiaries by reason of termination by Clear Channel Outdoor with or without Cause or at the written request of iHeartMedia but continues to be employed by iHeartMedia, all unvested shares of the restricted stock outstanding as of such termination will be converted into a number of shares of restricted stock of iHeartMedia having an aggregate Fair Market Value (as defined in the iHeartMedia 2015 Executive Long Term Incentive Plan) equal to the aggregate Fair Market Value of such unvested shares, in each case, as of the date of such termination, with such iHeartMedia restricted stock vesting on the terms and conditions as are set forth in the Clear Channel Outdoor award agreement (substituting iHeartMedia for Clear Channel Outdoor).

C. William Eccleshare

Termination by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason. Mr. Eccleshare’s employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Eccleshare without “Good Reason.”

Under the agreement, “Cause” is defined as: (1) conduct by Mr. Eccleshare constituting a material act of willful misconduct in connection with the performance of his duties; (2) continued, willful and deliberate non-performance by Mr. Eccleshare of his duties (other than by reason of physical or mental illness, incapacity or disability) where such non-performance has continued for more than 15 business days following written notice of such non-performance; (3) Mr. Eccleshare’s refusal or failure to follow lawful and reasonable directives consistent with his job responsibilities where such refusal or failure has continued for more than 15 business days following written notice of such refusal or failure; (4) a criminal conviction of, or a plea of nolo contendere by, Mr. Eccleshare for a felony or material violation of any securities law including, without limitation, conviction of fraud, theft or embezzlement or a crime involving moral turpitude; (5) a material breach by Mr. Eccleshare of any of the provisions of his employment agreement; or (6) a material violation by Mr. Eccleshare of Clear Channel Outdoor’s employment policies regarding harassment; provided, however, that Cause shall not exist under clauses (1), (3), (5) or (6) unless Mr. Eccleshare has been given written notice specifying the act, omission or circumstances alleged to constitute Cause and he fails to cure or remedy such act, omission or circumstances within 15 business days after receipt of such notice.

The term “Good Reason” includes: (1) a change in Mr. Eccleshare’s reporting line; (2) a material change in his titles, duties or authorities (provided that Mr. Eccleshare shall not have Good Reason to terminate employment if, after a restructuring or reorganization of Clear Channel Outdoor or a sale or spinoff of all or a portion of Clear Channel Outdoor’s operations, Mr. Eccleshare continues as Chief Executive Officer of CCI (or any of its successors)); (3) a reduction in Mr. Eccleshare’s base salary or target bonus, other than an across-the-board reduction applicable to all senior executive officers of Clear Channel Outdoor; (4) a required relocation within the domestic United States of more than 50 miles of his primary place of employment; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Eccleshare must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure, and Mr. Eccleshare must terminate employment within ten (10) days following the expiration of the Company’s cure period, if he still intends to terminate.

If Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor for Cause or by Mr. Eccleshare without Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare his accrued and unpaid base salary through the date of termination and any unreimbursed business expenses and any payments or benefits (including accrued but untaken vacation, if any) required under applicable employee benefit plans or equity plans in accordance with such plans and/or policies (the “Accrued Amounts”). In addition, if Mr. Eccleshare terminates his employment without Good Reason and he signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare any annual bonus and additional bonus earned but unpaid with respect to the calendar year prior to the year of termination (the “Earned Prior Year Annual and Additional Bonus”) and, if Clear Channel Outdoor terminates Mr. Eccleshare’s employment after receipt of Mr. Eccleshare’s notice of termination, Clear Channel Outdoor will pay any base salary for any remaining portion of the 90-day advance notice period.

If Mr. Eccleshare is terminated for Cause, his Clear Channel Outdoor stock options will be cancelled and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If Mr. Eccleshare terminates his employment without Good Reason, any unvested Clear Channel Outdoor stock options will be cancelled, he will have three months to exercise any vested Clear Channel Outdoor stock options and any unvested Clear Channel Outdoor restricted stock units will be forfeited. If his employment is terminated due to retirement (resignation from employment when the sum of his full years of age and full years of service equals at least 70, and he is at least 60 years of age with five full years of service at the time), all of his issued Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination by Clear Channel Outdoor without Cause, by Mr. Eccleshare for Good Reason, Upon Non-Renewal of the Agreement by Clear Channel Outdoor or Upon Change in Control. If Clear Channel Outdoor terminates Mr. Eccleshare’s employment without Cause (and not by reason of disability), if Clear Channel Outdoor does not renew the initial term or any subsequent renewal terms of the employment agreement or if Mr. Eccleshare terminates his employment for Good Reason, Clear Channel Outdoor will pay to Mr. Eccleshare any Accrued Amounts. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will: (1) pay to Mr. Eccleshare a severance payment in an amount equal to 120% of his then-applicable base salary and 100% of his then-applicable target annual bonus in respect of the year of termination (the “Severance Payment”), with such Severance Payment to be paid in equal monthly installments for a period of 12 months after such termination; (2) reimburse his family’s reasonable relocation expenses from New York City to London that are incurred during employment or within 12 months after his termination, including reimbursement of the New York City apartment lease breakage fee, subject to submission of expenses in accordance with the Company’s reimbursement policy (the “Relocation Fee”); (3) pay to Mr. Eccleshare the Earned Prior Year Annual and Additional Bonus; (4) pay to Mr. Eccleshare a pro rata portion of his annual bonus for the year of termination, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year for which pro rata portion of the annual bonus Mr. Eccleshare shall be eligible only if a bonus would have been earned by the end of the calendar year (the “Prorated Annual Bonus”); and (5) provide for him and his dependents continued participation in Clear Channel Outdoor’s group health plan that covers Mr. Eccleshare at Clear Channel Outdoor’s expense for a period of three months as long as he timely elects continued coverage and continues to pay copayment premiums at the same level and cost as Mr. Eccleshare paid immediately prior to the termination (the “COBRA Coverage Benefit”). If Mr. Eccleshare violates the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable), Mr. Eccleshare will forfeit any right to the pro rata portion of the Severance Payment for the number of months remaining in the 18-month non-compete period after termination. In addition, no Relocation Fee or COBRA Coverage Benefit will be paid in the event of a violation of the non-competition, non-interference or non-solicitation covenants contained in the employment agreement (after being provided a 10-day cure opportunity to the extent such violation is curable) and Mr. Eccleshare will reimburse Clear Channel Outdoor for any forfeited pro-rata portion of the Severance Payment, Relocation Fee and/or COBRA Coverage Benefit already paid.

Furthermore, in the event that Mr. Eccleshare’s employment is terminated by Clear Channel Outdoor without Cause or by Mr. Eccleshare for Good Reason, his unvested Clear Channel Outdoor restricted stock units awarded on July 26, 2012 will vest, his unvested Clear Channel Outdoor stock options will be cancelled and his vested Clear Channel Outdoor stock options will continue to be exercisable for three months. Mr. Eccleshare’s employment agreement does not provide for payments or benefits upon a change in control. Accordingly, if he is terminated without Cause after a change in control, Mr. Eccleshare will be entitled to the benefits described for a termination without Cause. Mr. Eccleshare’s unvested Clear Channel Outdoor stock options and Clear Channel Outdoor restricted stock units will vest upon a change in control, with or without termination. Further in this event, Mr. Eccleshare shall receive any unpaid portion of the payment to which he is entitled as a result of the Second Eccleshare Amendment, and any unvested restricted stock units shall automatically vest on his last day of employment.

Termination due to Disability. If Mr. Eccleshare is unable to perform the essential functions of his full-time position for more than 180 consecutive days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Eccleshare’s employment is terminated, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Accrued Amounts and the Relocation Fee for Mr. Eccleshare and his family. In addition, if Mr. Eccleshare signs and returns a release of claims in the time period required, Clear Channel Outdoor will pay to Mr. Eccleshare or his designee any Earned Prior Year Annual and Additional Bonus, Prorated Annual Bonus and the COBRA Coverage Benefit. If his employment is terminated due to disability, his unvested Clear Channel Outdoor stock options will continue to vest for the shorter of five years or the remainder of their original 10-year terms, and any unvested Clear Channel Outdoor restricted stock units will continue to vest as if he were employed.

Termination due to Death. If Mr. Eccleshare’s employment is terminated by his death, Clear Channel Outdoor will pay to his designee or estate: (1) the Accrued Amounts; (2) any Earned Prior Year Annual and Additional Bonus; (3) the Prorated Annual Bonus; (4) the Relocation Fee; and (5) the COBRA Coverage Benefit. If Mr. Eccleshare is terminated due to his death, his unvested Clear Channel Outdoor stock options will vest and continue to be exercisable for the shorter of one year or the remainder of the original 10-year term and his unvested Clear Channel Outdoor restricted stock units will vest.

Scott R. Wells

Termination by Clear Channel Outdoor for Cause or by Mr. Wells without Good Reason. Mr. Wells’ employment agreement provides for the following payments and benefits upon termination by Clear Channel Outdoor for “Cause” or by Mr. Wells without “Good Reason.”

Under the agreement, “Cause” is defined as Mr. Wells’: (1) willful misconduct; (2) willful refusal or repeated failure to perform his duties (other than due to disability); (3) willful refusal or repeated failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other criminal conduct that has or would result in material injury to Clear Channel Outdoor; (5) a material breach of his employment agreement; or (6) a material violation of Clear Channel Outdoor’s written employment and management policies that has or would result in material injury to Clear Channel Outdoor. In the case of (2), (3), (5), or (6), unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Wells has previously been provided notice, those acts will not constitute Cause unless Mr. Wells is provided with 15 days to cure after written notice.

The term “Good Reason” includes: (1) a material reduction in Mr. Wells’ base compensation; (2) a required relocation of Mr. Wells’ residence to a location more than 35 miles from its current location; (3) a material reduction in duties, authority or responsibilities; (4) a requirement that Mr. Wells report to any person of lesser authority than the Chairman and Chief Executive Officer of Clear Channel Outdoor or the Chief Financial Officer of Clear Channel Outdoor; or (5) a material breach by Clear Channel Outdoor of the terms of the employment agreement. To terminate for Good Reason, Mr. Wells must provide Clear Channel Outdoor with 30 days’ written notice, after which Clear Channel Outdoor has 30 days to cure.

If Mr. Wells is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus.

Termination by Clear Channel Outdoor without Cause, by Mr. Wells for Good Reason or Upon Non-Renewal of the Agreement by Clear Channel Outdoor. If Mr. Wells is terminated by Clear Channel Outdoor without Cause, Mr. Wells resigns for Good Reason or the agreement is not renewed by Clear Channel Outdoor: (1) he will receive a lump-sum cash payment equal to his Accrued Amounts and any Earned Prior Year Annual Bonus; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) in periodic payments in accordance with ordinary payroll practices and deductions, his base salary on the date of termination for 18 months (the “Wells Severance Payments”); (b) a Prorated Annual Bonus; (c) a separation bonus in an amount equal to 100% of his then-applicable target annual bonus in respect of the year of termination (the “Separation Bonus”), with such Separation Bonus to be paid in a lump sum; (d) a lump sum equal to the product of (i) 12 and (ii) the COBRA premiums Mr. Wells would be required to pay if he elected to continue the health benefits coverage he had prior to the termination date (less the amount Mr. Wells would have to pay for such coverage as an active employee); and (e) any unvested time vesting options scheduled to vest within the twelve month period following the date of termination, which options shall be considered fully vested on the date of termination and any unvested performance vesting options shall remain eligible to vest for the three month period following the date of termination. If Mr. Wells violates the terms of the severance agreement and general release of claims, the Wells Severance Payments shall cease.

Termination due to Disability. If Mr. Wells is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, Clear Channel Outdoor may terminate his employment. If Mr. Wells’ employment is terminated, he will receive: (1) a lump-sum cash payment equal to his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Termination due to Death. If Mr. Wells’ employment is terminated by his death, Clear Channel Outdoor will pay in a lump sum to his designee or, if no designee, to his estate: (1) his Accrued Amounts and (2) any Earned Prior Year Annual Bonus.

Steven J. Macri

Termination by iHeartMedia for Cause or by Mr. Macri without Good Cause. Mr. Macri’s employment agreement provides for the following payments and benefits upon termination by iHeartMedia for “Cause” or by Mr. Macri without “Good Cause.”

Under the agreement, “Cause” is defined as Mr. Macri’s: (1) willful misconduct; (2) non-performance of his duties (other than due to disability); (3) failure to follow lawful directives; (4) felony conviction, a plea of nolo contendere, or other conduct that has or would result in material injury to iHeartMedia’s reputation; (5) a material breach of his employment agreement; or (6) a material violation of iHeartMedia’s employment and management policies. In the case of (2), (3), (5), or (6) unless the action by its nature is not curable or is a recurrence of a previously cured act with respect to which Mr. Macri has previously been provided notice, those acts will not constitute Cause unless Mr. Macri is provided with 10 days to cure after written notice.

The term “Good Cause” includes, subject to certain exceptions: (1) iHeartMedia’s material breach of the agreement after written notice from Mr. Macri specifying the alleged failure; (2) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation; (3) a substantial and unusual reduction in responsibilities or authority; (4) if Mr. Macri’s responsibilities and authority in a finance-related capacity have not been expanded within the first 12 months of his employment; or (5) a change in the place of Mr. Macri’s performance outside a 50 mile radius of New York, New York. To terminate for Good Cause, Mr. Macri must provide iHeartMedia with 30 days written notice, after which iHeartMedia has 30 days to cure, unless the Good Cause is not curable by its nature.

If Mr. Macri is terminated with Cause, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination by iHeartMedia without Cause, by Mr. Macri for Good Cause or Upon Non-Renewal of the Agreement by iHeartMedia. If Mr. Macri is terminated by iHeartMedia without Cause, if Mr. Macri resigns for Good Cause or the agreement is not renewed by iHeartMedia: (1) he will receive his accrued and unpaid base salary through the termination date and payments required under applicable employee benefit plans; and (2) provided he signs and returns a severance agreement and general release of claims in the time period required, he will receive (a) $1,400,000.0 which represents the sum of Mr. Macri’s base salary and target Annual Bonus, to be paid out over a period of twelve 12 months and (b) a pro rata portion of his 2019 Annual Bonus, calculated based upon performance as of the termination date as related to overall performance at the end of the calendar year. Calculation and payment of the bonus, if any, will be pursuant to the plan in effect during the termination year.

Pursuant to the second amendment to Mr. Macri’s employment agreement, the term of Mr. Macri’s employment agreement, which was previously scheduled to expire on June 30, 2018, was extended through March 31, 2019. The second amendment to Mr. Macri’s employment agreement does not contemplate automatic renewals of the employment period and if Mr. Macri’s employment continues for any period of time following March 31, 2019, such employment will be “at-will” and may be terminated at any time by either party. In such case, pursuant to the second amendment to Mr. Macri’s employment agreement, Mr. Macri will be entitled to receive his accrued and unpaid base salary through termination date and any payments required under applicable employee benefit plans.

Termination due to Disability. If Mr. Macri is unable to perform the essential functions of his full-time position for more than 180 days in any 12 month period, iHeartMedia may terminate his employment. If Mr. Macri’s employment is terminated, he will receive a lump-sum cash payment equal to his Accrued Amounts.

Termination due to Death. If Mr. Macri’s employment is terminated by his death, iHeartMedia will pay in a lump sum to his designee or, if no designee, to his estate, his Accrued Amounts.

Post-Employment Table

The following table describes the potential payments or benefits upon termination, other post-employment scenarios or change in control for each of those named executive officers. The amounts in the table below show only the value of amounts payable or benefits due to enhancements in connection with each scenario, and do not reflect amounts otherwise payable or benefits otherwise due as a result of employment. In addition, the table does not include amounts payable pursuant to plans that are available generally to all salaried employees. The actual amounts to be paid out can only be determined at the time of such change in control or such executive officer’s termination of service.

Name	Benefit	Termination with “Cause”	Termination without “Cause” or Resignation for “Good Cause” or “Good Reason”		Termination due to “Disability”		Termination due to Death		Retirement or Resignation without “Good Cause” or “Good Reason”		“Change in Control” without Termination(b)	“Change in Control” with Termination
Robert W. Pittman(c)	Vesting of equity awards(d)	—	—		—		—		—		—	$220,584

	TOTAL	—	—		—		—		—		—	$220,584

Richard J. Bressler(c)	Cash payment TOTAL	—	$2,736,905	(e)	$1,132,205	(f)	$1,132,205	(f)	—		—	$2,736,905	(e)
	Cash value of benefits(g)	—	9,688		9,688		9,688		—		—	9,688
	Vesting of equity awards(d)	—	—		—		—		—		—	82,722

	TOTAL	—	$2,746,593		$1,141,893		$1,141,893		—		—	$2,829,315

C. William Eccleshare	Cash payment	—	$3,010,000	(h)	$810,000	(i)	$810,000	(i)	$506,575	(j)	—	—
	Vesting of equity awards(d)	—	—		—		458,983		—		$458,983	—

	TOTAL	—	$3,010,000		$810,000		$1,268,983		$506,575		$458,983	—

Scott R. Wells	Cash payment	—	$2,426,396	(k)	—		—		—		—	—
	Cash value of benefits(g)	—	6,915		—		—		—		—	—

	TOTAL	—	$2,433,311		—		—		—		—	—

Steven J. Macri(c)	Cash payment	—	$376,213	(l)	—		—		—		—	—

	TOTAL	—	$376,213		—		—		—		—	—

(a)	Amounts reflected in the table were calculated assuming the triggering event occurred on December 31, 2017.
(b)

Amounts reflected in the “Change in Control without Termination” column were calculated assuming that no termination occurred after the change in control. The values of any additional benefits to the named executive officers that would arise only if a termination were to occur after a change in control are disclosed in the footnotes to the “Change in Control with Termination” or other applicable columns.

(c)

Amounts reflected in the table represent Clear Channel Outdoor’s portion of post-employment payments for Messrs. Pittman, Bressler and Macri. Pursuant to the Corporate Services Agreement, a percentage of payments made to Messrs. Pittman, Bressler and Macri upon termination or a change in control, other than payments with respect to the vesting of any iHeartMedia equity awards, would be allocated to Clear Channel Outdoor. For 2017, this allocation is based on Clear Channel Outdoor’s 2017 OIBDAN as a percentage of iHeartCommunications’ 2017 OIBDAN. For a further discussion of the Corporate Services Agreement, please refer to “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement.”

(d)

Amounts reflect the value of unvested Clear Channel Outdoor equity awards held by the respective named executive officers on December 31, 2017 that are subject to accelerated vesting. This value is based upon the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2017 of $4.60, but it excludes stock options with an exercise price exceeding the closing price of Clear Channel Outdoor’s Class A common stock on December 31, 2017. The value of vested equity awards and equity awards that continue to vest and/or remain exercisable following termination (but vesting is not accelerated) are not included in this table.

(e)

Represents the allocated portion of (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target for the year ended December 31, 2017, (2) an annual bonus for the year ended December 31, 2017; (3) an iHeartMedia SIP bonus for the year ended December 31, 2017 pursuant to Mr. Bressler’s employment agreement; and (4) the half of the retention bonus that Mr. Bressler will not be required to repay upon involuntary termination without cause prior to the first anniversary of the effective date of the award.

(f)

Represents the allocated portion of (1) an annual bonus for the year ended December 31, 2017, (2) an iHeartMedia SIP bonus for the year ended December 31, 2017, pursuant to Mr. Bressler’s employment agreement; and (3) the half of the retention bonus that Mr. Bressler will not be required to repay upon involuntary termination without cause prior to the first anniversary of the effective date of the award.

(g)

The values associated with the continued provision of health benefits are based on the 2017 premiums for insurance multiplied by the amount of time Messrs. Bressler and Wells are entitled to those benefits pursuant to their respective employment agreements.

(h)

Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2017, (2) an annual bonus for the year ended December 31, 2017, (3) $80,000 previously earned pursuant to the 2015 SIP bonus, and (4) $180,000 previously earned pursuant to the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement.

(i)

Represents (1) an annual bonus for the year ended December 31, 2017, (2) $80,000 previously earned pursuant to the 2015 SIP bonus, and (3) $180,000 previously earned pursuant the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement.

(j)

Represents (1) $80,000 previously earned pursuant to the 2015 SIP bonus, (2) $180,000 previously earned pursuant to the 2016 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement, and (3) base salary during the required 90-day notice period under Mr. Eccleshare’s employment agreement.

(k)

Represents the amount payable to Mr. Wells pursuant to his employment agreement, which includes (1) 1.5 times his base salary at termination, (2) his annual bonus target for the year ended December 31, 2017, and (3) a prorated annual bonus for the year ended December 31, 2017. If Mr. Wells were terminated without cause, any time-vesting Clear Channel Outdoor options that would vest within one year following the termination date would vest. Also, any performance-vesting options would remain eligible to vest for 3 months following the termination date.

(l)

Represents the allocated portion of (1) the sum of Mr. Macri’s base salary at termination and annual bonus target for the year ended December 31, 2017, and (2) an annual bonus for the year ended December 31, 2017, pursuant to Mr. Macri’s employment agreement.

Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing pay ratio information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Robert W. Pittman, our Chief Executive Officer. For 2017, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $42,611; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $534,469.

Based on this information, for 2017 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 13 to 1.

Explanation of our Pay Ratio Disclosure

Mr. Pittman, our Chief Executive Officer, simultaneously holds the same positions at iHeartCommunications and iHeartMedia, our indirect parent entities. Our Chief Financial Officer, General Counsel, Chief Accounting Officer and Senior Vice President—Corporate Finance also hold the same positions at iHeartCommunications and iHeartMedia. The compensation of all of these officers is set by the board of directors and the Compensation Committee of the board of directors of iHeartMedia and allocated to us pursuant to the Corporate Services Agreement, dated November 16, 2005, by and between iHeartMedia Management Services, Inc., an indirect subsidiary of iHeartMedia, and Clear Channel Outdoor. These officers’ compensation is paid by iHeartMedia, and Clear Channel Outdoor is allocated a portion of the cost of the services of these officers, other than Mr. Pittman. The compensation paid by iHeartMedia to Mr. Pittman is not allocated to Clear Channel Outdoor, and is not reflected in our Summary Compensation Table. The only compensation reflected in our Summary Compensation Table for Mr. Pittman is $534,469 of accrued dividends paid on restricted shares issued by Clear Channel Outdoor that vested during 2017. Consequently, the pay ratio information calculated in accordance with Item 402(u) of Regulation S-K, which uses Mr. Pittman’s annual total compensation as reported in the Summary Compensation Table presented in this Proxy Statement, is not reflective of the ratio of our of CEO’s earnings to the annual total compensation of our median employee.

All of Mr. Pittman’s compensation for 2017 is reflected in iHeartMedia’s Summary Compensation Table for 2017. Consequently, in addition to the foregoing disclosure, we believe that the following information is helpful in evaluating the earnings of our CEO. This information should be viewed as a supplement to, and not as a replacement of, the required pay ratio disclosure set forth above. As described in footnote (g) to the Summary Compensation Table, Mr. Pittman received $1,200,000 in Salary, $11,050,000 in Bonus and Non-Equity Incentive Plan Compensation and $1,152,112 in All Other Compensation from iHeartMedia, in each case, calculated in accordance with the requirements of the Summary Compensation Table. Using all or a portion of Mr. Pittman’s annual total compensation for 2017 as set forth in iHeartMedia’s Summary Compensation Table in our pay ratio calculation would have resulted in a significantly higher pay ratio than the pay ratio calculated in accordance with Item 402(u) of Regulation S-K.

Methodology, Assumptions and Estimates Used in Determining our Pay Ratio Disclosure

In determining the pay ratio calculation, we used the methodology, assumptions and estimates set forth below. We believe the pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

1. We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the median employee, to allow sufficient time to identify the median employee given the global scope of our operations.

2. We determined that, as of October 1, 2017, our employee population consisted of approximately 5,823 individuals working at Clear Channel Outdoor and its consolidated subsidiaries. This number does not include 326 employees of iHeartMedia who provide corporate services to us under the Corporate Services Agreement. These iHeartMedia employees are compensated by iHeartMedia, and the costs of these corporate services are allocated to us as described under “Certain Relationships and Related Party Transactions—iHeartMedia, Inc.—Corporate Services Agreement.” These iHeartMedia employees do not receive any compensation from Clear Channel Outdoor.

3. Of our employee population as of October 1, 2017, 1,584 were U.S. employees and 4,239 were non-U.S. employees. We excluded employees who are located in the jurisdictions set forth below from the determination of median employee, under the de minimis exception in the SEC rules.

Country	Number of Employees
Hungary	1
Estonia, Lithuania, Latvia and Russia	24
Denmark	29
Finland	49
Poland	67
Total Excluded Employees	170

In total, the excluded employees represented 2.9% of our combined U.S. and non-U.S. workforce.

4. For purposes of measuring the compensation of our employee population, we selected total cash compensation. Total cash compensation includes base salary, hourly pay, overtime, bonuses and commissions, as reported on our payroll records. We measured total cash compensation of the employees included in the calculation over the nine-month period ended September 30, 2017. While some of our highly compensated employees are eligible to receive cash bonuses in the first quarter of the year under our annual cash bonus plan, the majority of our employees are not eligible to receive annual cash bonuses and instead earn quarterly cash bonuses or commissions, or are not eligible for any bonus. Consequently, we believe that total cash compensation for the nine-month period ended September 30, 2017 reasonably reflects the annual total compensation of our employee population for purposes of identifying our median employee.

5. We gathered our total cash compensation information for the nine-month period ended September 30, 2017 from payroll records of each of our business units and applied this compensation measure consistently to all of our employees included in the calculation. We annualized the total cash compensation of permanent employees hired during the year. We did not make any other annualizing adjustments, and we did not make any cost-of-living adjustments in identifying the median employee. Amounts in foreign currency were converted from local currency to U.S. dollars using the average daily exchange rate of each country’s respective currency to U.S. dollars for the twelve months ended December 31, 2017.

6. Once we identified the median employee, we identified and calculated the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $42,611. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement.

Relationship of Compensation Policies and Programs to Risk Management

In consultation with the Compensation Committee, management conducted an assessment of whether Clear Channel Outdoor’s compensation policies and practices encourage excessive or inappropriate risk taking by our employees, including employees other than our named executive officers. This assessment included discussions with members of the corporate Human Resources, Legal and Finance departments, as well as personnel in the business units, and a review of corporate and operational compensation arrangements. The assessment analyzed the risk characteristics of our business and the design and structure of our incentive plans and policies. Although a significant portion of our executive compensation program is performance-based, the Compensation Committee has focused on aligning Clear Channel Outdoor’s compensation policies with the long-term interests of Clear Channel Outdoor and avoiding rewards or incentive structures that could create unnecessary risks to Clear Channel Outdoor.

Management reported its findings to the Compensation Committee, which agreed with management’s assessment that our plans and policies do not encourage excessive or inappropriate risk taking and determined such policies or practices are not reasonably likely to have a material adverse effect on Clear Channel Outdoor.

Director Compensation

The individuals who served as members of our Board during 2017 are set forth in the table below. Only our independent directors are compensated for serving as directors of Clear Channel Outdoor. As a result, only Messrs. Jacobs (who retired from our Board effective February 15, 2018), Keglevic, Temple (who did not stand for reelection at our 2017 Annual Meeting of Stockholders) and Tremblay were compensated for their service as directors of Clear Channel Outdoor during 2017. The following table contains information about our independent directors’ 2017 compensation.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(a) ($)	Option Awards(a) ($)	Total ($)
Blair E. Hendrix	—	—	—	—
Douglas L. Jacobs(b)	422,500	148,522	—	571,022
Daniel G. Jones	—	—	—	—
Paul Keglevic	189,326	139,996	—	329,322
Vicente Piedrahita	—	—	—	—
Robert W. Pittman(c)	—	—	—	—
Olivia Sabine	—	—	—	—
Christopher M. Temple(d)	181,620	—	—	181,620
Dale W. Tremblay	424,000	159,381	—	583,381

(a)

Amounts in the Stock Awards and Option Awards columns reflect the full grant date fair value of stock and options awarded under our 2012 Amended and Restated Stock Incentive Plan during 2017, computed in accordance with the requirements of FASB ASC Topic 718, but excluding any impact of estimated forfeiture rates as required by SEC regulations. On March 23, 2017, in lieu of the dividend paid on February 23, 2017, Messrs. Jacobs and Tremblay were award 1,433 and 3,258, respectively, shares of Clear Channel Outdoor Class A common stock, which were vested immediately. On July 21, 2017, each of Messrs. Jacobs, Keglevic and Tremblay received an annual award of 27,722 shares of time-vesting restricted stock.

For the restricted stock awards, the grant date fair value is based on the closing price of our Class A common stock on the date of grant.

For further discussion of the assumptions made in valuation, see also Note 9-Company Equity (Deficit) in the audited carve-out financial statements included in this information statement/prospectus.

As of December 31, 2017, there were outstanding stock options awarded to our independent directors in 2012 and prior thereto with respect to an aggregate of 100,522 shares of our Class A common stock outstanding under our 2005 Stock Incentive Plan. As of December 31, 2017, there were outstanding stock options awarded to our independent directors in 2016 and prior thereto with respect to 132,411 shares of our Class A common stock outstanding under our 2012 Amended and Restated Stock Incentive Plan and there were 21,870 unvested shares of restricted stock awarded to our independent directors in 2017 and prior thereto outstanding under our 2012 Amended and Restated Stock Incentive Plan.

(b)	Mr. Jacobs ceased serving on our Board on February 15, 2018.
(c)

Robert W. Pittman serves as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia, as well as a member of our Board and the Boards of Directors of iHeartCommunications and iHeartMedia. Mr. Pittman’s compensation for his services as an officer of Clear Channel Outdoor, iHeartCommunications and iHeartMedia is included in the Summary Compensation Table in iHeartMedia’s proxy statement. Mr. Pittman did not receive any additional compensation for his service on our Board during 2017. Mr. Pittman will cease serving on our Board on the date of the annual meeting.

(d)	Mr. Temple ceased serving on our Board on May 26, 2017.

Messrs. Jacobs, Keglevic and Tremblay all served as our independent directors during 2017. The Board’s compensation structure for our independent directors consists of the following components: (1) an annual cash retainer; (2) an additional cash payment for each Board meeting attended; (3) an additional cash payment for each committee meeting attended; and (4) an additional annual cash retainer for the Committee chairpersons. We also may grant stock options or other stock-based awards to the independent directors, and the independent directors may elect to receive their fees in the form of shares of our common stock. None of the independent directors made this election during 2017. Directors also are reimbursed for their expenses associated with their service as directors of Clear Channel Outdoor. We also pay retainer and meeting fees to directors serving on ad hoc special committees from time to time. During 2017, for service on an ad hoc special committee, Mr. Jacobs received retainer fees of $240,000 and meeting fees of $34,500; Mr. Tremblay received retainer fees of $240,000 and meeting fees of $31,500; Mr. Temple received retainer fees of $96,774 and meeting fees of $31,500; and Mr. Keglevic received retainer fees of $112,903 and meeting fees of $3,000.

During 2016, at the request of the Compensation Committee, we conducted an analysis of independent director compensation. After reviewing the analysis, our Board revised the compensation program for our independent directors effective July 1, 2016 and granted restricted stock to our independent directors as described in footnote (a) above. Effective as of July 1, 2016, the compensation program for our independent directors is as set forth below.

Annual cash retainer	$70,000
Additional cash payment per Board meeting attended	$2,000
Additional cash payment per Committee meeting attended	$1,500
Additional annual cash retainer for Committee Chairperson:
● Audit Committee Chair	$25,000
● Compensation Committee Chair	$20,000
● Intercompany Note Committee Chair	$20,000
Annual equity award value	$140,000

In 2016, our Board adopted a stock ownership guideline for our independent directors that requires our independent directors to own a minimum of 35,000 shares of Class A common stock by July 1, 2019 or, in the case of any independent directors appointed after the adoption of the guideline, within three years of the date of the independent director’s appointment.

Golden Parachute Compensation

In accordance with Item 402(t) of Regulation S-K, the following table shows the amounts of payments and benefits that each executive officer of CCOH would receive that are based on or otherwise related to the Merger that may become payable to each of CCOH’s named executive officers. The amounts reflect the terms of the executive officers’ compensation arrangements with CCOH as in effect on the date of this information statement/prospectus.

In addition to the payments and benefits described in this section, CCOH may take certain compensation actions prior to the Closing that will affect CCOH’s named executive officers, although these determinations have not been made as of the date of this information statement/prospectus, and the impact of any future determinations is not reflected in the amounts estimated below. Among other actions, CCOH may make cash retention grants or long-term incentive grants, or may determine to adjust existing awards to accelerate the vesting of such awards or make other changes, subject to certain conditions.

The tables assume that the consummation of the Merger occurs on December 31, 2018, the latest practicable date before the date of this information statement/prospectus. The amounts for equity awards below are determined using a per share price of CCOH Common Stock of $        , which is the average closing price per share of CCOH Common Stock over the five business days following the announcement of the Settlement Agreement. The amounts indicated below are estimates of the amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimburse- ment($)(5)	Other ($)	Total ($)
Robert W. Pittman (6)	—	—	—	—	—	—	—
Richard J. Bressler	$2,390,798(7)	—	—	11,479	—	—	2,402,277
C. William Eccleshare	$3,490,000(8)	—	—	—	—	—	3,490,000
Scott R. Wells	$2,672,927(9)	—	—	6,915	—	—	2,679,842
Steven J. Macri	$293,376(10)	—	—	—		—	293,376

(1)

Mr. Pittman, Mr. Bressler’s and Mr. Macri’s employment agreements are with iHeartMedia. Pursuant to the terms of these employment agreements, Messrs. Pittman, Bressler and Macri are entitled to certain payments in connection with termination of employment by iHeartMedia without cause, by the employee for good cause or upon non-renewal of the applicable employment agreement. These payments are triggered solely by a termination of employment and are not triggered by, contingent upon or related to a change in control of iHeartMedia or CCOH. The amounts included in the table are the benefits to which they would be entitled for a termination without Cause, whether or not a change in control occurs. These benefits for Messrs. Bressler and Macri are allocated to CCOH pursuant to the Corporate Services Agreement with iHeartCommunications. Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to CCOH.

Mr. Eccleshare’s and Mr. Wells’ employment agreements are with CCOH. Pursuant to the terms of these employment agreements, Messrs. Eccleshare and Wells are entitled to certain payments in connection with termination of employment by CCOH without cause, by the employee for good reason or upon non-renewal of the applicable employment agreement. These payments are triggered solely by a termination of employment and are not triggered by, contingent upon or related to a change in control of iHeartMedia or CCOH. The amounts included in the table are the benefits to which they would be entitled for a termination without Cause, whether or not a change in control occurs.

(2)

As of the date of this information statement/prospectus, Mr. Eccleshare held 321,508 unvested CCOH Restricted Stock Units. The agreements governing 29,191 of Mr. Eccleshare’s CCOH Restricted Stock Units provide that upon a change in control, with or without a termination, the CCOH Restricted Stock Units will become fully vested immediately, and the agreements governing 70,588 of Mr. Eccleshare’s CCOH Restricted Stock Units provide that the CCOH Restricted Stock Units vest if Mr. Eccleshare’s employment is terminated by the Company without “cause” (as defined in the agreement) within twelve (12) months following a “change in control.” The agreements governing 221,729 of Mr. Eccleshare’s CCOH Restricted Stock Units specifically exclude the Separation from triggering vesting. The determination of whether a change in control has occurred shall be made by the CCOH Board, acting in its sole discretion. The Compensation Committee of the CCOH Board has not made a determination that a change in control (for purposes of Mr. Eccleshare’s restricted stock unit award agreements) will occur as a result of the Merger and the Separation, and the Merger Agreement provides that all such awards will be assumed by New CCOH and will remain subject to their existing terms and conditions without adjustment. Accordingly, no amounts are set forth in the table in respect of these unvested CCOH Restricted Stock Units. If the Compensation Committee of New CCOH Board determines that a change of control has occurred following the consummation of the Merger, the amount set forth next to Mr. Eccleshare’s name in the “Equity” column in the table would be $        . Of this amount, $         would be “single trigger,” as it would be recognized upon consummation of the Merger, whether or not Mr. Eccleshare’s employment is terminated, and $         would be “double trigger,” as it would be recognized only upon the termination of Mr. Eccleshare’s employment within 12 months following the consummation of the Merger.

As of the date of this information statement/prospectus, Mr. Wells held 233,894 unvested CCOH Stock Options and unvested CCOH Restricted Stock Awards representing 623,448 shares. The agreements governing Mr. Wells’ CCOH Stock Options provide that upon a change in control, with our without termination, the CCOH Stock Options will become fully vested immediately, and the agreements governing

Mr. Wells’ CCOH Restricted Stock Awards provide that the CCOH Restricted Stock Awards vest if Mr. Wells’ employment is terminated by the Company without “cause” (as defined in the agreement) within twelve (12) months following a “change in control.” The agreements governing 221,729 of Mr. Wells’ CCOH Restricted Stock Awards specifically exclude the Separation from triggering vesting. The Compensation Committee of the CCOH Board has not made a determination that a change in control (for purposes of Mr. Wells’ equity award agreements) will occur as a result of the Merger and the Separation, and the Merger Agreement provides that all such awards will be assumed by New CCOH and will remain subject to their existing terms and conditions without adjustment. Accordingly, no amounts are set forth in the table in respect of these unvested equity awards. If the Compensation Committee of New CCOH Board determines that a change of control has occurred following the consummation of the Merger, the amount set forth next to Mr. Wells’ name in the “Equity” column in the table would be $        . Of this amount, $         for the CCOH Stock Options would be “single trigger,” as it would be recognized upon consummation of the Merger, whether or not Mr. Wells’ employment is terminated, and $         for the CCOH Restricted Stock Awards would be “double trigger,” as it would be recognized only upon the termination of Mr. Wells’ employment within 12 months following the consummation of the Merger.

The following table shows the amounts in this column attributable to unvested CCOH Stock Options, unvested CCOH Restricted Stock Awards and unvested CCOH Restricted Stock Units that may become vested if the Compensation Committee of the CCOH Board or the Compensation Committee of the New CCOH Board determines that a change in control has occurred for purposes of the award agreements:

Name	Number of Unvested CCOH Stock Options	Value of Unvested CCOH Stock Options		Number of Unvested CCOH Restricted Stock Awards	Value of Unvested CCOH Restricted Stock Awards		Number of Unvested CCOH Restricted Stock Units	Value of Unvested CCOH Restricted Stock Units
Robert W. Pittman	—		—	—		—	—		—
Richard J. Bressler	—		—	—		—	—		—
C. William Eccleshare	—		—	—		—	99,779	$
Scott R. Wells	233,894	$		401,719	$		—		—
Steven J. Macri	—		—	—		—	—		—

The value of the unvested equity awards is based on the average closing price per share of CCOH Common Stock over the five business days following the announcement of the Settlement Agreement, or $            . Actual values may be greater or less than those provided for above.

Depending on when the consummation of the Merger occurs, certain equity awards shown as unvested in the table may become vested in accordance with their terms without regard to the Merger.

(3)	CCOH does not sponsor any pension plans or non-qualified deferred compensation plans in which the named executive officers participate.

(4)

Upon termination of Mr. Pittman’s, Mr. Bressler’s and Mr. Wells’ employment without cause, for good reason or upon non-renewal by iHeartMedia or CCOH, as applicable, Messrs. Pittman and Bressler would receive reimbursement for COBRA premium payments for a period of 18 months, and Mr. Wells will receive a lump sum payment in an amount equal to his expected COBRA premium payments for a period of 12 months. The values associated with the continued provision of health benefits are based on the 2018 premiums for insurance multiplied by the amount of time Messrs. Bressler and Wells are entitled to those benefits pursuant to their respective employment agreements. These payments are triggered solely by a termination of employment and are not triggered by, contingent upon or related to a change in control of iHeartMedia or CCOH. The amounts included in the table are the benefits to which they would be entitled for a termination without Cause, whether or not a change in control occurs.

(5)

Under certain circumstances as described above under “Information about the Transaction—Interests of Certain Persons in the Merger—Other Arrangements,” if the payment of severance to Messrs. Pittman and Bressler would cause them to become subject to the excise tax rules under Section 4999 of the Internal

Revenue Code, Messrs. Pittman and Bressler would be eligible to receive an excise tax gross-up payment under the terms of their employment agreement. It is not anticipated that Messrs. Pittman and Bressler will be entitled to a gross-up payment in connection with the Merger and the Separation.

(6)

Mr. Pittman’s compensation is paid by iHeartMedia and is not allocated to CCOH. Accordingly, any amounts that may be payable to Mr. Pittman by iHeartMedia upon a change in control or a termination following a change in control are not included in the table.

(7)

Represents the allocated portion of (1) 1.5 times the sum of Mr. Bressler’s base salary at termination and annual bonus target defined as 50% of base salary (2) the 1st quarter portion of the 2018 KEIP that Mr. Bressler will not be required to repay upon involuntary termination, and (3) the 2016 and 2017 SIP payments that Mr. Bressler will not be required to repay upon involuntary termination.

(8)

Represents (1) the sum of 1.2 times Mr. Eccleshare’s base salary at termination and 1.0 times Mr. Eccleshare’s annual bonus target for the year ended December 31, 2018, (2) an estimated annual bonus for the year ended December 31, 2018, (3) $90,000 previously earned pursuant to the 2016 SIP bonus, and (4) $200,000 previously earned pursuant to the 2017 SIP bonus, pursuant to Mr. Eccleshare’s employment agreement.

(9)

Represents the amount payable to Mr. Wells pursuant to his employment agreement, which includes (1) 1.5 times his base salary for the year ended December 31, 2018, (2) his annual bonus target for the year ended December 31, 2018, and (3) an estimated annual bonus for the year ended December 31, 2018.

(10)

Represents the allocated portion of (1) the sum of Mr. Macri’s base salary at termination and annual bonus target and (2) the 1st quarter portion of the 2018 KEIP that Mr. Macri will not be required to repay upon involuntary termination.

Compensation Committee Interlocks and Insider Participation

During 2018, Messrs. Jacobs and Tremblay served as the members of CCOH’s Compensation Committee. There were no “interlocks” among any of the directors who served as members of CCOH’s Compensation Committee and any of CCOH’s executive officers during 2017 and as of the date of this information statement/prospectus. During 2018, no member of CCOH’s Compensation Committee simultaneously served as an executive officer of CCOH. No member of CCOH’s Compensation Committee had a relationship with CCOH that requires disclosure under Item 404 of Regulation S-K.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of CCOH Common Stock

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of CCOH’s Common Stock as of December 17, 2018 for: (1) each director currently serving on CCOH’s board of directors; (2) each of CCOH’s named executive officers; (3) CCOH’s directors and executive officers as a group; and (4) each person known to CCOH to beneficially own more than 5% of any class of its outstanding shares of common stock. At the close of business on December 17, 2018, there were 50,427,826 shares of CCOH Class A Common Stock outstanding and 315,000,000 shares of CCOH’s Class B Common Stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Each share of CCOH Class A Common Stock is entitled to one vote on matters submitted to a vote of the stockholders and each share of CCOH Class B Common Stock is entitled to 20 votes on matters submitted to a vote of the stockholders. Each share of CCOH Class B Common Stock is convertible at the option of the holder thereof into one share of CCOH Class A Common Stock. Each share of CCOH Class A Common Stock is entitled to share equally on a per share basis in any dividends and distributions by us.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner(a)	Number of Shares of CCOH Class A Common Stock	Number of Shares of CCOH Class B Common Stock	Percent of CCOH Class A Common Stock(b)	Percent of CCOH Class B Common Stock(b)	Percent of Outstanding CCOH Common Stock on an As-Converted Basis(b)
Holders of More than 5%:
iHeartCommunications, Inc.(c)	10,726,917	315,000,000	21.9%	100.0%	89.1%
GAMCO Asset Management Inc. and affiliates(d)	5,723,195	—	11.3%	—	1.6%
Mason Capital Management LLC(e)	4,172,946	—	8.3%	—	1.1%
Abrams Capital Management, L.P. and affiliates(f)	3,354,390	—	6.7%	—	*
The Vanguard Group, Inc.(g)	3,184,635	—	6.3%	—	*
Named Executive Officers, Executive Officers and Directors:
Richard J. Bressler(h)	146,219	—	*	—	*
C. William Eccleshare(i)	733,559	—	1.4%	—	*
Blair E. Hendrix(j)	—	—	—	—	—
Daniel G. Jones(k)	—	—	—	—	—
Paul Keglevic(l)	53,890	—	*	—	*
Steven J. Macri	—	—	—	—	—
Vicente Piedrahita	—	—	—	—	—
Robert W. Pittman(m)	356,936	—	*	—	*
Olivia Sabine	—	—	—	—	—
Harvey L. Tepner(n)	26,168	—	*	—	*
Dale W. Tremblay(o)	190,175	—	*	—	*
Scott R. Wells(p)	827,556	—	1.6%	—	*
All directors and executive officers as a group (14 individuals)(q)	2,585,171	—	5.1%	—	*

*	Means less than 1%.
(a)	Unless otherwise indicated, the address for all beneficial owners is c/o Clear Channel Outdoor Holdings, Inc., 20880 Stone Oak Parkway, San Antonio, Texas 78258.
(b)	Percentage of ownership calculated in accordance with Rule 13d-3(d)(1) under the Exchange Act.

(c)

Represents 10,726,917 shares of CCOH Class A Common Stock held by CC Finco, LLC, a wholly owned subsidiary of iHeartCommunications, 215,000,000 shares of CCOH Class B Common Stock held by CCH and 100,000,000 shares of CCOH’s Class B Common Stock held by Broader Media, LLC, a wholly owned subsidiary of iHeartCommunications. Shares of CCOH Class B Common Stock are convertible on a one-for-one basis into shares of CCOH Class A Common Stock and entitle the holder to 20 votes per share upon all matters on which stockholders are entitled to vote. The business address of CC Finco, LLC, Clear Channel Holdings, Inc., Broader Media, LLC and iHeartCommunications is 20880 Stone Oak Parkway, San Antonio, Texas 78258.

(d)

As reported on a Schedule 13D/A filed with respect to CCOH Class A Common Stock on April 4, 2018. The shares of CCOH Class A Common Stock reported in the Schedule 13D/A may be deemed to be beneficially owned by one or more of the following persons: GGCP, Inc. (“GGCP”), GGCP Holdings LLC (“GGCP Holdings”), GAMCO Investors, Inc. (“GBL”), Associated Capital Group, Inc. (“AC”), Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli & Company Investment Advisers, Inc. (“GCIA”), G.research, LLC (“G.research”), MJG Associates, Inc. (“MJG Associates”), Gabelli Foundation, Inc. (“Foundation”), MJG-IV Limited Partnership (“MJG”), Mario Gabelli, LICT Corporation (“LICT”), CIBL, Inc. (“CIBL”) and ICTC Group, Inc. (“ICTC”). Mario Gabelli is deemed to have beneficial ownership of the securities owned beneficially by each of GAMCO, Gabelli Funds, GCIA and MJG. GCIA is deemed to have beneficial ownership of the securities owned beneficially by G.research. AC, GBL and GGCP are deemed to have beneficial ownership of the securities owned beneficially by each of the foregoing persons other than Mario Gabelli and the Foundation. The business address of GBL, Gabelli Funds, G.research, GAMCO, AC, GCIA, Teton Advisors and Mario Gabelli is One Corporate Center, Rye, New York 10580. The business address of GGCP, GGCP Holdings and MJG Associates is 140 Greenwich Avenue, Greenwich, Connecticut 06830. The business address of the Foundation is 165 West Liberty Street, Reno, Nevada 89501. The business address of LICT is 401 Theodore Fremd Avenue, Rye, New York 10580. The business address of CIBL is 165 West Liberty Street, Suite 220, Reno, NV 89501. The business address of ICTC is 556 Main Street, Nome, North Dakota 58062.

(e)

As reported on a Schedule 13G/A filed with respect to CCOH Class A Common Stock on February 17, 2015. The Schedule 13G/A reports beneficial ownership of shares of CCOH Class A Common Stock by Mason Capital Management LLC (“Mason Capital Management”), Kenneth M. Garschina and Michael E. Martino with respect to shares directly owned by Mason Capital Master Fund, L.P. (“Mason Capital Master Fund”), the general partner of which is Mason Management LLC (“Mason Management”), and Mason Capital L.P. (“Mason Capital LP”), the general partner of which is Mason Management. Mason Capital Management is the investment manager of each of Mason Capital Master Fund and Mason Capital LP, and Mason Capital Management may be deemed to have beneficial ownership over the shares reported by virtue of the authority granted to Mason Capital Management by Mason Capital Master Fund and Mason Capital LP to vote and exercise investment discretion over such shares. Mr. Garschina and Mr. Martino are managing principals of Mason Capital Management and the sole members of Mason Management. Mason Capital Management, Mr. Garschina and Mr. Martino disclaim beneficial ownership of all shares reported in the Schedule 13G/A pursuant to 13d-4 under the Exchange Act. The business address of each reporting person is 110 East 59th Street, New York, New York 10022.

(f)

As reported on a Schedule 13G/A filed with respect to CCOH Class A Common Stock on February 13, 2013. Shares of CCOH Class A Common Stock reported in the Schedule 13G/A for Abrams Capital Partners II, L.P. (“ACP II”) represent shares beneficially owned by ACP II. Shares reported in the Schedule 13G/A for Abrams Capital, LLC (“Abrams Capital”) represent shares beneficially owned by ACP II and other private investment funds for which Abrams Capital serves as general partner. Shares reported in the Schedule 13G/A for Abrams Capital Management, L.P. (“Abrams CM LP”) and Abrams Capital Management, LLC (“Abrams CM LLC”) represent the above-referenced shares beneficially owned by Abrams Capital and shares beneficially owned by another private investment fund for which Abrams CM LP serves as investment manager. Abrams CM LLC is the general partner of Abrams CM LP. Shares reported in the Schedule 13G/A for Mr. Abrams represent the above-referenced shares reported for Abrams Capital and Abrams CM LLC. Mr. Abrams is the managing member of Abrams Capital and Abrams CM

LLC. Each disclaims beneficial ownership of the shares reported except to the extent of its or his pecuniary interest therein. The business address of each reporting person is c/o Abrams Capital Management, L.P., 222 Berkley Street, 22nd Floor, Boston, Massachusetts 02116.
(g)

As reported on a Schedule 13G/A filed with respect to CCOH Class A Common Stock on February 9, 2018. The shares of CCOH’s Class A Common Stock reported in the Schedule 13G/A may be deemed to be owned by one or more of The Vanguard Group, Inc. and its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. The business address of each reporting person is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(h)	Represents 146,219 shares of CCOH Class A Common Stock held by Mr. Bressler as of December 17, 2018.
(i)	Represents 287,209 shares of CCOH Class A Common Stock and vested stock options representing 446,350 shares of CCOH Class A Common Stock held by Mr. Eccleshare as of December 17, 2018.
(j)	Mr. Hendrix and Ms. Sabine are a managing director and an executive vice president, respectively, at Bain Capital Private Equity, L.P. (“Bain Capital”).
(k)	Mr. Jones and Mr. Piedrahita are a managing director and a principal, respectively, at THL.
(l)	Represents 53,890 shares of CCOH Class A Common Stock held by Mr. Keglevic.
(m)	As of December 17, 2018, Mr. Pittman held 356,936 shares of CCOH Class A Common Stock.
(n)	Represents 26,168 shares of CCOH Class A Common Stock held by Mr. Tepner.
(o)

Represents 107,705 shares of CCOH Class A Common Stock, 3,245 unvested restricted shares of CCOH Class A Common Stock and vested stock options representing 79,225 shares of CCOH Class A Common Stock, if exercised, held by Mr. Tremblay. Vested stock options to purchase 13,022 of CCOH Class A Common Stock will expire on February 6, 2019.

(p)

Represents 20,130 shares of CCOH Class A Common Stock, 623,448 shares of unvested restricted CCOH Class A Common Stock and vested stock options and stock options that will vest within 60 days after December 17, 2018, collectively representing 168,124 shares of CCOH Class A Common Stock held by Mr. Wells as of December 17, 2018.

(q)

As of December 17, 2018, all of CCOH’s directors and executive officers as a group were the beneficial owners of CCOH Class A Common Stock as follows: (1) 1,248,925 shares of CCOH Class A Common Stock held by such persons; (2) 626,693 unvested restricted shares of CCOH Class A Common Stock held by such persons; and (3) vested stock options and stock options that will vest within 60 days after December 17, 2018, collectively representing 709,553 shares of CCOH Class A Common Stock, if exercised. As of December 17, 2018, these holdings collectively represented 5.1% of CCOH’s outstanding Class A Common Stock and 0.7% of the outstanding CCOH Class A Common Stock assuming all shares of the CCOH Class B Common Stock are converted to shares of CCOH Class A Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with iHeartMedia

Following the Merger and the Separation, iHeartMedia and New CCOH will operate separately, each as an independent public company. In connection with the Separation, iHeartMedia and New CCOH will enter into the Separation Agreement and several other agreements to effect the Merger and the Separation and provide a framework for New CCOH’s relationship with iHeartMedia after the Separation. In addition to the Separation Agreement, these agreements include:

•	the Merger Agreement;

•	the Transition Services Agreement;

•	the New Tax Matters Agreement; and

•	the iHeartCommunications Line of Credit.

Please see “The Separation Agreement,” “The Merger Agreement,” “Additional Agreements—Transition Services Agreement” and “Additional Agreements—New Tax Matters Agreement” for a description of the expected terms of the Separation Agreement, the Merger Agreement, the Transition Services Agreement and the New Tax Matters Agreement. A description of the iHeartCommunications Line of Credit is set forth below.

iHeartCommunications Line of Credit

In anticipation of the Separation, it is currently contemplated that iHeartCommunications will provide CCOL with a revolving credit facility that provides for borrowings, at CCOL’s option, of up to $200 million, with any borrowings bearing interest at a rate equal to the prime lending rate (the “iHeartCommunications Line of Credit”). The iHeartCommunications Line of Credit will be unsecured and will not be guaranteed by the Company or any of its subsidiaries. The facility will have a three year maturity, and may be terminated by CCOL earlier at its option. The terms of the iHeartCommunications Line of Credit have yet to be fully negotiated and the facility remains subject to approval by the parties and by the Bankruptcy Court as part of the bankruptcy confirmation process. It is expected that the parties will enter into this facility upon consummation of the iHeart Chapter 11 Cases and the concurrent Separation.

Policy on Review, Approval or Ratification of Transactions with Related Persons

We have adopted formal written policies and procedures for the review, approval or ratification of certain related party transactions involving us and one of our executive officers, directors or nominees for director, or owner of more than 5% of any class of our voting securities, and which may be required to be reported under the SEC disclosure rules. Such transactions must be pre-approved by the Audit Committee of our Board (other than the directors involved, if any) or by a majority of disinterested directors, except that no such pre-approval shall be required for an agreement, or series of related agreements, providing solely for ordinary course of business transactions made on standard terms and conditions where the aggregate amount to be paid to us is less than $10 million or the aggregate amount paid by us is less than $250,000. In addition, if our management, in consultation with our Chief Executive Officer or Chief Financial Officer, determines that it is not practicable to wait until the next Audit Committee meeting to approve or ratify a particular transaction, then the Board has delegated authority to the Chairman of the Audit Committee to approve or ratify such transactions. The Chairman of the Audit Committee reports to the Audit Committee any transactions reviewed by him or her pursuant to this delegated authority at the next Audit Committee meeting. The primary consideration with respect to the approval of related party transactions is the overall fairness of the terms of the transaction to us. The related person transactions described above in this proxy statement were ratified or approved by the Audit Committee or Board pursuant to these policies and procedures, to the extent required, with the exception of the transactions described above with respect to iHeartMedia because they occurred prior to the time the policies and procedures were adopted.

LEGAL MATTERS

The validity of the shares of New CCOH Common Stock to be issued in connection with the Merger will be passed upon by Kirkland & Ellis LLP. Kirkland & Ellis LLP will provide to CCH a legal opinion regarding certain federal income tax matters. Wilson Sonsini Goodrich & Rosati, P.C. will provide to CCOH a legal opinion regarding certain federal income tax matters.

EXPERTS

The carve-out financial statements of the Outdoor Business of CCH as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, appearing in this Registration Statement and related Prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon and appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CCH has filed a registration statement on Form S-4 to register with the SEC the shares of New CCOH Common Stock to be issued to CCOH stockholders as consideration in the Transactions. This information statement/prospectus is a part of that registration statement and constitutes a prospectus of CCH in addition to being an information statement of CCOH. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CCOH and the New CCOH Common Stock.

CCOH files annual, quarterly and special reports, proxy statements and other information with the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that has reports, proxy and information statements and other information about CCOH. The address of that site is http://www.sec.gov. The reports and other information filed by CCOH with the SEC are also available at its Internet website, www.clearchanneloutdoor.com. Information on this Internet website is not part of this information statement/prospectus.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more stockholders sharing the same address by delivering a single information statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. CCOH and some brokers household materials, delivering a single information statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate information statement, please notify your broker if your shares are held in a brokerage account or us if your shares are registered in your name. You can notify us by sending a written request to Clear Channel Outdoor Holdings, Inc., Investor Relations, 20880 Stone Oak Parkway, San Antonio, Texas 78258 or by calling (210) 832-3700. Upon written or oral request, we will promptly deliver a separate copy of this information statement to a beneficial owner at a shared address to which a single copy of the information statement was delivered.

CARVE-OUT BALANCE SHEETS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	September 30, 2018 (Unaudited)	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$191,117	$144,119
Accounts receivable, net of allowance of $21,800 in 2018 and $22,487 in 2017	654,038	659,463
Prepaid expenses	125,592	111,876
Other current assets	32,725	58,714

Total Current Assets	1,003,472	974,172

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,038,835	1,180,882
Other property, plant and equipment, net	217,155	214,147

INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	971,163	977,152
Other intangibles, net	257,483	273,862
Goodwill	708,508	714,043

OTHER ASSETS
Due from iHeartCommunications, net of allowance of $855,648 in 2018 and 2017	154,758	211,990
Other assets	127,988	124,534

Total Assets	$4,479,362	$4,670,782

CURRENT LIABILITIES
Accounts payable	$99,304	$87,960
Accrued expenses	533,413	509,801
Deferred income	85,732	59,178
Current portion of long-term debt	321	573

Total Current Liabilities	718,770	657,512
Long-term debt	5,274,490	5,266,153
Due to iHeartCommunications, post iHeart Chapter 11 Cases	1,495	—
Deferred income taxes	360,429	321,442
Other long-term liabilities	264,190	283,969
Commitments and Contingent liabilities (Note 5)

COMPANY DEFICIT
Noncontrolling interest	153,235	157,040
Majoirty owner’s net investment	(1,944,930)	(1,675,240)
Accumulated other comprehensive loss	(348,317)	(340,094)

Total Company Deficit	(2,140,012)	(1,858,294)

Total Liabilities and Company Deficit	$4,479,362	$4,670,782

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF COMPREHENSIVE LOSS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(UNAUDITED)

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$663,739	$644,430	$1,974,117	$1,860,298
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	361,681	357,946	1,095,906	1,039,175
Selling, general and administrative expenses (excludes depreciation and amortization)	128,797	128,539	381,494	370,597
Corporate expenses (excludes depreciation and amortization)	37,729	35,333	111,092	105,213
Depreciation and amortization	77,405	81,096	244,232	236,880
Impairment charges	7,772	1,591	7,772	1,591
Other operating income (expense), net	825	(11,783)	1,700	28,657

Operating income	51,180	28,142	135,321	135,499
Interest expense, net	97,158	95,467	291,409	282,802
Interest income on Due to/from iHeartCommunications, net	363	17,087	573	47,277
Equity in earnings (loss) of nonconsolidated affiliates	202	(628)	384	(829)
Other income (expense), net	(6,087)	9,164	(22,030)	21,804

Loss before income taxes	(51,500)	(41,702)	(177,161)	(79,051)
Income tax expense	(6,896)	(16,347)	(57,016)	(12,900)

Net loss	(58,396)	(58,049)	(234,177)	(91,951)
Less amount attributable to noncontrolling interest	6,692	6,159	9,716	10,546

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(65,088)	$(64,208)	$(243,893)	$(102,497)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(7,089)	12,348	(18,927)	42,353
Unrealized holding loss on marketable securities	—	(320)	—	(218)
Reclassification adjustments	1,425	6,207	1,425	4,563

Other comprehensive income (loss)	(5,664)	18,235	(17,502)	46,698

Comprehensive loss	(70,752)	(45,973)	(261,395)	(55,799)
Less amount attributable to noncontrolling interest	(5,161)	2,548	(7,844)	5,734

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(65,591)	$(48,521)	$(253,551)	$(61,533)

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF CASH FLOWS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(UNAUDITED)

(In thousands)	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(234,177)	$(91,951)
Reconciling items:
Impairment charges	7,772	1,591
Depreciation and amortization	244,232	236,880
Deferred taxes	40,889	(27,315)
Provision for doubtful accounts	5,108	6,328
Amortization of deferred financing charges and note discounts, net	8,000	7,996
Share-based compensation	6,757	7,153
Gain on disposal of operating and other assets	(2,307)	(30,295)
Equity in (earnings) loss of nonconsolidated affiliates	(384)	829
Foreign exchange transaction (gain) loss	21,379	(22,266)
Other reconciling items, net	(1,997)	(4,930)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	(15,293)	(17,826)
Increase in prepaid expenses and other current assets	(19,606)	(16,109)
Increase (decrease) in accrued expenses	11,711	(8,810)
Increase (decrease) in accounts payable	13,627	(4,023)
Increase in accrued interest	10,032	6,031
Increase in deferred income	29,122	18,718
Changes in other operating assets and liabilities	(4,438)	11,106

Net cash provided by operating activities	$120,427	$73,107

Cash flows from investing activities:
Purchases of property, plant and equipment	(110,121)	(134,868)
Proceeds from disposal of assets	6,563	71,034
Purchases of other operating assets	(1,828)	(2,984)
Change in other, net	56	(1,058)

Net cash used for investing activities	$(105,330)	$(67,876)

Cash flows from financing activities:
Payments on credit facilities	—	(909)
Proceeds from long-term debt	—	156,000
Payments on long-term debt	(482)	(604)
Net transfers from (to) iHeartCommunications	58,726	(165,650)
Dividends and other payments to noncontrolling interests	(6,144)	(12,027)
Dividends paid	(30,660)	(282,658)
Change in other, net	(2,265)	(6,234)

Net cash provided by (used for) financing activities	$19,175	$(312,082)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7,951)	7,037

Net increase (decrease) in cash, cash equivalents and restricted cash	26,321	(299,814)
Cash, cash equivalents and restricted cash at beginning of period	188,310	552,691

Cash, cash equivalents and restricted cash at end of period	$214,631	$252,877

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$272,378	$270,126
Cash paid for income taxes	23,390	29,771

See Notes to Carve-out Financial Statements

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 – BASIS OF PRESENTATION

The Separation

Clear Channel Holdings, Inc. (“CCH”) is currently a wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”). As of September 30, 2018, the Company and certain of its subsidiaries held 89.1% of the outstanding shares of Clear Channel Outdoor Holdings, Inc. (“CCOH”). On March 14, 2018, iHeartMedia, Inc. (“iHeartMedia”) and certain of its subsidiaries, including iHeartCommunications and CCH (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

On March 16, 2018, iHeartMedia and the other Debtors entered into a Restructuring Support Agreement (the “iHeart RSA”) with certain creditors and equityholders. The iHeart RSA contemplates that the outdoor business will be separated from iHeartMedia upon consummation of the iHeart Chapter 11 Cases (the “Separation”).

On April 28, 2018, the Debtors filed a plan of reorganization and a related disclosure statement with the Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code. On September 20, 2018, the Bankruptcy Court entered an order approving the amended disclosure statement filed on September 18, 2018 (the “Disclosure Statement”). On October 10, 2018, the Debtors filed a fifth amended plan of reorganization and a supplement to the disclosure statement (the “Disclosure Statement Supplement”). On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the fifth amended plan of reorganization and the Disclosure Statement Supplement. The deadline for holders of claims and interests to vote on the fifth amended plan of reorganization was November 16, 2018. On December 3, 2018, iHeartMedia announced that more than 90% of the votes cast by creditors and shareholders who were entitled in the vote accepted the fifth amended plan of reorganization, which exceeded the votes necessary to approve the plan of reorganization. On December 17, 2018, the Debtors filed a modified fifth amended plan of reorganization (the “iHeartMedia Plan of Reorganization”). A hearing to consider confirmation of the iHeartMedia Plan of Reorganization commenced on December 11, 2018, continued on December 17, 2018, and further hearings are expected to continue on January 10, 2019, January 17, 2019, January 22, 2019, and January 23, 2019.

On December 16, 2018, the Debtors filed an amendment to the iHeartMedia Plan of Reorganization in connection with the finalization of the Settlement Agreement and other documents.

Even if confirmed by the Bankruptcy Court, the consummation of the Plan of Reorganization is subject to the satisfaction of the conditions precedent set forth therein. Included among the conditions precedent for consummation of the Plan of Reorganization is that the Debtors and CCH must take all steps necessary to enable the parties to carry out the Separation. Historically, CCH and its subsidiaries held 89.1% of the outstanding shares of CCOH’s common stock. In addition, CCH and its subsidiaries held the assets and liabilities of several radio businesses that have historically been reported as part of iHeartMedia’s iHM Segment (the “Radio Businesses”), as well as other subsidiaries. As required by the Plan of Reorganization, prior to emergence from the iHeart Chapter 11 Cases, CCH will be released from its guarantee of iHeartCommunications’ indebtedness, the assets and liabilities of the Radio Businesses and all other subsidiaries held by CCH, other than CCOH, will be distributed to a wholly-owned subsidiary of iHeartMedia. Following the distribution, CCOH will be merged with and into CCH and CCH will be renamed Clear Channel Outdoor Holdings, Inc. (“New CCOH”). All shares of CCOH, including the shares previously held by Broader Media, LLC, a wholly-owned subsidiary of CCH, CCH and including the public stockholders, will be converted in the merger into shares of New CCOH on a

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

one-for-one basis. iHeartMedia will then accomplish the Separation through distributions of shares of New CCOH to certain creditors of iHeartMedia.

Preparation of Interim Financial Statements

The financial statements of the Outdoor Business of CCH consist of a carve-out of the financial statements of the entities and businesses of CCH that operate in the Outdoor Business (the “Company”). As described above, after the Radio Businesses and the subsidiaries of CCH (other than CCOH) are distributed to a wholly-owned subsidiary of iHeartMedia, CCOH will be merged with and into CCH and CCH’s only assets and liabilities will be those of the Outdoor Business. By the time the shares of CCH are distributed to certain creditors of iHeartMedia and to the public stockholders of CCOH, the only assets, liabilities and operations of CCH will be those of the Outdoor Business. There will be no remaining assets or obligations, either recognized or unrecognized, within CCH that are unrelated to the Outdoor Business after the merger and Separation. Accordingly, these carve-out financial statements include the operations, assets and liabilities of the Outdoor business of CCH, and exclude the Radio Businesses and the subsidiaries of CCH (other than CCOH) prior to the merger and the Separation. In addition, the carve-out financial statements exclude amounts attributable to CCH, which is a holding company with no independent assets or operations.

Management believes that carve-out financial statements of the Outdoor Business of CCH would be more useful to users compared to financial statements of CCH that include the Radio Business and other non-Outdoor subsidiaries. This conclusion was based on the fact that investors would not receive shares in CCH until after the Radio Businesses have been distributed. Accordingly, the Radio Businesses are not relevant to their investment decisions.

The preparation of carve-out financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Additionally, the carve-out financial statements of the Outdoor Business of CCH may not be indicative of the Company’s future performance and do not necessarily reflect what its carve-out results of operations, financial position and cash flows would have been had CCH consisted only of the Outdoor Business and operated as a separate, stand-alone public company for which a controlling interest was not held by iHeartCommunications during the periods presented. These carve-out financial statements of the Outdoor Business of CCH give effect to allocations of expenses from iHeartCommunications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided, however, they may not be indicative of the actual results of the Outdoor Business of CCH had CCH consisted only of the Outdoor Business of CCH and had been operating as a separate, stand-alone public company for the periods presented. Refer to Note 6 for further information regarding transactions with iHeartMedia and its subsidiaries.

None of the entities included in the carve-out financial statements are Debtors or guarantors of any of the debt of the Debtors. Although CCH is a debtor in the iHeart Chapter 11 Cases, the carve-out financial statements exclude amounts attributable to CCH and, as required by the Plan of Reorganization, prior to emergence from the iHeart Chapter 11 Cases, CCH will be released from its guarantee of iHeartCommunications’ indebtedness. The consummation of the Plan of Reorganization is subject to the satisfaction of the conditions precedent set forth therein. Management believes it is probable that the Plan of Reorganization, once confirmed, will be effectuated such that emergence will occur as contemplated by the Plan of Reorganization. If Confirmation does not occur, is

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

delayed, or if Confirmation occurs but the Debtors do not emerge from the Chapter 11 Cases as contemplated by the Plan of Reorganization, (i) CCH will continue to be a Debtor and a guarantor of iHeartCommunications’ indebtedness, (ii) the transactions set forth in the Plan of Reorganization, including the merger and the separation will not occur and CCH will continue to hold the Radio Business and an 89.1% equity interest in CCOH and (iii) any future plan of reorganization approved by the Bankruptcy Court may contain a different treatment of the assets held by CCH, including its equity interest in CCOH.

Our reportable segments are Americas outdoor advertising (“Americas”) and International outdoor advertising (“International”). The accompanying carve-out financial statements were prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all normal and recurring adjustments necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods may not be indicative of results for the full year. The financial statements contained herein should be read in conjunction with the carve-out financial statements and notes thereto included in the Company’s 2017 financial statements contained herein.

Included in the carve-out financial statements are entities for which the Company has a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company owns 20% to 50% of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for under the equity method. All significant intercompany transactions have been eliminated.

New Accounting Pronouncements Recently Adopted

Revenue from Contracts with Customers

As of January 1, 2018, the Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers. This standard provides guidance for the recognition, measurement and disclosure of revenue from contracts with customers and supersedes previous revenue recognition guidance under U.S. GAAP. The Company has applied this standard using the full retrospective method and concluded that its adoption did not have a material impact on the Company’s Carve-out Balance Sheets, Carve-out Statements of Comprehensive Loss, or Carve-out Statements of Cash Flows for prior periods. Please refer to Note 2, Revenues, for more information.

As a result of adopting this new accounting standard, the Company has updated its significant accounting policies, as follows:

Accounts Receivable

Accounts receivable are recorded when the Company has an unconditional right to payment, either because it has satisfied a performance obligation prior to receiving payment from the customer or has a non-cancelable contract that has been billed in advance in accordance with the Company’s normal billing terms.

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of accounts receivable for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Revenue Recognition

The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised good or service to a customer. The Company generates revenue primarily from the sale of advertising space on printed and digital displays, including billboards, street furniture displays, transit displays and retail displays, which may be sold as individual units or as a network package. Revenue from these contracts, which typically cover periods of a few weeks to one year, is generally recognized ratably over the term of the contract as the advertisement is displayed. The Company also generates revenue from production and creative services, which are distinct from the advertising display services, and related revenue is recognized at the point in time the Company installs the advertising copy at the display site.

The Company recognizes revenue in amounts that reflect the consideration it expects to receive in exchange for transferring goods or services to customers, excluding sales taxes and other similar taxes collected on behalf of governmental authorities (the “transaction price”). When this consideration includes a variable amount, the Company estimates the amount of consideration it expects to receive and only recognizes revenue to the extent that it is probable it will not be reversed in a future reporting period. Because the transfer of promised goods and services to the customer is generally within a year of scheduled payment from the customer, the Company is not typically required to consider the effects of the time value of money when determining the transaction price. Advertising revenue is reported net of agency commissions.

Trade and barter transactions represent the exchange of display space for merchandise, services or other assets in the ordinary course of business. The transaction price for these contracts is measured at the estimated fair value of the non-cash consideration received unless this is not reasonably estimable, in which case the consideration is measured based on the standalone selling price of the display space promised to the customer. Revenue is recognized on trade and barter transactions when the advertisements are displayed, and expenses are recorded ratably over a period that estimates when the merchandise, services or other assets received are utilized. Trade and barter revenues and expenses from continuing operations are included in revenue and selling, general and administrative expenses, respectively. Trade and barter revenues and expenses from continuing operations were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Trade and barter revenues	$3,644	$4,002	$11,416	$13,166
Trade and barter expenses	2,378	2,813	8,829	8,287

In order to appropriately identify the unit of accounting for revenue recognition, the Company determines which promised goods and services in a contract with a customer are distinct and are therefore separate performance obligations. If a promised good or service does not meet the criteria to be considered distinct, it is combined with other promised goods or services until a distinct bundle of goods or services exists. Certain of the Company’s contracts with customers include options for the customer to acquire additional goods or services for free or at a discount, and management judgment is required to determine whether these options are material rights that are separate performance obligations.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

For revenue arrangements that contain multiple distinct goods or services, the Company allocates the transaction price to these performance obligations in proportion to their relative standalone selling prices. The Company has concluded that the contractual prices for the promised goods and services in its standard contracts generally approximate management’s best estimate of standalone selling price as the rates reflect various factors such as the size and characteristics of the target audience, market location and size, and recent market selling prices. However, where the Company provides customers with free or discounted services as part of contract negotiations, management uses judgment to determine how much of the transaction price to allocate to these performance obligations.

The Company receives payments from customers based on billing schedules that are established in its contracts, and deferred income is recorded when payment is received from a customer before the Company has satisfied the performance obligation or a non-cancelable contract has been billed in advance in accordance with the Company’s normal billing terms. Americas contracts are generally billed monthly in advance, and International includes a combination of advance billings and billings upon completion of service.

Contract Costs

Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Restricted Cash

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Carve-out Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Carve-out Statements of Cash Flows.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Carve-out Balance Sheet to the total of the amounts reported in the Carve-out Statement of Cash Flows:

(In thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$191,117	$144,119
Restricted cash included in:
Other current assets	4,231	26,096
Other assets	19,283	18,095

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$214,631	$188,310

Stock Compensation

During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation – Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of a stock-based award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn’t changed. Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

annual periods, beginning after December 15, 2017. The Company adopted the provisions of ASU 2017-09 on January 1, 2018 and the adoption of ASU 2017-09 did not have an impact on our carve-out financial statements.

New Accounting Pronouncements Not Yet Adopted

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The standard is expected to have a material impact on our carve-out balance sheet, but is not expected to materially impact our carve-out statement of comprehensive loss or cash flows. The Company is continuing to evaluate the impact of the provisions of this new standard on its carve-out financial statements.

In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842) – Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s carve-out financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its carve-out financial statements.

During the third quarter of 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40), Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. This update requires that a customer in a cloud computing arrangement that is a service contract follow the internal use software guidance in Accounting Standards Codification (ASC) 350-402 to determine which implementation costs to capitalize as assets. The standard is effective for fiscal years beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its carve-out financial statements.

NOTE 2 – REVENUES

The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. Certain of these revenue transactions are considered leases, for accounting purposes, as the agreements convey to customers the right to use the Company’s advertising structures for a stated period of time. In order for a transaction with a customer to qualify as a lease, the arrangement must be dependent on the use of a specified advertising structure, and the customer must have almost exclusive use of that structure during the term of the arrangement. Therefore, arrangements that do not involve the use of an advertising structure, where the Company can substitute the advertising structure that is used to display the customer’s advertisement, or where the advertising structure displays advertisements for multiple customers throughout the day are not leases. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

the lease accounting guidance (Topic 840). All of the Company’s revenue transactions that do not qualify as a lease are accounted for as revenue from contracts with customers (Topic 606).

Disaggregation of Revenue

The following table shows, by segment, revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the three and nine months ended September 30, 2018 and 2017:

(In thousands)	Americas	International	Total
Three Months Ended September 30, 2018
Revenue from contracts with customers:
United States	$116,503	$—	$116,503
Other Americas	671	11,242	11,913
Europe	—	191,519	191,519
Asia-Pacific and other	—	3,019	3,019

Total	117,174	205,780	322,954
Revenue from leases	186,247	154,538	340,785

Revenue, total	$303,421	$360,318	$663,739

Three Months Ended September 30, 2017
Revenue from contracts with customers:
United States	$106,806	$—	$106,806
Other Americas	2,488	14,224	16,712
Europe	—	181,207	181,207
Asia-Pacific and other	162	2,336	2,498

Total	109,456	197,767	307,223
Revenue from leases	184,351	152,856	337,207

Revenue, total	$293,807	$350,623	$644,430

Nine Months Ended September 30, 2018
Revenue from contracts with customers:
United States	$328,138	$—	$328,138
Other Americas	1,955	36,723	38,678
Europe	—	605,044	605,044
Asia-Pacific and other	—	8,629	8,629

Total	330,093	650,396	980,489
Revenue from leases	529,097	464,531	993,628

Revenue, total	$859,190	$1,114,927	$1,974,117

Nine Months Ended September 30, 2017
Revenue from contracts with customers:
United States	$308,988	$—	$308,988
Other Americas	10,279	37,418	47,697
Europe	—	533,097	533,097
Asia-Pacific and other	568	6,862	7,430

Total	319,835	577,377	897,212
Revenue from leases	534,509	428,577	963,086

Revenue, total	$854,344	$1,005,954	$1,860,298

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

All of the Company’s advertising structures are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

Revenue from Contracts with Customers

The following tables show the changes in the Company’s contract balances from contracts with customers for the three and nine months ended September 30, 2018 and 2017:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Accounts receivable from contracts with customers:
Beginning balance, net of allowance	$319,367	$313,821	$344,430	$292,863
Additions (collections), net	(13,813)	(7,699)	(37,336)	14,012
Bad debt, net of recoveries	(605)	(1,191)	(2,145)	(1,944)

Ending balance, net of allowance	304,949	304,931	304,949	304,931
Accounts receivable from leases, net of allowance	349,089	328,032	349,089	328,032

Total accounts receivable, net of allowance	$654,038	$632,963	$654,038	$632,963

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2018	2017	2018	2017
Deferred income from contracts with customers:
Beginning balance	$45,265	$44,477	$27,921	$28,067
Revenue recognized, included in beginning balance	(33,616)	(32,662)	(24,944)	(25,739)
Additions, net of revenue recognized during period	28,072	32,104	36,744	41,591

Ending balance	39,721	43,919	39,721	43,919
Deferred income from leases	51,292	54,477	51,292	54,477

Total deferred income	91,013	98,396	91,013	98,396
Less: Non-current portion, included in other long-term liabilities	5,281	7,640	5,281	7,640

Total deferred income, current portion	$85,732	$90,756	$85,732	$90,756

The decrease in deferred income from contracts with customers during the nine months ended September 30, 2018 and 2017 was largely due to the issuance of annual invoices for non-cancelable contracts in some of the Company’s International entities and the timing of the Company’s billing cycle.

The Company’s contracts with customers generally have a term of one year or less; however, as of September 30, 2018, the Company expects to recognize $60.6 million of revenue in future periods for remaining performance obligations from current contracts with customers that have an original expected duration of greater than one year, with substantially all of this amount to be recognized over the next five years. As part of the transition to the new revenue standard, the Company is not required to disclose information about remaining performance obligations for periods prior to the date of initial application.

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(UNAUDITED)

Revenue from Leases

As of December 31, 2017, the Company’s future minimum rentals under non-cancelable operating leases were as follows:

(In thousands)
2018	$280,940
2019	34,395
2020	17,155
2021	12,004
2022	8,552
Thereafter	7,197

Total minimum future rentals	$360,243

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of September 30, 2018 and December 31, 2017, respectively:

(In thousands)	September 30, 2018	December 31, 2017
Land, buildings and improvements	$145,108	$145,763
Structures	2,808,059	2,864,442
Furniture and other equipment	194,366	179,215
Construction in progress	60,853	55,753

	3,208,386	3,245,173
Less: accumulated depreciation	1,952,396	1,850,144

Property, plant and equipment, net	$1,255,990	$1,395,029

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits in its Americas segment. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States. Accordingly, there are no indefinite-lived intangible assets in the International segment.

Annual Impairment Test on Indefinite-lived Intangible Assets

The Company performs its annual impairment test on indefinite-lived intangible assets as of July 1 of each year.

The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is

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(UNAUDITED)

calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.

During the third quarter of 2018, the Company recognized an impairment charge of $7.8 million related to permits in one market in its Americas Segment. The Company concluded no impairment of indefinite-lived intangible assets was required for the nine months ended September 30, 2017.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets primarily include transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of September 30, 2018 and December 31, 2017, respectively:

(In thousands)	September 30, 2018		December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$533,274	$(440,452)	$548,918	$(440,284)
Permanent easements	162,920	—	162,920	—
Other	6,076	(4,335)	4,626	(2,318)

Total	$702,270	$(444,787)	$716,464	$(442,602)

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Total amortization expense related to definite-lived intangible assets for the three months ended September 30, 2018 and 2017 was $5.0 million and $7.1 million, respectively. Total amortization expense related to definite-lived intangible assets for the nine months ended September 30, 2018 and 2017 was $15.3 million and $21.2 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2019	$15,045
2020	$12,790
2021	$12,548
2022	$10,737
2023	$6,335

Goodwill

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on goodwill as of July 1 of each year.

Each of the Company’s advertising markets are components. The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that each country within its Americas segment and its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit and discounting such cash flows to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

The Company concluded no goodwill impairment was required during the three and nine months ended September 30, 2018. The Company recognized goodwill impairment of $1.6 million during the three and nine months ended September 30, 2017 related to one market in the Company’s International outdoor segment.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Total
Balance as of December 31, 2016	$505,478	$190,785	$696,263
Acquisitions	2,252	—	2,252
Impairment	—	(1,591)	(1,591)
Dispositions	—	(1,817)	(1,817)
Foreign currency	—	18,847	18,847
Assets held for sale	89	—	89

Balance as of December 31, 2017	$507,819	$206,224	$714,043
Foreign currency	—	(5,535)	(5,535)

Balance as of September 30, 2018	$507,819	$200,689	$708,508

NOTE 4 – LONG-TERM DEBT

Long-term debt outstanding as of September 30, 2018 and December 31, 2017 consisted of the following:

(In thousands)	September 30, 2018	December 31, 2017
Clear Channel Worldwide Holdings Senior Notes:
6.5% Series A Senior Notes Due 2022	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	1,989,250	1,989,250
Clear Channel Worldwide Holdings Senior Subordinated Notes:
7.625% Series A Senior Subordinated Notes Due 2020	275,000	275,000
7.625% Series B Senior Subordinated Notes Due 2020	1,925,000	1,925,000
Receivables Based Credit Facility Due 2023(1)	—	—
Clear Channel International B.V. Senior Notes Due 2020	375,000	375,000
Other debt	4,034	2,393
Original issue discount	(611)	(241)
Long-term debt fees	(28,612)	(35,426)

Total debt	$5,274,811	$5,266,726
Less: current portion	321	573

Total long-term debt	$5,274,490	$5,266,153

(1)

On June 1, 2018 (the “Closing Date”), Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of the Company, refinanced the Company’s senior revolving credit facility with an asset based credit facility that provided for revolving credit commitments of up to $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. The facility has a five-year term, maturing in 2023. As of September 30, 2018, the facility had $86.4 million of letters of credit outstanding and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.4 billion and $5.3 billion as of September 30, 2018 and December 31, 2017, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

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(UNAUDITED)

Receivables Based Credit Facility Due 2023

On June 1, 2018, CCO, a subsidiary of the Company, entered into a Credit Agreement (the “Credit Agreement”), as parent borrower, with certain of its subsidiaries named therein, as subsidiary borrowers (the “Subsidiary Borrowers”), Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”) and swing line lender, and the other lenders from time to time party thereto. The Credit Agreement governs CCO’s new asset-based revolving credit facility and replaced the Company’s prior credit agreement, dated as of August 22, 2013 (the “Prior Credit Agreement”), which was terminated on the Closing Date.

Size and Availability

The Credit Agreement provides for an asset-based revolving credit facility, with amounts available from time to time (including in respect of letters of credit) equal to the lesser of (i) the borrowing base, which equals 85.0% of the eligible accounts receivable of CCO and the subsidiary borrowers, subject to customary eligibility criteria minus any reserves, and (ii) the aggregate revolving credit commitments. As of the Closing Date, the aggregate revolving credit commitments were $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. On the Closing Date, the revolving credit facility was used to replace and terminate the commitments under the Prior Credit Agreement and to replace the letters of credit outstanding under the Prior Credit Agreement.

As of September 30, 2018, the facility had $86.4 million of letters of credit outstanding and a borrowing base of $113.0 million, resulting in $26.6 million of excess availability.

Interest Rate and Fees

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the Applicable Rate plus, at CCO’s option, either (1) a base rate determined by reference to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such date as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency rate that would be calculated as of such day in respect of a proposed Eurocurrency rate loan with a one-month interest period plus 1.00%, or (2) a Eurocurrency rate that is equal to the LIBOR rate as published by Reuters two business days prior to the commencement of the interest period. The Applicable Rate for borrowings under the Credit Agreement is 1.00% with respect to base rate loans and 2.00% with respect to Eurocurrency loans.

In addition to paying interest on outstanding principal under the Credit Agreement, CCO is required to pay a commitment fee of 0.375% per annum to the lenders under the Credit Agreement in respect of the unutilized revolving commitments thereunder. CCO must also pay a letter of credit fee for each issued letter of credit equal to 2.00% per annum times the daily maximum amount then available to be drawn under such letter of credit.

Maturity

Borrowings under the Credit Agreement will mature, and lending commitments thereunder will terminate, on the earlier of (a) June 1, 2023 and (b) 90 days prior to the maturity date of any indebtedness of CCOH or any of its direct or indirect subsidiaries in an aggregate principal amount outstanding in excess of $250,000,000 (other than the 8.75% senior notes due 2020 issued by Clear Channel International, B.V.).

Prepayments

If at any time, the outstanding amount under the revolving credit facility exceeds the lesser of (i) the aggregate amount committed by the revolving credit lenders and (ii) the borrowing base, CCO will be required to prepay

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

first, any protective advances and second, any outstanding revolving loans and swing line loans and/or cash collateralize letters of credit in an aggregate amount equal to such excess, as applicable.

Subject to customary exceptions and restrictions, CCO may voluntarily repay outstanding amounts under the Credit Agreement at any time without premium or penalty. Any voluntary prepayments CCO makes will not reduce commitments under the Credit Agreement.

Guarantees and Security

The facility is guaranteed by the Subsidiary Borrowers. All obligations under the Credit Agreement, and the guarantees of those obligations, are secured by a perfected security interest in all of CCO’s and the Subsidiary Borrowers’ accounts receivable and related assets and proceeds thereof.

Certain Covenants and Events of Default

If borrowing availability is less than the greater of (a) $7.5 million and (b) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time (the “Financial Covenant Triggering Event”), CCO will be required to comply with a minimum fixed charge coverage ratio of at least 1.00 to 1.00 for the most recent period of four consecutive fiscal quarters ended prior to the occurrence of the Financial Covenant Triggering Event, and will be required to continue to comply with this minimum fixed charge coverage ratio until borrowing availability exceeds the greater of (x) $7.5 million and (y) 10.0% of the lesser of (i) the aggregate commitments at such time and (ii) the borrowing base then in effect at such time, at which time the Financial Covenant Triggering Event will no longer be deemed to be occurring.

The Credit Agreement also includes negative covenants that, subject to significant exceptions, limit the Borrowers’ ability and the ability of their restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens on assets;

•	engage in mergers, consolidations, liquidations and dissolutions;

•	sell assets;

•	pay dividends and distributions or repurchase capital stock;

•	make investments, loans, or advances;

•	prepay certain junior indebtedness;

•	engage in certain transactions with affiliates or;

•	change lines of business.

The Credit Agreement includes certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, material judgments and a change of control. If an event of default occurs, the lenders under the Credit Agreement will be entitled to take various actions, including the acceleration of all amounts due under the Credit Agreement and all actions permitted to be taken by a secured creditor.

CCWH Senior Subordinated Notes

In light of the approaching maturity date for the CCWH Subordinated Notes in the first quarter of 2020, CCOH’s Board has begun considering options to refinance or replace the CCWH Subordinated Notes. In the event we are

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

unable to refinance or replace the CCWH Subordinated Notes prior to December 15, 2019, it would trigger the maturity of the Company’s receivables based credit facility. Although we currently do not have any amounts borrowed under the facility, as of September 30, 2018, the facility had $86.4 million of letters of credit outstanding. In the event the maturity date of the facility is accelerated to December 15, 2019, we would need to find other sources to issue and assets to secure our letters of credit.

Surety Bonds, Letters of Credit and Guarantees

As of September 30, 2018, the Company had $53.4 million, $86.4 million and $41.0 million in surety bonds, letters of credit and bank guarantees outstanding, respectively. A portion of the outstanding bank guarantees were supported by $20.5 million of cash collateral. Additionally, as of September 30, 2018, iHeartCommunications had outstanding commercial standby letters of credit and surety bonds of $1.2 million and $0.1 million, respectively, held on behalf of CCOH. These surety bonds, letters of credit and bank guarantees relate to various operational matters, including insurance, bid and performance bonds, as well as other items.

NOTE 5 – COMMITMENTS AND CONTINGENCIES

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of the Company’s litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

On May 9, 2016, a stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint named as defendants iHeartCommunications, Inc. (“iHeartCommunications”), CCOH’s indirect parent company, iHeartMedia, Inc. (“iHeartMedia”), the parent company of iHeartCommunications, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of CCOH’s board of directors. The Company also was named as a nominal defendant. The complaint alleged that CCOH had been harmed by the intercompany agreements with iHeartCommunications, CCOH’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the detriment of CCOH and its minority stockholders. Specifically, the complaint alleged that the defendants breached their fiduciary duties by causing CCOH to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications

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(UNAUDITED)

through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleged that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to CCOH. The plaintiff sought, among other things, a ruling that the defendants breached their fiduciary duties to CCOH and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court’s ruling, dismissing the case.

On December 29, 2017, another stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. Hendrix, Inc., et al., C.A. No. 2017-0930-JRS (Del. Ch.). The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of CCOH’s board of directors. The Company is named as a nominal defendant. The complaint alleges that CCOH has been harmed by CCOH Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates. Specifically, the complaint alleges that (i) iHeartMedia and Sponsor defendants breached their fiduciary duties by exploiting their position of control to require CCOH to enter the Third Amendment on terms unfair to CCOH; (ii) CCOH Board breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of CCOH and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by CCOH Board. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by defendants as a result of the alleged breaches of fiduciary duties. On March 7, 2018, the defendants filed a motion to dismiss plaintiff’s verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018, iHeartMedia filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings. On May 4, 2018, plaintiff filed its response to the motion to dismiss. On June 26, 2018, the defendants filed a reply brief in further support of their motion to dismiss. Oral argument on the motion to dismiss was held on September 20, 2018. On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into a Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in this case. See Note 6—Related Party Transactions.

On August 27, 2018, the same stockholder of CCOH that had filed a derivative lawsuit against iHeartMedia and others in 2016 (GAMCO Asset Management Inc.) filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Mgmt, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS

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(UNAUDITED)

(Del. Ch.). The complaint names as defendants the Sponsor Defendants and the members of CCOH’s board of directors. The complaint alleges that minority shareholders in CCOH during the period November 8, 2017 to March 14, 2018 were harmed by decisions of CCOH’s Board and the intercompany note committee of the Board relating to the Intercompany Note. Specifically, the complaint alleges that (i) the members of the intercompany note committee breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (ii) CCOH’s Board breached their fiduciary duties by approving the Third Amendment rather than allowing the Intercompany Note to expire; (iii) CCOH’s Board breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (iv) the Sponsor Defendants breached their fiduciary duties by not directing CCOH’s Board to permit the Intercompany Note to expire and to declare a dividend. The complaint further alleges that the Sponsor Defendants aided and abetted the Board’s alleged breach of fiduciary duties. The plaintiff seeks, among other things, a ruling that CCOH’s Board, the intercompany note committee, and the Sponsor Defendants breached their fiduciary duties and that the Sponsor Defendants aided and abetted the Board’s breach of fiduciary duty; and an award of damages, together with pre- and post-judgment interests, to the putative class of minority shareholders. On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into a Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in this case. See Note 6—Related Party Transactions.

China Investigation

Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed on the Hong Kong Stock Exchange, are subject to a police investigation in China for misappropriation of funds. The police investigation is ongoing, and the Company is not aware of any litigation, claim or assessment pending against the Company. Based on information known to date, the Company believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigations are not material to the Company’s carve-out financial statements.

The Company advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited and is cooperating to provide information in response to inquiries from the agencies. The Clear Media Limited investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on the Company in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time.

Italy Investigation

During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations related to its subsidiary in Italy. Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation, which is ongoing. In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company expects to make a payment of approximately $7 million in the fourth quarter of 2018

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(UNAUDITED)

and expects to pay the remainder during the first half of 2019. The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from the Company’s estimates, and such differences may be material.

NOTE 6 – RELATED PARTY TRANSACTIONS

Due from iHeartCommunications

The Company records net amounts due from iHeartCommunications arising prior to the iHeart Chapter 11 Cases, described below, as “Due from iHeartCommunications” on the carve-out balance sheets. The amounts represent the revolving promissory note issued by CCOH to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to CCOH in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The revolving promissory notes were generally payable on demand and were scheduled to mature on May 15, 2019.

Included in the amounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. As a part of these services, CCOH maintains collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes and CCOH’s controlled disbursement accounts as checks or electronic payments are presented for payment). CCOH’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from iHeartCommunications” account.

As of September 30, 2018 and December 31, 2017, the asset recorded in “Due from iHeartCommunications” on the carve-out balance sheet was $154.8 million and $212.0 million, respectively. On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including CCOH or any of its subsidiaries, filed the iHeart Chapter 11 Cases under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. As an unsecured creditor of iHeartCommunications, CCOH does not expect that CCOH will be able to recover all of the amounts owed under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite creditors and approved by the Bankruptcy Court. As a result, CCOH recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. In addition, upon the filing of the iHeart Chapter 11 Cases on March 14, 2018, CCOH ceased recording interest income on the pre-petition balance due from iHeartCommunications as the collectability of the interest was not considered probable. As a result of the $855.6 million allowance on the Due from iHeartCommunications Note recognized during the fourth quarter of 2017 and the $21.3 million reserve recognized in relation to interest incurred during the pre-petition period in the three months ended March 31, 2018, the outstanding principal amount of $1,031.7 million was reduced to $154.8 million as of September 30, 2018.

The terms of the Due from iHeartCommunications Note provide that any balance over $1.0 billion accrues at an interest rate equal to the average yield of the nearest dated reference security, capped at 20%. As of September 30, 2018, the balance outstanding on the “Due from iHeartCommunications” exceeded $1.0 billion and therefore the interest rate applied to $1.0 billion of the balance outstanding was 9.3%. The interest rate applied to the remaining balance was 20.0%. As noted above, no interest income was recorded on the pre-petition Due from iHeartCommunications Note during the three and nine months ended September 30, 2018. The Company recognized interest income of $17.1 million and $47.3 million in the three and nine months ended September 30, 2017, respectively.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

Pursuant to a final order entered by the Bankruptcy Court, as of March 14, 2018, the actual pre-bankruptcy balance of the Due from iHeartCommunications Note is frozen, and following March 14, 2018, intercompany allocations that would have been reflected in adjustments to the balance of the Due from iHeartCommunications Note are instead reflected in a new intercompany balance that accrues interest at a rate equal to the interest under the Due from iHeartCommunications Note. The $1.5 million owed by CCOH to iHeartCommunications as of September 30, 2018 is reflected as “Due to iHeartCommunications, post iHeart Chapter 11 Cases” on the Company’s Carve-out Balance Sheet.

On December 16, 2018, the Issuer, GAMCO Asset Management Inc. (“GAMCO”), Norfolk County Retirement System (“Norfolk”), the Sponsor Defendants, iHeartMedia, Inc., the Debtors, and the members of the Issuer’s board of directors (the “Delaware Individual Defendants”), through their respective counsel, entered into a settlement agreement (the “Settlement Agreement”) that embodies the terms of (i) a global settlement of all direct or derivative claims by or on behalf of GAMCO and Norfolk, both individually and on behalf of the putative class of public shareholders of the Issuer, against the Delaware Individual Defendants, the Sponsor Defendants, iHeartCommunications, iHeartMedia, CCOH and the Debtors, including the derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. iHeartMedia, Inc., et al., C.A. No. 2017-0930-JRS (the “Norfolk Action”) and the putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (together with the Norfolk Action, the “Actions”), and (ii) the separation of CCOH from iHeartMedia (the “Separation”) in accordance with the Plan of Reorganization.

The Settlement Agreement contemplates that upon the separation of CCOH from iHeartMedia, (i) the cash sweep arrangement under the existing corporate services agreement (the “Corporate Services Agreement”) between CCOH and iHeartCommunications will terminate, (ii) any agreements or licenses requiring royalty payments to iHeartMedia and its debtor affiliates by the Issuer for trademarks or other intellectual property will terminate and (iii) a new transition services agreement will supersede and replace the existing Corporate Services Agreement. The Debtors agreed to waive (i) the set-off for the value of the intellectual property transferred, including royalties and (ii) the repayment of the post-petition intercompany balance outstanding in favor of the Debtors as of December 31, 2018. In addition, the Settlement Agreement provides that after the Separation, (i) iHeartCommunications will provide an unsecured revolving line of credit in an aggregate amount not to exceed $200 million to CCOL for a period of no more than three years following the effective date of the iHeartMedia Plan of Reorganization (the “iHeartCommunications Line of Credit”), (ii) iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on the Issuer in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain agreements between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs. The parties agreed that CCOH will recover 14.44% in cash on its allowed claim of $1,031.7 million under the intercompany note owed by iHeartCommunications to the Issuer, and to mutual releases, including a release of all claims that have been asserted, could have been asserted or ever could be asserted with respect to iHeartMedia’s Chapter 11 Cases and the Actions. A fairness hearing on the Settlement Agreement is scheduled for January 22, 2019. Effectiveness of the Settlement Agreement is subject to Bankruptcy Court approval as part of the iHeartMedia Plan of Reorganization and the occurrence of the Effective Date of the iHeartMedia Plan of Reorganization.

If CCOH does not realize the expected recovery under the Due from iHeartCommunications Note, or does not otherwise obtain sufficient supplemental liquidity as contemplated by the Disclosure Statement filed by the Debtors in the iHeart Chapter 11 Cases, the Company could experience a liquidity shortfall. In addition, any repayments that CCOH received on the Due from iHeartCommunications Note during the one-year preference period prior to the

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

Other Related Party Transactions

The Company provides advertising space on its billboards for iHeartMedia, Inc. and for radio stations owned by iHeartMedia, Inc. For the three months ended September 30, 2018 and 2017, the Company recorded $1.4 million and $1.7 million, respectively, and $5.8 million and $5.4 million for the nine months ended September 30, 2018 and 2017, respectively, in revenue for these advertisements. Some of these agreements are leasing transactions as they convey to iHeartMedia, Inc. the right to use the Company’s advertising structures for a stated period of time.

Under the Corporate Services Agreement between iHeartCommunications and CCOH, iHeartCommunications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; (viii) licensing of intellectual property, copyrights, trademarks and other intangible assets and (ix) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the three months ended September 30, 2018 and 2017, the Company recorded $16.0 million and $16.7 million, respectively, and $50.1 million and $50.3 million for the nine months ended September 30, 2018 and 2017, respectively, as a component of corporate expenses for these services. The iHeart Chapter 11 Cases could materially impact iHeartCommunications’ ability to provide these services to us, which could cause significant uncertainties for us and disrupt our operations and/or adversely affect our rights under the Corporate Services Agreement and the other intercompany agreements.

Pursuant to the Tax Matters Agreement between iHeartCommunications and CCOH, the operations of the Company are included in a consolidated federal income tax return filed by iHeartCommunications. The Company’s provision for income taxes has been computed on the basis that the Company files separate federal income tax returns with its subsidiaries. Tax payments are made to iHeartCommunications on the basis of the Company’s separate taxable income. Tax benefits recognized on CCOH’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. For the three months ended September 30, 2018 and 2017, the Company recorded $2.3 million and $2.3 million, respectively, and $6.9 million and $7.1 million for the nine months ended September 30, 2018 and 2017, respectively, as a component of selling, general and administrative expenses for these services.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 7 – INCOME TAXES

Income Tax Benefit (Expense)

The Company’s income tax benefit (expense) for the three and nine months ended September 30, 2018 and 2017 consisted of the following components:

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Current tax expense	$(12,508)	$(20,921)	$(16,127)	$(40,215)
Deferred tax benefit (expense)	5,612	4,574	(40,889)	27,315

Income tax expense	$(6,896)	$(16,347)	$(57,016)	$(12,900)

The effective tax rates for the three and nine months ended September 30, 2018 were (13.4)% and (32.2)%. The effective rate was primarily impacted by the valuation allowance recorded against deferred tax assets resulting from current year net operating losses in U.S. federal, state and certain foreign jurisdictions due to uncertainty regarding the Company’s ability to realize those assets in future periods.

The effective tax rates for the three and nine months ended September 30, 2017 were (39.2)% and (16.3)%. The effective rates were primarily impacted by the mix of earnings within the various jurisdictions in which the Company operates and the benefits and charges from tax amounts associated with its foreign earnings that are taxed at rates different from the federal statutory rate.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act) which reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018. During the three months ended September 30, 2018, adjustments to the provisional income tax benefit recorded in December 2017 from the enactment of the Tax Act were not material. At September 30, 2018, we have not yet completed our accounting for the income tax effects of the Tax Act, but have made reasonable estimates of those effects on our existing deferred income tax balances. The final financial statement impact of the Tax Act may differ from our previously recorded estimates, possibly materially, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, and changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates to estimates the company has utilized to calculate the provisional impacts. The Securities and Exchange Commission (SEC) has issued rules that allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related income tax impacts.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 8 – COMPANY EQUITY (DEFICIT)

The Company reports its noncontrolling interests in consolidated subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in equity (deficit) attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	Majority Owner	Noncontrolling Interest	Total
Balances as of January 1, 2018	$(2,015,334)	$157,040	$(1,858,294)
Net income (loss)	(243,893)	9,716	(234,177)
Dividends paid	(29,995)	—	(29,995)
Payments to noncontrolling interests	—	(6,148)	(6,148)
Share-based compensation	6,286	471	6,757
Foreign currency translation adjustments	(11,083)	(7,844)	(18,927)
Reclassification adjustments	1,425	—	1,425
Other, net	(653)	—	(653)

Balances as of September 30, 2018	$(2,293,247)	$153,235	$(2,140,012)

Balances as of January 1, 2017	$(1,091,486)	$144,174	$(947,312)
Net income (loss)	(102,497)	10,546	(91,951)
Dividends declared	(307,492)	—	(307,492)
Payments to noncontrolling interests	—	(12,027)	(12,027)
Share-based compensation	6,529	624	7,153
Disposal of noncontrolling interest	—	(2,438)	(2,438)
Foreign currency translation adjustments	36,619	5,734	42,353
Unrealized holding loss on marketable securities	(218)	—	(218)
Reclassification adjustments	4,563	—	4,563
Other, net	(1,613)	(575)	(2,188)

Balances as of September 30, 2017	$(1,455,595)	$146,038	$(1,309,557)

On February 23, 2017, CCOH paid a special cash dividend to its stockholders of $282.5 million, using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. iHeartCommunications received 89.9%, or approximately $254.0 million, with the remaining 10.1%, or approximately $28.5 million, paid to its public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements.

On September 14, 2017, the board of directors of CCOH declared a special cash dividend paid on October 5, 2017 to its Class A and Class B stockholders of record at the closing of business on October 2, 2017, in an aggregate amount equal to $25.0 million.

On January 5, 2018, the board of directors of CCOH declared a special cash dividend paid on January 24, 2018 to its Class A and Class B stockholders of record at the closing of business on January 19, 2018, in an aggregate amount equal to $30.0 million. iHeartCommunications received approximately 89.5%, or approximately $26.8 million, of the proceeds of the dividend through its wholly-owned subsidiaries. The remaining approximately 10.5% of the proceeds of the dividend, or approximately $3.2 million, was paid to the CCOH’s public stockholders.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 9 – OTHER INFORMATION

Other Comprehensive Income (Loss)

The total decrease in other comprehensive income (loss) related to the impact of pensions on deferred income tax liabilities was $0.3 million for the three and nine months ended September 30, 2018. There was no change in deferred income tax liabilities resulting from adjustments to comprehensive income (loss) for the three and nine months ended September 30, 2017.

NOTE 10 – SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International. The Americas segment consists of operations primarily in the United States and the International segment primarily includes operations in Europe, Asia and Latin America. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

The following table presents the Company’s reportable segment results for the three and nine months ended September 30, 2018 and 2017:

(In thousands)	Americas	International	Corporate and other reconciling items	Total
Three Months Ended September 30, 2018
Revenue	$303,421	$360,318	$—	$663,739
Direct operating expenses	131,241	230,440	—	361,681
Selling, general and administrative expenses	49,247	79,550	—	128,797
Corporate expenses	—	—	37,729	37,729
Depreciation and amortization	39,783	36,627	995	77,405
Impairment charges	—	—	7,772	7,772
Other operating income, net	—	—	825	825

Operating income (loss)	$83,150	$13,701	$(45,671)	$51,180

Capital expenditures	$25,826	$21,921	$1,059	$48,806
Share-based compensation expense	$—	$—	$3,132	$3,132

Three Months Ended September 30, 2017
Revenue	$293,807	$350,623	$—	$644,430
Direct operating expenses	130,269	227,677	—	357,946
Selling, general and administrative expenses	49,007	79,532	—	128,539
Corporate expenses	—	—	35,333	35,333
Depreciation and amortization	44,457	35,464	1,175	81,096
Impairment charges	—	—	1,591	1,591
Other operating income, net	—	—	(11,783)	(11,783)

Operating income (loss)	$70,074	$7,950	$(49,882)	$28,142

Capital expenditures	$4,397	$26,932	$460	$31,789
Share-based compensation expense	$—	$—	$2,894	$2,894

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Americas	International	Corporate and other reconciling items	Total
Nine Months Ended September 30, 2018
Revenue	$859,190	$1,114,927	$—	$1,974,117
Direct operating expenses	386,427	709,479	—	1,095,906
Selling, general and administrative expenses	146,021	235,473	—	381,494
Corporate expenses	—	—	111,092	111,092
Depreciation and amortization	127,410	113,875	2,947	244,232
Impairment Charges	—	—	7,772	7,772
Other operating income, net	—	—	1,700	1,700

Operating income (loss)	$199,332	$56,100	$(120,111)	$135,321

Capital expenditures	$50,214	$57,487	$2,420	$110,121
Share-based compensation expense	$—	$—	$6,757	$6,757

Nine Months Ended September 30, 2017
Revenue	$854,344	$1,005,954	$—	$1,860,298
Direct operating expenses	393,953	645,222	—	1,039,175
Selling, general and administrative expenses	148,824	221,773	—	370,597
Corporate expenses	—	—	105,213	105,213
Depreciation and amortization	130,127	102,711	4,042	236,880
Impairment charges	—	—	1,591	1,591
Other operating income, net	—	—	28,657	28,657

Operating income (loss)	$181,440	$36,248	$(82,189)	$135,499

Capital expenditures	$46,394	$86,206	$2,268	$134,868
Share-based compensation expense	$—	$—	$7,153	$7,153

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 11 – GUARANTOR SUBSIDIARIES

CCOH (the “Parent Company”) and certain of CCOH’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of Clear Channel Worldwide Holdings, Inc. (“CCWH” or the “Subsidiary Issuer”). The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	September 30, 2018
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash and cash equivalents	$1,600	$—	$13,979	$175,538	$—	$191,117
Accounts receivable, net of allowance	—	—	190,526	463,512	—	654,038
Intercompany receivables	—	766,190	2,822,946	68,652	(3,657,788)	—
Prepaid expenses	659	1,211	59,971	63,751	—	125,592
Other current assets	—	—	1,653	31,072	—	32,725

Total Current Assets	2,259	767,401	3,089,075	802,525	(3,657,788)	1,003,472
Structures, net	—	—	606,604	432,231	—	1,038,835
Other property, plant and equipment, net	—	—	123,838	93,317	—	217,155
Indefinite-lived intangibles	—	—	971,163	—	—	971,163
Other intangibles, net	—	—	238,247	19,236	—	257,483
Goodwill	—	—	507,819	200,689	—	708,508
Due from iHeartCommunications	154,758	—	—	—	—	154,758
Intercompany notes receivable	182,026	5,116,629	4,691	16,275	(5,319,621)	—
Other assets	211,707	26,194	1,269,795	74,151	(1,453,859)	127,988

Total Assets	$550,750	$5,910,224	$6,811,232	$1,638,424	$(10,431,268)	$4,479,362

Accounts payable	$—	$—	$30,342	$68,962	$—	$99,304
Intercompany payable	2,822,946	—	834,842	—	(3,657,788)	—
Accrued expenses	9,677	(1,955)	85,325	440,366	—	533,413
Deferred income	—	—	37,488	48,244	—	85,732
Current portion of long-term debt	—	—	221	100	—	321

Total Current Liabilities	2,832,623	(1,955)	988,218	557,672	(3,657,788)	718,770
Long-term debt	—	4,900,229	3,714	370,547	—	5,274,490
Intercompany notes payable	—	16,273	5,039,419	263,929	(5,319,621)	—
Due to iHeartCommunications, post iHeart Chapter 11 Cases	1,495	—	—	—	—	1,495
Deferred tax liability	(26,967)	853	435,665	(49,122)	—	360,429
Other long-term liabilities	547	—	141,421	122,222	—	264,190
Total Company Equity (Deficit)	(2,256,948)	994,824	202,795	373,176	(1,453,859)	(2,140,012)

Total Liabilities and Company Equity (Deficit)	$550,750	$5,910,224	$6,811,232	$1,638,424	$(10,431,268)	$4,479,362

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash and cash equivalents	$2,212	$—	$22,841	$119,066	$—	$144,119
Accounts receivable, net of allowance	—	—	192,493	466,970	—	659,463
Intercompany receivables	—	785,075	2,924,888	88,053	(3,798,016)	—
Prepaid expenses	291	3,433	50,028	58,124	—	111,876
Other current assets	25,441	—	2,552	30,721	—	58,714

Total Current Assets	27,944	788,508	3,192,802	762,934	(3,798,016)	974,172
Structures, net	—	—	675,443	505,439	—	1,180,882
Other property, plant and equipment, net	—	—	119,856	94,291	—	214,147
Indefinite-lived intangibles	—	—	977,152	—	—	977,152
Other intangibles, net	—	—	248,674	25,188	—	273,862
Goodwill	—	—	507,820	206,223	—	714,043
Due from iHeartCommunications	211,990	—	—	—	—	211,990
Intercompany notes receivable	182,026	5,087,742	12,437	16,273	(5,298,478)	—
Other assets	431,671	94,543	1,343,032	70,897	(1,815,609)	124,534

Total Assets	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

Accounts payable	$—	$—	$7,592	$80,368	$—	$87,960
Intercompany payable	2,924,888	—	873,128	—	(3,798,016)	—
Accrued expenses	1,167	(1,315)	91,325	418,624	—	509,801
Deferred income	—	—	25,278	33,900	—	59,178
Current portion of long-term debt	—	—	115	458	—	573

Total Current Liabilities	2,926,055	(1,315)	997,438	533,350	(3,798,016)	657,512
Long-term debt	—	4,895,104	1,820	369,229	—	5,266,153
Intercompany notes payable	—	16,273	5,046,119	236,086	(5,298,478)	—
Deferred tax liability	(93,111)	853	466,827	(53,127)	—	321,442
Other long-term liabilities	1,157	—	140,272	142,540	—	283,969
Total Company Equity (Deficit)	(1,980,470)	1,059,878	424,740	453,167	(1,815,609)	(1,858,294)

Total Liabilities and Company Equity (Deficit)	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended September 30, 2018
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$301,218	$362,521	$—	$663,739
Operating expenses:
Direct operating expenses	—	—	129,683	231,998	—	361,681
Selling, general and administrative expenses	—	—	49,041	79,756	—	128,797
Corporate expenses	1,203	—	25,440	11,086	—	37,729
Depreciation and amortization	—	—	40,537	36,868	—	77,405
Impairment charges	—	—	7,772	—	—	7,772
Other operating income (expense), net	(178)	—	143	860	—	825

Operating income (loss)	(1,381)	—	48,888	3,673	—	51,180
Interest (income) expense, net	(5)	88,093	524	8,546	—	97,158
Interest income on Due from iHeartCommunications	363	—	—	—	—	363
Intercompany interest income	3,737	90,300	5,705	—	(99,742)	—
Intercompany interest expense	363	246	94,037	5,096	(99,742)	—
Equity in earnings (loss) of nonconsolidated affiliates	(51,366)	(31,573)	(27,883)	(93)	111,117	202
Other expense, net	—	—	(50)	(6,037)	—	(6,087)

Loss before income taxes	(49,005)	(29,612)	(67,901)	(16,099)	111,117	(51,500)
Income tax benefit (expense)	(16,083)	2,959	16,535	(10,307)	—	(6,896)

Net loss	(65,088)	(26,653)	(51,366)	(26,406)	111,117	(58,396)
Less amount attributable to noncontrolling interest	—	—	—	6,692	—	6,692

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(65,088)	$(26,653)	$(51,366)	$(33,098)	$111,117	$(65,088)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(280)	(6,809)	—	(7,089)
Reclassification adjustments	—	—	—	1,425	—	1,425
Equity in subsidiary comprehensive loss	(503)	(1,056)	(223)	—	1,782	—

Comprehensive loss	(65,591)	(27,709)	(51,869)	(38,482)	112,899	(70,752)
Less amount attributable to noncontrolling interest	—	—	—	(5,161)	—	(5,161)

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(65,591)	$(27,709)	$(51,869)	$(33,321)	$112,899	$(65,591)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Three Months Ended September 30, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$288,433	$355,997	$—	$644,430
Operating expenses:
Direct operating expenses	—	—	126,536	231,410	—	357,946
Selling, general and administrative expenses	—	—	47,994	80,545	—	128,539
Corporate expenses	3,602	—	22,658	9,073	—	35,333
Depreciation and amortization	—	—	45,180	35,916	—	81,096
Impairment charges	—	—	—	1,591	—	1,591
Other operating income (expense), net	(102)	—	1,876	(13,557)	—	(11,783)

Operating income (loss)	(3,704)	—	47,941	(16,095)	—	28,142
Interest (income) expense , net	(20)	88,232	126	7,129	—	95,467
Interest income on Due from iHeartCommunications	17,087	—	—	—	—	17,087
Intercompany interest income	4,090	85,067	17,316	43	(106,516)	—
Intercompany interest expense	17,087	203	89,200	26	(106,516)	—
Equity in loss of nonconsolidated affiliates	(59,895)	(18,289)	(35,415)	(838)	113,809	(628)
Other income (expense), net	(7,517)	—	9,958	6,723	—	9,164

Loss before income taxes	(67,006)	(21,657)	(49,526)	(17,322)	113,809	(41,702)
Income tax benefit (expense)	2,798	(1,711)	(10,369)	(7,065)	—	(16,347)

Net loss	(64,208)	(23,368)	(59,895)	(24,387)	113,809	(58,049)
Less amount attributable to noncontrolling interest	—	—	—	6,159	—	6,159

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(64,208)	$(23,368)	$(59,895)	$(30,546)	$113,809	$(64,208)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	712	11,636	—	12,348
Unrealized holding loss on marketable securities	—	—	—	(320)	—	(320)
Reclassification adjustments	—	—	—	6,207	—	6,207
Equity in subsidiary comprehensive income	15,687	7,479	14,975	—	(38,141)	—

Comprehensive loss	(48,521)	(15,889)	(44,208)	(13,023)	75,668	(45,973)
Less amount attributable to noncontrolling interest	—	—	—	2,548	—	2,548

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(48,521)	$(15,889)	$(44,208)	$(15,571)	$75,668	$(48,521)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30, 2018
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$852,747	$1,121,370	$—	$1,974,117
Operating expenses:
Direct operating expenses	—	—	381,908	713,998	—	1,095,906
Selling, general and administrative expenses	—	—	145,317	236,177	—	381,494
Corporate expenses	3,459	—	77,184	30,449	—	111,092
Depreciation and amortization	—	—	129,596	114,636	—	244,232
Impairment charges	—	—	7,772	—	—	7,772
Other operating income (expense), net	(273)	—	480	1,493	—	1,700

Operating income (loss)	(3,732)	—	111,450	27,603	—	135,321
Interest (income) expense, net	(15)	264,405	1,342	25,677	—	291,409
Interest income on Due from iHeartCommunications	573	—	—	—	—	573
Intercompany interest income	12,123	270,774	16,492	—	(299,389)	—
Intercompany interest expense	573	705	282,897	15,214	(299,389)	—
Equity in earnings (loss) of nonconsolidated affiliates	(213,722)	(65,430)	(62,761)	(483)	342,780	384
Other income (expense), net	—	—	1,799	(23,829)	—	(22,030)

Loss before income taxes	(205,316)	(59,766)	(217,259)	(37,600)	342,780	(177,161)
Income tax benefit (expense)	(38,577)	(2,369)	3,537	(19,607)	—	(57,016)

Net loss	(243,893)	(62,135)	(213,722)	(57,207)	342,780	(234,177)
Less amount attributable to noncontrolling interest	—	—	—	9,716	—	9,716

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(243,893)	$(62,135)	$(213,722)	$(66,923)	$342,780	$(243,893)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(1,506)	(17,421)	—	(18,927)
Reclassification adjustments	—	—	—	1,425	—	1,425
Equity in subsidiary comprehensive income	(9,658)	(4,354)	(8,152)	—	22,164	—

Comprehensive loss	(253,551)	(66,489)	(223,380)	(82,919)	364,944	(261,395)
Less amount attributable to noncontrolling interest	—	—	—	(7,844)	—	(7,844)

Comprehensive loss attributable to the majority owners of the Outdoor Business of CCH	$(253,551)	$(66,489)	$(223,380)	$(75,075)	$364,944	$(253,551)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$832,419	$1,027,879	$—	$1,860,298
Operating expenses:
Direct operating expenses	—	—	378,078	661,097	—	1,039,175
Selling, general and administrative expenses	—	—	144,183	226,414	—	370,597
Corporate expenses	10,972	—	68,592	25,649	—	105,213
Depreciation and amortization	—	—	132,160	104,720	—	236,880
Impairment charges	—	—	—	1,591	—	1,591
Other operating income (expense), net	(308)	—	35,526	(6,561)	—	28,657

Operating income (loss)	(11,280)	—	144,932	1,847	—	135,499
Interest (income) expense , net	(412)	264,866	(545)	18,893	—	282,802
Interest income on Due from iHeartCommunications	47,277	—	—	—	—	47,277
Intercompany interest income	12,236	255,351	48,104	140	(315,831)	—
Intercompany interest expense	47,277	321	267,727	506	(315,831)	—
Equity in loss of nonconsolidated affiliates	(105,062)	(23,726)	(46,638)	(1,643)	176,240	(829)
Other income, net	2,716	—	8,425	10,663	—	21,804

Loss before income taxes	(100,978)	(33,562)	(112,359)	(8,392)	176,240	(79,051)
Income tax benefit (expense)	(1,519)	576	7,297	(19,254)	—	(12,900)

Net loss	(102,497)	(32,986)	(105,062)	(27,646)	176,240	(91,951)
Less amount attributable to noncontrolling interest	—	—	—	10,546	—	10,546

Net loss attributable to the majority owners of the Outdoor Business of CCH	$(102,497)	$(32,986)	$(105,062)	$(38,192)	$176,240	$(102,497)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	806	41,547	—	42,353
Unrealized holding loss on marketable securities	—	—	—	(218)	—	(218)
Reclassification adjustments	—	—	—	4,563	—	4,563
Equity in subsidiary comprehensive income	40,964	28,647	40,158	—	(109,769)	—

Comprehensive income (loss)	(61,533)	(4,339)	(64,098)	7,700	66,471	(55,799)
Less amount attributable to noncontrolling interest	—	—	—	5,734	—	5,734

Comprehensive income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(61,533)	$(4,339)	$(64,098)	$1,966	$66,471	$(61,533)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30, 2018
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net loss	$(243,893)	$(62,135)	$(213,722)	$(57,207)	$342,780	$(234,177)
Reconciling items:
Impairment charges	—	—	7,772	—	—	7,772
Depreciation and amortization	—	—	129,596	114,636	—	244,232
Deferred taxes	66,144	—	(31,162)	5,907	—	40,889
Provision for doubtful accounts	—	—	2,710	2,398	—	5,108
Amortization of deferred financing charges and note discounts, net	—	6,682	—	1,318	—	8,000
Share-based compensation	—	—	3,838	2,919	—	6,757
Gain on disposal of operating assets, net	—	—	(510)	(1,797)	—	(2,307)
Equity in (earnings) loss of nonconsolidated affiliates	213,722	65,430	62,761	483	(342,780)	(384)
Foreign exchange transaction (gain) loss	—	—	(444)	21,823	—	21,379
Other reconciling items, net	—	—	(373)	(1,624)	—	(1,997)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(744)	(14,549)	—	(15,293)
(Increase) decrease in prepaids and other current assets	(367)	2,222	(12,369)	(9,092)	—	(19,606)
Increase (decrease) in accrued expenses	8,621	(1,644)	(6,448)	11,182	—	11,711
Increase (decrease) in accounts payable	—	—	22,750	(9,123)	—	13,627
Increase in accrued interest	—	1,004	424	8,604	—	10,032
Increase in deferred income	—	—	11,692	17,430	—	29,122
Changes in other operating assets and liabilities	(1,981)	—	5,117	(7,574)	—	(4,438)

Net cash provided by (used for) operating activities	$42,246	$11,559	$(19,112)	$85,734	$—	$120,427

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(52,333)	(57,788)	—	(110,121)
Proceeds from disposal of assets	—	—	4,444	2,119	—	6,563
Purchases of other operating assets	—	—	(1,783)	(45)	—	(1,828)
Increase in intercompany notes receivable, net	—	(28,887)	—	—	28,887	—
Dividends from subsidiaries	—	—	1,111	—	(1,111)	—
Change in other, net	—	—	(2)	58	—	56

Net cash provided by (used for) investing activities	$—	$(28,887)	$(48,563)	$(55,656)	$27,776	$(105,330)

Cash flows from financing activities:
Payments on long-term debt	—	—	(136)	(346)	—	(482)
Net transfers from iHeartCommunications	58,726	—	—	—	—	58,726
Dividends and other payments to noncontrolling interests	—	—	—	(6,144)	—	(6,144)
Dividends paid	(30,660)	—	—	(1,111)	1,111	(30,660)
Increase in intercompany notes payable, net	—	—	—	28,887	(28,887)	—
Intercompany funding	(95,656)	18,884	58,949	17,823	—	—
Change in other, net	(709)	(1,556)	—	—	—	(2,265)

Net cash provided by (used for) financing activities	(68,299)	17,328	58,813	39,109	(27,776)	19,175

Effect of exchange rate changes on cash	—	—	—	(7,951)	—	(7,951)

Net increase (decrease) in cash and cash equivalents	(26,053)	—	(8,862)	61,236	—	26,321
Cash, cash equivalents and restricted cash at beginning of year	27,653	—	22,841	137,816	—	188,310

Cash, cash equivalents and restricted cash at end of year	$1,600	$—	$13,979	$199,052	$—	$214,631

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(UNAUDITED)

(In thousands)	Nine Months Ended September 30, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net loss	$(102,497)	$(32,986)	$(105,062)	$(27,646)	$176,240	$(91,951)
Reconciling items:
Impairment charges	—	—	—	1,591	—	1,591
Depreciation and amortization	—	—	132,160	104,720	—	236,880
Deferred taxes	—	—	(23,464)	(3,851)	—	(27,315)
Provision for doubtful accounts	—	—	1,508	4,820	—	6,328
Amortization of deferred financing charges and note discounts, net	—	6,585	—	1,411	—	7,996
Share-based compensation	—	—	4,859	2,294	—	7,153
(Gain) loss on sale of operating and fixed assets	—	—	(35,601)	5,306	—	(30,295)
Equity in loss of nonconsolidated affiliates	105,062	23,726	46,638	1,643	(176,240)	829
Foreign exchange transaction (gain) loss	—	—	5	(22,271)	—	(22,266)
Other reconciling items, net	—	—	(4,397)	(533)	—	(4,930)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	—	—	2,749	(20,575)	—	(17,826)
(Increase) decrease in prepaids and other current assets	1,045	—	(9,626)	(7,528)	—	(16,109)
Increase (decrease) in accrued expenses	(3,524)	(56,942)	60,128	(8,472)	—	(8,810)
Decrease in accounts payable	—	—	(1,086)	(2,937)	—	(4,023)
Increase (decrease) in accrued interest	—	—	(93)	6,124	—	6,031
Increase in deferred income	—	—	6,352	12,366	—	18,718
Changes in other operating assets and liabilities	—	—	477	10,629	—	11,106

Net cash provided by (used for) operating activities	$86	$(59,617)	$75,547	$57,091	$—	$73,107

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(48,185)	(86,683)	—	(134,868)
Proceeds from disposal of assets	—	—	54,534	16,500	—	71,034
Purchases of other operating assets	—	—	(758)	(2,226)	—	(2,984)
(Increase) decrease in intercompany notes receivable, net	—	29,962	(6,146)	(74,107)	50,291	—
Dividends from subsidiaries	—	—	22,995	—	(22,995)	—
Change in other, net	—	—	(4)	(1,054)	—	(1,058)

Net cash provided by (used for) investing activities	$—	$29,962	$22,436	$(147,570)	$27,296	$(67,876)

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(909)	—	(909)
Proceeds from long-term debt	—	—	—	156,000	—	156,000
Payments on long-term debt	—	—	(73)	(531)	—	(604)
Net transfers to iHeartCommunications	(165,650)	—	—	—	—	(165,650)
Dividends and other payments to noncontrolling interests	—	—	—	(12,027)	—	(12,027)
Dividends paid	(282,658)	—	—	(22,995)	22,995	(282,658)
Increase (decrease) in intercompany notes payable, net	—	69,107	—	(18,816)	(50,291)	—
Intercompany funding	175,186	(39,452)	(145,622)	9,888	—	—
Change in other, net	(1,426)	—	—	(4,808)	—	(6,234)

Net cash provided by (used for) financing activities	(274,548)	29,655	(145,695)	105,802	(27,296)	(312,082)

Effect of exchange rate changes on cash	—	—	—	7,037	—	7,037

Net increase (decrease) in cash and cash equivalents	(274,462)	—	(47,712)	22,360	—	(299,814)
Cash, cash equivalents and restricted cash at beginning of year	300,285	—	61,542	190,864	—	552,691

Cash, cash equivalents and restricted cash at end of year	$25,823	$—	$13,830	$213,224	$—	$252,877

Report of Independent Registered Public Accounting Firm

To the Directors of Clear Channel Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying carve-out balance sheets of the Outdoor Business of Clear Channel Holdings, Inc. (the “Company”) as of December 31, 2017 and 2016, the related carve-out statements of comprehensive income (loss), changes in Company deficit and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Ernst & Young LLP

We have served as the Company’s auditor since 2018.

San Antonio, Texas

            , 2019

The foregoing report is in the form that will be signed upon the confirmation of the plan of reorganization described in Note 1 to the financial statements.

/s/ Ernst & Young LLP

San Antonio, Texas

December 21, 2018

CARVE-OUT BALANCE SHEETS

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	December 31, 2017	December 31, 2016
CURRENT ASSETS
Cash and cash equivalents	$144,119	$531,537
Accounts receivable, net of allowance of $22,487 in 2017 and $22,398 in 2016	659,463	593,070
Prepaid expenses	111,876	111,569
Assets held for sale	—	55,602
Other current assets	58,714	39,199

Total Current Assets	974,172	1,330,977

PROPERTY, PLANT AND EQUIPMENT
Structures, net	1,180,882	1,196,676
Other property, plant and equipment, net	214,147	216,157

INTANGIBLE ASSETS AND GOODWILL
Indefinite-lived intangibles	977,152	960,966
Other intangibles, net	273,862	299,617
Goodwill	714,043	696,263

OTHER ASSETS
Due from iHeartCommunications, net of allowance of $855,648 in 2017 and $0 in 2016	211,990	885,701
Other assets	124,534	122,013

Total Assets	$4,670,782	$5,708,370

CURRENT LIABILITIES
Accounts payable	$87,960	$86,870
Accrued expenses	509,801	480,872
Deferred income	59,178	67,005
Current portion of long-term debt	573	6,971

Total Current Liabilities	657,512	641,718

Long-term debt	5,266,153	5,110,020
Deferred tax liability	321,442	642,013
Other long-term liabilities	283,969	261,931
Commitments and contingent liabilities (Note 6)

COMPANY DEFICIT
Noncontrolling interest	157,040	144,174
Majority owner’s net investment	(1,675,240)	(705,253)
Accumulated other comprehensive loss	(340,094)	(386,233)

Total Company Deficit	(1,858,294)	(947,312)

Total Liabilities and Company Deficit	$4,670,782	$5,708,370

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	Years Ended December 31,
	2017	2016	2015
Revenue	$2,588,702	$2,679,822	$2,806,204
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	1,409,767	1,418,319	1,485,835
Selling, general and administrative expenses (excludes depreciation and amortization)	499,213	515,421	527,821
Corporate expenses (excludes depreciation and amortization)	143,678	117,436	116,523
Depreciation and amortization	325,991	344,124	375,962
Impairment charges	4,159	7,274	21,631
Other operating income (expense), net	26,391	354,688	(4,824)

Operating income	232,285	631,936	273,608
Interest expense, net	379,701	375,029	355,917
Interest income on Due from iHeartCommunications	68,871	50,309	61,439
Loss on Due from iHeartCommunications	(855,648)	—	—
Gain (loss) on investments, net	(1,045)	531	—
Equity in loss of nonconsolidated affiliates	(990)	(1,689)	(289)
Other income (expense), net	29,800	(70,682)	12,387

Income (loss) before income taxes	(906,428)	235,376	(8,772)
Income tax benefit (expense)	280,218	(77,499)	(49,943)

Net income (loss)	(626,210)	157,877	(58,715)
Less amount attributable to noncontrolling interest	18,138	22,807	24,629

Net income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(644,348)	$135,070	$(83,344)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	43,341	23,357	(112,782)
Unrealized holding gain (loss) on marketable securities	(414)	(576)	553
Other adjustments to comprehensive income (loss)	6,720	(11,814)	(10,266)
Reclassification adjustments	5,441	46,730	808

Other comprehensive income (loss)	55,088	57,697	(121,687)

Comprehensive income (loss)	(589,260)	192,767	(205,031)
Less amount attributable to noncontrolling interest	8,949	(8,038)	(10,885)

Comprehensive income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(598,209)	$200,805	$(194,146)

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF CHANGES IN COMPANY DEFICIT

OF THE OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	Majority Owner	Noncontrolling Interest	Total
Balances at December 31, 2014	$(359,888)	$197,294	$(162,594)
Net income (loss)	(83,344)	24,629	(58,715)
Exercise of stock options and other	2,886	—	2,886
Share-based payments	8,502	—	8,502
Dividends and other payments to noncontrolling interests	—	(30,870)	(30,870)
Dividends declared and paid	(217,796)	—	(217,796)
Other	(64)	1,701	1,637
Other comprehensive loss	(110,802)	(10,885)	(121,687)

Balances at December 31, 2015	$(760,506)	$181,869	$(578,637)
Net income	135,070	22,807	157,877
Exercise of stock options and other	(1,366)	—	(1,366)
Share-based payments	10,291	—	10,291
Disposal of noncontrolling interest	—	(36,846)	(36,846)
Dividends and other payments to noncontrolling interests	—	(16,917)	(16,917)
Dividends declared and paid	(540,034)	—	(540,034)
Other	(676)	1,299	623
Other comprehensive income (loss)	65,735	(8,038)	57,697

Balances at December 31, 2016	$(1,091,486)	$144,174	$(947,312)
Net income (loss)	(644,348)	18,138	(626,210)
Exercise of stock options and other	(1,468)	—	(1,468)
Share-based payments	8,659	931	9,590
Disposal of noncontrolling interest	—	(2,439)	(2,439)
Dividends and other payments to noncontrolling interests	—	(12,010)	(12,010)
Dividends declared and paid	(332,498)	—	(332,498)
Other	(332)	(703)	(1,035)
Other comprehensive income	46,139	8,949	55,088

Balances at December 31, 2017	$(2,015,334)	$157,040	$(1,858,294)

See Notes to Carve-out Financial Statements

CARVE-OUT STATEMENTS OF CASH FLOWS

OF THE OUTDOOR BUSINESS OF

CLEAR CHANNEL HOLDINGS, INC.

(In thousands)	Years Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net income (loss)	$(626,210)	$157,877	$(58,715)
Reconciling items:
Impairment charges	4,159	7,274	21,631
Depreciation and amortization	325,991	344,124	375,962
Deferred taxes	(311,085)	32,025	5,902
Provision for doubtful accounts	6,740	10,659	13,384
Amortization of deferred financing charges and note discounts, net	10,527	10,572	8,770
Share-based compensation	9,590	10,291	8,502
Gain on disposal of operating and other assets	(29,347)	(363,485)	(5,468)
Loss on Due from iHeartCommunications	855,648	—	—
(Gain) loss on investments	1,045	(531)	—
Equity in loss of nonconsolidated affiliates	990	1,689	289
Foreign exchange transaction (gain) loss	(29,563)	69,599	(14,790)
Other reconciling items, net	(4,710)	(135)	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
(Increase) decrease in accounts receivable	(39,790)	30,308	(57,580)
(Increase) decrease in prepaid expenses and other current assets	9,608	(15,939)	(7,578)
Increase (decrease) in accrued expenses	(7,316)	25,518	3,617
Increase (decrease) in accounts payable	(4,126)	(3,797)	25,690
Increase (decrease) in accrued interest	431	194	(4,072)
Increase (decrease) in deferred income	(13,273)	(18,119)	2,549
Changes in other operating assets and liabilities	809	10,386	(20,758)

Net cash provided by operating activities	160,118	308,510	298,685

Cash flows from investing activities:
Purchases of property, plant and equipment	(224,238)	(229,772)	(218,332)
Proceeds from disposal of assets	72,049	808,194	11,264
Purchases of other operating assets	(837)	(2,244)	(23,640)
Change in other, net	(1,496)	(2,098)	(27,017)

Net cash provided by (used for) investing activities	(154,522)	574,080	(257,725)

Cash flows from financing activities:
Payments on credit facilities	(909)	(2,100)	(3,849)
Proceeds from long-term debt	156,000	6,856	222,777
Payments on long-term debt	(748)	(2,334)	(56)
Net transfers from (to) iHeartCommunications	(181,939)	45,099	17,007
Dividends and other payments to noncontrolling interests	(12,010)	(16,917)	(30,870)
Dividends paid	(332,824)	(755,538)	—
Change in other, net	(7,083)	(1,565)	(5,955)

Net cash provided by (used for) financing activities	(379,513)	(726,499)	199,054

Effect of exchange rate changes on cash	9,536	(5,330)	(13,231)

Net increase (decrease) in cash and cash equivalents	(364,381)	150,761	226,783
Cash, cash equivalents and restricted cash at beginning of period	552,691	401,930	175,147

Cash, cash equivalents and restricted cash at end of period	$188,310	$552,691	$401,930

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for interest	$374,309	$368,051	$356,021
Cash paid during the year for income taxes	33,747	40,185	43,781

See Notes to Carve-out Financial Statements

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF THE BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Separation

Clear Channel Holdings, Inc. (“CCH”) is currently a wholly-owned subsidiary of iHeartCommunications, Inc. (“iHeartCommunications”). As of December 31, 2017, CCH and certain of its subsidiaries held 89.5% of the outstanding shares of Clear Channel Outdoor Holdings, Inc. (“CCOH”). On March 14, 2018, iHeartMedia, Inc. (“iHeartMedia”) and certain of its subsidiaries, including iHeartCommunications and CCH (collectively, the “Debtors”), filed voluntary petitions for relief (the “iHeart Chapter 11 Cases”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”). CCOH and its direct and indirect subsidiaries did not file voluntary petitions for relief under the Bankruptcy Code and are not Debtors in the iHeart Chapter 11 Cases.

On March 16, 2018, iHeartMedia and the other Debtors entered into a Restructuring Support Agreement (the “iHeart RSA”) with certain creditors and equityholders. The iHeart RSA contemplates that the outdoor business will be separated from iHeartMedia upon consummation of the iHeart Chapter 11 Cases (the “Separation”).

On April 28, 2018, the Debtors filed a plan of reorganization and a related disclosure statement with the Bankruptcy Court pursuant to Chapter 11 of the Bankruptcy Code. On September 20, 2018, the Bankruptcy Court entered an order approving the amended disclosure statement filed on September 18, 2018 (the “Disclosure Statement”). On October 10, 2018, the Debtors filed a fifth amended plan of reorganization and a supplement to the disclosure statement (the “Disclosure Statement Supplement”). On October 18, 2018, the Bankruptcy Court entered an order approving the Disclosure Statement Supplement, and the Debtors filed solicitation versions of the fifth amended plan of reorganization and the Disclosure Statement Supplement. The deadline for holders of claims and interests to vote on the fifth amended plan of reorganization was November 16, 2018. On December 3, 2018, iHeartMedia announced that more than 90% of the votes cast by creditors and shareholders who were entitled to vote accepted the fifth amended plan of reorganization, which exceeded the votes necessary to approve the fifth amended plan of reorganization. On December 17, 2018, the Debtors filed a modified fifth amended plan of reorganization (the “iHeartMedia Plan of Reorganization”). A hearing to consider confirmation of the iHeartMedia Plan of Reorganization commenced on December 11, 2018, continued on December 17, 2018, and has been continued to January 10, 2019, January 17, 2019, January 22, 2019, and January 23, 2019.

Even if confirmed by the Bankruptcy Court, the consummation of the Plan of Reorganization is subject to the satisfaction of the conditions precedent set forth therein. Included among the conditions precedent for consummation of the Plan of Reorganization is that the Debtors and CCH must take all steps necessary to enable the parties to carry out the Separation. Historically, CCH and its subsidiaries held 89.1% of the outstanding shares of CCOH’s common stock. In addition, CCH and its subsidiaries held the assets and liabilities of several radio businesses that have historically been reported as part of iHeartMedia’s iHM Segment (the “Radio Businesses”), as well as other subsidiaries. As required by the Plan of Reorganization, prior to emergence from the iHeart Chapter 11 Cases, CCH will be released from its guarantee of iHeartCommunications’ indebtedness, the assets and liabilities of the Radio Businesses and all other subsidiaries held by CCH, other than CCOH, will be distributed to a wholly-owned subsidiary of iHeartMedia. Following the distribution, CCOH will be merged with and into CCH and CCH will be renamed Clear Channel Outdoor Holdings, Inc. (“New CCOH”). All shares of CCOH, including the shares previously held by Broader Media, LLC, a wholly-owned subsidiary of CCH, CCH and including the public stockholders, will be converted in the merger into shares of New CCOH on a one-for-one basis. iHeartMedia will then accomplish the Separation through distributions of shares of New CCOH to certain creditors of iHeartMedia.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Basis of Presentation

The financial statements of the Outdoor Business of CCH consist of a carve-out of the financial statements of the entities and businesses of CCH that operate in the Outdoor Business (the “Company”). As described above, after the Radio Businesses and the subsidiaries of CCH (other than CCOH) are distributed to a wholly-owned subsidiary of iHeartMedia, CCOH will be merged with and into CCH and CCH’s only assets and liabilities will be those of the Outdoor Business. By the time the shares of CCH are distributed to certain creditors of iHeartMedia and to the public stockholders of CCOH, the only assets, liabilities and operations of CCH will be those of the Outdoor Business. There will be no remaining assets or obligations, either recognized or unrecognized, within CCH that are unrelated to the Outdoor Business after the merger and Separation. Accordingly, these carve-out financial statements include the operations, assets and liabilities of the Outdoor Business of CCH, and exclude the Radio Businesses and the subsidiaries of CCH (other than CCOH) prior to the merger and the Separation. In addition, the carve-out financial statements exclude amounts attributable to CCH, which is a holding company with no independent assets or operations.

Management believes that carve-out financial statements of the Outdoor Business of CCH would be more useful to users compared to consolidated financial statements of CCH that include the Radio Business and other non-Outdoor subsidiaries. This conclusion was based on the fact that investors would not receive shares in CCH until after the Radio Businesses have been distributed. Accordingly, the Radio Businesses are not relevant to their investment decisions.

The preparation of carve-out financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Additionally, the carve-out financial statements of the Outdoor Business of CCH may not be indicative of the Company’s future performance and do not necessarily reflect what its carve-out results of operations, financial position and cash flows would have been had CCH consisted only of the Outdoor Business and operated as a separate, stand-alone public company for which a controlling interest was not held by iHeartCommunications during the periods presented. These carve-out financial statements of the Outdoor Business of CCH give effect to allocations of expenses from iHeartCommunications. These allocations were made on a specifically identifiable basis or using relative percentages of headcount or other methods management considered to be a reasonable reflection of the utilization of services provided, however, they may not be indicative of the actual results of the Outdoor Business of CCH had CCH consisted only of the Outdoor Business of CCH and had been operating as a separate, stand-alone public company for the periods presented. Refer to Note 7 for further information regarding transactions with iHeartMedia and its subsidiaries.

None of the entities included in the carve-out financial statements are Debtors or guarantors of any of the debt of the Debtors. Although CCH is a Debtor in the iHeart Chapter 11 Cases, the carve-out financial statements exclude amounts attributable to CCH and, as required by the Plan of Reorganization, prior to emergence from the iHeart Chapter 11 Cases, CCH will be released from its guarantee of iHeartCommunications’ indebtedness. The consummation of the Plan of Reorganization is subject to the satisfaction of the conditions precedent set forth therein. Management believes it is probable that the Plan of Reorganization, once confirmed, will be effectuated such that emergence will occur as contemplated by the Plan of Reorganization. If Confirmation does not occur, is delayed or if Confirmation occurs but the Debtors do not emerge from the Chapter 11 Cases as contemplated by the Plan of Reorganization, (i) CCH will continue to be a Debtor and a guarantor of iHeartCommunications’ indebtedness, (ii) the transactions set forth in the Plan of Reorganization, including the merger and the separation

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

will not occur and CCH will continue to hold the Radio Business and an 89.1% equity interest in CCOH and (iii) any future plan of reorganization approved by the Bankruptcy Court may contain a different treatment of the assets held by CCH, including its equity interest in CCOH.

Nature of the Business

The Company is an outdoor advertising business which owns or operates advertising display faces domestically and internationally. The business operates in the outdoor advertising industry by selling advertising on billboards, street furniture displays, transit displays and other advertising displays. The Company has two reportable business segments: Americas and International. The Americas segment primarily includes operations in the United States; the International segment primarily includes operations in Europe, Asia and Latin America.

Agreements with iHeartCommunications

There are several agreements which govern CCOH’s relationship with iHeartCommunications including the Master Agreement, Corporate Services Agreement, Employee Matters Agreement, Tax Matters Agreement and Trademark and License Agreement. iHeartCommunications has the right to terminate these agreements in various circumstances. As of the date of the filing of this report, no notice of termination of any of these agreements has been received from iHeartCommunications.

Use of Estimates

The preparation of the carve-out financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments, and assumptions that affect the amounts reported in the carve-out financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

Principles of Combination

The carve-out financial statements include the assets and liabilities used in operating the Outdoor businesses of CCH, including entities in which the Company’s Outdoor businesses own or control more than 50% of the voting shares or has the ability to control through similar rights.    All intercompany transactions have been eliminated. The results of companies acquired or disposed of by the Outdoor business are included in the carve-out financial statements of the Company from the effective date of acquisition or up to the date of disposal. Also included in the carve-out financial statements are entities for which the Company’s Outdoor businesses have a controlling financial interest or is the primary beneficiary. Investments in companies in which the Company’s Outdoor businesses own 20 percent to 50 percent of the voting common stock or otherwise exercise significant influence over operating and financial policies of such companies are accounted for using the equity method of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Accounts Receivable

Accounts receivable are recorded when the Company has an unconditional right to payment, either because it has satisfied a performance obligation prior to receiving payment from the customer or has a non-cancelable contract that has been billed in advance in accordance with the Company’s normal billing terms.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of accounts receivable for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. The Company believes its concentration of credit risk is limited due to the large number and the geographic diversification of its customers.

Business Combinations

The Company accounts for its business combinations under the acquisition method of accounting. The total cost of an acquisition is allocated to the underlying identifiable net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. Various acquisition agreements may include contingent purchase consideration based on performance requirements of the investee. The Company accounts for these payments in conformity with the provisions of ASC 805-20-30, which establish the requirements related to recognition of certain assets and liabilities arising from contingencies.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:

Buildings and improvements – 10 to 39 years

Structures – 3 to 20 years

Furniture and other equipment – 2 to 20 years

Leasehold improvements – shorter of economic life or lease term assuming renewal periods, if appropriate

For assets associated with a lease or contract, the assets are depreciated at the shorter of the economic life or the lease or contract term, assuming renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company tests for possible impairment of property, plant and equipment whenever events and circumstances indicate that depreciable assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Assets and businesses are classified as held for sale if their carrying amount will be recovered or settled principally through a sale transaction rather than through continuing use. The asset or business must be available for immediate sale and the sale must be highly probable within one year.

Land Leases and Other Structure Leases

Most of the Company’s advertising structures are located on leased land. Americas land leases are typically paid in advance for periods ranging from one to 12 months. International land leases are paid both in advance and in

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

arrears, for periods ranging up to 12 months. Most international street furniture display faces are operated through contracts with municipalities for up to 15 years. The leased land and street furniture contracts often include a percent of revenue to be paid along with a base rent payment. Prepaid land leases are recorded as an asset and expensed ratably over the related rental term and rent payments in arrears are recorded as an accrued liability.

Intangible Assets

The Company’s indefinite-lived intangible assets include billboard permits in its Americas segment. The Company’s indefinite-lived intangible assets are not subject to amortization, but are tested for impairment at least annually. The Company tests for possible impairment of indefinite-lived intangible assets whenever events or changes in circumstances, such as a significant reduction in operating cash flow or a dramatic change in the manner for which the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable.

The Company performs its annual impairment test for its permits using a direct valuation technique as prescribed in ASC 805-20-S99. The Company engages a third party valuation firm, to assist the Company in the development of these assumptions and the Company’s determination of the fair value of its permits.

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets include primarily transit and street furniture contracts, site leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash flows. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company.

The Company tests for possible impairment of other intangible assets whenever events and circumstances indicate that they might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Goodwill

The Company performs its annual impairment test on July 1 of each year. The Company uses a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. The Company identified its reporting units in accordance with ASC 350-20-55. The Company’s U.S. outdoor advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test. The Company also determined that within its Americas segment and its International outdoor segment each country constitutes a separate reporting unit. The Company had impairment of goodwill of $1.6 million and $7.3 million for 2017 and 2016, respectively. The Company had no impairment of goodwill for 2015.

Nonconsolidated Affiliates

In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the investee are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations as a component of “Equity in loss of nonconsolidated affiliates” for any decline in value that is determined to be other-than-temporary.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Other Investments

Other investments are composed primarily of equity securities. Securities for which fair value is determinable are classified as available-for-sale or trading and are carried at fair value based on quoted market prices. Securities are carried at historical cost when quoted market prices are unavailable. The net unrealized gains or losses on the available-for-sale securities, net of tax, are reported in accumulated other comprehensive loss as a component of stockholders’ deficit.

The Company periodically assesses the value of available-for-sale and non-marketable securities and records impairment charges in the statement of comprehensive income (loss) for any decline in value that is determined to be other-than-temporary. The average cost method is used to compute the realized gains and losses on sales of equity securities. Based on these assessments, the Company recognized an impairment of $1.0 million during the year ended December 31, 2017, which was recorded in “Other income (expense), net,” and no impairments during the years ended December 31, 2016 and 2015.

Financial Instruments

Due to their short maturity, the carrying amounts of accounts and notes receivable, accounts payable, accrued liabilities and short-term borrowings approximated their fair values at December 31, 2017 and 2016.

Asset Retirement Obligation

ASC 410-20 requires the Company to estimate its obligation upon the termination or non-renewal of a lease to dismantle and remove its advertising structures from the leased land and to reclaim the site to its original condition. The Company’s asset retirement obligation is reported in “Other long-term liabilities.” The Company records the present value of obligations associated with the retirement of its advertising structures in the period in which the obligation is incurred. When the liability is recorded, the cost is capitalized as part of the related advertising structures carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. The Company has not provided U.S. federal income taxes for temporary differences with respect to investments in foreign subsidiaries, which at December 31, 2017, currently result in tax basis amounts greater than the financial reporting basis. It is not apparent that these unrecognized deferred tax assets will reverse in the foreseeable future. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which gives us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018. We regularly review our tax liabilities on amounts that may be distributed in future periods and provide for foreign withholding and other current and deferred taxes on any such amounts.

The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate U.S. federal income tax returns with its subsidiaries.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Revenue Recognition

The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised good or service to a customer. The Company generates revenue primarily from the sale of advertising space on printed and digital displays, including billboards, street furniture displays, transit displays and retail displays, which may be sold as individual units or as a network package. Revenue from these contracts, which typically cover periods of a few weeks to one year, is generally recognized ratably over the term of the contract as the advertisement is displayed. The Company also generates revenue from production and creative services, which are distinct from the advertising display services, and related revenue is recognized at the point in time the Company installs the advertising copy at the display site.

The Company recognizes revenue in amounts that reflect the consideration it expects to receive in exchange for transferring goods or services to customers, excluding sales taxes and other similar taxes collected on behalf of governmental authorities (the “transaction price”). When this consideration includes a variable amount, the Company estimates the amount of consideration it expects to receive and only recognizes revenue to the extent that it is probable it will not be reversed in a future reporting period. Because the transfer of promised goods and services to the customer is generally within a year of scheduled payment from the customer, the Company is not typically required to consider the effects of the time value of money when determining the transaction price. Advertising revenue is reported net of agency commissions.

Trade and barter transactions represent the exchange of display space for merchandise, services or other assets in the ordinary course of business. The transaction price for these contracts is measured at the estimated fair value of the non-cash consideration received unless this is not reasonably estimable, in which case the consideration is measured based on the standalone selling price of the display space promised to the customer. Revenue is recognized on trade and barter transactions when the advertisements are displayed, and expenses are recorded ratably over a period that estimates when the merchandise, services or other assets received are utilized. Trade and barter revenues and expenses from continuing operations are included in revenue and selling, general and administrative expenses, respectively. Trade and barter revenues and expenses from continuing operations were as follows:

(In millions)	Years Ended December 31,
	2017	2016	2015
Trade and barter revenues	$17.4	$12.5	$15.2
Trade and barter expenses	11.3	11.9	8.7

In order to appropriately identify the unit of accounting for revenue recognition, the Company determines which promised goods and services in a contract with a customer are distinct and are therefore separate performance obligations. If a promised good or service does not meet the criteria to be considered distinct, it is combined with other promised goods or services until a distinct bundle of goods or services exists. Certain of the Company’s contracts with customers include options for the customer to acquire additional goods or services for free or at a discount, and management judgment is required to determine whether these options are material rights that are separate performance obligations.

For revenue arrangements that contain multiple distinct goods or services, the Company allocates the transaction price to these performance obligations in proportion to their relative standalone selling prices. The Company has concluded that the contractual prices for the promised goods and services in its standard contracts generally approximate management’s best estimate of standalone selling price as the rates reflect various factors such as the size and characteristics of the target audience, market location and size, and recent market selling prices. However, where the Company provides customers with free or discounted services as part of contract

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

negotiations, management uses judgment to determine how much of the transaction price to allocate to these performance obligations.

The Company receives payments from customers based on billing schedules that are established in its contracts, and deferred income is recorded when payment is received from a customer before the Company has satisfied the performance obligation or a non-cancelable contract has been billed in advance in accordance with the Company’s normal billing terms. Americas contracts are generally billed monthly in advance, and International includes a combination of advance billings and billings upon completion of service.

Contract Costs

Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Advertising Expense

The Company records advertising expense as it is incurred. Advertising expenses were $15.5 million, $19.3 million and $21.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Share-Based Compensation

Under the fair value recognition provisions of ASC 718-10, share-based compensation cost is measured at the grant date based on the fair value of the award. For awards that vest based on service conditions, this cost is recognized as expense on a straight-line basis over the vesting period. For awards that will vest based on market or performance conditions, this cost will be recognized when it becomes probable that the performance conditions will be satisfied. Determining the fair value of share-based awards at the grant date requires assumptions and judgments about expected volatility and forfeiture rates, among other factors.

Foreign Currency

Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of company deficit, “Accumulated other comprehensive loss”. Foreign currency transaction gains and losses are included in operations.

New Accounting Pronouncements Recently Adopted

As of January 1, 2018, the Company adopted the new accounting standard, ASC 606, Revenue from Contracts with Customers. This standard provides guidance for the recognition, measurement and disclosure of revenue from contracts with customers and supersedes previous revenue recognition guidance under U.S. GAAP. The Company has applied this standard using the full retrospective method and concluded that its adoption did not have a material impact on the Company’s Carve-out Balance Sheets, Carve-out Statements of Comprehensive Income (Loss), Carve-out Statements of Changes in Company Deficit, or Carve-out Statements of Cash Flows for prior periods. As a result of adopting this new accounting standard, the Company has updated its significant accounting policies on accounts receivable, revenue recognition, and contract costs, as described herein. Please refer to Note 2, Revenues, for more information.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

In November 2016, the FASB issued ASU 2016-18, Restricted Cash, which requires that restricted cash be presented with cash and cash equivalents in the statement of cash flows. Restricted cash is recorded in Other current assets and in Other assets in the Company’s Carve-out Balance Sheets. The Company adopted ASU 2016-18 in the first quarter of 2018 using the retrospective transition method, and accordingly, revised prior period amounts as shown in the Company’s Carve-out Statements of Cash Flows. The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Carve-out Balance Sheet to the total of the amounts reported in the Carve-out Statement of Cash Flows:

(In thousands)	December 31, 2017	December 31, 2016
Cash and cash equivalents	$144,119	$531,537
Restricted cash included in:
Other current assets	26,096	680
Other assets	18,095	20,474

Total cash, cash equivalents and restricted cash in the Statement of Cash Flows	$188,310	$552,691

New Accounting Pronouncements Not Yet Adopted

During the first quarter of 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new leasing standard presents significant changes to the balance sheets of lessees. The most significant change to the standard includes the recognition of right-of-use assets and lease liabilities by lessees for those leases classified as operating leases. Lessor accounting also is updated to align with certain changes in the lessee model and the new revenue recognition standard which was adopted this year. The standard is effective for annual periods, and for interim periods within those annual periods, beginning after December 15, 2018. The standard is expected to have a material impact on our carve-out balance sheet, but is not expected to materially impact our carve-out statement of comprehensive income (loss) or cash flows. The Company is continuing to evaluate the impact of the provisions of this new standard on its carve-out financial statements.

In July 2018, The FASB issued ASU No. 2018-11, Leases (Topic 842)—Targeted Improvements. The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Company plans to adopt Topic 842 following this optional transition method. The update also provides lessors a practical expedient to allow them to not separate non-lease components from the associated lease component and instead to account for those components as a single component if certain criteria are met. The updated practical expedient for lessors will not have a material effect to the Company’s carve-out financial statements.

During the first quarter of 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This update eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Entities will record an impairment charge based on the excess of a reporting unit’s carrying amount over its fair value. The standard is effective for annual and any interim impairment tests performed for periods beginning after December 15, 2019. The Company is currently evaluating the impact of the provisions of this new standard on its carve-out financial statements.

During the second quarter of 2017, the FASB issued ASU 2017-09, Compensation—Stock Compensation (Topic 718). This update mandates that entities will apply the modification accounting guidance if the value, vesting conditions or classification of a stock-based award changes. Entities will have to make all of the disclosures about modifications that are required today, in addition to disclosing that compensation expense hasn’t changed.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Additionally, the new guidance also clarifies that a modification to an award could be significant and therefore require disclosure, even if the modification accounting is not required. The guidance will be applied prospectively to awards modified on or after the adoption date and is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. The Company does not expect that the adoption of this guidance will have material effect on the Company’s carve-out financial statements.

NOTE 2 – REVENUES

The Company generates revenue primarily from the sale of advertising space on printed and digital out-of-home advertising displays. Certain of these revenue transactions are considered leases, for accounting purposes, as the agreements convey to customers the right to use the Company’s advertising structures for a stated period of time. In order for a transaction with a customer to qualify as a lease, the arrangement must be dependent on the use of a specified advertising structure, and the customer must have almost exclusive use of that structure during the term of the arrangement. Therefore, arrangements that do not involve the use of an advertising structure, where the Company can substitute the advertising structure that is used to display the customer’s advertisement, or where the advertising structure displays advertisements for multiple customers throughout the day are not leases. The Company accounts for revenue from leases, which are all classified as operating leases, in accordance with the lease accounting guidance (Topic 840). All of the Company’s revenue transactions that do not qualify as a lease are accounted for as revenue from contracts with customers (Topic 606).

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Disaggregation of Revenue

The following table shows, by segment, revenue from contracts with customers disaggregated by geographical region, revenue from leases and total revenue for the years ended December 31, 2017, 2016 and 2015:

(In thousands)	Americas	International	Total
Year Ended December 31, 2017
Revenue from contracts with customers:
United States	$429,475	$—	$429,475
Other Americas	10,927	57,738	68,665
Europe	—	771,893	771,893
Asia-Pacific and other	578	9,966	10,544

Total	440,980	839,597	1,280,577
Revenue from leases	720,079	588,046	1,308,125

Revenue, total	$1,161,059	$1,427,643	$2,588,702

Year Ended December 31, 2016
Revenue from contracts with customers:
United States	$418,378	$—	$418,378
Other Americas	19,191	47,313	66,504
Europe	—	714,477	714,477
Asia-Pacific and other	842	117,251	118,093

Total	438,411	879,041	1,317,452
Revenue from leases	748,769	613,601	1,362,370

Revenue, total	$1,187,180	$1,492,642	$2,679,822

Year Ended December 31, 2015
Revenue from contracts with customers:
United States	$444,371	$—	$444,371
Other Americas	22,647	43,903	66,550
Europe	—	717,156	717,156
Asia-Pacific and other	994	128,870	129,864

Total	468,012	889,929	1,357,941
Revenue from leases	797,255	651,008	1,448,263

Revenue, total	$1,265,267	$1,540,937	$2,806,204

All of the Company’s advertising structures are used to generate revenue. Such revenue may be classified as revenue from contracts with customers or revenue from leases depending on the terms of the contract, as previously described.

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Revenue from Contracts with Customers

The following tables show the changes in the Company’s contract balances from contracts with customers for the years ended December 31, 2017, 2016 and 2015 and provide a reconciliation of the ending balances to the Carve-out Balance Sheets:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Accounts receivable from contracts with customers:
Beginning balance, net of allowance	$292,863	$354,422	$364,082
Additions (collections), net, and other	54,307	(57,920)	(3,118)
Bad debt, net of recoveries	(2,740)	(3,639)	(6,542)

Ending balance, net of allowance	344,430	292,863	354,422
Accounts receivable from leases, net of allowance	315,033	300,207	343,161

Total accounts receivable, net of allowance	$659,463	$593,070	$697,583

	Years Ended December 31,
(In thousands)	2017	2016	2015
Deferred income from contracts with customers:
Beginning balance	$28,067	$38,096	$37,119
Revenue recognized, included in beginning balance	(27,094)	(35,933)	(34,480)
Additions, net of revenue recognized during period, and other	26,948	25,904	35,457

Ending balance	27,921	28,067	38,096
Deferred income from leases	38,514	41,587	53,420

Total deferred income	66,435	69,654	91,516
Less: Non-current portion, included in other long-term liabilities	7,257	2,649	105

Total deferred income, current portion	$59,178	$67,005	$91,411

The large decrease in deferred income from contracts with customers during 2016 was primarily driven by fewer advance billings in some of our International operations, as well as the sale of our businesses in Australia and Turkey.

As part of the transition to the new revenue standard, the Company is not required to disclose information about remaining performance obligations for periods prior to the date of initial application.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Revenue from Leases

As of December 31, 2017, the Company’s future minimum rentals under non-cancelable operating leases were as follows:

(In thousands)
2018	$280,940
2019	34,395
2020	17,155
2021	12,004
2022	8,552
Thereafter	7,197

Total minimum future rentals	$360,243

NOTE 3 – PROPERTY, PLANT AND EQUIPMENT, INTANGIBLE ASSETS AND GOODWILL

Dispositions

In January 2017, Americas sold its Indianapolis, Indiana market in exchange for certain assets in Atlanta, Georgia with a fair value of $39.4 million, plus $43.1 million in cash, net of closing costs. The assets acquired as part of the transaction consisted of $9.9 million in fixed assets and $29.5 million in intangible assets (including $2.3 million in goodwill). The Company recognized a net gain of $28.9 million related to the sale, which is included within Other operating income (expense), net.

During the third quarter of 2017, Americas sold its ownership interest in a joint venture in Canada. As a result, the Company recognized a net loss on sale of $12.1 million, including a $6.3 million cumulative translation adjustment, which is included within Other operating income (expense), net.

Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following classes of assets as of December 31, 2017 and 2016, respectively.

(In thousands)	December 31, 2017	December 31, 2016
Land, buildings and improvements	$145,763	$152,775
Structures	2,864,442	2,684,673
Furniture and other equipment	179,215	148,516
Construction in progress	55,753	58,585

	3,245,173	3,044,549
Less: accumulated depreciation	1,850,144	1,631,716

Property, plant and equipment, net	$1,395,029	$1,412,833

The Company recognized an impairment of $2.6 million during the year ended December 31, 2017 in relation to advertising assets that were no longer usable in one country in the Company’s International segment.

Indefinite-lived Intangible Assets

The Company’s indefinite-lived intangible assets consist primarily of billboard permits. The Company’s billboard permits are granted for the right to operate an advertising structure at the specified location as long as

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

the structure is in compliance with the laws and regulations of each jurisdiction. The Company’s permits are located on owned land, leased land or land for which we have acquired permanent easements. In cases where the Company’s permits are located on leased land, the leases typically have initial terms of between 10 and 20 years and renew indefinitely, with rental payments generally escalating at an inflation-based index. If the Company loses its lease, the Company will typically obtain permission to relocate the permit or bank it with the municipality for future use. Due to significant differences in both business practices and regulations, billboards in the International segment are subject to long-term, finite contracts unlike the Company’s permits in the United States. Accordingly, there are no indefinite-lived intangible assets in the International segment.

Annual Impairment Test to Billboard Permits

The Company performs its annual impairment test on July 1 of each year. The impairment tests for indefinite-lived intangible assets consist of a comparison between the fair value of the indefinite-lived intangible asset at the market level with its carrying amount. If the carrying amount of the indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the indefinite-lived asset is its new accounting basis. The fair value of the indefinite-lived asset is determined using the direct valuation method as prescribed in ASC 805-20-S99. Under the direct valuation method, the fair value of the indefinite-lived assets is calculated at the market level as prescribed by ASC 350-30-35. The Company engaged a third-party valuation firm, to assist it in the development of the assumptions and the Company’s determination of the fair value of its indefinite-lived intangible assets.

The application of the direct valuation method attempts to isolate the income that is properly attributable to the indefinite-lived intangible asset alone (that is, apart from tangible and identified intangible assets and goodwill). It is based upon modeling a hypothetical “greenfield” build-up to a “normalized” enterprise that, by design, lacks inherent goodwill and whose only other assets have essentially been paid for (or added) as part of the build-up process. The Company forecasts revenue, expenses and cash flows over a ten-year period for each of its markets in its application of the direct valuation method. The Company also calculates a “normalized” residual year which represents the perpetual cash flows of each market. The residual year cash flow was capitalized to arrive at the terminal value of the permits in each market.

Under the direct valuation method, it is assumed that rather than acquiring indefinite-lived intangible assets as part of a going concern business, the buyer hypothetically develops indefinite-lived intangible assets and builds a new operation with similar attributes from scratch. Thus, the buyer incurs start-up costs during the build-up phase which are normally associated with going concern value. Initial capital costs are deducted from the discounted cash flow model which results in value that is directly attributable to the indefinite-lived intangible assets.

The key assumptions using the direct valuation method are market revenue growth rates, market share, profit margin, duration and profile of the build-up period, estimated start-up capital costs and losses incurred during the build-up period, the risk-adjusted discount rate and terminal values. This data is populated using industry normalized information representing an average billboard permit within a market.

During 2017 and 2016, the Company recognized no impairment charges related to billboard permits.

Other Intangible Assets

Other intangible assets include definite-lived intangible assets and permanent easements. The Company’s definite-lived intangible assets consist primarily of transit and street furniture contracts, site-leases and other contractual rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute directly or indirectly to the Company’s future cash

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

flows. Permanent easements are indefinite-lived intangible assets which include certain rights to use real property not owned by the Company. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived intangible assets. These assets are recorded at cost.

The following table presents the gross carrying amount and accumulated amortization for each major class of other intangible assets as of December 31, 2017 and 2016, respectively:

(In thousands)	December 31, 2017		December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Transit, street furniture and other outdoor contractual rights	$548,918	$(440,284)	$563,863	$(426,752)
Permanent easements	162,920	—	159,782	—
Other	4,626	(2,318)	4,536	(1,812)

Total	$716,464	$(442,602)	$728,181	$(428,564)

Total amortization expense related to definite-lived intangible assets for the years ended December 31, 2017, 2016 and 2015 was $27.9 million, $37.8 million, and $49.2 million, respectively.

As acquisitions and dispositions occur in the future, amortization expense may vary. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2018	$21,787
2019	14,165
2020	11,974
2021	11,864
2022	10,325

Annual Impairment Test to Goodwill

The Company performs its annual impairment test on July 1 of each year. Each of the Company’s advertising markets are components. The U.S. advertising markets are aggregated into a single reporting unit for purposes of the goodwill impairment test using the guidance in ASC 350-20-55. The Company also determined that within its Americas segment, each country in its International segment constitutes a separate reporting unit.

The goodwill impairment test is a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If applicable, the second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill.

Each of the Company’s reporting units is valued using a discounted cash flow model which requires estimating future cash flows expected to be generated from the reporting unit, discounted to their present value using a risk-adjusted discount rate. Terminal values were also estimated and discounted to their present value. Assessing the recoverability of goodwill requires the Company to make estimates and assumptions about sales, operating margins, growth rates and discount rates based on its budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Based on declining future cash flows expected, the Company recognized goodwill impairment of $1.6 million for the year ended December 31, 2017 for one country in the International segment and $7.3 million for the year ended December 31, 2016 for one country in the International segment.

The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments:

(In thousands)	Americas	International	Total
Balance as of December 31, 2015	$522,749	$235,826	$758,575
Impairment	—	(7,274)	(7,274)
Dispositions	(6,934)	(30,718)	(37,652)
Foreign currency	—	(7,049)	(7,049)
Assets held for sale	(10,337)	—	(10,337)

Balance as of December 31, 2016	$505,478	$190,785	$696,263
Impairment	—	(1,591)	(1,591)
Acquisitions	2,252	—	2,252
Dispositions	—	(1,817)	(1,817)
Foreign currency	—	18,847	18,847
Assets held for sale	89	—	89

Balance as of December 31, 2017	$507,819	$206,224	$714,043

The balance at December 31, 2015 is net of cumulative impairments of $2.7 billion and $281.1 million in the Company’s Americas and International segments, respectively.

NOTE 4 – ASSET RETIREMENT OBLIGATION

The Company’s asset retirement obligation is reported in “Other long-term liabilities” with the current portion recorded in “Accrued liabilities” and relates to its obligation to dismantle and remove outdoor advertising displays from leased land and to reclaim the site to its original condition upon the termination or non-renewal of a lease or contract. When the liability is recorded, the cost is capitalized as part of the related long-lived assets’ carrying value. Due to the high rate of lease renewals over a long period of time, the calculation assumes that all related assets will be removed at some period over the next 55 years. An estimate of third-party cost information is used with respect to the dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on an estimated risk adjusted credit rate for the same period.

The following table presents the activity related to the Company’s asset retirement obligation:

(In thousands)	Years Ended December 31,
	2017	2016
Beginning balance	$39,451	$45,125
Adjustment due to changes in estimates	2,166	(5,431)
Accretion of liability	3,373	4,863
Liabilities settled	(2,712)	(4,104)
Foreign Currency	2,501	(1,002)

Ending balance	$44,779	$39,451

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 5 – LONG-TERM DEBT

Long-term debt at December 31, 2017 and 2016 consisted of the following:

(In thousands)	December 31, 2017	December 31, 2016
Clear Channel Worldwide Holdings Notes	$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes	375,000	225,000
Senior revolving credit facility due 2018(1)	—	—
Other debt	2,393	14,798
Original issue discount	(241)	(6,738)
Long-term debt fees	(35,426)	(41,069)

Total debt	$5,266,726	$5,116,991
Less: current portion	573	6,971

Total long-term debt	$5,266,153	$5,110,020

(1)

The Senior revolving credit facility provides for borrowings up to $75.0 million (the revolving credit commitment). On June 1, 2018 (the “Closing Date”), Clear Channel Outdoor, Inc. (“CCO”), a subsidiary of the Company, refinanced the Company’s senior revolving credit facility with an asset based credit facility that provided for revolving credit commitments of up to $75.0 million. On June 29, 2018, CCO entered into an amendment providing for a $50.0 million incremental increase of the facility, bringing the aggregate revolving credit commitments to $125.0 million. As of December 31, 2017, we had $71.2 million of letters of credit outstanding, and $3.8 million of availability, under the senior revolving credit facility.

The aggregate market value of the Company’s debt based on market prices for which quotes were available was approximately $5.3 billion and $5.2 billion at December 31, 2017 and December 31, 2016, respectively. Under the fair value hierarchy established by ASC 820-10-35, the market value of the Company’s debt is classified as Level 1.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Senior Notes

As of December 31, 2017 and 2016, the Company had Senior Notes consisting of:

(In thousands)	Maturity Date	Interest Rate	Interest Payment Terms	12/31/2017	12/31/2016
CCWH Senior Notes:
6.5% Series A Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	$735,750	$735,750
6.5% Series B Senior Notes Due 2022	11/15/2022	6.5%	Payable to the trustee weekly in arrears and to noteholders on May 15 and November 15 of each year	1,989,250	1,989,250
CCWH Senior Subordinated Notes:
7.625% Series A Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	275,000	275,000
7.625% Series B Senior Notes Due 2020	3/15/2020	7.625%	Payable to the trustee weekly in arrears and to noteholders on March 15 and September 15 of each year	1,925,000	1,925,000

Total CCWH Notes				$4,925,000	$4,925,000
Clear Channel International B.V. Senior Notes:
8.75% Senior Notes Due 2020	12/15/2020	8.750%	Payable semi-annually in arrears on June 15 and December 15 of each year	375,000	225,000

Total Senior Notes				$5,300,000	$5,150,000

Guarantees and Security

The CCWH Senior Notes are guaranteed by CCOH, Clear Channel Outdoor, Inc. (“CCOI”) and certain of CCOH’s direct and indirect subsidiaries. The CCWH Senior Subordinated Notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by CCOH, CCOI and certain of CCOH’s other domestic subsidiaries and rank junior to each guarantor’s existing and future senior debt, including the CCWH Senior Notes, equally with each guarantor’s existing and future senior subordinated debt and ahead of each guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantees of the CCWH Senior Subordinated Notes.

The CCWH Senior Notes are senior obligations that rank pari passu in right of payment to all unsubordinated indebtedness of CCWH and the guarantees of the CCWH Senior Notes rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors. The CCWH Senior Subordinated Notes are unsecured senior subordinated obligations that rank junior to all of CCWH’s existing and future senior debt, including the CCWH Senior Notes, equally with any of CCWH’s existing and future senior subordinated debt and ahead of all of

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

CCWH’s existing and future debt that expressly provides that it is subordinated to the CCWH Senior Subordinated Notes.

Redemptions

CCWH may redeem the Senior Notes and Senior Subordinated Notes at its option, in whole or part, at redemption prices set forth in the indentures plus accrued and unpaid interest to the redemption date and plus an applicable premium.

Certain Covenants

The indentures governing the Senior Notes and Senior Subordinated Notes contain covenants that limit CCOH and its restricted subsidiaries ability to, among other things:

•	incur or guarantee additional debt or issue certain preferred stock;

•	make certain investments;

•	in case of the Senior Notes, create liens on its restricted subsidiaries’ assets to secure such debt;

•	create restrictions on the payment of dividends or other amounts to it from its restricted subsidiaries that are not guarantors of the notes;

•	enter into certain transactions with affiliates;

•	merge or consolidate with another person, or sell or otherwise dispose of all or substantially all of its assets;

•	sell certain assets, including capital stock of its subsidiaries; and

•	in the case of the Series B CCWH Senior Notes and the Series B CCWH Senior Subordinated Notes, pay dividends, redeem or repurchase capital stock or make other restricted payments.

CCWH Senior Subordinated Notes

In light of the approaching maturity date for the CCWH Subordinated Notes in the first quarter of 2020, CCOH’s Board has begun considering options to refinance or replace the CCWH Subordinated Notes. In the event we are unable to refinance or replace the CCWH Subordinated Notes prior to December 15, 2019, it would trigger the maturity of the Company’s receivables based credit facility. Although we currently do not have any amounts borrowed under the facility, as of September 30, 2018, the facility had $86.4 million of letters of credit outstanding. In the event the maturity date of the facility is accelerated to December 15, 2019, we would need to find other sources to issue and assets to secure our letters of credit.

Clear Channel International B.V. Senior Notes

The CCIBV Senior Notes are guaranteed by certain of the International outdoor business’s existing and future subsidiaries. The Company does not guarantee or otherwise assume any liability for the CCIBV Senior Notes. The notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of Clear Channel International B.V., and the guarantees of the notes are senior unsecured obligations that rank pari passu in right of payment to all unsubordinated indebtedness of the guarantors of the notes.

On August 14, 2017, CCIBV issued $150.0 million in aggregate principal amount of 8.75% Senior Notes due 2020 (the “New CCIBV Notes”). The New CCIBV Notes were issued as additional notes under the indenture governing CCIBV’s existing 8.75% Senior Notes due 2020 and were issued at a premium, resulting in

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

$156.0 million in proceeds. The New CCIBV Notes mature on December 15, 2020 and bear interest at a rate of 8.75% per annum, payable semi-annually in arrears on June 15 and December 15 of each year.

Redemptions

Clear Channel International B.V. may redeem the notes at its option, in whole or part, at the redemption prices set forth in the indenture plus accrued and unpaid interest to the redemption date.

Certain Covenants

The indenture governing the CCIBV Senior Notes contains covenants that limit Clear Channel International B.V.’s ability and the ability of its restricted subsidiaries to, among other things:

•	pay dividends, redeem stock or make other distributions or investments;

•	incur additional debt or issue certain preferred stock;

•	transfer or sell assets;

•	create liens on assets;

•	engage in certain transactions with affiliates;

•	create restrictions on dividends or other payments by the restricted subsidiaries; and

•	merge, consolidate or sell substantially all of Clear Channel International B.V.’s assets.

Senior Revolving Credit Facility Due 2018

During the third quarter of 2013, CCOH entered into a five-year senior secured revolving credit facility with an aggregate principal amount of $75.0 million. The revolving credit facility may be used for working capital needs, to issue letters of credit and for other general corporate purposes. As of December 31, 2017, there were no amounts outstanding under the revolving credit facility, and $71.2 million of letters of credit under the revolving credit facility which reduce availability under the facility. The revolving credit facility contains a springing covenant that requires us to maintain a secured leverage ratio (as defined in the revolving credit facility) of not more than 1.5:1 that is tested at the end of a quarter if availability under the facility is less than 75% of the aggregate commitments under the facility. CCOH was in compliance with the secured leverage ratio covenant as of December 31, 2017.

Other Debt

Other debt includes various borrowings and capital leases utilized for general operating purposes. Included in the $2.4 million balance at December 31, 2017 is $0.6 million that matures in less than one year.

Future Maturities of Long-term Debt

Future maturities of long-term debt as of December 31, 2017 are as follows:

(in thousands)
2018	$533
2019	168
2020	2,575,143
2021	169
2022	2,725,194
Thereafter	1,186

Total (1)	$5,302,393

(1)	Excludes original issue discount and long-term debt fees of $0.2 million and $35.5 million, respectively, which are amortized through interest expense over the life of the underlying debt obligations.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Guarantees

As of December 31, 2017, the Company had $95.9 million in letters of credit outstanding, a portion of which were supported by $25.4 million of cash collateral. Additionally, as of December 31, 2017, iHeartCommunications had outstanding commercial standby letters of credit and surety bonds of $1.2 million and $55.4 million, respectively, held on behalf of CCOH. These letters of credit and surety bonds relate to various operational matters, including insurance, bid and performance bonds, as well as other items.

In addition, as of December 31, 2017, the Company had outstanding bank guarantees of $37.3 million related to international subsidiaries, a portion of which were supported by $17.6 million of cash collateral.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments and Contingencies

The Company accounts for its rentals that include renewal options, annual rent escalation clauses, minimum franchise payments and maintenance related to displays under the guidance in ASC 840.

The Company considers its non-cancelable contracts that enable it to display advertising on buses, bus shelters, trains, etc. to be leases in accordance with the guidance in ASC 840-10. These contracts may contain minimum annual franchise payments which generally escalate each year. The Company accounts for these minimum franchise payments on a straight-line basis. If the rental increases are not scheduled in the lease, such as an increase based on subsequent changes in the index or rate, those rents are considered contingent rentals and are recorded as expense when accruable. Other contracts may contain a variable rent component based on revenue. The Company accounts for these variable components as contingent rentals and records these payments as expense when accruable. No single contract or lease is material to the Company’s operations.

The Company accounts for annual rent escalation clauses included in the lease term on a straight-line basis under the guidance in ASC 840-20-25. The Company considers renewal periods in determining its lease terms if at inception of the lease there is reasonable assurance the lease will be renewed. Expenditures for maintenance are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.

The Company leases office space, equipment and the majority of the land occupied by its advertising structures under long-term operating leases. The Company accounts for these leases in accordance with the policies described above.

The Company’s contracts with municipal bodies or private companies relating to street furniture, billboards, transit and malls generally require the Company to build bus stops, kiosks and other public amenities or advertising structures during the term of the contract. The Company owns these structures and is generally allowed to advertise on them for the remaining term of the contract. Once the Company has built the structure, the cost is capitalized and expensed over the shorter of the economic life of the asset or the remaining life of the contract.

In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain street furniture contracts. Certain of the Company’s contracts contain penalties for not fulfilling its commitments related to its obligations to build bus stops, kiosks and other public amenities or advertising structures. Historically, any such penalties have not materially impacted the Company’s financial position or results of operations.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

As of December 31, 2017, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, capital expenditure commitments and employment contracts consist of the following:

(In thousands)	Non-Cancelable Operating Lease	Non-Cancelable Contracts	Capital Expenditure Commitments
2018	$359,175	$393,980	$38,444
2019	318,213	343,578	7,928
2020	290,081	291,036	2,771
2021	253,979	255,356	4,499
2022	211,110	162,062	4,591
Thereafter	1,169,871	393,599	9,877

Total	$2,602,429	$1,839,611	$68,110

Rent expense charged to operations for the years ended December 31, 2017, 2016 and 2015 was $954.3 million, $947.4 million and $978.6 million, respectively.

In various areas in which the Company operates, outdoor advertising is the object of restrictive and, in some cases, prohibitive zoning and other regulatory provisions, either enacted or proposed. The impact to the Company of loss of displays due to governmental action has been somewhat mitigated by Federal and state laws mandating compensation for such loss and constitutional restraints.

The Company and its subsidiaries are involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company’s financial condition or results of operations.

Although the Company is involved in a variety of legal proceedings in the ordinary course of business, a large portion of its litigation arises in the following contexts: commercial disputes; misappropriation of likeness and right of publicity claims; employment and benefits related claims; governmental fines; intellectual property claims; and tax disputes.

Stockholder Litigation

On May 9, 2016, a stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management Inc. v. iHeartMedia Inc. et al., C.A. No. 12312-VCS. The complaint names as defendants iHeartCommunications, Inc. (“iHeartCommunications”), CCOH’s indirect parent company, iHeartMedia, Inc. (“iHeartMedia”), the parent company of iHeartCommunications, Bain Capital Partners, LLC and Thomas H. Lee Partners, L.P. (together, the “Sponsor Defendants”), iHeartMedia’s private equity sponsors and majority owners, and the members of CCOH’s board of directors. CCOH also is named as a nominal defendant. The complaint alleges that CCOH has been harmed by the intercompany agreements with iHeartCommunications, CCOH’s lack of autonomy over its own cash and the actions of the defendants in serving the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants to the detriment of CCOH and

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its minority stockholders. Specifically, the complaint alleges that the defendants have breached their fiduciary duties by causing CCOH to: (i) continue to loan cash to iHeartCommunications under the intercompany note at below-market rates; (ii) abandon its growth and acquisition strategies in favor of transactions that would provide cash to iHeartMedia and iHeartCommunications; (iii) issue new debt in the CCIBV note offering (the “CCIBV Note Offering”) to provide cash to iHeartMedia and iHeartCommunications through a dividend; and (iv) effect the sales of certain outdoor markets in the U.S. (the “Outdoor Asset Sales”) allegedly to provide cash to iHeartMedia and iHeartCommunications through a dividend. The complaint also alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the directors’ breaches of their fiduciary duties. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor Defendants were unjustly enriched as a result of these transactions and that these transactions constituted a waste of corporate assets for which the defendants are liable to CCOH. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH and that iHeartMedia, iHeartCommunications and the Sponsor Defendants aided and abetted the board of directors’ breaches of fiduciary duty, rescission of payments to iHeartCommunications and its affiliates pursuant to dividends declared in connection with the CCIBV Note Offering and Outdoor Asset Sales, and an order requiring iHeartMedia, iHeartCommunications and the Sponsor Defendants to disgorge all profits they have received as a result of the alleged fiduciary misconduct.

On July 20, 2016, the defendants filed a motion to dismiss plaintiff’s verified stockholder derivative complaint for failure to state a claim upon which relief can be granted. On November 23, 2016, the Court granted defendants’ motion to dismiss all claims brought by the plaintiff. On December 19, 2016, the plaintiff filed a notice of appeal of the ruling. The oral hearing on the appeal was held on October 11, 2017. On October 12, 2017, the Supreme Court of Delaware affirmed the lower court’s ruling, dismissing the case.

On December 29, 2017, another stockholder of CCOH filed a derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. Hendrix, Inc., et al., C.A. No. 2017-0930-JRS (Del. Ch.). The complaint names as defendants iHeartMedia, iHeartCommunications, the Sponsor Defendants, and the members of CCOH’s board of directors. The Company is named as a nominal defendant. The complaint alleges that CCOH has been harmed by CCOH Board’s November 2017 decision to extend the maturity date of the intercompany revolving note (the “Third Amendment”) at what the complaint describes as far-below-market interest rates. Specifically, the complaint alleges that (i) iHeartMedia and Sponsor defendants breached their fiduciary duties by exploiting their position of control to require CCOH to enter the Third Amendment on terms unfair to CCOH; (ii) CCOH Board breached their duty of loyalty by approving the Third Amendment and elevating the interests of iHeartMedia, iHeartCommunications and the Sponsor Defendants over the interests of CCOH and its minority unaffiliated stockholders; and (iii) the terms of the Third Amendment could not have been agreed to in good faith and represent a waste of corporate assets by CCOH Board. The complaint further alleges that iHeartMedia, iHeartCommunications and the Sponsor defendants were unjustly enriched as a result of the unfairly favorable terms of the Third Amendment. The plaintiff is seeking, among other things, a ruling that the defendants breached their fiduciary duties to CCOH, a modification of the Third Amendment to bear a commercially reasonable rate of interest, and an order requiring disgorgement of all profits, benefits and other compensation obtained by defendants as a result of the alleged breaches of fiduciary duties. On March 7, 2018, the defendants filed a motion to dismiss plaintiff’s verified derivative complaint for failure to state a claim upon which relief can be granted. On March 16, 2018, iHM filed a Notice of Suggestion of Pendency of Bankruptcy and Automatic Stay of Proceedings. On May 4, 2018, plaintiff filed its response to the motion to dismiss. On June 26, 2018, the defendants filed a reply brief in further support of their motion to dismiss. Oral argument on the motion to dismiss was held on September 20, 2018. On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into a Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in this case. See Note 7—Related Party Transactions.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

On August 27, 2018, the same stockholder of CCOH that had filed a derivative lawsuit against iHeartMedia and others in 2016 (GAMCO Asset Management Inc.) filed a putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Mgmt, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (Del. Ch.). The complaint names as defendants the Sponsor Defendants and the members of CCOH’s board of directors. The complaint alleges that minority shareholders in CCOH during the period November 8, 2017 to March 14, 2018 were harmed by decisions of CCOH’s Board and the intercompany note committee of the Board relating to the Intercompany Note. Specifically, the complaint alleges that (i) the members of the intercompany note committee breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (ii) CCOH’s Board breached their fiduciary duties by approving the Third Amendment rather than allowing the Intercompany Note to expire; (iii) CCOH’s Board breached their fiduciary duties by not demanding payment under the Intercompany Note and issuing a simultaneous dividend after a threshold tied to iHeartMedia’s liquidity had been reached; (iv) the Sponsor Defendants breached their fiduciary duties by not directing CCOH’s Board to permit the Intercompany Note to expire and to declare a dividend. The complaint further alleges that the Sponsor Defendants aided and abetted the Board’s alleged breach of fiduciary duties. The plaintiff seeks, among other things, a ruling that CCOH’s Board, the intercompany note committee, and the Sponsor Defendants breached their fiduciary duties and that the Sponsor Defendants aided and abetted the Board’s breach of fiduciary duty; and an award of damages, together with pre- and post-judgment interests, to the putative class of minority shareholders. On December 16, 2018, CCOH, GAMCO, Norfolk, the Sponsor Defendants, the Debtors and the Delaware Individual Defendants, through their respective counsel, entered into a Settlement Agreement that embodies the terms of a global settlement of all direct or derivative claims in this case. See Note 7—Related Party Transactions.

China Investigation

Several employees of Clear Media Limited, an indirect, non-wholly-owned subsidiary of the Company whose ordinary shares are listed on the Hong Kong Stock Exchange, are subject to an ongoing police investigation in China for misappropriation of funds. Clear Media Limited has conducted additional procedures and processes, including a special investigation by forensic accountants and an external law firm appointed by Clear Media Limited’s board of directors and approved by the Company’s Audit Committee, into the misappropriation of funds. During the course of the special investigation, it was discovered that three bank accounts were opened in the name of Clear Media Limited entities, which were not authorized, and certain transactions were recorded therein. The opening of the unauthorized bank accounts has also been referred to the police in China for investigation. The misappropriation of funds resulted in discrepancies between actual cash balances and cash amounts included in the Company’s accounting records as of December 31, 2016 and 2015. The effect of the misappropriation of funds is reflected in these financial statements in the appropriate periods. Such accounting errors are not considered to be material to the current year or prior year financial statements.

The Company advised both the United States Securities and Exchange Commission and the United States Department of Justice of the investigation at Clear Media Limited, and the Company is cooperating to produce information in response to inquiries from the agencies.

The police investigation is on-going, and the Company is not aware of any litigation, claim or assessment pending against the Company related to the matters described above. Based on information known to date, the Company believes any contingent liabilities arising from potential misconduct that has been or may be identified by the investigations are not material to the Company’s carve-out financial statements. In 2017, Clear Media Limited accounted for 9.8% of the Company’s net revenue and 9.9% of its total assets.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

The investigation could implicate the books and records, internal controls and anti-bribery provisions of the U.S. Foreign Corrupt Practices Act, which statute and regulations provide for potential monetary penalties as well as criminal and civil sanctions. It is possible that monetary penalties and other sanctions could be assessed on the Company in connection with this matter. The nature and amount of any monetary penalty or other sanctions cannot reasonably be estimated at this time.

Italy Investigation

During the three months ended June 30, 2018, the Company identified misstatements associated with VAT obligations related to its subsidiary in Italy. Upon identification of these misstatements, the Company undertook certain procedures, including a forensic investigation, which is ongoing. In addition, the Company voluntarily disclosed the matter and preliminary findings to the Italian tax authorities in order to commence a discussion on the appropriate calculation of the VAT position. The effect of these misstatements is reflected in the historical financial statements in the appropriate periods. The current expectation is that the Company may have to repay to the Italian tax authority a substantial portion of the VAT previously applied as a credit in relation to the transactions under investigation, amounting to approximately $17 million, including estimated possible penalties and interest. The Company expects to make a payment of approximately $7 million in the fourth quarter of 2018 and expects to pay the remainder during the first half of 2019. The discussion with the tax authorities is at an early stage and therefore the ultimate amount that will be paid to the tax authorities in Italy is unknown. The ultimate amount to be paid may differ from the Company’s estimates, and such differences may be material.

NOTE 7 – RELATED PARTY TRANSACTIONS

Due from iHeartCommunications

The Company records net amounts due from or to iHeartCommunications as “Due from/to iHeartCommunications” on the carve-out balance sheets, net of allowance for credit losses. The accounts represent the revolving promissory note issued by CCOH to iHeartCommunications and the revolving promissory note issued by iHeartCommunications to CCOH in the face amount of $1.0 billion, or if more or less than such amount, the aggregate unpaid principal amount of all advances. The accounts accrue interest pursuant to the terms of the promissory notes and are generally payable on demand or when they mature on May 15, 2019.

Included in the accounts are the net activities resulting from day-to-day cash management services provided by iHeartCommunications. As a part of these services, CCOH maintains collection bank accounts swept daily into accounts of iHeartCommunications (after satisfying CCOH’s controlled disbursement accounts and the funding requirements of the Trustee Accounts under the CCWH Senior Notes and the CCWH Subordinated Notes). The Company’s claim in relation to cash transferred from its concentration account is on an unsecured basis and is limited to the balance of the “Due from iHeartCommunications” account.

As of December 31, 2017 and December 31, 2016, the asset recorded in “Due from iHeartCommunications” on the carve-out balance sheet was $212.0 million and $885.7 million, respectively. On March 14, 2018, iHeartMedia, iHeartCommunications and certain of iHeartMedia’s direct and indirect domestic subsidiaries, not including CCOH or any of its subsidiaries, filed the iHeart Chapter 11 Cases under Chapter 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. As an unsecured creditor of iHeartCommunications, CCOH does not expect that CCOH will be able to recover all of the amounts owed under the Due from iHeartCommunications Note upon the implementation of any plan of reorganization that is ultimately accepted by the requisite creditors and approved by the Bankruptcy Court. As a result, the Company recognized a loss of $855.6 million on the Due from iHeartCommunications Note during the fourth quarter of 2017 to reflect the estimated recoverable amount of the note as of December 31, 2017, based on management’s best estimate of the cash settlement amount. The loss recognized reduced the amount outstanding of $1,067.6 million to $212.0 million.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

On December 16, 2018, the Issuer, GAMCO Asset Management Inc. (“GAMCO”), Norfolk County Retirement System (“Norfolk”), the Sponsor Defendants, iHeartMedia, Inc., the Debtors, and the members of the Issuer’s board of directors (the “Delaware Individual Defendants”), through their respective counsel, entered into a settlement agreement (the “Settlement Agreement”) that embodies the terms of (i) a global settlement of all direct or derivative claims by or on behalf of GAMCO and Norfolk, both individually and on behalf of the putative class of public shareholders of the Issuer, against the Delaware Individual Defendants, the Sponsor Defendants, iHeartCommunications, iHeartMedia, CCOH and the Debtors, including the derivative lawsuit in the Court of Chancery of the State of Delaware, captioned Norfolk County Retirement System, v. iHeartMedia, Inc., et al., C.A. No. 2017-0930-JRS (the “Norfolk Action”) and the putative class action lawsuit in the Court of Chancery of the State of Delaware, captioned GAMCO Asset Management, Inc. v. Hendrix, et al., C.A. No. 2018-0633-JRS (together with the Norfolk Action, the “Actions”), and (ii) the separation of CCOH from iHeartMedia (the “Separation”) in accordance with the Plan of Reorganization.

The Settlement Agreement contemplates that upon the separation of CCOH from iHeartMedia, (i) the cash sweep arrangement under the existing corporate services agreement (the “Corporate Services Agreement”) between CCOH and iHeartCommunications will terminate, (ii) any agreements or licenses requiring royalty payments to iHeartMedia and its debtor affiliates by the Issuer for trademarks or other intellectual property will terminate and (iii) a new transition services agreement will supersede and replace the existing Corporate Services Agreement. The Debtors agreed to waive (i) the set-off for the value of the intellectual property transferred, including royalties and (ii) the repayment of the post-petition intercompany balance outstanding in favor of the Debtors as of December 31, 2018. In addition, the Settlement Agreement provides that after the Separation, (i) iHeartCommunications will provide an unsecured revolving line of credit in an aggregate amount not to exceed $200 million to CCOL for a period of no more than three years following the effective date of the iHeartMedia Plan of Reorganization (the “iHeartCommunications Line of Credit”), (ii) iHeartMedia will indemnify CCOH for 50% of certain tax liabilities imposed on the Issuer in connection with the Separation on or prior to the third anniversary of the Separation in excess of $5.0 million, with iHeartMedia’s aggregate liability limited to $15.0 million, and (iii) iHeartMedia will reimburse CCOH for one-third of potential costs relating to certain leases between CCOH and third parties in excess of $10.0 million of such costs up to the first $35.0 million of such costs such that iHeartMedia will not bear more than $8.33 million of such costs. The parties agreed that CCOH will recover 14.44% in cash on its allowed claim of $1,031.7 million under the intercompany note owed by iHeartCommunications to the Issuer, and to mutual releases, including a release of all claims that have been asserted, could have been asserted or ever could be asserted with respect to iHeartMedia’s Chapter 11 cases and the Actions. Effectiveness of the Settlement Agreement is subject to Bankruptcy Court approval as part of the iHeartMedia Plan of Reorganization and the occurrence of the Effective Date of the iHeartMedia Plan of Reorganization. A fairness hearing on the Settlement Agreement is scheduled for January 22, 2019.

If the Company does not recognize the expected recovery under the Due from iHeartCommunications Note, or cannot obtain that amount on a timely basis, the Company could experience a liquidity shortfall. In addition, any repayments that the Company received on the Due from iHeartCommunications Note during the one-year preference period prior to the filing of the iHeart Chapter 11 Cases may potentially be avoidable as a preference and subject to recovery by the iHeartCommunications bankruptcy estate, which could further exacerbate any liquidity shortfall.

On November 29, 2017, the “Due from iHeartCommunications” note was amended to extend its maturity from December 15, 2017 to May 15, 2019. The note’s interest rate was also amended and increased from 6.5% to 9.3%. Any balance above $1.0 billion continued under the existing terms of the note to accrue interest capped at a rate of 20.0%, while the balance up to $1.0 billion will accrue interest at a rate of 9.3%. The net interest income recognized in the years ended December 31, 2017, 2016 and 2015 was $68.9 million, $50.3 million, and $61.4 million, respectively.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Other Related Party Transactions

The Company provides advertising space on its billboards for radio stations owned by iHeartCommunications. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $6.9 million, $3.5 million and $2.7 million, respectively, in revenue for these advertisements. Some of these agreements are leasing transactions as they convey to iHeartMedia, Inc. the right to use the Company’s advertising structures for a stated period of time.

Under the Corporate Services Agreement between iHeartCommunications and CCOH, iHeartCommunications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) certain executive officer services; (iii) human resources and employee benefits services; (iv) legal and related services; (v) information systems, network and related services; (vi) investment services; (vii) procurement and sourcing support services; and (viii) other general corporate services. These services are charged to the Company based on actual direct costs incurred or allocated by iHeartCommunications based on headcount, revenue or other factors on a pro rata basis. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $68.7 million, $36.0 million, and $30.1 million, respectively, as a component of corporate expenses for these services.

In February 2017, CCOH and its indirect parent company, iHeartMedia, entered into an agreement related to the potential purchase at fair value of the Clear Channel registered trademarks and domain names. The agreement provided that CCOH will pay a license fee to iHeartMedia in 2017 based on revenues of entities using the Clear Channel name, pursuant to the Amended and Restated License Agreement, dated November 10, 2005, by and between iHM Identity, Inc. and Outdoor Management Services, Inc. Included within the management services expense recognized in the year ended December 31, 2017 is an expense related to this license of $36.8 million.

Pursuant to the Tax Matters Agreement between iHeartCommunications and CCOH, the operations of the Company are included in a consolidated federal income tax return filed by iHeartCommunications. The Company’s provision for income taxes has been computed on the basis that the Company files separate federal income tax returns with its subsidiaries. Tax payments are made to iHeartCommunications on the basis of the Company’s separate taxable income. Tax benefits recognized on the Company’s employee stock option exercises are retained by the Company.

The Company computes its deferred income tax provision using the liability method in accordance with the provisions of ASC 740-10, as if the Company was a separate taxpayer. Deferred tax assets and liabilities are determined based on differences between financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not some portion or all of the asset will not be realized.

Pursuant to the Employee Matters Agreement, the Company’s employees participate in iHeartCommunications’ employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. For the years ended December 31, 2017, 2016 and 2015, the Company recorded $9.5 million, $9.4 million and $10.7 million, respectively, as a component of selling, general and administrative expenses for these services.

Stock Purchases

On August 9, 2010, iHeartCommunications announced that its board of directors approved a stock purchase program under which iHeartCommunications or its subsidiaries may purchase up to an aggregate of $100 million of CCOH’s Class A common stock and/or the Class A common stock of iHeartMedia. The stock purchase

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

program did not have a fixed expiration date and could be modified, suspended or terminated at any time at iHeartCommunications’ discretion. As of December 31, 2014, an aggregate $34.2 million was available under this program. In January 2015, CC Finco, LLC (“CC Finco”), an indirect wholly-owned subsidiary of iHeartCommunications, purchased an additional 2,000,000 shares of CCOH’s Class A common stock for $20.4 million. On April 2, 2015, CC Finco purchased an additional 2,172,946 shares of CCOH’s Class A common stock for $22.2 million, increasing iHeartCommunications’ collective holdings to represent approximately 90% of the outstanding shares of CCOH’s common stock on a fully-diluted basis, assuming the conversion of all of CCOH’s Class B common stock into Class A common stock. Following this purchase, the stock purchase program concluded. The purchase of shares in excess of the amount available under the stock purchase program was separately approved by the iHeartCommunications’ board of directors.

Dividends

On February 23, 2017, CCOH paid a special cash dividend to its stockholders of $282.5 million, using proceeds from the sales of certain non-strategic U.S. markets and of our business in Australia. iHeartCommunications received 89.9%, or approximately $254.0 million, with the remaining 10.1%, or approximately $28.5 million, paid to its public stockholders. The payment of these special dividends reduces the amount of cash available to us for future working capital, capital expenditure, debt service and other funding requirements.

On October 5, 2017, the CCOH paid a special cash dividend to its Class A and Class B stockholders of record at the closing of business on October 2, 2017, in an aggregate amount equal to $25.0 million. On October 31, 2017, the board of directors of CCOH paid a special cash dividend to its Class A and Class B stockholders of record at the closing of business on October 26, 2017, in an aggregate amount equal to $25.0 million.

On January 24, 2018, CCOH paid a special cash dividend to its Class A and Class B stockholders of record at the closing of business on January 19, 2018, in an aggregate amount equal to $30.0 million.

NOTE 8 – INCOME TAXES

The operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate U.S. federal income tax returns with its subsidiaries.

On December 22, 2017, the U.S. government enacted comprehensive income tax legislation, referred to as The Tax Cuts and Jobs Act (the Tax Act). The Tax Act reduces the U.S. federal corporate tax rate from 35% percent to 21% effective January 1, 2018, percent, requires companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and creates new U.S taxes on certain foreign earnings. To account for the reduction in the U.S. federal corporate income tax rate, the Company remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, generally 21%, which resulted in recording of a provisional deferred tax benefit of $228.0 million during 2017. To determine the impact from the one-time transition tax on accumulated foreign earnings, we analyzed our cumulative foreign earnings and profits in accordance with the rules provided in the Tax Act. Based upon our preliminary analysis which is not yet complete, we have not recorded income tax expense in the current period for the one-time transition tax due to the net accumulated deficit in our foreign earnings and profits.

The provisions in the Tax Act are broad and complex. The Company has not yet completed its analysis of the income tax effects of the Tax Act as of December 31, 2017, but has made reasonable estimates of those effects on existing deferred income tax balances and the one-time transition tax. The final financial statement impact of the Tax Act may differ from the above estimates, possibly materially, due to, among other things, changes in interpretations of the Tax Act, any legislative action to address questions that arise because of the Tax Act, and

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changes in accounting standards for income taxes or related interpretations in response to the Tax Act, or any updates to estimates the Company has utilized to calculate the provisional impacts. The Securities and Exchange Commission (SEC) has issued rules that allow for a measurement period of up to one year after the enactment date of the Tax Act to finalize the recording of the related income tax impacts.

Significant components of the provision for income tax benefit (expense) are as follows:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Current – federal	$(87)	$—	$(270)
Current – foreign	(29,403)	(43,743)	(42,725)
Current – state	(1,377)	(1,731)	(1,046)

Total current expense	(30,867)	(45,474)	(44,041)
Deferred – federal	306,078	(89,049)	(8,025)
Deferred – foreign	(2,548)	56,048	2,685
Deferred – state	7,555	976	(562)

Total deferred benefit (expense)	311,085	(32,025)	(5,902)

Income tax benefit (expense)	$280,218	$(77,499)	$(49,943)

For the year ended December 31, 2017 the Company recorded current tax expense of $30.9 million as compared to $45.5 million for the 2016 year. The current tax expense for 2017 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.

For the year ended December 31, 2016 the Company recorded current tax expense of $45.5 million as compared to $44.0 million for the 2015 year. The current tax expense for 2016 was primarily related to foreign income taxes on operating profits generated in certain jurisdictions during the period.

Deferred tax benefit of $311.1 million was recorded for 2017 compared with a deferred tax expense of $32.0 million for 2016. The change in deferred taxes is primarily due to the provisional deferred tax benefit of $228.0 million recorded in 2017 related to the reduction of the U.S. federal corporate tax rate to 21% in connection with the enactment of the Tax Act mentioned above. The change in foreign deferred taxes was the result of foreign deferred tax benefit recorded in 2016 for the release of valuation allowance against certain net operating loss carryforwards in France.

Deferred tax expense of $32.0 million was recorded for 2016 compared with a deferred tax expense of $5.9 million for 2015. The change in deferred tax expense is primarily due to the utilization of net operating loss carryforwards in the U.S. which offset taxable income from the gains on the sales of nine non-strategic U.S. outdoor markets during the first quarter of 2016 and the sale of the Company’s Australia business during the fourth quarter of 2016. The 2016 federal deferred tax expense was partially offset by foreign deferred tax benefit attributable to the release of $43.3 million of valuation allowance against certain net operating losses in France.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2017 and 2016 are as follows:

(In thousands)	December 31, 2017	December 31, 2016
Deferred tax liabilities:
Intangibles and fixed assets	$507,625	$804,750
Equity in earnings	2,106	2,816
Other	14,058	16,971

Total deferred tax liabilities	523,789	824,537

Deferred tax assets:
Accrued expenses	16,927	19,458
Net operating loss carryforwards	229,398	257,613
Bad debt reserves	3,656	3,364
Due from iHeartCommunications	202,461	—
Other	24,124	38,128

Total deferred tax assets	476,566	318,563
Less: Valuation allowance	274,219	136,039

Net deferred tax assets	202,347	182,524

Net deferred tax liabilities	$321,442	$642,013

The deferred tax liabilities associated with intangibles and fixed assets primarily relates to the difference in book and tax basis of acquired billboard permits and tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with ASC 350-10, Intangibles – Goodwill and Other, the Company does not amortize its book basis in permits. As a result, this deferred tax liability will not reverse over time unless the Company recognizes future impairment charges related to its permits and tax deductible goodwill or sells its permits. As the Company continues to amortize its tax basis in its permits and tax deductible goodwill, the deferred tax liability will increase over time. The Company’s net foreign deferred tax assets for the period ending December 31, 2017 and 2016 were $53.6 million and $46.7 million, respectively.

At December 31, 2017, the Company had recorded deferred tax assets for net operating loss carryforwards (tax effected) for federal and state income tax purposes of $84.5 million, which expire in various amounts through 2037. In addition, the Company recorded a deferred tax asset of $202.5 million related to the impairment loss on the Due from iHeartCommunications Note. The Company expects to realize the benefits of a portion of its deferred tax assets based upon expected future taxable income from deferred tax liabilities that reverse in the relevant federal and state jurisdictions and carryforward periods. As of December 31, 2017, the Company had recorded a valuation allowance of $149.2 million against a portion of these deferred tax assets which it does not expect to realize. The Company recorded a net decrease of $11.0 million in valuation allowances against its foreign deferred tax assets during the year ended December 31, 2017. At December 31, 2017, the Company had recorded $144.9 million (tax-effected) of deferred tax assets for foreign net operating losses, which are offset in part by an associated valuation allowance of $94.2 million. The remaining deferred tax valuation allowance of $30.8 million offsets other foreign deferred tax assets that are not expected to be realized. Realization of these foreign deferred tax assets is dependent upon the Company’s ability to generate future taxable income in appropriate tax jurisdictions to obtain benefits. Due to the Company’s evaluation of all available evidence, including significant negative evidence of cumulative losses in these jurisdictions, the Company continues to record valuation allowances on the foreign deferred tax assets that are not expected to be realized. The Company expects to realize its remaining gross deferred tax assets based upon its assessment of deferred tax liabilities that

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

will reverse in the same carryforward period and jurisdiction and are of the same character as the net operating loss carryforwards and temporary differences that give rise to the deferred tax assets. Any deferred tax liabilities associated with billboard permits and tax deductible goodwill intangible assets are not relied upon as a source of future taxable income, as these intangible assets have an indefinite life.

At December 31, 2017 and 2016, net deferred tax assets include a deferred tax asset of $9.6 million and $14.9 million, respectively, relating to stock-based compensation expense under ASC 718-10, Compensation—Stock Compensation. Full realization of this deferred tax asset requires stock options to be exercised at a price equaling or exceeding the sum of the grant price plus the fair value of the option at the grant date and restricted stock to vest at a price equaling or exceeding the fair market value at the grant date. Accordingly, there can be no assurance that the stock price of the Company’s Common Stock will rise to levels sufficient to realize the entire deferred tax benefit currently reflected in our balance sheet. See Note 9 for additional discussion of ASC 718-10.

Income (loss) before income taxes:

	Years Ended December 31,
(In thousands)	2017	2016	2015
US	$(942,297)	$182,258	$(69,819)
Foreign	35,869	53,118	61,047

Total income (loss) before income taxes	$(906,428)	$235,376	$(8,772)

The reconciliation of income tax computed at the U.S. federal statutory rates to income tax benefit is:

	Years Ended December 31,
	2017		2016		2015
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Income tax benefit (expense) at statutory rates	$317,250	35.0%	$(82,382)	35.0%	$3,070	35.0%
State income taxes, net of federal tax effect	23,378	2.6%	(4,602)	2.0%	2,238	25.5%
Foreign income taxes	(19,409)	(2.1)%	(23,555)	9.9%	(18,686)	(213.0)%
Nondeductible items	(646)	(0.1)%	(687)	0.3%	(754)	(8.6)%
Changes in valuation allowance and other estimates	(148,389)	(16.4)%	34,597	(14.7)%	(33,684)	(384.0)%
U.S. tax reform	228,010	25.2%	—	— %	—	— %
U.S. rate differential on impairment of related party note	(115,755)	(12.8)%	—	— %	—	— %
Other, net	$(4,221)	(0.5)%	$(870)	0.4%	$(2,127)	(24.2)%

Income tax benefit (expense)	$280,218	30.9%	$(77,499)	32.9%	$(49,943)	(569.3)%

During 2017, the Company recorded tax benefit of approximately $280.2 million. The 2017 income tax benefit and 30.9% effective tax rate were impacted primarily by the $228.0 million provisional deferred tax benefits recorded in connection with the reduction in the U.S. federal corporate tax rate to 21% upon enactment of the Tax Act described above. Additionally, subsequent to the enactment of the Tax Act and as further described in Note 7 above, the Company recorded an impairment loss of $855.6 million on the Due from iHeartCommunications Note. In connection with this impairment loss, the Company recorded a deferred tax asset at the newly enacted U.S. federal corporate tax rate. As this deferred tax asset was recorded subsequent to the enactment of the Tax Act, the associated impact to the Company’s 2017 effective tax rate is separately described in the table above “U.S. rate differential on impairment of related party note”. The Company also recorded tax

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

expense of $149.2 million in connection with the valuation allowance recorded against federal and state deferred tax assets generated in the current period due to the uncertainty of the ability to utilize those assets in future periods.

During 2016, the Company recorded tax expense of approximately $77.5 million. The 2016 income tax expense and 32.9% effective tax rate were impacted primarily by the $32.9 million and $43.3 million deferred tax benefits recorded in connection with the release of valuation allowances in the U.S. and France, respectively. These deferred tax benefits were partially offset by $54.7 million in tax expense attributable to the sale of our Australia outdoor business.

During 2015, the Company recorded tax expense of approximately $49.9 million. The 2015 income tax expense and (569.3)% effective tax rate were impacted primarily by a $32.9 million valuation allowance recorded against the Company’s federal and state net operating losses during 2015. Additionally, the Company recorded additional taxes due to the inability to benefit from losses in certain foreign jurisdictions.

The Company provides for any related tax liability on undistributed earnings that the Company does not intend to be indefinitely reinvested outside the United States and that would become taxable upon remittance within our foreign structure. At December 31, 2017, all undistributed earnings of our international subsidiaries have been included in our provisional computation of the one-time transition tax associated with the enactment of the Tax Act. Based upon our preliminary analysis of the effects of the Tax Act which is not yet complete, the Company has not provided U.S. federal income taxes for temporary differences with respect to investments in our foreign subsidiaries, which at December 31, 2017 currently result in tax basis amounts greater than the financial reporting basis. If any excess cash held by our foreign subsidiaries were needed to fund operations in the U.S., we could presently repatriate available funds without a requirement to accrue or pay U.S. taxes as a result of significant deficits, as calculated for tax law purposes, in our foreign earnings and profits, which give us flexibility to make future cash distributions as non-taxable returns of capital. Additionally, as a result of U.S. tax reform described above, future dividend distributions from our international subsidiaries are exempt from U.S. federal income tax beginning January 1, 2018. All tax liabilities owed by the Company are paid either by the Company or on behalf of the Company by iHeartCommunications through an operating account that represents net amounts due to or from iHeartCommunications.

The Company continues to record interest and penalties related to unrecognized tax benefits in current income tax expense. The total amount of interest accrued at December 31, 2017 and 2016, was $3.2 million and $3.4 million, respectively. The total amount of unrecognized tax benefits including accrued interest and penalties at December 31, 2017 and 2016, was $37.6 million and $40.6 million, respectively, of which $20.0 million and $21.3 million is included in “Other long-term liabilities.” In addition, $17.6 million and $19.3 million of unrecognized tax benefits are recorded net with the Company’s deferred tax assets for its net operating losses as opposed to being recorded in “Other long-term liabilities” at December 31, 2017 and 2016, respectively. The total amount of unrecognized tax benefits at December 31, 2017 and 2016 that, if recognized, would impact the effective income tax rate is $16.1 million and $16.2 million, respectively.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(In thousands)	Years Ended December 31,
Unrecognized Tax Benefits	2017	2016
Balance at beginning of period	$37,174	$39,908
Increases for tax position taken in the current year	4,327	7,838
Increases for tax positions taken in previous years	2,165	2,199
Decreases for tax position taken in previous years	(499)	(6,148)
Decreases due to settlements with tax authorities	(225)	(717)
Decreases due to lapse of statute of limitations	(8,511)	(5,906)

Balance at end of period	$34,431	$37,174

Pursuant to the Tax Matters Agreement between iHeartCommunications and the Company, the operations of the Company are included in a consolidated U.S. federal income tax return filed by iHeartMedia. In addition, the Company and its subsidiaries file income tax returns in various state and foreign jurisdictions. During 2017 and 2016, the Company reversed $9.2 million and $6.2 million in unrecognized tax benefits, respectively, inclusive of interest, as a result of the expiration of statutes of limitations to assess taxes in certain state and foreign jurisdictions. During 2016, the Company settled certain tax examinations that resulted in the reduction of uncertain tax positions of $6.8 million, inclusive of interest. All federal income tax matters through 2013 are closed. Substantially all material state, local, and foreign income tax matters have been concluded for years through 2008.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 9 – COMPANY EQUITY (DEFICIT)

The Company reports its noncontrolling interests in subsidiaries as a component of equity separate from the Company’s equity. The following table shows the changes in equity attributable to the Company and the noncontrolling interests of subsidiaries in which the Company has a majority, but not total, ownership interest:

(In thousands)	The Company	Noncontrolling Interest	Total
Balances as of January 1, 2017	$(1,091,486)	$144,174	$(947,312)
Net income	(644,348)	18,138	(626,210)
Dividends declared	(332,498)	—	(332,498)
Dividends and other payments to noncontrolling interests	—	(12,010)	(12,010)
Disposal of noncontrolling interests	—	(2,439)	(2,439)
Share-based compensation	8,659	931	9,590
Foreign currency translation adjustments	34,392	8,949	43,341
Unrealized holding loss on marketable securities	(414)	—	(414)
Other adjustments to comprehensive loss	6,720	—	6,720
Reclassifications	5,441	—	5,441
Other, net	(1,800)	(703)	(2,503)

Balances as of December 31, 2017	$(2,015,334)	$157,040	$(1,858,294)

Balance as of January 1, 2016	$(760,506)	$181,869	$(578,637)
Net income	135,070	22,807	157,877
Dividends declared	(540,034)	—	(540,034)
Dividends and other payments to noncontrolling interests	—	(16,917)	(16,917)
Disposal of noncontrolling interests	—	(36,846)	(36,846)
Share-based compensation	10,291	—	10,291
Foreign currency translation adjustments	31,395	(8,038)	23,357
Unrealized holding loss on marketable securities	(576)	—	(576)
Other adjustments to comprehensive loss	(11,814)	—	(11,814)
Reclassifications	46,730	—	46,730
Other, net	(2,042)	1,299	(743)

Balances as of December 31, 2016	$(1,091,486)	$144,174	$(947,312)

Share-Based Awards

Stock Options

CCOH has granted options to purchase shares of its Class A common stock to certain employees and directors of the CCOH and its affiliates under its equity incentive plan at no less than the fair value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited, except in certain circumstances, in the event the employee or director terminates his or her employment or relationship with CCOH or one of its affiliates. These options vest solely on continued service over a period of up to five years. The equity incentive plan contains anti-dilutive provisions that permit an adjustment for any change in capitalization.

CCOH accounts for its share-based payments using the fair value recognition provisions of ASC 718-10. The fair value of the options is estimated using a Black-Scholes option-pricing model and amortized straight-line to expense over the vesting period. ASC 718-10 requires the cash flows from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified

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as financing cash flows. The excess tax benefit that is required to be classified as a financing cash inflow after application of ASC 718-10 is not material.

The fair value of each option awarded is estimated on the date of grant using a Black-Scholes option-pricing model. Expected volatilities are based on historical volatility of the CCOH’s stock over the expected life of the options. The expected life of options granted represents the period of time that options granted are expected to be outstanding. CCOH uses historical data to estimate option exercise and employee terminations within the valuation model. CCOH includes estimated forfeitures in its compensation cost and updates the estimated forfeiture rate through the final vesting date of awards. The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods equal to the expected life of the option. The following assumptions were used to calculate the fair value of the CCOH’s options on the date of grant:

	Years Ended December 31,
	2017	2016	2015
Expected volatility	42%	42% – 44%	37% – 56%
Expected life in years	6.3	6.3	6.3
Risk-free interest rate	2.12%	1.12% – 1.41%	1.70% – 2.07%
Dividend yield	—%	—%	—%

The following table presents a summary of the CCOH’s stock options outstanding at and stock option activity during the year ended December 31, 2017:

(In thousands, except per share data)	Options	Price(3)	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding, January 1, 2017	5,033	$7.04	4.9 years	$2,539
Granted(1)	4	4.25
Exercised(2)	(71)	3.10
Forfeited	(96)	6.85
Expired	(760)	12.49

Outstanding, December 31, 2017	4,110	6.10	4.1 years	$2,378

Exercisable	3,392	6.01	3.4 years	$2,359
Expected to vest	718	6.52	7.5 years	$19

(1)	The weighted average grant date fair value of CCOH’s options granted during the years ended December 31, 2017, 2016 and 2015 was $2.04, $2.82 and $4.25 per share, respectively.
(2)

Cash received from option exercises during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.6 million and $3.8 million, respectively. The total intrinsic value of the options exercised during the years ended December 31, 2017, 2016 and 2015 was $0.2 million, $0.4 million and $2.8 million, respectively.

(3)	Reflects the weighted average exercise price per share.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

A summary of the CCOH’s unvested options at and changes during the year ended December 31, 2017 is presented below:

(In thousands, except per share data)	Options	Weighted Average Grant Date Fair Value
Unvested, January 1, 2017	1,164	$4.25
Granted	4	2.04
Vested (1)	(354)	4.37
Forfeited	(96)	4.15

Unvested, December 31, 2017	718	$4.19

(1)	The total fair value of the CCOH’s options vested during the years ended December 31, 2017, 2016 and 2015 was $1.6 million, $2.7 million and $4.2 million, respectively.

Restricted Stock Awards

CCOH has also granted both restricted stock and restricted stock unit awards to its employees and affiliates under its equity incentive plan. The restricted stock awards represent shares of Class A common stock that contain a legend which restricts their transferability for a term of up to five years. The restricted stock units represent the right to receive shares upon vesting, which is generally over a period of up to five years. Both restricted stock awards and restricted stock units are forfeited, except in certain circumstances, in the event the employee terminates his or her employment or relationship with CCOH prior to the lapse of the restriction.

The following table presents a summary of the CCOH’s restricted stock and restricted stock units outstanding at and activity during the year ended December 31, 2017 (“Price” reflects the weighted average share price at the date of grant):

(In thousands, except per share data)	Awards	Price
Outstanding, January 1, 2017	2,743	$7.63
Granted	2,539	4.30
Vested (restriction lapsed)	(1,040)	7.16
Forfeited	(342)	7.39

Outstanding, December 31, 2017	3,900	5.61

Share-Based Compensation Cost

The share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the vesting period. Share-based compensation payments are recorded in corporate expenses and were $9.6 million, $10.3 million and $8.5 million, during the years ended December 31, 2017, 2016 and 2015, respectively.

The tax benefit related to the share-based compensation expense for the years ended December 31, 2017, 2016 and 2015 was $3.3 million, $3.9 million and $3.2 million, respectively.

As of December 31, 2017, there was $13.0 million of unrecognized compensation cost related to unvested share-based compensation arrangements that will vest based on service conditions. This cost is expected to be recognized over a weighted average period of approximately three years.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 10 – EMPLOYEE STOCK AND SAVINGS PLANS

The Company’s U.S. employees are eligible to participate in various 401(k) savings and other plans provided by iHeartCommunications for the purpose of providing retirement benefits for substantially all employees. Under these plans, a Company employee can make pre-tax contributions and the Company will match 50% of the employee’s first 5% of pay contributed to the plan. Employees vest in these Company matching contributions based upon their years of service to the Company. Contributions to these plans of $2.2 million, $2.3 million and $2.4 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.

In addition, employees in the Company’s International markets participate in retirement plans administered by the Company which are not part of the 401(k) savings and other plans sponsored by iHeartCommunications. Contributions to these plans of $13.1 million, $15.1 million and $13.6 million for the years ended December 31, 2017, 2016 and 2015, respectively, were recorded as a component of operating expenses.

Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan sponsored by iHeartCommunications, under which such executives were able to make an annual election to defer up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company suspended all salary and bonus deferral and company matching contributions to the deferred compensation plan on January 1, 2010. Matching credits on amounts deferred may be made in the sole discretion of iHeartCommunications and iHeartCommunications retains ownership of all assets until distributed. Participants in the plan have the opportunity to allocate their deferrals and any matching credits among different investment options, the performance of which is used to determine the amounts paid to participants under the plan. There is no liability recorded by the Company under this deferred compensation plan as the liability of this plan is that of iHeartCommunications.

NOTE 11 – OTHER INFORMATION

The following table discloses the components of “Other income (expense)” for the years ended December 31, 2017, 2016 and 2015, respectively:

	Years Ended December 31,
(In thousands)	2017	2016	2015
Foreign exchange loss	$29,563	$(69,599)	$14,790
Other	237	(1,083)	(2,403)

Total other income (expense) – net	$29,800	$(70,682)	$12,387

For the years ended December 31, 2017, 2016 and 2015 the total increase (decrease) in other comprehensive income (loss) related to the impact of pensions on deferred income tax liabilities were $(0.3) million, ($1.0) million and $1.6 million, respectively.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

The following table discloses the components of “Other current assets” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Inventory	$21,940	$21,190
Deposits	1,720	1,445
Other receivables	4,906	9,302
Restricted cash	26,096	680
Other	4,052	6,582

Total other current assets	$58,714	$39,199

During 2017, CCOH established a separate bi-lateral letter of credit facility to issue additional letters of credit to be supported by cash collateral posted by the Company. As of December 31, 2017, the amount of letters of credit issued under this facility totaled $24.7 million and was backed by cash collateral of $25.4 million, which is classified as Restricted cash.

The following table discloses the components of “Other assets” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Investments	$10,042	$10,183
Deposits	23,096	19,318
Prepaid expenses	60,294	61,814
Restricted cash	18,095	20,474
Other	13,007	10,224

Total other assets	$124,534	$122,013

The following table discloses the components of “Other long-term liabilities” as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Unrecognized tax benefits	$20,044	$21,306
Asset retirement obligation	44,779	39,451
Deferred income	7,257	2,649
Deferred rent	105,324	101,673
Employee related liabilities	52,212	55,460
Other	54,353	41,392

Total other long-term liabilities	$283,969	$261,931

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

The following table discloses the components of “Accumulated other comprehensive loss,” net of tax, as of December 31, 2017 and 2016, respectively:

	As of December 31,
(In thousands)	2017	2016
Cumulative currency translation adjustments and other	$(341,267)	$(387,821)
Cumulative unrealized gain on securities	1,173	1,588

Total accumulated other comprehensive loss	$(340,094)	$(386,233)

NOTE 12 – QUARTERLY RESULTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)	Three Months Ended March 31,		Three Months Ended June 30,		Three Months Ended September 30,		Three Months Ended December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Revenue	$544,280	$588,836	$671,588	$706,800	$644,430	$667,255	$728,404	$716,931
Operating expenses:
Direct operating expenses	329,212	342,260	352,017	361,987	357,946	361,660	370,592	352,412
Selling, general and administrative expenses	115,941	126,801	126,117	135,567	128,539	126,164	128,616	126,889
Corporate expenses	34,540	28,224	35,340	29,673	35,333	28,103	38,465	31,436
Depreciation and amortization	77,494	85,395	78,290	86,974	81,096	85,780	89,111	85,975
Impairment charges	—	—	—	—	1,591	7,274	2,568	—
Other operating income (expense), net	32,611	284,774	7,829	(59,384)	(11,783)	1,095	(2,266)	128,203

Operating income	19,704	290,930	87,653	33,215	28,142	59,369	96,786	248,422
Interest expense, net	92,633	93,873	94,702	94,714	95,467	93,313	96,899	93,129
Interest income on Due from iHeartCommunications	14,807	12,713	15,383	11,291	17,087	12,429	21,594	13,876
Loss on Due from iHeartCommunications	—	—	—	—	—	—	(855,648)	—
Gain (loss) on investments, net	(125)	—	(135)	—	(532)	—	(253)	531
Equity in earnings (loss) of nonconsolidated affiliates	(472)	(415)	271	(232)	(628)	(727)	(161)	(315)
Other income (expense), net	3,992	(5,803)	8,908	(33,871)	9,696	(6,524)	7,204	(24,484)

Income (loss) before income taxes	(54,727)	203,552	17,378	(84,311)	(41,702)	(28,766)	(827,377)	144,901
Income tax benefit (expense)	21,837	(62,917)	(18,390)	21,719	(16,347)	3,619	293,118	(39,920)

Net income (loss)	(32,890)	140,635	(1,012)	(62,592)	(58,049)	(25,147)	(534,259)	104,981
Less amount attributable to noncontrolling interest	(2,086)	976	6,473	7,822	6,159	7,329	7,592	6,680

Net income (loss) attributable the majority owners of the Outdoor Business of CCH	$(30,804)	$139,659	$(7,485)	$(70,414)	$(64,208)	$(32,476)	$(541,851)	$98,301

NOTE 13 – SEGMENT DATA

The Company has two reportable segments, which it believes best reflect how the Company is currently managed – Americas and International. The Americas segment consists of operations primarily in the United

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

States, and the International segment primarily includes operations in Europe, Asia and Latin America. The Americas and International display inventory consists primarily of billboards, street furniture displays and transit displays. Corporate includes infrastructure and support including information technology, human resources, legal, finance and administrative functions of each of the Company’s reportable segments, as well as overall executive, administrative and support functions. Share-based payments are recorded in corporate expenses.

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NOTES TO CARVE-OUT FINANCIAL STATEMENTS

The following table presents the Company’s reportable segment results for the years ended December 31, 2017, 2016 and 2015:

(In thousands)	Americas Outdoor Advertising	International Outdoor Advertising	Corporate and other reconciling items	Total
Year Ended December 31, 2017
Revenue	$1,161,059	$1,427,643	$—	$2,588,702
Direct operating expenses	527,536	882,231	—	1,409,767
Selling, general and administrative expenses	197,390	301,823	—	499,213
Corporate expenses	—	—	143,678	143,678
Depreciation and amortization	179,119	141,812	5,060	325,991
Impairment charges	—	—	4,159	4,159
Other operating income, net	—	—	26,391	26,391

Operating income (loss)	$257,014	$101,777	$(126,506)	$232,285

Segment assets	$2,850,303	$1,568,388	$252,091	$4,670,782
Capital expenditures	$70,936	$150,036	$3,266	$224,238
Share-based compensation expense	$—	$—	$9,590	$9,590

Year Ended December 31, 2016
Revenue	$1,187,180	$1,492,642	$—	$2,679,822
Direct operating expenses	528,769	889,550	—	1,418,319
Selling, general and administrative expenses	203,427	311,994	—	515,421
Corporate expenses	—	—	117,436	117,436
Depreciation and amortization	175,438	162,974	5,712	344,124
Impairment charges	—	—	7,274	7,274
Other operating income, net	—	—	354,688	354,688

Operating income	$279,546	$128,124	$224,266	$631,936

Segment assets	$3,046,369	$1,460,884	$1,201,117	$5,708,370
Capital expenditures	$78,289	$146,900	$4,583	$229,772
Share-based compensation expense	$—	$—	$10,291	$10,291

Year Ended December 31, 2015
Revenue	$1,265,267	$1,540,937	$—	$2,806,204
Direct operating expenses	558,357	927,478	—	1,485,835
Selling, general and administrative expenses	211,329	316,492	—	527,821
Corporate expenses	—	—	116,523	116,523
Depreciation and amortization	193,775	176,799	5,388	375,962
Impairment charges	—	—	21,631	21,631
Other operating expense, net	—	—	(4,824)	(4,824)

Operating income (loss)	$301,806	$120,168	$(148,366)	$273,608

Segment assets	$3,444,922	$1,685,190	$1,165,863	$6,295,975
Capital expenditures	$71,404	$143,315	$3,613	$218,332
Share-based compensation expense	—	—	$8,502	$8,502

Revenue of $1.5 billion, $1.5 billion and $1.6 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Revenue of $0.3 billion, $0.3 billion and $0.3 billion derived from France are included in the data above for the years ended December 31,

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

2017, 2016 and 2015, respectively. Revenue of $1.1 billion, $1.1 billion and $1.2 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015.

Identifiable long-lived assets of $0.6 billion, $0.5 billion and $0.7 billion derived from the Company’s foreign operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.3 billion, $0.2 billion and $0.2 billion derived from China are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively. Identifiable long-lived assets of $0.8 billion, $0.9 billion and $1.0 billion derived from the Company’s U.S. operations are included in the data above for the years ended December 31, 2017, 2016 and 2015, respectively.

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

NOTE 14 – GUARANTOR SUBSIDIARIES

CCOH and certain of CCOH’s direct and indirect wholly-owned domestic subsidiaries (the “Guarantor Subsidiaries”) fully and unconditionally guarantee on a joint and several basis certain of the outstanding indebtedness of Clear Channel Worldwide Holdings, Inc. (“CCWH” or the “Subsidiary Issuer”). The following consolidating schedules present financial information on a combined basis in conformity with the SEC’s Regulation S-X Rule 3-10(d):

(In thousands)	December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash and cash equivalents	2,212	—	22,841	119,066	—	$144,119
Accounts receivable, net of allowance	—	—	192,493	466,970	—	659,463
Intercompany receivables	—	785,075	2,924,888	88,053	(3,798,016)	—
Prepaid expenses	291	3,433	50,028	58,124	—	111,876
Other current assets	25,441	—	2,552	30,721	—	58,714

Total Current Assets	27,944	788,508	3,192,802	762,934	(3,798,016)	974,172
Structures, net	—	—	675,443	505,439	—	1,180,882
Other property, plant and equipment, net	—	—	119,856	94,291	—	214,147
Indefinite-lived intangibles	—	—	977,152	—	—	977,152
Other intangibles, net	—	—	248,674	25,188	—	273,862
Goodwill	—	—	507,820	206,223	—	714,043
Due from iHeartCommunications	211,990	—	—	—	—	211,990
Intercompany notes receivable	182,026	5,087,742	12,437	16,273	(5,298,478)	—
Other assets	431,671	94,543	1,343,032	70,897	(1,815,609)	124,534

Total Assets	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

Accounts payable	$—	$—	$7,592	$80,368	$—	$87,960
Intercompany payable	2,924,888	—	873,128	—	(3,798,016)	—
Accrued expenses	1,167	(1,315)	91,325	418,624	—	509,801
Deferred income	—	—	25,278	33,900	—	59,178
Current portion of long-term debt	—	—	115	458	—	573

Total Current Liabilities	2,926,055	(1,315)	997,438	533,350	(3,798,016)	657,512
Long-term debt	—	4,895,104	1,820	369,229	—	5,266,153
Intercompany notes payable	—	16,273	5,046,119	236,086	(5,298,478)	—
Deferred tax liability	(93,111)	853	466,827	(53,127)	—	321,442
Other long-term liabilities	1,157	—	140,272	142,540	—	283,969
Total Company Equity (Deficit)	(1,980,470)	1,059,878	424,740	453,167	(1,815,609)	(1,858,294)

Total Liabilities and Company Equity (Deficit)	$853,631	$5,970,793	$7,077,216	$1,681,245	$(10,912,103)	$4,670,782

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash and cash equivalents	$300,285	$—	$61,542	$169,710	$—	$531,537
Accounts receivable, net of allowance	—	—	193,474	399,596	—	593,070
Intercompany receivables	—	687,043	2,694,094	99,431	(3,480,568)	—
Prepaid expenses	1,363	3,433	51,751	55,022	—	111,569
Assets held for sale	—	—	55,602	—	—	55,602
Other current assets	—	—	6,873	32,326	—	39,199

Total Current Assets	301,648	690,476	3,063,336	756,085	(3,480,568)	1,330,977
Structures, net	—	—	746,877	449,799	—	1,196,676
Other property, plant and equipment, net	—	—	124,138	92,019	—	216,157
Indefinite-lived intangibles	—	—	951,439	9,527	—	960,966
Other intangibles, net	—	—	259,915	39,702	—	299,617
Goodwill	—	—	505,478	190,785	—	696,263
Due from iHeartCommunications	885,701	—	—	—	—	885,701
Intercompany notes receivable	182,026	4,887,354	—	—	(5,069,380)	—
Other assets	271,169	407,984	1,334,739	65,589	(1,957,468)	122,013

Total Assets	$1,640,544	$5,985,814	$6,985,922	$1,603,506	$(10,507,416)	$5,708,370

Accounts payable	$—	$—	$14,897	$71,973	$—	$86,870
Intercompany payable	2,694,094	—	786,474	—	(3,480,568)	—
Accrued expenses	2,223	58,652	35,509	384,488	—	480,872
Deferred income	—	—	33,471	33,534	—	67,005
Current portion of long-term debt	—	—	89	6,882	—	6,971

Total Current Liabilities	2,696,317	58,652	870,440	496,877	(3,480,568)	641,718
Long-term debt	—	4,886,318	1,711	221,991	—	5,110,020
Intercompany notes payable	—	5,000	5,027,681	36,699	(5,069,380)	—
Deferred tax liability	772	1,367	685,780	(45,906)	—	642,013
Other long-term liabilities	1,055	—	135,094	125,782	—	261,931
Total Company Equity (Deficit)	(1,057,600)	1,034,477	265,216	768,063	(1,957,468)	(947,312)

Total Liabilities and Company Equity (Deficit)	$1,640,544	$5,985,814	$6,985,922	$1,603,506	$(10,507,416)	$5,708,370

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$1,137,003	$1,451,699	$—	$2,588,702
Operating expenses:
Direct operating expenses	—	—	510,271	899,496	—	1,409,767
Selling, general and administrative expenses	—	—	192,452	306,761	—	499,213
Corporate expenses	14,660	—	93,232	35,786	—	143,678
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Impairment charges	—	—	—	4,159	—	4,159
Other operating income (expense), net	(406)	—	34,943	(8,146)	—	26,391

Operating income (loss)	(15,066)	—	194,085	53,266	—	232,285
Interest (income) expense, net	(414)	353,082	(205)	27,238	—	379,701
Interest income on Due from iHeartCommunications	68,871	—	—	—	—	68,871
Intercompany interest income	16,349	339,925	69,424	184	(425,882)	—
Intercompany interest expense	68,871	406	356,458	147	(425,882)	—
Loss on Due from iHeartCommunications	(855,648)	—	—	—	—	(855,648)
Loss on investments, net	—	—	—	(1,045)	—	(1,045)
Equity in earnings (loss) of nonconsolidated affiliates	114,363	117	(22,754)	(1,981)	(90,735)	(990)
Other income, net	3,167	—	11,232	15,401	—	29,800

Income (loss) before income taxes	(736,421)	(13,446)	(104,266)	38,440	(90,735)	(906,428)
Income tax benefit (expense)	92,073	2,405	218,629	(32,889)	—	280,218

Net income (loss)	(644,348)	(11,041)	114,363	5,551	(90,735)	(626,210)
Less amount attributable to noncontrolling interest	—	—	—	18,138	—	18,138

Net income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(644,348)	$(11,041)	$114,363	$(12,587)	$(90,735)	$(644,348)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	235	43,106	—	43,341
Unrealized holding loss on marketable securities	—	—	—	(414)	—	(414)
Other adjustments to comprehensive income (loss)	—	—	—	6,720	—	6,720
Reclassification adjustments	—	—	—	5,441	—	5,441
Equity in subsidiary comprehensive income	46,139	36,442	45,904	—	(128,485)	—

Comprehensive income (loss)	(598,209)	25,401	160,502	42,266	(219,220)	(589,260)
Less amount attributable to noncontrolling interest	—	—	—	8,949	—	8,949

Comprehensive income (loss) attributable to the majority owners of the Outdoor Business of CCH	$(598,209)	$25,401	$160,502	$33,317	$(219,220)	$(598,209)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$1,144,445	$1,535,377	$—	$2,679,822
Operating expenses:
Direct operating expenses	—	—	497,634	920,685	—	1,418,319
Selling, general and administrative expenses	—	—	196,006	319,415	—	515,421
Corporate expenses	13,157	—	61,926	42,353	—	117,436
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Impairment charges	—	—	—	7,274	—	7,274
Other operating income (expense), net	(427)	—	291,717	63,398	—	354,688

Operating income (loss)	(13,584)	—	502,678	142,842	—	631,936
Interest (income) expense, net	(1,195)	353,447	721	22,056	—	375,029
Interest income on Due from iHeartCommunications	50,309	—	—	—	—	50,309
Intercompany interest income	16,142	341,472	52,103	—	(409,717)	—
Intercompany interest expense	50,309	15	357,614	1,779	(409,717)	—
Gain (loss) on investments, net	—	—	(250)	781	—	531
Equity in earnings (loss) of nonconsolidated affiliates	130,558	38,440	(25,902)	(2,837)	(141,948)	(1,689)
Other income (expense), net	3,429	—	(6,376)	(67,735)	—	(70,682)

Income before income taxes	137,740	26,450	163,918	49,216	(141,948)	235,376
Income tax benefit (expense)	(2,670)	(55,574)	(33,360)	14,105	—	(77,499)

Net income (loss)	135,070	(29,124)	130,558	63,321	(141,948)	157,877
Less amount attributable to noncontrolling interest	—	—	—	22,807	—	22,807

Net income (loss) attributable to the majority owners of the Outdoor Business of CCH	$135,070	$(29,124)	$130,558	$40,514	$(141,948)	$135,070
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	—	—	(8,000)	31,357	—	23,357
Unrealized holding loss on marketable securities	—	—	—	(576)	—	(576)
Other adjustments to comprehensive income (loss)	—	—	—	(11,814)	—	(11,814)
Reclassification adjustments	—	—	—	46,730	—	46,730
Equity in subsidiary comprehensive income	65,735	67,318	73,735	—	(206,788)	—

Comprehensive income	200,805	38,194	196,293	106,211	(348,736)	192,767
Less amount attributable to noncontrolling interest	—	—	—	(8,038)	—	(8,038)

Comprehensive income attributable to the majority owners of the Outdoor Business of CCH	$200,805	$38,194	$196,293	$114,249	$(348,736)	$200,805

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Revenue	$—	$—	$1,193,320	$1,612,884	$—	$2,806,204
Operating expenses:
Direct operating expenses	—	—	507,729	978,106	—	1,485,835
Selling, general and administrative expenses	—	—	199,769	328,052	—	527,821
Corporate expenses	13,049	—	58,719	44,755	—	116,523
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Impairment charges	—	—	21,631	—	—	21,631
Other operating income (expense), net	(458)	—	(7,732)	3,366	—	(4,824)

Operating income (loss)	(13,507)	—	202,849	84,266	—	273,608
Interest expense, net	2	352,329	1,630	1,956	—	355,917
Interest income on Due from iHeartCommunications	61,439	—	—	—	—	61,439
Intercompany interest income	16,068	340,457	62,002	—	(418,527)	—
Intercompany interest expense	61,439	—	356,525	563	(418,527)	—
Equity in earnings (loss) of nonconsolidated affiliates	(63,290)	23,020	18,246	(1,935)	23,670	(289)
Other income, net	2,915	3,440	20,318	10,289	(24,575)	12,387

Income (loss) before income taxes	(57,816)	14,588	(54,740)	90,101	(905)	(8,772)
Income tax expense	(953)	(575)	(8,550)	(39,865)	—	(49,943)

Net income (loss)	(58,769)	14,013	(63,290)	50,236	(905)	(58,715)
Less amount attributable to noncontrolling interest				24,629		24,629

Net income (loss) attributable to the majority owners of the Outdoor business of CCH	$(58,769)	$14,013	$(63,290)	$25,607	$(905)	$(83,344)

Other comprehensive loss, net of tax:
Foreign currency translation adjustments	—	(3,440)	(16,605)	(92,737)	—	(112,782)
Unrealized holding gain on marketable securities	—	—	—	553	—	553
Other adjustments to comprehensive loss	—	—	—	(10,266)	—	(10,266)
Reclassification adjustments	—	—	—	808	—	808
Equity in subsidiary comprehensive loss	(110,802)	(62,189)	(90,927)	—	263,918	—

Comprehensive loss	(169,571)	(51,616)	(170,822)	(76,035)	263,013	(205,031)
Less amount attributable to noncontrolling interest	—	—	—	(10,885)	—	(10,885)

Comprehensive loss attributable to the majority owners of the Outdoor business of CCH	$(169,571)	$(51,616)	$(170,822)	$(65,150)	$263,013	$(194,146)

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2017
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(644,348)	$(11,041)	$114,363	$5,551	$(90,735)	$(626,210)
Reconciling items:
Impairment charges	—	—	—	4,159	—	4,159
Depreciation and amortization	—	—	181,906	144,085	—	325,991
Deferred taxes	(93,882)	(514)	(218,955)	2,266	—	(311,085)
Provision for doubtful accounts	—	—	10,083	(3,343)	—	6,740
Amortization of deferred financing charges and note discounts, net	—	8,786	—	1,741	—	10,527
Share-based compensation	—	—	6,432	3,158	—	9,590
(Gain) loss on disposal of operating assets, net	—	—	(35,020)	5,673	—	(29,347)
Loss on Due from iHeartCommunications	855,648	—	—	—	—	855,648
Loss on investments, net	—	—	—	1,045	—	1,045
Equity in (earnings) loss of nonconsolidated affiliates	(114,363)	(117)	22,754	1,981	90,735	990
Foreign exchange transaction gain	—	—	(27)	(29,536)	—	(29,563)
Other reconciling items, net	—	—	(3,423)	(1,287)	—	(4,710)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(9,104)	(30,686)	—	(39,790)
Decrease in prepaids and other current assets	1,072	—	2,410	6,126	—	9,608
Increase (decrease) in accrued expenses	(436)	(59,968)	56,926	(3,838)	—	(7,316)
Increase (decrease) in accounts payable	—	—	(7,305)	3,179	—	(4,126)
Increase (decrease) in accrued interest	—	—	(77)	508	—	431
Decrease in deferred income	—	—	(8,401)	(4,872)	—	(13,273)
Changes in other operating assets and liabilities	—	—	(3,067)	3,876	—	809

Net cash provided by (used for) operating activities	$3,691	$(62,854)	$109,495	$109,786	$—	$160,118

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(73,641)	(150,597)	—	(224,238)
Proceeds from disposal of assets	—	—	55,747	16,302	—	72,049
Purchases of other operating assets	—	—	(757)	(80)	—	(837)
(Increase) decrease in intercompany notes receivable, net	—	149,612	11	(11,284)	(138,339)	—
Dividends from subsidiaries	—	—	10,710	—	(10,710)	—
Change in other, net	—	—	(5)	(1,491)	—	(1,496)

Net cash provided by (used for) investing activities	$—	$149,612	$(7,935)	$(147,150)	$(149,049)	$(154,522)

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(909)	—	(909)
Proceeds from long-term debt	—	—	—	156,000	—	156,000
Payments on long-term debt	—	—	(100)	(648)	—	(748)
Net transfers to iHeartCommunications	(181,939)	—	—	—	—	(181,939)
Dividends and other payments to noncontrolling interests	—	—	—	(12,010)	—	(12,010)
Dividends paid	(332,824)	—	—	(10,710)	10,710	(332,824)
Increase (decrease) in intercompany notes payable, net	—	11,273	—	(149,612)	138,339	—
Intercompany funding	239,908	(98,031)	(140,160)	(1,717)	—	—
Change in other, net	(1,468)	—	(1)	(5,614)	—	(7,083)

Net cash used for financing activities	(276,323)	(86,758)	(140,261)	(25,220)	149,049	(379,513)

Effect of exchange rate changes on cash	—	—	—	9,536	—	9,536

Net decrease in cash and cash equivalents	(272,632)	—	(38,701)	(53,048)	—	(364,381)
Cash and cash equivalents at beginning of year	300,285	—	61,542	190,864	—	552,691

Cash and cash equivalents at end of year	$27,653	$—	$22,841	$137,816	$—	$188,310

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2016
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$135,070	$(29,124)	$130,558	$63,321	$(141,948)	$157,877
Reconciling items:
Impairment charges	—	—	—	7,274	—	7,274
Depreciation and amortization	—	—	177,918	166,206	—	344,124
Deferred taxes	—	—	88,083	(56,058)	—	32,025
Provision for doubtful accounts	—	—	5,565	5,094	—	10,659
Amortization of deferred financing charges and note discounts, net	—	8,741	—	1,831	—	10,572
Share-based compensation	—	—	5,658	4,633	—	10,291
Gain on sale of operating and fixed assets	—	—	(293,802)	(69,683)	—	(363,485)
(Gain) loss on investments, net	—	—	250	(781)	—	(531)
Equity in (earnings) loss of nonconsolidated affiliates	(130,558)	(38,440)	25,902	2,837	141,948	1,689
Foreign exchange transaction loss	—	—	22,874	46,725	—	69,599
Other reconciling items, net	—	—	1,256	(1,391)	—	(135)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Decrease in accounts receivable	—	—	13,660	16,648	—	30,308
(Increase) decrease in prepaids and other current assets	60	—	5,662	(21,661)		(15,939)
Increase (decrease) in accrued expenses	(227)	59,359	(70,834)	37,220	—	25,518
Increase (decrease) in accounts payable	—	—	2,764	(6,561)	—	(3,797)
Increase (decrease) in accrued interest	—	—	(571)	765	—	194
Decrease in deferred income	—	—	(5,265)	(12,854)	—	(18,119)
Changes in other operating assets and liabilities	—	—	9,846	540	—	10,386

Net cash provided by operating activities	$4,345	$536	$119,524	$184,105	$—	$308,510

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(77,034)	(152,738)	—	(229,772)
Proceeds from disposal of assets	—	—	358,906	449,288	—	808,194
Purchases of other operating assets	—	—	(1,689)	(555)	—	(2,244)
Decrease in intercompany notes receivable, net	—	220,038	—	—	(220,038)	—
Dividends from subsidiaries	—	—	235,467	—	(235,467)	—
Change in other, net	—	(79)	—	(2,098)	79	(2,098)

Net cash provided by investing activities	$—	$219,959	$515,650	$293,897	$(455,426)	$574,080

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(2,100)	—	(2,100)
Proceeds from long-term debt	—	—	801	6,055	—	6,856
Payments on long-term debt	—	—	(79)	(2,255)	—	(2,334)
Net transfers to iHeartCommunications	45,099	—	—	—	—	45,099
Dividends and other payments to noncontrolling interests	—	—	—	(16,917)	—	(16,917)
Dividends paid	(755,538)	—	(913)	(234,554)	235,467	(755,538)
Increase (decrease) in intercompany notes payable, net	—	5,000	(3,604)	(221,434)	220,038	—
Intercompany funding	789,044	(225,495)	(588,292)	24,743	—	—
Change in other, net	(1,366)	—	—	(120)	(79)	(1,565)

Net cash provided by (used for) financing activities	77,239	(220,495)	(592,087)	(446,582)	455,426	(726,499)

Effect of exchange rate changes on cash	—	—	—	(5,330)	—	(5,330)

Net increase in cash and cash equivalents	81,584	—	43,087	26,090	—	150,761
Cash and cash equivalents at beginning of year	218,701	—	18,455	164,774	—	401,930

Cash and cash equivalents at end of year	$300,285	$—	$61,542	$190,864	$—	$552,691

OUTDOOR BUSINESS OF CLEAR CHANNEL HOLDINGS, INC.

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

(In thousands)	Year Ended December 31, 2015
	Parent Company	Subsidiary Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Total
Cash flows from operating activities:
Net income (loss)	$(58,769)	$14,013	$(63,290)	$50,236	$(905)	$(58,715)
Reconciling items:
Impairment charges	—	—	21,631	—	—	21,631
Depreciation and amortization	—	—	194,891	181,071	—	375,962
Deferred taxes	—	1,282	7,305	(2,685)	—	5,902
Provision for doubtful accounts	—	—	5,398	7,986	—	13,384
Amortization of deferred financing charges and note discounts, net	—	7,468	1,230	72	—	8,770
Share-based compensation	—	—	5,855	2,647	—	8,502
Gain on sale of operating and fixed assets	—	—	(1,235)	(4,233)	—	(5,468)
Equity in (earnings) loss of nonconsolidated affiliates	63,290	(23,020)	(18,246)	1,935	(23,670)	289
Foreign exchange transaction gain	—	(3,440)	(11)	(11,339)	—	(14,790)
Other reconciling items, net	—	—	1,350	—	—	1,350
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Increase in accounts receivable	—	—	(12,878)	(44,702)	—	(57,580)
(Increase) decrease in prepaids and other current assets	(124)	(3,433)	4,664	(8,685)	—	(7,578)
Increase (decrease) in accrued expenses	486	(983)	5,476	(1,362)	—	3,617
Increase (decrease) in accounts payable	—	—	(15,742)	21,472	19,960	25,690
Increase (decrease) in accrued interest	—	(3,199)	15	(888)	—	(4,072)
Increase (decrease) in deferred income	—	—	(6,879)	9,428	—	2,549
Changes in other operating assets and liabilities	—	—	(17,114)	(3,644)	—	(20,758)

Net cash provided by (used by) operating activities	4,883	(11,312)	112,420	197,309	(4,615)	298,685

Cash flows from investing activities:
Purchases of property, plant and equipment	—	—	(72,374)	(145,958)	—	(218,332)
Proceeds from disposal of assets	—	—	4,626	6,638	—	11,264
Purchases of other operating assets	—	—	(23,042)	(598)	—	(23,640)
Decrease in intercompany notes receivable, net	—	70,125	—	—	(70,125)	—
Dividends from subsidiaries	—	157,570	—	—	(157,570)	—
Change in other, net	—	(8,606)	(909)	(27,015)	9,513	(27,017)

Net cash provided by (used by) investing activities	—	219,089	(91,699)	(166,933)	(218,182)	(257,725)

Cash flows from financing activities:
Payments on credit facilities	—	—	—	(3,849)	—	(3,849)
Proceeds from long-term debt	—	—	—	222,777	—	222,777
Payments on long-term debt	—	—	(56)	—	—	(56)
Net transfer to iHeartCommunications	17,007	—	—	—	—	17,007
Dividends and other payments to noncontrolling interests	—	—	—	(30,870)	—	(30,870)
Dividends paid	—	—	—	(182,145)	182,145	—
Decrease in intercompany notes payable, net	—	—	(4,625)	(65,500)	70,125	—
Intercompany funding	193,021	(207,777)	2,415	12,341	—	—
Change in other, net	2,885	—	—	673	(9,513)	(5,955)

Net cash provided by (used by) financing activities	212,913	(207,777)	(2,266)	(46,573)	242,757	199,054

Effect of exchange rate changes on cash	—	—	—	(13,231)	—	(13,231)

Net increase (decrease) in cash and cash equivalents	217,796	—	18,455	(29,428)	19,960	226,783
Cash and cash equivalents at beginning of year	905	—	—	194,202	(19,960)	175,147

Cash and cash equivalents at end of year	$218,701	$—	$18,455	$164,774	$—	$401,930

Annex A

To be filed by subsequent Amendment

A-1

Annex B

To be filed by subsequent Amendment

B-1

Annex C

To be filed by subsequent Amendment

C-1

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

CCH is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The certificate of incorporation of CCH provides for the indemnification of all current and former directors and officers to the fullest extent of the DGCL.

CCH maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of CCH.

Item 21. Exhibits and Financial Statements

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Merger Agreement, by and between Clear Channel Holdings, Inc. and Clear Channel Outdoor Holdings, Inc.	To be filed by amendment

3.1	Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc.	To be filed by amendment

3.2	Amended and Restated By-Laws of Clear Channel Outdoor Holdings, Inc.	To be filed by amendment

4.1	Form of Specimen Class A Common Stock certificate of Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-1 (File No. 333-127375) filed on October 25, 2005

4.2	Indenture with respect to 7.625% Series A Senior Subordinated Notes due 2020, dated as of March 15, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on March 16, 2012

4.3	Indenture with respect to 7.625% Series B Senior Subordinated Notes due 2020, dated as of March 15, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on March 16, 2012

4.4	Indenture with respect to 6.50% Series A Senior Notes due 2022, dated as of November 19, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on November 19, 2012

4.5	Indenture with respect to 6.50% Series B Senior Notes due 2022, dated as of November 19, 2012, by and among Clear Channel Worldwide Holdings, Inc., Clear Channel Outdoor Holdings, Inc., Clear Channel Outdoor, Inc., the other guarantors party thereto and U.S. Bank National Association, as trustee.	Incorporated by reference to Exhibit 4.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on November 19, 2012

Exhibit Number	Description

4.6	Indenture, dated as of December 16, 2015, among Clear Channel International B.V., the guarantors party thereto, and U.S. Bank National Association, as trustee, paying agent, registrar, authentication agent and transfer agent.	Incorporated by reference to Exhibit 4.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on December 16, 2015

4.7	Supplemental Indenture, dated as of August 14, 2017, among Clear Channel International B.V., the guarantors party thereto, and U.S. Bank National Association, as trustee, paying agent, registrar and transfer agent	Incorporated by reference to Exhibit 4.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on August 14, 2017

5.1	Opinion of Kirkland & Ellis LLP.	To be filed by amendment

8.1	Opinion of Kirkland & Ellis LLP regarding certain tax matters.	To be filed by amendment

8.2	Opinion of Wilson Sonsini Goodrich & Rosati, P.C. regarding certain tax matters.	To be filed by amendment

10.1	Settlement Agreement, dated as of December 16, 2018, by and among GAMCO Asset Management, Inc., Norfolk County Retirement System, Clear Channel Outdoor Holdings, Inc., Bain Capital Partners, LLC and Bain Capital LP, Thomas H. Lee Partners, L.P., the members of Clear Channel Outdoor Holdings, Inc.’s board of directors and iHeartMedia, Inc. and its debtor affiliates.	Filed herewith

10.2	Form of Settlement and Separation Agreement.	To be filed by amendment

10.3	Form of Transition Services Agreement.	To be filed by amendment

10.4	Form of New Tax Matters Agreement.	To be filed by amendment

10.5

Amended and Restated Credit Agreement, dated as of February 23, 2011, by and among iHeartCommunications, Inc., the subsidiary co-borrowers and foreign subsidiary revolving borrowers party thereto, iHeartMedia Capital I, LLC, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto

Incorporated by reference to Exhibit 10.1 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on February 24, 2011

10.6

Amendment No. 1 to Amended and Restated Credit Agreement, dated as of October 25, 2012, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A. as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto

Incorporated by reference to Exhibit 10.1 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on October 25, 2012

Exhibit Number	Description

10.7

Collateral Sharing Agreement, dated as of October 25, 2012, by and among Citibank N.A. as Administrative Agent, U.S. Bank National Association, as trustee, and Deutsche Bank Trust Company Americas, as collateral agent

Incorporated by reference to Exhibit 10.2 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on October 25, 2012

10.8

Amendment No. 2 to Amended and Restated Credit Agreement, dated as of May 31, 2013, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A. as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto

Incorporated by reference to Exhibit 10.1 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on June 4, 2013

10.9

Amendment No. 3 to Amended and Restated Credit Agreement, dated as of December 18, 2013, by and among iHeartCommunications, Inc., iHeartMedia Capital I, LLC, the subsidiary co-borrowers party thereto, the foreign subsidiary revolving borrowers thereto, Citibank, N.A., as Administrative Agent, the lenders from time to time party thereto and the other agents party thereto

Incorporated by reference to Exhibit 10.1 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on December 18, 2013

10.10	Revolving Promissory Note dated November 10, 2005 payable by Clear Channel Outdoor Holdings, Inc. to iHeartCommunications, Inc. in the original principal amount of $1,000,000,000	Incorporated by reference to Exhibit 10.7 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.11	First Amendment, dated as of December 23, 2009, to the Revolving Promissory Note, dated as of November 10, 2005, by Clear Channel Outdoor Holdings, Inc., as Maker, to iHeartCommunications, Inc.	Incorporated by reference to Exhibit 10.25 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009

10.12	Second Amendment, dated November 29, 2017, to the Revolving Promissory Note dated November 10, 2005, by Clear Channel Outdoor Holdings, Inc., as maker, and iHeartCommunications, Inc., as payee	Incorporated by reference to Exhibit 10.3 to iHeartCommunications, Inc.’s Current Report on Form 8-K filed December 1, 2017

10.13	Revolving Promissory Note dated November 10, 2005 payable by iHeartCommunications, Inc. to Clear Channel Outdoor Holdings, Inc. in the original principal amount of $1,000,000,000	Incorporated by reference to Exhibit 10.8 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.14	First Amendment, dated as of December 23, 2009, to the Revolving Promissory Note, dated as of November 10, 2005, by iHeartCommunications, Inc., as Maker, to Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.25 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2009

Exhibit Number	Description

10.15	Second Amendment, dated as of October 23, 2013, to the Revolving Promissory Note, dated as of November 10, 2005, by iHeartCommunications, Inc., as Maker, to Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to the iHeartCommunications, Inc. Current Report on Form 8-K filed on October 23, 2013

10.16	Third Amendment, dated November 29, 2017, to the Revolving Promissory Note dated November 10, 2005, by iHeartCommunications, Inc., as maker, and Clear Channel Outdoor Holdings, Inc., as payee	Incorporated by reference to Exhibit 10.2 to iHeartCommunications, Inc.’s Current Report on Form 8-K filed December 1, 2017

10.17	Master Agreement dated November 16, 2005 between Clear Channel Outdoor Holdings, Inc. and iHeartCommunications, Inc.	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.18	Registration Rights Agreement dated November 16, 2005 between Clear Channel Outdoor Holdings, Inc. and iHeartCommunications, Inc.	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.19	Corporate Services Agreement dated November 16, 2005 between Clear Channel Outdoor Holdings, Inc. and iHeartMedia Management Services, Inc.	Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.20	Tax Matters Agreement dated November 10, 2005 between Clear Channel Outdoor Holdings, Inc. and iHeartCommunications, Inc.	Incorporated by reference to Exhibit 10.4 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.21	Employee Matters Agreement dated November 10, 2005 between Clear Channel Outdoor Holdings, Inc. and iHeartCommunications, Inc.	Incorporated by reference to Exhibit 10.5 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.22	Amended and Restated License Agreement dated November 10, 2005 between iHM Identity, Inc. and Outdoor Management Services, Inc.	Incorporated by reference to Exhibit 10.6 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2005

10.23	First Amendment to Amended and Restated License Agreement dated January 14, 2014 between iHM Identity, Inc. and Outdoor Management Services, Inc.	Incorporated by reference to Exhibit 10.17 to the Clear Channel Outdoor Holdings, Inc. Form 10-K for the year ended December 31, 2014

10.24	Summary Description of 2012 Supplemental Incentive Plan	Incorporated by reference to Exhibit 10.1 to the iHeartMedia, Inc. Current Report on Form 8-K filed on February 23, 2012

10.25	Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan, as amended and restated (the “CCOH Stock Incentive Plan”)	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on April 30, 2007

Exhibit Number	Description

10.26	First Form of Option Agreement under the CCOH Stock Incentive Plan	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-130229) filed on December 9, 2005

10.27	Form of Option Agreement under the CCOH Stock Incentive Plan (approved February 21, 2011)	Incorporated by reference to Exhibit 10.33 to the iHeartMedia, Inc. Annual Report on Form 10-K for the year ended December 31, 2011

10.28	Form of Restricted Stock Award Agreement under the CCOH Stock Incentive Plan	Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-130229) filed on December 9, 2005

10.29	Form of Restricted Stock Unit Award Agreement under the CCOH Stock Incentive Plan	Incorporated by reference to Exhibit 10.16 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010

10.30	Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (the “CCOH 2012 Stock Incentive Plan”)	Incorporated by reference to Exhibit 99.1 to the Clear Channel Outdoor Holdings, Inc. Registration Statement on Form S-8 (File No. 333-181514) filed on May 18, 2012

10.31	Form of Option Agreement under the CCOH 2012 Stock Incentive Plan	Incorporated by reference to Exhibit 10.25 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015

10.32	Form of Restricted Stock Award Agreement under the CCOH 2012 Stock Incentive Plan	Incorporated by reference to Exhibit 10.26 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015

10.33	Form of Restricted Stock Unit Award Agreement under the CCOH 2012 Stock Incentive Plan	Incorporated by reference to Exhibit 10.27 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015

10.34	Clear Channel Outdoor Holdings, Inc. Amended and Restated 2006 Annual Incentive Plan	Incorporated by reference to Appendix B to the Clear Channel Outdoor Holdings, Inc. Definitive Proxy Statement on Schedule 14A for its 2012 Annual Meeting of Stockholders filed on April 9, 2012

10.35	Relocation Policy - Chief Executive Officer and Direct Reports (Guaranteed Purchase Offer)	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on October 21, 2010

10.36	Relocation Policy - Chief Executive Officer and Direct Reports (Buyer Value Option)	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on October 21, 2010

Exhibit Number	Description

10.37	Relocation Policy - Function Head Direct Reports	Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on October 21, 2010

10.38	Form of Independent Director Indemnification Agreement	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on June 3, 2009

10.39	Form of Affiliate Director Indemnification Agreement	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on June 3, 2009

10.40	Indemnification Agreement by and among Clear Channel Outdoor Holdings, Inc. and Robert W. Pittman dated September 18, 2012	Incorporated by reference to Exhibit 10.4 to the iHeartMedia, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012

10.41	Indemnification Agreement by and among Clear Channel Outdoor Holdings, Inc. and Robert H. Walls, Jr. dated September 5, 2012	Incorporated by reference to Exhibit 10.6 to the iHeartMedia, Inc. Quarterly Report on Form 10-Q for the quarter ended September 30, 2012

10.42	Employment Agreement, effective as of January 24, 2012, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K/A filed on July 27, 2012

10.43	Amendment No. 1 to Employment Agreement, effective as of March 2, 2015, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2015

10.44	Amendment No. 2 to Employment Agreement, effective as of December 17, 2015, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.38 to Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2015

10.45	Amended and Restated Employment Agreement, dated as of January 13, 2014 between Robert Pittman and iHeartMedia, Inc.	Incorporated by reference to Exhibit 10.1 to the iHeartMedia, Inc. Current Report on Form 8-K filed on January 13, 2014

10.46	Employment Agreement by and between iHeartMedia, Inc. and Richard J. Bressler, dated July 29, 2013	Incorporated by reference to Exhibit 10.1 to the iHeartMedia, Inc. Current Report on Form 8-K/A filed on August 2, 2013

10.47	Employment Agreement, dated as of January 1, 2010, between Robert H. Walls, Jr., and iHeartMedia Management Services, Inc.	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on January 5, 2010

10.48	Form of Stock Option Agreement under the CCOH Stock Incentive Plan, dated September 17, 2009, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.34 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010

Exhibit Number	Description

10.49	Form of Amended and Restated Stock Option Agreement under the CCOH Stock Incentive Plan, dated as of August 11, 2011, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on August 12, 2011

10.50	Form of Stock Option Agreement under the CCOH Stock Incentive Plan, dated December 13, 2010, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.35 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010

10.51	Form of Restricted Stock Unit Agreement under the CCOH Stock Incentive Plan, dated December 20, 2010, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.36 to the Clear Channel Outdoor Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2010

10.52	Form of Restricted Stock Unit Agreement under the CCOH Stock Incentive Plan, dated March 26, 2012, between Robert H. Walls, Jr. and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.3 to the iHeartMedia, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

10.53	Form of Restricted Stock Unit Agreement under the CCOH 2012 Stock Incentive Plan, dated July 26, 2012, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K/A filed on July 27, 2012

10.54	Restricted Stock Award Agreement under the CCOH 2012 Stock Incentive Plan, dated January 13, 2014, between Robert W. Pittman and Clear Channel Outdoor Holdings, Inc	Incorporated by reference to Exhibit D of Exhibit 10.1 to the iHeartMedia, Inc. Current Report on Form 8-K filed on January 13, 2014

10.55

Stipulation of Settlement, dated as of July 8, 2013, among legal counsel for iHeartCommunications, Inc. and the other named defendants, the special litigation committee of the board of directors of Clear Channel Outdoor Holdings, Inc. and the plaintiffs

Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on July 9, 2013

10.56	Employment Agreement by and between iHeartMedia Management Services, Inc. and Scott D. Hamilton, dated May 20, 2014	Incorporated by reference to Exhibit 10.1 to the iHeartMedia, Inc. Current Report on Form 8-K filed on June 25, 2014

10.57	Employment Agreement by and between iHeartMedia Management Services, Inc. and Steven J. Macri dated October 7, 2013	Incorporated by reference to Exhibit 10.81 to the iHeartMedia, Inc. Annual Report on Form 10-K for the year ended December 31, 2015

10.58	Employment Agreement, effective as of March 3, 2015, between Scott Wells and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Quarterly Report on Form 10-Q for the quarter ended March 31, 2015

Exhibit Number	Description

10.59

Subordination Agreement, dated as of December 16, 2015, among Clear Channel International B.V., the guarantors party thereto, U.S. Bank National Association, as trustee, and the subordinated creditors party thereto

Incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on 8-K filed on December 16, 2015

10.60	First Amendment to Employment Agreement, effective as of May 1, 2017, between Scott D. Hamilton and iHeartMedia Management Services, Inc.	Incorporated by reference to Exhibit 10.1 to iHeartMedia, Inc.’s Quarterly Report on Form 10-Q filed on November 8, 2017

10.61	Third Amendment to Employment Agreement, dated as of May 20, 2017, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Quarterly Report on Form 10-Q filed on August 3, 2017

10.62	Fourth Amendment to Employment Agreement effective January 1, 2018, between C. William Eccleshare and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on December 8, 2017

10.63	Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan	Incorporated by reference to Appendix B to the Clear Channel Outdoor Holdings, Inc. definitive proxy statement on Schedule 14A for its 2017 Annual Meeting of Stockholders filed on April 19, 2017

10.64	Form of Restricted Stock Unit Award Agreement (Cliff Vesting) under the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on July 5, 2017

10.65	Form of Restricted Stock Award Agreement (Cliff Vesting) under the Clear Channel Outdoor Holdings, Inc. 2012 Amended and Restated Stock Incentive Plan	Incorporated by reference to Exhibit 10.2 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on July 5, 2017

10.66	First Amendment to Employment Agreement, effective as of July 3, 2017, between Steven J. Macri and iHeartMedia, Inc.	Incorporated by reference to Exhibit 10.3 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on July 5, 2017

10.67	Binding Option and Letter of Intent, dated February 9, 2017, between iHeartMedia, Inc. and Clear Channel Outdoor Holdings, Inc.	Incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Quarterly Report on Form 10-Q filed on May 4, 2017

10.68	Waiver and Consent No. 1, dated as of March 28, 2018, by and among Clear Channel Outdoor Holdings, Inc., as borrower, the lenders party thereto, and Deutsche Bank AG New York Branch, in its capacity as administrative agent	Incorporated by reference to Exhibit 10.1 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed April 2, 2018

10.69	Second Amendment to Employment Agreement, effective as of February 27, 2018, between Steven J. Macri and iHeartMedia, Inc.	Incorporated by reference to Exhibit 10.01 to Clear Channel Outdoor Holdings, Inc.’s Current Report on Form 8-K filed on March 1, 2018

Exhibit Number	Description

10.70	Credit Agreement, dated as of June 1, 2018, by and among Clear Channel Outdoor, Inc., the subsidiary borrowers party thereto, Deutsche Bank AG New York Branch, as administrative agent and swing line lender, and the other lenders from time to time party thereto	Incorporated by reference to Exhibit 10.1 to the Clear Channel Outdoor Holdings, Inc. Current Report on Form 8-K filed on June 6, 2018

10.71	First Amendment to Credit Agreement, dated as of June 29, 2018, by and among Clear Channel Outdoor, Inc., the subsidiary borrowers party thereto, Deutsche Bank AG New York Branch, as administrative agent and swing line lender, and the other lenders from time to time party thereto	Incorporated by reference to Exhibit 10.2 to Clear Channel Outdoor Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018

10.72	Amended and Restated Waiver and Consent No. 1, dated as of April 27, 2018, by and among Clear Channel Outdoor Holdings, Inc., as borrower, the lenders party thereto, and Deutsche Bank AG New York Branch, in its capacity as administrative agent.	Incorporated by reference to Exhibit 10.3 to Clear Channel Outdoor Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018

21.1	Subsidiaries of the Registrant.	Filed herewith

23.1	Consent of Ernst & Young LLP.	Filed herewith

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).	To be filed by amendment

23.3	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.2).	To be filed by amendment.

24.1	Power of Attorney (included on the signature page of this Registration Statement).	Filed herewith

99.1	Consent of C. William Eccleshare to designation as a director	Filed herewith

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (A) that is filed pursuant to paragraph (1) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Exchange Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned Registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Antonio, State of Texas, on December 21, 2018.

CLEAR CHANNEL HOLDINGS, INC.

By:	/s/ Richard J. Bressler
	Name:	Richard J. Bressler
	Title:	President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each officer and director of Clear Channel Holdings, Inc. whose signature appears below constitutes and appoints Robert H. Walls, Jr. and Scott D. Hamilton, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to execute any or all amendments, including any post-effective amendments and supplements to this Registration Statement, and any additional Registration Statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated and on December 21, 2018:

Signature	Title

/s/ Richard J. Bressler Richard J. Bressler	President and Chief Financial Officer (principal executive officer, principal financial officer and principal accounting officer) and Director

/s/ Robert H. Walls, Jr. Robert H. Walls, Jr.	Executive Vice President, General Counsel, Secretary and Director